As filed with the Securities and Exchange Commission on January 30, 2026

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CVB Financial Corp.

(Exact Name of Registrant as specified in its charter)

California	6021	95-3629339
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

701 N. Haven Avenue, Suite 350

Ontario, California 91764

(909) 980-4030

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David A. Brager

Chief Executive Officer

CVB Financial Corp.

701 N. Haven Ave, Ste 350

Ontario, California 91764

(909) 980-4030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig D. Miller, Esq. Veronica Lah, Esq. Manatt, Phelps & Phillips, LLP One Embarcadero Center, 30th Floor San Francisco, California 94111 (415) 291-7400	Richard H. Wohl, Esq. Executive Vice President and General Counsel CVB Financial Corp. 701 N. Haven Ave, Ste 350 Ontario, California 91764 (909) 980-4030	Edward D. Herlihy, Esq. Brandon C. Price, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Janisha Sabnani, Esq. Executive Vice President and General Counsel and Corporate Secretary Heritage Commerce Corp 224 Airport Parkway San Jose, CA 95110 (408) 947-6900

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY-SUBJECT TO COMPLETION-DATED JANUARY 30, 2026

To the Shareholders of CVB Financial Corp. and Heritage Commerce Corp

MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of CVB Financial Corp., a California corporation (“CVBF”), and Heritage Commerce Corp, a California corporation (“Heritage”), we are pleased to enclose this joint proxy statement/prospectus relating to the proposed merger between CVBF and Heritage, and the following merger between Citizens Business Bank, National Association, a national bank and wholly-owned subsidiary of CVBF (“Citizens”) and Heritage Bank of Commerce, a California state-chartered banking corporation and wholly-owned subsidiary of Heritage (“Heritage Bank”). We are requesting that you take certain actions as a holder of CVBF common stock or a holder of Heritage common stock.

The boards of directors of CVBF and Heritage (the “CVBF Board of Directors” and the “Heritage Board of Directors,” respectively) have each unanimously approved an agreement to merge Heritage with and into CVBF. Pursuant to the Agreement and Plan of Reorganization and Merger dated as of December 17, 2025, by and between CVBF and Heritage (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), Heritage will merge with and into CVBF, with CVBF continuing as the surviving corporation (the “merger”). Promptly following the merger, Heritage Bank will merge with and into Citizens (the “bank merger” and together with the merger, the “mergers”), with Citizens continuing as the surviving bank (the “surviving bank”) in the bank merger.

The proposed mergers will bring together two premier, relationship-focused business banks in California and provide Citizens with a compelling opportunity to expand into the Bay Area. Expansion into the Bay Area has been an important strategic objective for Citizens and the mergers will provide the combined company with comprehensive geographic coverage of the largest business banking markets in California. We expect that, following the mergers, Citizens will have the scale to compete more effectively while retaining the commitment to deliver exceptional and locally focused service to our customers. We believe the transaction will deliver substantial value to our respective shareholders and open new avenues for growth and advancement for our combined teams.

In the merger, holders of Heritage common stock (“Heritage shareholders”) will receive 0.65 shares (the “exchange ratio” and such shares, the “merger consideration”) of CVBF common stock for each share of Heritage common stock they own. Holders of CVBF common stock (“CVBF shareholders”) will continue to own their existing shares of CVBF common stock. Based on the closing price of CVBF common stock on the Nasdaq Global Select Market (“Nasdaq”) on December 16, 2025, the last trading day before public announcement of the merger, the exchange ratio represented approximately $13.00 in value for each share of Heritage common stock. Based on the closing price of CVBF common stock on the Nasdaq on [    ], 2026, the last practicable trading day before the date of this joint proxy statement/prospectus, of $[    ], the exchange ratio represented approximately $[    ] in value for each share of Heritage common stock. The value of the CVBF common stock at the time of completion of the merger could be greater than, less than or the same as the value of CVBF common stock on the date of this joint proxy statement/prospectus. We urge you to obtain current market quotations of CVBF common stock (trading symbol “CVBF”) and Heritage common stock (trading symbol “HTBK”).

We expect the merger will qualify as a “reorganization” for U.S. federal income tax purposes. Accordingly, U.S. holders of Heritage common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Heritage common stock for CVBF common stock in the merger, except with respect to any cash received in lieu of fractional shares of CVBF common stock. For more information regarding the tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

Based on the number of shares of Heritage common stock outstanding as of December 12, 2025, CVBF expects to issue approximately 40.6 million shares of CVBF common stock to holders of Heritage common stock in the aggregate in the merger. Based on the number of shares of Heritage common stock outstanding as of December 12, 2025 and the number of shares of CVBF common stock outstanding as of December 12, 2025, we estimate that, following the completion of the merger, former holders of Heritage common stock will own approximately twenty-three percent (23%) of CVBF following the merger and former holders of CVBF common stock will own approximately seventy-seven (77%) of CVBF following the merger.

The special meeting of CVBF shareholders will be held in person at CVBF’s Corporate Headquarters, located at 701 North Haven Avenue, Ontario, CA 91764, on [    ], 2026 at [    ], Pacific Time. The special meeting of Heritage shareholders will be held virtually on [    ], 2026 at [    ], Pacific Time. At the CVBF special meeting, holders of CVBF common stock will be asked to approve the principal terms of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of CVBF common stock to the shareholders of Heritage in connection with the merger. At the Heritage special meeting, holders of Heritage common stock will be asked to approve (1) the principal terms of the merger agreement and the transactions contemplated thereby, including the merger and (2) a non-binding, advisory shareholder approval of the compensation of Heritage’s named executive officers that is based on or otherwise related to the merger. Information about these meetings and the proposed mergers is contained in this joint proxy statement/prospectus. In particular, see the section entitled “Risk Factors” beginning on page 26. We urge you to read this joint proxy statement/prospectus carefully and in its entirety.

Whether or not you plan to attend your company’s respective special meeting, please authorize your proxy to vote as soon as possible to make sure that your shares are represented at the meeting. If your shares are held in the name of a broker, bank, trustee or other nominee, please follow the instructions on the voting instruction form furnished to you by such record holder. If a CVBF shareholder or a Heritage shareholder does not vote, it will have the same effect as voting “AGAINST” the merger agreement and the merger.

Each of our boards of directors unanimously recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings.

David A. Brager	Robertson Clay Jones
President and Chief Executive Officer	President and Chief Executive Officer
CVB Financial Corp.	Heritage Commerce Corp

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed mergers, including the issuance of CVBF common stock to be issued in connection with the merger, or the other transactions described in this joint proxy statement/prospectus, or determined if the accompanying joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either CVBF or Heritage, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

These securities have not been approved or disapproved by the Board of Governors of the Federal Reserve System nor has the Board of Governors of the Federal Reserve System passed on the adequacy or accuracy of this offering circular. Any representation to the contrary is unlawful.

This joint proxy statement/prospectus is dated [    ], 2026, and is first being mailed to CVBF shareholders and Heritage shareholders on or about [    ], 2026.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about CVBF and Heritage from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by email or by telephone, at the appropriate address below.

if you are a CVBF Shareholder:	if you are a Heritage Shareholder:
CVB Financial Corp.	Heritage Commerce Corp
701 North Haven Ave., Suite 350 Ontario, California 91764	224 Airport Parkway San Jose, California 95110
Attn: Corporate Secretary	Attn: Corporate Secretary
(909) 980-4030	(408) 947-6900

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of CVBF common stock requesting documents must do so by [    ], 2026, in order to receive them before the CVBF special meeting, and holders of Heritage common stock requesting documents must do so by [    ], 2026 in order to receive them before the Heritage special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    ], 2026, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate only as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to holders of CVBF common stock or holders of Heritage common stock nor the issuance by CVBF of shares of CVBF common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding CVBF has been provided by CVBF and information contained in, or incorporated by reference into, this document regarding Heritage has been provided by Heritage.

See the section entitled “Where You Can Find More Information” beginning on page 148 of this joint proxy statement/prospectus for further information.

CVB Financial Corp.

701 North Haven Ave., Suite 350

Ontario, California 91764

NOTICE OF SPECIAL MEETING OF CVBF SHAREHOLDERS

To CVBF Shareholders:

On December 17, 2025, CVB Financial Corp., a California corporation (“CVBF”), and Heritage Commerce Corp, a California corporation (“Heritage”), entered into an Agreement and Plan of Reorganization and Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of CVBF common stock (such holders the “CVBF shareholders” and such meeting the “CVBF special meeting”), will be held at CVBF’s Corporate Headquarters, located at 701 North Haven Avenue, Ontario, CA 91764, on [     ], 2026 at [   ], Pacific Time. The CVBF special meeting will be held in person.

At the CVBF special meeting, you will be asked to consider and vote on the following matters:

•

Proposal to approve the principal terms of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of CVBF common stock to the shareholders of Heritage in connection with the merger (the “CVBF merger proposal”).

•

Proposal to adjourn the CVBF special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the CVBF merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of CVBF common stock (the “CVBF adjournment proposal”).

The board of directors of CVBF (the “CVBF board of directors”) has fixed the close of business on [    ], 2026 as the record date for the CVBF special meeting. Only holders of record of CVBF common stock as of the close of business on the record date for the CVBF special meeting are entitled to notice of the CVBF special meeting or any adjournment or postponement thereof. Only holders of record of CVBF common stock will be entitled to vote at the CVBF special meeting or any adjournment or postponement thereof.

Holders of CVBF common stock are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under the California General Corporation Law.

The CVBF board of directors unanimously recommends that CVBF shareholders vote “FOR” the CVBF merger proposal and “FOR” the CVBF adjournment proposal.

If you have any questions or need assistance with voting, please contact CVBF’s proxy solicitor, Georgeson, Inc., by calling toll-free at (866) 946-4217, or via email to CVBFMerger@Georgeson.com.

YOUR VOTE IS VERY IMPORTANT. We cannot complete the transactions contemplated by the merger agreement unless CVBF shareholders approve the CVBF merger proposal. The CVBF merger proposal must be approved by the affirmative vote of at least a majority of all the shares of CVBF common stock outstanding as of the record date for the CVBF special meeting.

Each copy of the joint proxy statement/prospectus mailed to CVBF shareholders is accompanied by a form of proxy card with instructions for voting. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the CVBF special meeting. Please carefully review the joint proxy statement/prospectus, including the annexes thereto and the documents incorporated by reference therein.

Whether or not you plan to attend the CVBF special meeting in person, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

By Order of the Board of Directors

Michelle L. Edu Assistant Vice President and Corporate Secretary CVB Financial Corp.
Dated: [ ], 2026

Heritage Commerce Corp

224 Airport Parkway

San Jose, California 95110

NOTICE OF VIRTUAL SPECIAL MEETING OF HERITAGE SHAREHOLDERS

To the Shareholders of Heritage Commerce Corp:

On December 17, 2025, CVB Financial Corp., a California corporation (“CVBF”), and Heritage Commerce Corp, a California corporation (“Heritage”), entered into an Agreement and Plan of Reorganization and Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of Heritage common stock (such holders the “Heritage shareholders” and such meeting the “Heritage special meeting”), will be held virtually, solely by means of remote communication, on [     ], 2026 at [   ], Pacific Time. The Heritage special meeting will be held in a virtual-only format conducted via live audio webcast. You will be able to attend the special meeting by visiting www.register.proxypush.com/HTBK (which we refer to as the “Heritage special meeting website”) and inserting the control number included in your proxy card or voting instruction form provided by your bank, broker, trustee, nominee or other holder of record if you hold your shares of Heritage common stock in “street name,” as of the record date of the Heritage special meeting. You will be able to vote your shares electronically over the Internet and submit questions online during the meeting by logging in to the website listed above and using the control number. We are pleased to notify you of and invite you to the Heritage special meeting.

At the Heritage special meeting, you will be asked to consider and vote on the following matters:

•

Proposal to approve the principal terms of the merger agreement and the transactions contemplated thereby, including the merger and the cancellation of each outstanding share of Heritage common stock, other than excluded shares, in exchange for the right to receive 0.65 shares of CVBF common stock (the “Heritage merger proposal”).

•

Proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Heritage’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement (the “Heritage compensation proposal”).

•

Proposal to adjourn the Heritage special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Heritage merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Heritage shareholders (the “Heritage adjournment proposal”).

The board of directors of Heritage (the “Heritage board of directors”) has fixed the close of business on [     ], 2026 as the record date for the Heritage special meeting. Only holders of record of Heritage common stock as of the close of business on the record date for the Heritage special meeting are entitled to notice of, and to vote at, the Heritage special meeting or any adjournment or postponement thereof.

Holders of Heritage common stock are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under the California General Corporation Law.

The Heritage board of directors unanimously recommends that Heritage shareholders vote “FOR” the Heritage merger proposal, “FOR” the Heritage compensation proposal and “FOR” the Heritage adjournment proposal.

If you have any questions or need assistance with voting, please contact Heritage’s proxy solicitor – Innisfree M&A Incorporated, by calling toll-free at (877) 456-3422, or for banks and brokers, collect at (212) 750-5833.

YOUR VOTE IS VERY IMPORTANT. We cannot complete the transactions contemplated by the merger agreement unless Heritage shareholders approve the Heritage merger proposal. The Heritage merger proposal must be approved by the affirmative vote of at least a majority of all the shares of Heritage common stock outstanding as of the record date for the Heritage special meeting.

Each copy of the joint proxy statement/prospectus mailed to Heritage shareholders is accompanied by a form of proxy card with instructions for voting. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Heritage special meeting. Please carefully review the joint proxy statement/prospectus, including the annexes thereto and the documents incorporated by reference therein.

Whether or not you plan to attend the Heritage special meeting virtually, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

By Order of the Board of Directors

Janisha Sabnani
Executive Vice President, General Counsel and Corporate Secretary Heritage Commerce Corp
Dated: [ ], 2026

QUESTIONS AND ANSWERS

The following are some questions that you may have about the mergers (as defined below) and the CVBF special meeting or the Heritage special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the CVBF special meeting or the Heritage special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 148.

In this joint proxy statement/prospectus, unless the context otherwise requires:

•	“bank merger” refers to the merger of Heritage Bank with and into Citizens, with Citizens as the surviving bank;

•	“bank merger effective time” refers to the effective time of the bank merger;

•	“Citizens” refers to Citizens Business Bank, National Association, a national banking association and wholly owned subsidiary of CVBF;

•	“closing” refers to the closing of the merger;

•	“closing date” refers to the date on which the closing occurs;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“CVBF” refers to CVB Financial Corp., a California corporation;

•

“CVBF adjournment proposal” refers to a proposal to adjourn the CVBF special meeting to solicit additional proxies if there are insufficient votes at the time of the CVBF special meeting to approve the CVBF merger proposal, including the CVBF share issuance, or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of CVBF common stock;

•	“CVBF board of directors” refers to the board of directors of CVBF;

•	“CVBF bylaws” refers to the second amended and restated bylaws of CVBF;

•	“CVBF charter” refers to the articles of incorporation of CVBF, as amended;

•	“CVBF common stock” refers to the common stock of CVBF, no par value per share;

•

“CVBF merger proposal” refers to a proposal to approve the principal terms of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of CVBF common stock to the shareholders of Heritage in connection with the merger);

•	“CVBF share issuance” refers to the issuance of shares of CVBF common stock constituting merger consideration pursuant to the merger agreement;

•	“CVBF shareholders” refers to holders of shares of CVBF common stock both prior to and following the completion of the mergers;

•	“effective time” refers to the effective time of the merger;

•	“Heritage” refers to Heritage Commerce Corp, a California corporation;

•

“Heritage adjournment proposal” refers to a proposal to adjourn the Heritage special meeting to solicit additional proxies if there are insufficient votes at the time of the Heritage special meeting to approve the Heritage merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Heritage common stock;

•	“Heritage Bank” refers to Heritage Bank of Commerce, a California state-chartered banking corporation and wholly-owned subsidiary of Heritage;

•	“Heritage board of directors” refers to the board of directors of Heritage;

•	“Heritage bylaws” refers to the amended and restated bylaws of Heritage, as amended;

•	“Heritage charter” refers to the restated articles of incorporation of Heritage, as amended;

•	“Heritage common stock” refers to the common stock of Heritage, no par value per share;

•

“Heritage compensation proposal” refers to a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Heritage’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement;

•

“Heritage merger proposal” refers to a proposal to approve the principal terms of the merger agreement and the transactions contemplated thereby, including the merger and the cancellation of each outstanding share of Heritage common stock, other than any excluded shares, in exchange for the right to receive 0.65 shares of CVBF common stock;

•	“Heritage shareholders” refers to holders of shares of Heritage common stock;

•

“interim period Heritage RSU” refers to restricted stock unit award Heritage granted to its employees after December 17, 2025, which will be converted into a restricted stock unit award under CVBF’s equity plan at the effective time;

•	“J.P. Morgan” refers to J.P. Morgan Securities LLC, financial adviser to CVBF;

•	“merger” refers to the merger of Heritage with and into CVBF, with CVBF as the surviving corporation;

•

“merger agreement” refers to the Agreement and Plan of Reorganization and Merger, dated as of December 17, 2025, by and between CVBF and Heritage, as may be amended, modified or supplemented from time to time in accordance with its terms;

•	“mergers” refers to the merger together with the bank merger;

•	“Nasdaq” refers to the NASDAQ Global Select Market;

•

“outside date” refers to January 15, 2027, the date when either CVBF or Heritage can terminate the merger agreement if the merger has not been consummated unless otherwise amended or changed by mutual agreement;

•	“Piper Sandler” refers to Piper Sandler & Co., financial advisor to Heritage;

•	“surviving bank” refers to the continuing entity surviving the bank merger between Heritage Bank and Citizens; and

•	“surviving corporation” refers to the continuing entity surviving the merger between CVBF and Heritage.

Q: Why am I receiving this joint proxy statement/prospectus?

A: You are receiving this joint proxy statement/prospectus because CVBF and Heritage have entered into an Agreement of Reorganization and Plan of Merger, dated December 17, 2025 pursuant to which Heritage will merge with and into CVBF, with CVBF continuing as the surviving corporation. Promptly following the merger, Heritage Bank will merge with and into Citizens, with Citizens continuing as the surviving bank in the bank merger.

A copy of the merger agreement is attached as Annex A to this document.

In order to complete the mergers, among other things:

•	CVBF shareholders must approve the CVBF merger proposal (such approval, the “requisite CVBF shareholder approval”); and

•	Heritage shareholders must approve the Heritage merger proposal (such approval, the “requisite Heritage shareholder approval”).

In addition, CVBF shareholders will also be asked to approve a proposal to adjourn the special meeting of CVBF shareholders (the “CVBF special meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the CVBF special meeting to approve the CVBF merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of CVBF common stock.

Heritage shareholders will also be asked (i) to approve, on a non-binding, advisory basis, the compensation of Heritage’s named executive officers that is based on or otherwise relates to the merger, and (ii) to approve a proposal to adjourn the special meeting of Heritage shareholders (the “Heritage special meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Heritage special meeting to approve the Heritage merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Heritage common stock.

CVBF will hold its special meeting in person at CVBF’s corporate headquarters , located at 701 North Haven Avenue, Ontario, CA 91764 on [   ], 2026 at [   ], Pacific Time. Heritage will hold its special meeting virtually via the Internet.

This document is also a prospectus that is being delivered to Heritage shareholders because, pursuant to the merger agreement, CVBF is offering shares of CVBF common stock to Heritage shareholders.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the CVBF and Heritage special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q: What will happen in the merger?

A: In the merger, Heritage will merge with and into CVBF, with CVBF continuing as the surviving corporation. In the bank merger, which will occur promptly following the completion of the merger, Heritage Bank will merge with and into Citizens, with Citizens continuing as the surviving bank.

Subject to the terms and conditions of the merger agreement, upon consummation of the merger, each share of Heritage common stock outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive 0.65 shares of the CVBF common stock (the “merger consideration,” and such exchange ratio, the “exchange ratio”).

After the effective time, (i) Heritage will no longer be a public company, (ii) Heritage common stock will be delisted from Nasdaq and will cease to be publicly traded, and (iii) Heritage common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). After the effective time, CVBF shareholders will continue to own their existing shares of CVBF common stock and Heritage will cease to exist. See the information provided in the sections entitled “The Merger Agreement—Effects of the Mergers” and “The Merger Agreement—Effective Time of the Merger” beginning on page 102 and page 103 and the merger agreement for more information about the mergers.

Q: When and where will each of the special meetings take place?

A: The CVBF special meeting will be held in person at CVBF’s corporate headquarters, located at 701 North Haven Avenue, Ontario, CA 91764 on [   ], 2026 at [   ], Pacific Time.

The Heritage special meeting will be held in a virtual-only format conducted via live webcast on [   ], 2026 at [   ], Pacific Time. If you are a Heritage shareholder of record, you may attend the Heritage special meeting by visiting www.register.proxypush.com/HTBK (the “Heritage special meeting website”) and entering the 16-digit control number that is printed on your proxy card. You may log in beginning at [   ], Pacific Time on [   ], 2026. The Heritage special meeting will begin promptly at [   ] (Pacific Time).

Even if you plan to attend your respective company’s special meeting, CVBF and Heritage recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting.

Q: What matters will be considered at each of the special meetings?

A: At the CVBF special meeting, CVBF shareholders will be asked to consider and vote on the following proposals:

•	CVBF Proposal 1: The CVBF merger proposal; and

•	CVBF Proposal 2: The CVBF adjournment proposal.

At the Heritage special meeting, Heritage shareholders will be asked to consider and vote on the following proposals:

•	Heritage Proposal 1: The Heritage merger proposal;

•	Heritage Proposal 2: The Heritage compensation proposal (on a non-binding, advisory basis); and

•	Heritage Proposal 3: The Heritage adjournment proposal.

In order to complete the merger, among other things, CVBF shareholders must approve the CVBF merger proposal, and Heritage shareholders must approve the Heritage merger proposal. None of the approvals of the CVBF adjournment proposal, the Heritage compensation proposal or the Heritage adjournment proposal is a condition to the obligations of CVBF or Heritage to complete the mergers.

Q: What will Heritage shareholders receive in the merger?

A: In the merger, Heritage shareholders will receive 0.65 of a share of CVBF common stock for each share of Heritage common stock held immediately prior to the effective time. CVBF will not issue any fractional shares of CVBF common stock in the merger. Heritage shareholders who would otherwise be entitled to a fractional share of CVBF common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the 20-day volume weighted average closing price of CVBF common stock as quoted on Nasdaq as of the fifth business day prior to the closing date (the “CVBF closing share value”) by the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of CVBF common stock that such Heritage shareholder would otherwise be entitled to receive.

Q: What will CVBF shareholders receive in the merger?

A: In the merger, CVBF shareholders will not receive any consideration, and their shares of CVBF common stock will remain outstanding following the merger. Following the merger, shares of CVBF common stock will continue to be traded on Nasdaq.

Q: Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A: Yes. Although the number of shares of CVBF common stock that Heritage shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the effective time based upon the market value for CVBF common stock. Any fluctuation in the market price of CVBF common stock after the date of this joint proxy statement/prospectus will change the value of the shares of CVBF common stock that Heritage shareholders will receive. Neither CVBF nor Heritage is permitted to terminate the merger agreement solely as a result of any increase or decrease in the market price of CVBF common stock or Heritage common stock.

Q: How will the merger affect Heritage equity awards?

A: At the effective time, (i) each unexercised and outstanding Heritage option award, whether vested or unvested, will be cashed out and receive the positive excess, if any, of (a) the applicable cashout price of such Heritage option award (calculated as an amount, rounded to the nearest cent, equal to the product of (x) the 20-day volume weighted average closing price of a share of CVBF common stock as of the fifth business day prior to the closing date, and (y) the exchange ratio), over (b) the exercise price per share, less applicable withholding taxes; (ii) each Heritage restricted stock award, Heritage restricted stock unit award (other than the interim period Heritage RSUs granted to employees) and Heritage performance-based restricted stock unit award outstanding as of the effective time will accelerate and vest in full at the effective time (in the case of any performance-based restricted stock unit award, based on the target number of shares subject to such award), and such Heritage stock awards will be converted into and become exchanged for the merger consideration, less applicable withholding taxes; and (iii) each interim period Heritage RSU outstanding as of the effective time granted to employees will be substituted with a CVBF restricted stock unit award with substantially the same terms and conditions as such interim period Heritage RSUs, as adjusted for the exchange ratio under CVBF’s 2018 Equity Incentive Plan.

Q: How does the CVBF board of directors recommend that I vote at the CVBF special meeting?

A: The CVBF board of directors unanimously recommends that you vote “FOR” the CVBF merger proposal and “FOR” the CVBF adjournment proposal.

Q: How does the Heritage board of directors recommend that I vote at the Heritage special meeting?

A: The Heritage board of directors unanimously recommends that you vote “FOR” the Heritage merger proposal, “FOR” the Heritage compensation proposal and “FOR” the Heritage adjournment proposal.

In considering the recommendations of the Heritage board of directors, Heritage shareholders should be aware that Heritage directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Heritage shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Heritage Directors and Executive Officers in the Merger” beginning on page 91.

Q: Who is entitled to vote at the CVBF special meeting and what is the record date?

A: The record date for the CVBF special meeting is [   ], 2026 (the “CVBF record date”). All CVBF shareholders who held shares at the close of business on the CVBF record date are entitled to receive notice of, and to vote at, the CVBF special meeting.

Each holder of CVBF common stock is entitled to one vote on each matter properly brought before the CVBF special meeting for each share of CVBF common stock that such holder owned of record as of the CVBF record date. As of the close of business on the CVBF record date, there were [   ] outstanding shares of CVBF common stock.

Q: Who is entitled to vote at the Heritage special meeting and what is the record date?

A: The record date for the Heritage special meeting is [   ], 2026 (the “Heritage record date”). All Heritage shareholders who held shares at the close of business on the Heritage record date are entitled to receive notice of, and to vote at, the Heritage special meeting.

Each holder of Heritage common stock is entitled to one vote on each matter properly brought before the Heritage special meeting for each share of Heritage common stock that such holder owned of record as of the Heritage record date. As of the close of business on the Heritage record date, there were [   ] outstanding shares of Heritage common stock.

Q: What constitutes a quorum for the CVBF special meeting?

A: The presence at the CVBF special meeting or by proxy, of holders of majority of the outstanding shares of CVBF common stock entitled to vote at the CVBF special meeting will constitute a quorum for the transaction of business at the CVBF special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be counted in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, because it is expected that all proposals to be voted on at the CVBF special meeting will be “non-routine” matters, as discussed in the section entitled, “The CVBF Special Meeting—Broker Non-Votes.”

Q: What constitutes a quorum for the Heritage special meeting?

A: The presence at the Heritage special meeting or by proxy, of holders of majority of the outstanding shares of Heritage common stock entitled to vote at the Heritage special meeting will constitute a quorum for the transaction of business at the Heritage special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be counted in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, because it is expected that all proposals to be voted on at the Heritage special meeting will be “non-routine” matters, as discussed in the section entitled, “The Heritage Special Meeting—Broker Non-Votes.”

Q: What vote is required for the approval of each proposal at the CVBF special meeting?

A: CVBF Proposal 1: the CVBF merger proposal must be approved by the affirmative vote of at least a majority of all the shares of CVBF common stock outstanding as of the record date for the CVBF special meeting.

CVBF Proposal 2: assuming a quorum is present, approval of the CVBF adjournment proposal requires a majority of the votes present or represented, and voting on the CVBF adjournment proposal (which shares voting affirmatively also constitute at least a majority of the required quorum) by the holders of CVBF common stock at the CVBF special meeting.

Q: What vote is required for the approval of each proposal at the Heritage special meeting?

A: Heritage Proposal 1: the Heritage merger proposal must be approved by the affirmative vote of at least a majority of all the shares of Heritage common stock outstanding as of the record date for the Heritage special meeting.

Heritage Proposal 2: assuming a quorum is present, approval of the Heritage compensation proposal requires a majority of the votes present or represented, and voting on the Heritage compensation proposal (which shares voting affirmatively also constitute at least a majority of the required quorum) by the holders of Heritage common stock at the Heritage special meeting.

Heritage Proposal 3: assuming a quorum is present, approval of the Heritage adjournment proposal requires a majority of the votes present or represented, and voting on the Heritage adjournment proposal (which shares voting affirmatively also constitute at least a majority of the required quorum) by the holders of Heritage common stock at the Heritage special meeting.

Q: Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the Heritage named executive officers (i.e., the Heritage compensation proposal)?

A: Under Securities and Exchange Commission (“SEC”) rules, Heritage is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Heritage’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, or “golden parachute” compensation.

Q: What happens if Heritage shareholders do not approve, by non-binding, advisory vote, the Heritage compensation proposal?

A: The vote on the proposal to approve the merger-related compensation arrangements for each of Heritage’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the Heritage special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon Heritage, CVBF or the surviving corporation. Accordingly, the merger-related compensation will be paid to Heritage’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and other contractual arrangements even if Heritage shareholders do not approve the proposal to approve the merger-related executive compensation.

Q: What if I hold shares in both CVBF and Heritage?

A: If you hold shares of both CVBF common stock and Heritage common stock, you will receive separate packages of proxy materials for each. A vote counted as a CVBF shareholder will not count as a vote counted as a Heritage shareholder, and a vote counted as a Heritage shareholder will not count as a vote counted as a CVBF shareholder. Therefore, please submit separate proxies for your shares of CVBF common stock and your shares of Heritage common stock.

Q: How can I attend, vote and ask questions at the CVBF special meeting or the Heritage special meeting?

A: You can vote by proxy whether or not you attend the CVBF special Meeting or the Heritage special meeting in the following manner:

By Internet. For shares registered in your name, you may go to the CVBF special meeting website or the Heritage special meeting website, as applicable, to transmit a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on the email, notice or proxy card, as applicable. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired. CVBF must receive votes submitted via the Internet for shares held by holders of CVBF common stock by [   ] Pacific Time on [   ], 2026. Heritage must receive votes submitted via the Internet for shares held by holders of Heritage common stock by [   ] Pacific Time on [   ], 2026.

By telephone. For shares registered in your name, you may grant a proxy to vote your shares by telephone by calling [   ]. Please see the instructions on the notice of Internet availability or the proxy card, as applicable. The telephone voting procedures are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly. CVBF must receive votes submitted via telephone for shares held by holders of CVBF common stock by [   ] Pacific Time on [   ], 2026. Heritage must receive votes submitted via telephone for shares held by holders of Heritage common stock by [   ] Pacific Time on [   ], 2026.

By mail. For shares registered in your name, CVBF shareholders or Heritage shareholders, as applicable, who ask for and receive a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that will accompany the delivery of the paper proxy card. Proxy cards submitted by mail must be received by the date and time of the CVBF special meeting or Heritage special meeting, as applicable, in order for your shares to be voted.

If you plan to attend the CVBF special meeting or the Heritage special meeting and vote during the meeting, please see instructions below:

Attending and Voting at the CVBF special meeting. If you plan to attend the CVBF special meeting and vote in person, CVBF will give you a ballot form upon arriving at the meeting place. A photo identification will be required for admission to the CVBF special meeting and if you want to vote your CVBF common stock in person. Shares held beneficially in “street name” may be voted by you at the in-person CVBF special meeting, only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares. There will also be an opportunity for you to ask questions at the end of the CVBF special meeting.

Attending and Voting at the Heritage special meeting. For shares registered in your name, you may vote online at the Heritage special meeting at www.register.proxypush.com/HTBK. Shares held beneficially in “street name” may be voted by you online at the Heritage special meeting, only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares. Please make sure that you have the legal proxy available when you access the virtual meeting web page. A technical assistance phone number will be made available on the virtual meeting registration page starting 15 minutes prior to the start time of the Heritage special meeting, to assist with any difficulties you might have while accessing the virtual meeting during the check-in or meeting time.

Additional information on attending the respective CVBF special meeting or the Heritage special meeting can be found under the section entitled “The CVBF Special Meeting— Date, Time and Place of the CVBF Special Meeting” on page 38 and under the section entitled “The Heritage Special Meeting— Date, Time and Place of the Heritage Special Meeting” on page 44.

If you hold CVBF common stock or Heritage common stock in the name of a broker or bank, please see instructions below:

For shares registered in the name of a broker or bank. Most beneficial owners, whose stock is held in “street name,” receive instructions for granting proxies from their banks, brokers, trustees, or other nominees, rather than a proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and as the beneficial owner, you have the right to direct your broker on how to vote.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers the means to grant proxies to vote shares over the Internet and telephone. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by visiting the website or calling the telephone number shown on the instruction form received from your broker or bank.

Q: How can I vote my shares without attending my respective special meeting?

A: Whether you hold your shares directly as the holder of record of CVBF common stock or Heritage common stock or beneficially in “street name,” you may direct your vote by proxy without attending the CVBF special meeting or the Heritage special meeting.

If you are a holder of record of CVBF common stock or Heritage common stock, you can vote your shares by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of CVBF common stock or Heritage common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

If you intend to submit your proxy by telephone or via the Internet, you must do so by [   ], Pacific Time, on the day before your respective company’s special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting.

Additional information on voting procedures can be found under the section entitled “The CVBF Special Meeting—Proxies” on page 40 and under the section entitled “The Heritage Special Meeting—Proxies” on page 45.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this document, please vote as soon as possible. If you hold shares of CVBF common stock or Heritage common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q: If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A: No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q: What is a “broker non-vote”?

A: Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the CVBF special meeting and the Heritage special meeting will be “non-routine” matters, and as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the CVBF special meeting or the

Heritage special meeting. If your bank, broker, trustee or other nominee holds your shares of CVBF common stock or Heritage common stock in “street name,” such entity will vote your shares of CVBF common stock or Heritage common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

If you are a beneficial owner of CVBF common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of CVBF common stock:

•

CVBF merger proposal: your bank, broker, trustee or other nominee may not vote your shares on the CVBF merger proposal, which broker non-votes, if any, will have the effect of a vote “AGAINST” the outcome of such proposal; and

•

CVBF adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the CVBF adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal (unless a quorum cannot be obtained or unless shares voting affirmatively on such proposal do not constitute at least a majority of the required quorum).

If you are a beneficial owner of Heritage common stock and you do not instruct your bank, broker, trustee or other nominee on how to vote your shares of Heritage common stock:

•

Heritage merger proposal: your bank, broker, trustee or other nominee may not vote your shares on the Heritage merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•

Heritage compensation proposal: your bank, broker, trustee or other nominee may not vote your shares on the Heritage compensation proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal (unless a quorum cannot be obtained or unless shares voting affirmatively on such proposal do not constitute at least a majority of the required quorum); and

•

Heritage adjournment proposal: your bank, broker, trustee or other nominee may not vote your shares on the Heritage adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal (unless a quorum cannot be obtained or unless shares voting affirmatively on such proposal do not constitute at least a majority of the required quorum).

Q: What if I abstain or fail to vote?

A: For purposes of the CVBF special meeting, an abstention occurs when a CVBF shareholder attends the CVBF special meeting and does not vote or returns a proxy with an “abstain” instruction. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

•	CVBF merger proposal: An abstention or failure to vote will have the effect of a vote “AGAINST” the CVBF merger proposal; and

•

CVBF adjournment proposal: An abstention or failure to vote will have no effect on the CVBF adjournment proposal (unless shares voting affirmatively on such proposal do not constitute at least a majority of the required quorum).

For purposes of the Heritage special meeting, an abstention occurs when a Heritage shareholder attends the Heritage special meeting and does not vote or returns a proxy with an “abstain” instruction. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

•	Heritage merger proposal: An abstention or failure to vote will have the same effect as a vote “AGAINST” the Heritage merger proposal.

•

Heritage compensation proposal: An abstention or failure to vote will have no effect on the Heritage compensation proposal (unless shares voting affirmatively on such proposal do not constitute at least a majority of the required quorum).

•

Heritage adjournment proposal: An abstention or failure to vote will have no effect on the Heritage adjournment proposal (unless shares voting affirmatively on such proposal do not constitute at least a majority of the required quorum).

Q: Why is my vote important?

A: If you do not vote, it will be more difficult for CVBF or Heritage to obtain the necessary quorum to hold its special meeting and to obtain the shareholder approval, as applicable, that its respective board of directors is recommending and seeking. In addition, your failure to submit a proxy or vote at the applicable special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, or an abstention from voting, will have the same effect as a vote “AGAINST” the CVBF merger proposal and the Heritage merger proposal.

The CVBF merger proposal must be approved by the affirmative vote of at least a majority of all the shares of CVBF common stock outstanding as of the record date for the CVBF special meeting.

The Heritage merger proposal must be approved by the affirmative vote of at least a majority of all the shares of Heritage common stock outstanding as of the record date for the Heritage special meeting.

The CVBF board of directors unanimously recommends that you vote “FOR” the CVBF merger proposal and “FOR” the CVBF adjournment proposal. The Heritage board of directors unanimously recommends that you vote “FOR” the Heritage merger proposal and “FOR” the other proposals to be considered at the Heritage special meeting.

Q: What will happen if I return my proxy card without indicating how to vote?

A: If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of CVBF common stock represented by your proxy will be voted as recommended by the CVBF board of directors with respect to such proposals, or the shares of Heritage common stock represented by your proxy will be voted as recommended by the Heritage board of directors with respect to such proposals, as the case may be.

Q: Can I revoke my proxy or change my vote after I have delivered my proxy or voting instruction card?

A: If you directly hold shares of CVBF common stock or Heritage common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of CVBF or Heritage, as applicable;

•	signing and returning a proxy card with a later date;

•	attending the applicable special meeting and voting at the special meeting via the applicable special meeting website; or

•	voting by telephone or the Internet at a later time, before 11:59 p.m., Pacific Time, on the day before the applicable special meeting.

If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the applicable special meeting and voting your shares via the applicable special meeting website if you have your control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee for further instructions.

Q: Will CVBF be required to submit the CVBF merger proposal to the CVBF shareholders even if the CVBF board of directors has withdrawn, modified or qualified its recommendation?

A: Yes. Unless the merger agreement is terminated before the CVBF special meeting, CVBF is required to submit the CVBF merger proposal to its shareholders even if the CVBF board of directors has withdrawn, modified or qualified its recommendation to approve the principal terms of the merger agreement. In addition, concurrently with the execution and delivery of the merger agreement, each member of the CVBF board of directors has entered into a Voting and Support Agreement, pursuant to which he or she has agreed, in his or her capacity as a CVBF shareholder, to vote in favor of the requisite approval of CVBF shareholders pursuant to the merger agreement.

Q: Will Heritage be required to submit the Heritage merger proposal to the Heritage shareholders even if the Heritage board of directors has withdrawn, modified or qualified its recommendation?

A: Yes. Unless the merger agreement is terminated before the Heritage special meeting, Heritage is required to submit the Heritage merger proposal to its shareholders even if the Heritage board of directors has withdrawn, modified or qualified its recommendation to approve the principal terms of the merger agreement. In addition, concurrently with the execution and delivery of the merger agreement, each member of the Heritage board of directors has entered into a Voting and Support Agreement, pursuant to which he or she has agreed, in his or her capacity as a Heritage shareholder, to vote in favor of the requisite approval of Heritage shareholders pursuant to the merger agreement.

Q: Are CVBF shareholders entitled to dissenters’ rights?

A: No. CVBF shareholders are not entitled to dissenters’ rights under the California Corporations Code. For more information, see the section entitled “The Merger—No Appraisal or Dissenters’ Rights in the Merger” beginning on page 101.

Q: Are Heritage shareholders entitled to dissenters’ rights?

A: No. Heritage shareholders are not entitled to dissenters’ rights under the California Corporations Code. For more information, see the section entitled “The Merger—No Appraisal or Dissenters’ Rights in the Merger” beginning on page 101.

Q: Are there any risks that I should consider in deciding whether to vote for the approval of the CVBF merger proposal, the Heritage merger proposal or the other proposals to be considered at the CVBF special meeting and the Heritage special meeting, respectively?

A: Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 26. You also should read and carefully consider the risk factors of CVBF and Heritage contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q: What are the material U.S. federal income tax consequences of the merger to Heritage shareholders?

A: The merger is intended to qualify as a “reorganization” for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of CVBF and Heritage receives a legal opinion to the effect that the merger will so qualify. Accordingly, Heritage shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Heritage common stock for CVBF common stock in the merger, except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of CVBF common stock. You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 122.

Q: When are the mergers expected to be completed?

A: CVBF and Heritage expect to complete the mergers in the second quarter of 2026. However, neither CVBF nor Heritage can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion is subject to conditions and factors outside the control of both companies. CVBF must first obtain the requisite CVBF shareholder approval and Heritage must first obtain the requisite Heritage shareholder approval. CVBF and Heritage must also obtain the requisite regulatory approvals and satisfy certain other closing conditions. CVBF and Heritage expect the mergers to be completed promptly once CVBF has obtained the requisite CVBF shareholder approval, Heritage has obtained the requisite Heritage shareholder approval, the requisite regulatory approvals have been obtained and other closing conditions are satisfied. The bank merger is expected to be completed immediately following the completion of the merger.

Q: What are the conditions to complete the merger?

A: The obligations of CVBF and Heritage to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of requisite regulatory approvals and the expiration or termination of all statutory waiting periods in respect thereof without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, the receipt of the requisite CVBF shareholder approval and the receipt of the requisite Heritage shareholder approval. For more information, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 115.

Q: What happens if the mergers are not completed?

A: If the mergers are not completed, Heritage shareholders will not receive any consideration for their shares of Heritage common stock in connection with the mergers. Instead, Heritage will remain an independent public company, Heritage common stock will continue to be listed and traded on Nasdaq, and CVBF will not complete the issuance of shares of CVBF common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of approximately $32.5 million will be payable by either CVBF or Heritage to the other party, as applicable. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 118 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q: What happens if I sell my shares after the applicable record date but before my company’s special meeting?

A: The record date for the CVBF and Heritage special meetings is earlier than the date of the CVBF and Heritage special meetings, and earlier than the date that the mergers are expected to be completed. If you sell or otherwise transfer your shares of CVBF common stock or Heritage common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such applicable special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the Heritage common stock, you will not have the right to receive the merger consideration to be received by Heritage shareholders in connection with the mergers. In order to receive the merger consideration, you must hold your shares of Heritage common stock through the completion of the mergers.

Q: Should Heritage shareholders send share certificates at this time?

A: No. Please do not send in your share certificates with your proxy. After the merger is completed, an exchange agent selected by CVBF (the “exchange agent”) will send you instructions for exchanging Heritage share certificates for the consideration to be received in the merger. See the section entitled “The Merger—Exchange of Shares in the Merger” beginning on page 100.

Q: What should I do if I receive more than one set of voting materials for the same special meeting?

A: If you are a beneficial owner and hold shares of CVBF common stock or Heritage common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise or if you hold shares of CVBF common stock or Heritage common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

•

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of CVBF common stock or Heritage common stock are voted.

•

Beneficial Owners. For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q: Who can help answer my questions?

A: CVBF Shareholders: If you have any questions about the mergers or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact CVBF at CVB Financial Corp., Attn: Corporate Secretary, 701 North Haven Ave., Suite 350, Ontario, California 91764, telephone (909) 980-4030, or CVBF’s proxy solicitor – Georgeson, Inc., by calling toll-free at (866) 946-4217, or via email to CVBFMerger@Georgeson.com.

Heritage shareholders: If you have any questions about the mergers or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Heritage at Heritage Commerce Corp, Attn: Corporate Secretary, 224 Airport Parkway, San Jose, California 95110, telephone (408) 947-6900, or Heritage’s proxy solicitor – Innisfree M&A Incorporated, by calling toll-free at (877) 456-3422, or for banks and brokers, collect at (212) 750-5833.

Q: Where can I find more information about CVBF and Heritage?

A: You can find more information about CVBF and Heritage from the various sources described under the section entitled “Where You Can Find More Information” beginning on page 148.

Q: What is householding and how does it affect me?

A: SEC rules permit CVBF, Heritage and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials by delivering a single set of proxy materials to an address shared by two or more of CVBF shareholders or Heritage shareholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each shareholder continues to receive a separate notice of the meeting and proxy card.

Certain brokerage firms may have instituted householding for beneficial owners of CVBF common stock and Heritage common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding CVBF common stock or Heritage common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about CVBF and Heritage into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 148 of this joint proxy statement/prospectus.

INFORMATION ABOUT THE COMPANIES

CVBF (see page 50)

CVB Financial Corp. and Citizens Business Bank

701 North Haven Ave., Suite 350

Ontario, California 91764

(909) 980-4030

CVBF is a bank holding company incorporated in California on April 27, 1981 and registered with the Board of Governors of the Federal Reserve System (“Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company commenced business on December 30, 1981 when, pursuant to a reorganization, it acquired all of the voting stock of Chino Valley Bank. On March 29, 1996, Chino Valley Bank changed its name to Citizens Business Bank. Citizens is our principal asset. CVBF also has one inactive subsidiary, Chino Valley Bancorp. Citizens commenced operations as a California state-chartered bank on August 9, 1974 and converted to a national bank on December 15, 2025. As of September 30, 2025, Citizens operated 62 banking centers, one loan production office and three trust offices that serve as sales offices for its wealth management, trust and investment products in the State of California. At September 30, 2025, CVBF had approximately $15.7 billion in assets, $8.4 billion in net loans, $12.1 billion in deposits, and $2.3 billion in total shareholders’ equity. Citizens had 1,043 full-time equivalent employees as of September 30, 2025.

CVBF’s common stock is traded on Nasdaq under the symbol “CVBF.”

CVBF’s principal office is located at 701 North Haven Ave., Suite 350 Ontario, California, 91764, and its telephone number at that location is (909) 980-4030.

Heritage (see page 52)

Heritage Commerce Corp and Heritage Bank of Commerce

224 Airport Parkway

San Jose, California 95110

(408) 947-6900

Heritage is a California bank holding company formed in 1997 as the sole shareholder of Heritage Bank, a California state-chartered, FDIC-insured community-focused business bank headquartered in San Jose, California since its formation in 1994. Heritage Bank provides a full line of banking services and products to business and individual clients, with a focus on small- and medium-sized businesses and their owners, managers and employees. Heritage Bank operates sixteen full-service branches around the San Francisco Bay and Silicon Valley areas of California, including locations in Alameda, Contra Costa, Marin, San Benito, San Francisco, San Mateo and Santa Clara counties. Heritage Bank also has an extensive suite of online banking services. As of

September 30, 2025, Heritage had consolidated total assets of approximately $5.6 billion, total net loans of approximately $3.5 billion, total deposits of approximately $4.8 billion and total shareholder’s equity of approximately $700 million. Heritage had 350 full-time equivalent employees as of September 30, 2025.

Heritage’s common stock is traded on Nasdaq under the symbol “HTBK.”

Heritage’s principal executive offices are located at 224 Airport Parkway, San Jose, California 95110, and its telephone number is (408) 947-6900.

THE MERGER AND THE MERGER AGREEMENT

The Merger (see page 53)

The terms and conditions of the mergers are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. The parties encourage you to read the merger agreement carefully, as it is the legal document that governs the mergers.

Subject to the terms and conditions of the merger agreement described in this joint proxy statement/prospectus, and in accordance with California law, Heritage will merge with and into CVBF, the separate existence of Heritage will cease and CVBF will continue as the surviving corporation immediately upon the closing of the merger. Promptly following the merger, Heritage Bank will merge with and into Citizens, with Citizens continuing as the surviving bank in the bank merger. At the effective time, the charter and bylaws of CVBF will continue to be the charter and bylaws of the surviving corporation following the merger, and at the bank effective time, the articles of association and bylaws of Citizens, as in effect immediately prior to the closing of the bank merger, will be the articles of association and bylaws of the surviving bank. We refer in this joint proxy statement/prospectus to CVBF and Heritage, on a consolidated basis in their capacity as the legal surviving corporation, as the “surviving corporation.”

Heritage Common Shareholders Will Receive 0.65 Shares of CVBF Common Stock for Each Share of Heritage Common Stock; CVBF Shareholders Will Retain Their Shares (see page 53)

In the merger, holders of Heritage common stock will receive 0.65 shares of CVBF common stock for each share of Heritage common stock they hold immediately prior to the effective time. CVBF will not issue any fractional shares of CVBF common stock in the merger. Holders of CVBF common stock who would otherwise be entitled to a fraction of a share of CVBF common stock in the merger will instead receive, for the fraction of such share, an amount in cash (rounded to the nearest cent) determined by multiplying the 20-day volume weighted average closing price of a share of CVBF common stock as quoted on Nasdaq as of the fifth business day prior to the closing date by the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of CVBF common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.

Upon completion of the mergers, based on the number of shares of CVBF and Heritage common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of CVBF common stock expected to be issued in the merger, current CVBF shareholders and former Heritage shareholders will own approximately 77% and 23%, respectively, of the surviving corporation. It is a condition to completion of the mergers that the shares of CVBF common stock issued in the merger shall be listed for trading on Nasdaq, which is the stock exchange on which CVBF common stock is currently listed for trading.

Merger Consideration Is Fixed (see page 53)

The exchange ratio in the merger will not be adjusted to reflect CVBF common stock price changes between now and the closing.

Based on the closing price of CVBF common stock on December 16, 2025, the last trading day prior to the public announcement of the merger, the merger consideration represented a value of $13.00 per share of Heritage common stock. Using the closing price of CVBF common stock on [  ], 2026, the merger consideration represented a value of $[  ] per share of Heritage common stock. You should obtain current stock quotations for CVBF common stock and for Heritage common stock, each of which are listed on the Nasdaq under the symbols “CVBF” and “HTBK” respectively.

	CVBF Common Stock			Heritage Common Stock			Implied Value of One Share of Heritage Common Stock
December 16, 2025		$20.00			$12.13			$13.00
[ ], 2026	$	[	]	$	[	]	$	[	]

Voting and Support Agreements (see page 119)

Each of the directors of CVBF, as of the date the merger agreement was executed, has entered into voting and support agreements pursuant to which they have agreed, as applicable, to vote “FOR” the proposals set forth in this joint proxy statement/prospectus. As of the record date, these directors of CVBF beneficially owned and were entitled to vote [   ] shares of CVBF common stock, representing approximately [   ]% of the shares of CVBF common stock outstanding on that date.

In addition, each of the directors of Heritage, as of the date the merger agreement was executed, has entered into voting and support agreements pursuant to which they have agreed, as applicable, to vote “FOR” the proposals set forth in this joint proxy statement/prospectus. As of the record date, these directors of Heritage beneficially owned and were entitled to vote [   ] shares of Heritage common stock, representing approximately [   ]% of the shares of Heritage common stock outstanding on that date.

For more information regarding the voting and support agreements, please see the section entitled “The Merger Agreement—Voting and Support Agreements” beginning on page 119.

The CVBF Board of Directors Unanimously Recommend that CVBF Shareholders Approve the Merger Agreement and the Mergers (see page 61)

After careful consideration, the CVBF board of directors has unanimously determined that the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the mergers and the CVBF share issuance, are advisable and in the best interests of CVBF and its shareholders and unanimously recommends that CVBF shareholders vote “FOR” the approval of CVBF merger proposal and “FOR” the approval of the CVBF adjournment proposal.

In determining whether to approve the merger, the CVBF board of directors evaluated the mergers and the merger agreement, in consultation with CVBF’s senior management and legal and financial advisors, and considered the respective strategic, financial and other considerations referred to under “The Merger—CVBF’s Reasons for the Merger; Recommendation of CVBF’s Board of Directors” beginning on page 61.

The Heritage Board of Directors Unanimously Recommend that Heritage Shareholders Approve the Merger Agreement and the Mergers (see page 64)

After careful consideration, the Heritage board of directors has unanimously determined that the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are advisable and in the best interests of Heritage and its shareholders and unanimously recommends that Heritage shareholders vote “FOR” the approval of Heritage merger proposal, “FOR” the approval of Heritage compensation proposal, and “FOR” the approval of the Heritage adjournment proposal.

In determining whether to approve the merger, the Heritage board of directors evaluated the mergers and the merger agreement, in consultation with Heritage’s senior management and legal and financial advisors, and considered the respective strategic, financial and other considerations referred to under “The Merger— Heritage’s Reasons for the Merge; Recommendation of the Merger by the Heritage Board of Directors” beginning on page 64.

Opinion of CVBF Financial Advisor (see page 72)

Pursuant to an engagement letter, CVBF retained J.P. Morgan Securities LLC (referred to in this joint proxy statement/prospectus as “J.P. Morgan”) as its financial advisor in connection with the proposed merger.

At the meeting of the CVBF board of directors on December 17, 2025, J.P. Morgan rendered its oral opinion, subsequently confirmed in J.P. Morgan’s written opinion dated as of December 17, 2025, to the CVBF board of directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to CVBF. The full text of the written opinion of J.P. Morgan, dated as of December 17, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of CVBF common stock are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the CVBF board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any class of securities, creditors or other constituencies of CVBF or as to the underlying decision by CVBF to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of CVBF as to how such shareholder should vote with respect to the proposed merger or any other matter.

For more information, please see the section entitled “The Merger—Opinion of CVBF’s Financial Advisor” beginning on page 72. Holders of CVBF common stock are encouraged to review the copy of the opinion of J.P. Morgan carefully and in its entirety, which is included as Annex B to this joint proxy statement/prospectus.

Opinion of Heritage Financial Advisor (see page 79)

Piper Sandler & Co., (“Piper Sandler”) acted as financial advisor to Heritage’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 17, 2025 meeting at which Heritage’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on December 17, 2025, to the effect that, as of such date, the merger consideration was fair to the holders of Heritage’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Heritage common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of Heritage in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Heritage as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Heritage common stock and did not address the underlying business decision of Heritage to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Heritage or the effect of any other transaction in which Heritage might engage.

For more information, please see the section entitled “The Merger—Opinion of Heritage’s Financial Advisor” beginning on page 79. Holders of Heritage common stock are encouraged to review the copy of the opinion of Piper Sandler carefully and in its entirety, which is included as Annex C to this joint proxy statement/prospectus.

No Appraisal or Dissenters’ Rights in the Merger (see page 101)

Neither CVBF shareholders nor Heritage shareholders are entitled to appraisal or dissenters’ rights under the California Corporations Code. For more information, see the section entitled “The Merger—No Appraisal or Dissenters’ Rights in the Merger” beginning on page 101.

Board of Directors and Officers of CVBF and Citizens After the Merger (see page 90)

The directors and officers of CVBF and Citizens immediately prior to the effective time of the mergers will be the directors and officers of the surviving corporation and the surviving bank, respectively, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, except that Mr. Clay Jones will become the President of CVBF and Citizens, Mr. Brager will remain as the Chief Executive Officer of CVBF and Citizens and two members of Heritage’s board of directors as mutually agreed by CVBF and Heritage will join the board of directors of CVBF and Citizens (one of whom will be Mr. Jones).

Interests of CVBF Directors and Executive Officers in the Merger (see page 91)

Except for the director and officer changes described above, CVBF’s directors and executive officers as of immediately prior to the effective time are expected to continue to serve as directors or executive officers, as applicable, of the surviving corporation and the surviving bank following the effective time. Other than the foregoing, CVBF’s directors and executive officers do not have any interests in the merger that may be different from, or in addition to, the interests of CVBF shareholders generally.

Interests of Heritage Directors and Executive Officers in the Merger (see page 91)

In considering the recommendation of the Heritage board of directors to vote to approve the Heritage merger proposal, the Heritage compensation proposal and the Heritage adjournment proposal, Heritage shareholders should be aware that the directors and executive officers of Heritage may have interests in the merger that are different from, or in addition to, the interests of Heritage shareholders generally and that may create potential conflicts of interest. These interests include, among others, the following:

•

Each of Heritage’s directors and executive officers holds unvested Heritage stock awards (and, in the case of Heritage non-employee directors, may receive additional grants of Heritage restricted stock awards in the ordinary course of business prior to the closing, which Heritage non-employee director restricted stock awards may be provided in the form of cash), which will accelerate and vest “single-trigger” upon the occurrence of the effective time and be cancelled in exchange for the merger consideration, with the performance goals applicable to Heritage performance-based restricted stock unit awards to be deemed achieved based on target performance;

•

Heritage’s executive officers are party to employment agreements that provide for severance payments and benefits in connection with certain qualifying terminations of employment prior to or following the effective time;

•	CVBF and Citizens entered into a letter agreement with Mr. Clay Jones concurrently with the execution of the merger agreement to be effective following the effective time;

•

Two current Heritage directors (and it being agreed that one of the designated directors will be Mr. Jones) will become members of the CVBF board of directors and the Citizens board of directors following the merger; and

•

Heritage’s directors and executive officers are entitled to continued indemnification and directors’ and officers’ liability insurance and fiduciary liability insurance coverage under the merger agreement.

The board of directors of Heritage was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the mergers. For a more complete description of the interests of Heritage’s directors and executive officers in the mergers, see “The Merger—Interests of Heritage Directors and Executive Officers in the Merger” beginning on page 91.

Regulatory Approvals Required for the Mergers (see page 98)

Subject to the terms of the merger agreement, CVBF and Heritage have agreed to reasonably cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include the approval or waiver of the Federal Reserve and the approval of the Office of the Comptroller of the Currency (“OCC”). As of the date of this joint proxy statement/prospectus, CVBF and Heritage have submitted applications and notifications to obtain the required regulatory approvals. There can be no assurances that such approvals will be received on a timely basis, or as to the ability of CVBF and Heritage to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. The regulatory approvals to which completion of the mergers are conditioned are described in more detail under the section entitled “The Merger— Regulatory Approvals Required for the Mergers” beginning on page 98.

Expected Timing of the Merger

CVBF and Heritage expect the mergers to close in the second quarter of 2026. However, neither CVBF nor Heritage can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion is subject to conditions and factors outside the control of both companies. CVBF and Heritage must first obtain (i) the approval of CVBF shareholders for the merger, including the CVBF share issuance in connection with the mergers, and (ii) the approval of Heritage shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Conditions to Completion of the Merger (see page 115)

The respective obligations of CVBF, on the one hand, and Heritage, on the other, to complete the mergers are each subject to the satisfaction or waiver of the following conditions:

•	receipt by Heritage and CVBF of their respective shareholders’ approvals;

•	the receipt of all required regulatory approvals including from the Federal Reserve Board and the OCC;

•

the effectiveness of CVBF’s SEC registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of any stop order or proceeding initiated or threatened by the SEC for that purpose;

•	no injunction or decree or law prohibiting the consummation of the merger shall be in effect;

•	the shares of CVBF common stock to be issued in the merger shall have been approved for listing on Nasdaq;

•

the accuracy of the representations and warranties of each party set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the mergers as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date);

•

performance in all material respects by each party of the obligations required to be performed by it at or prior to the closing date of the mergers and the receipt by each of CVBF and Heritage of officer’s certificates certifying the same;

•	the receipt by each of CVBF and Heritage of the applicable voting agreements;

•	the execution and delivery of the employment agreement by and among CVBF, Citizens and Mr. Jones;

•	the absence of a material adverse effect on CVBF or Heritage since the date of the merger agreement; and

•

the receipt by each of CVBF and Heritage of the opinions of its respective tax counsel, dated the closing date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

The obligation of CVBF to consummate the merger is also conditioned upon, among other things, the receipt by CVBF of satisfactory evidence that, as of the measurement date:

•	Heritage’s common equity tier 1 capital shall be equal to or greater than $530,835,000;

•	Heritage’s total non-interest bearing deposits shall be equal to or greater than $1.00 billion;

•	Heritage’s total loans shall be equal to our greater than $3.35 billion; and

•	Heritage’s total deposits shall be equal to or greater than $4.30 billion.

For more details including the definitions of such terms, see section entitled “The Merger Agreement—Conditions to Completion of the Merger.”

Agreement Not to Solicit Other Offers (see page 109)

Under the terms of the merger agreement, each of CVBF and Heritage has agreed that it will, and will cause each of its subsidiaries and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Heritage, in the case of CVBF, or CVBF, in the case of Heritage, with respect to any acquisition proposal (as defined below in the section entitled “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers”).

Under the terms of the merger agreement, none of the members of the board of directors of CVBF or Heritage may, except as expressly permitted by the merger agreement, make a recommendation change (as defined below in the section entitled “The Merger Agreement—Covenants and Agreements—Shareholder Meetings and Board Recommendations”), or cause or commit CVBF or Heritage to enter into any agreement or understanding relating to any acquisition proposal made to CVBF or Heritage, respectively. Nevertheless, in the event that CVBF or Heritage receives an acquisition proposal that the CVBF board of directors or the Heritage board of directors, as applicable, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the applicable board recommendation, then prior to receipt of such party’s shareholder approval, such board of directors may submit the applicable merger proposal to such party’s shareholders without recommendation, subject, in each case, to complying with the procedures and other provisions set forth in the merger agreement with respect to an acquisition proposal, all as further described in the sections entitled “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers,” “The Merger Agreement—Covenants and Agreements—Shareholder Meetings and Board Recommendations,” “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fee.”

Termination of the Merger Agreement (see page 117)

The merger agreement may be terminated under the following circumstances:

•

by mutual consent of CVBF and Heritage authorized by their respective boards of directors, at any time prior to the effective time of the merger, whether before or after the receipt of the requisite Heritage or CVBF shareholder approvals;

•

by action of the CVBF board of directors or the Heritage board of directors, if the merger is not completed on or before January 15, 2027 except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;

•

by action of the CVBF board of directors or the Heritage board of directors, if the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final and non-appealable action of such governmental authority, or an application therefor has been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority, except to the extent that such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants of such party under the merger agreement;

•

by action of CVBF or Heritage, if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to the outside date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

•

by action of CVBF at any time prior to the receipt of Heritage shareholder approval if: (i) the Heritage board of directors shall have effected a change in recommendation to its shareholders; or (ii) Heritage breaches its non-solicitation obligations relating to alternative acquisition proposals or its shareholder meeting obligations under the merger agreement; and

•

by action of Heritage at any time prior to the receipt of CVBF shareholder approval if: (i) the CVBF board of directors shall have effected a change in recommendation to its shareholders; or (ii) CVBF breaches its non-solicitation obligations relating to alternative acquisition proposals or its shareholder meeting obligations under the merger agreement.

Termination Fee (see page 118)

Heritage will pay CVBF a termination fee equal to $32,450,000 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

in the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Heritage board of directors or Heritage’s senior management or has been made directly to Heritage shareholders generally or any person has publicly announced (and not withdrawn at least two business days prior to the Heritage special meeting) an acquisition proposal, in each case with respect to Heritage, and (i) (a) thereafter the merger agreement is terminated by either CVBF or Heritage because the merger has not been completed prior to the outside date, and Heritage has not obtained the requisite Heritage shareholder approval, but all other conditions to Heritage’s obligation to complete the merger have been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by CVBF as a result of a breach of the merger agreement by Heritage that would constitute the failure of an applicable closing condition and (ii) prior to the date that is 12 months after the date of such termination, Heritage enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Heritage will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay CVBF, the termination fee (provided that for purposes of this bullet, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”); and

•

in the event that the merger agreement is terminated by CVBF pursuant to the last bullet under the section entitled “Termination of the Merger Agreement” above, then Heritage will pay CVBF the termination fee within two business days of the date of termination.

CVBF will pay Heritage the termination fee if the merger agreement is terminated in the following circumstances:

•

in the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the CVBF board of directors or CVBF’s senior management or has been made directly to CVBF shareholders generally or any person has publicly announced (and not withdrawn at least two business days prior to the CVBF shareholders meeting) an acquisition proposal, in each case with respect to CVBF, and (i) (a) thereafter the merger agreement is terminated by either CVBF or Heritage because the merger has not been completed prior to the outside date, and CVBF has not obtained the requisite CVBF shareholder approval, but all other conditions to CVBF’s obligation to complete the merger have been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by Heritage as a result of a breach of the merger agreement by CVBF that would constitute the failure of an applicable closing condition and (ii) prior to the date that is 12 months after the date of such termination, CVBF enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then CVBF will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Heritage the termination fee (provided that for purposes of this bullet, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”); and

•

in the event that the merger agreement is terminated by Heritage pursuant to the second to last bullet under “The Merger Agreement—Termination” above, then CVBF will pay Heritage, by wire transfer of same day funds, the termination fee within two business days of the date of termination.

For more information, please see “The Merger Agreement—Termination Fee.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 24)

The merger is intended to qualify as a “reorganization” for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of CVBF and Heritage receives a legal opinion to the effect that the merger will so qualify. Accordingly, Heritage shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Heritage common stock for CVBF common stock in the merger, except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of CVBF common stock.

The U.S. federal income tax consequences of the merger to you will depend upon your own particular facts and circumstances. In addition, you may be subject to state, local or foreign tax laws, none of which is discussed in this joint proxy statement/prospectus. You should, therefore, consult with your own tax advisor for a complete understanding of the tax consequences of the merger to you. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 122.

Non-Solicitation and Non-Disclosure Agreement (see page   )

Concurrently with the execution and delivery of the merger agreement:

•

certain directors of Heritage have entered into non-solicitation and non-disclosure agreements pursuant to which such directors have agreed not to solicit the employees or customers of CVBF (or the former Heritage) and Citizens (or the former Heritage Bank), in each case, for a period of 12 months after the effective time of the mergers;

•

the President and Chief Executive Officer of Heritage has entered into a non-solicitation and non-disclosure agreement pursuant to which he has agreed not to solicit the employees or customers of CVBF (or the former Heritage) and Citizens (or the former Heritage Bank), in each case, for a period of 12 months after the earlier of the effective time of the mergers or the date his employment terminates with CVBF or Citizens, for any reason; and

•

the Executive Vice President and Chief Operating Officer of Heritage has entered into a non-solicitation and non-disclosure agreement pursuant to which he has agreed not to solicit the employees or customers of CVBF (or the former Heritage) and Citizens (or the former Heritage Bank), in each case, for a period of 12 months after the effective time of the mergers.

Additionally, these directors and executive officers of Heritage have agreed, among other things, not to make use of any trade secrets of Heritage or disclose any trade secrets of Heritage to any other person on the terms set forth in their respective non-solicitation and non-disclosure agreements.

CVBF Special Meeting (see page   )

The CVBF special meeting will be held at CVBF’s Corporate Headquarters, 701 North Haven Avenue, Ontario, CA 91764, on [   ], 2026 at [   ], Pacific Time. At the CVBF special meeting, CVBF shareholders will be asked to vote on the following matters:

•	the CVBF merger proposal; and

•	the CVBF adjournment proposal.

You may vote at the CVBF special meeting if you owned shares of CVBF common stock at the close of business on [   ], 2026. On that date, [  ] shares of CVBF common stock were outstanding, approximately [  ]% of which were owned and entitled to be voted by CVBF directors and executive officers and their affiliates. Each of the directors of CVBF, as of the date the merger agreement was executed, has entered into a voting and support agreement with Heritage, pursuant to which such CVBF director agreed to vote “FOR” the CVBF merger proposal.

The affirmative vote of a majority of the outstanding shares of CVBF common stock as of the record date is required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Approval of the CVBF adjournment proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock present in person or represented by proxy and voting at the CVBF special meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). See section titled “The CVBF Special Meeting” beginning on page  38 for information regarding voting at the CVBF special meeting.

Heritage Special Meeting (see page 25)

The Heritage special meeting will be held virtually at [   ] on [   ], 2026, starting at [   ], Pacific Time. At the Heritage special meeting, Heritage shareholders will be asked to vote on the following matters:

•	the Heritage merger proposal;

•	the Heritage compensation proposal (on a non-binding, advisory basis); and

•	the Heritage adjournment proposal.

You may vote at the Heritage special meeting if you owned shares of Heritage common stock at the close of business on [  ]. On that date, [  ] shares of Heritage common stock were outstanding, approximately [  ]% of which were owned and entitled to be voted by Heritage directors and executive officers and their affiliates. Each of the directors of Heritage, as of the date the merger agreement was executed, has entered into a voting and support agreement with CVBF, pursuant to which such Heritage director agreed to vote “FOR” the Heritage merger proposal.

The affirmative vote of a majority of the outstanding shares of Heritage common stock as of the record date is required to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Approval of the Heritage compensation proposal and Heritage adjournment proposal requires the affirmative vote of at least a majority of the outstanding shares of common stock present in person or represented by proxy and voting at the Heritage special meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). See section titled “The Heritage Special Meeting” beginning on page 44 for information regarding voting at the Heritage special meeting.

The Rights of Heritage Shareholders Will Change as a Result of the Merger (see page 25)

The rights of Heritage shareholders who continue as CVBF shareholders after the merger will be governed by the charter and bylaws of CVBF rather than the charter and bylaws of Heritage. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 139.

Risk Factors (see page 25)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 26, the risk factors described in CVBF’s Annual Report on Form 10-K for the year ended December 31, 2024, the risk factors described in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any updates to those risk factors set forth in Quarterly Reports on Form 10-Q and other reports filed with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

RISK FACTORS

An investment by Heritage shareholders in CVBF common stock as a result of the exchange of shares of Heritage common stock for shares of CVBF common stock in the merger involves certain risks. Similarly, a decision on the part of CVBF shareholders to approve the CVBF merger proposal also involves risks for CVBF shareholders, who will continue to hold their shares of CVBF common stock after the merger. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the merger and bank merger, and ownership of CVBF common stock are discussed below. In addition, CVBF and Heritage have discussed certain other material risks connected with the ownership of CVBF common stock and with CVBF’s business, and with the ownership of Heritage common stock and Heritage’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC, and may include additional or updated disclosures of such material risks in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this joint proxy statement/prospectus.

CVBF shareholders and Heritage shareholders should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the CVBF special meeting or the Heritage special meeting described herein. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of CVBF common stock that you, as an existing CVBF shareholder, currently hold or that you, as an existing Heritage shareholder, will hold upon consummation of the merger, and could result in a significant decline in the value of CVBF common stock and cause the current CVBF shareholders and/or Heritage shareholders to lose all or part of the value of their respective investments in CVBF common stock.

Risks Relating to the Consummation of the Mergers and CVBF Following the Mergers

Because the market price of CVBF common stock may fluctuate prior to the effective time, including as a result of CVBF’s or Heritage’s financial performance prior to the effective time, shareholders cannot be certain of the market value of the merger consideration to be received by Heritage shareholders.

In the merger, each share of Heritage common stock issued and outstanding immediately prior to the effective time, will be converted into 0.65 of a share of CVBF common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either CVBF common stock or Heritage common stock. Changes in the price of CVBF common stock between now and the effective time will affect the value that Heritage shareholders will receive in the merger. Neither CVBF nor Heritage is permitted to terminate the merger agreement solely as a result of any increase or decrease in the market price of CVBF common stock or Heritage common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in CVBF’s and/or Heritage’s businesses, operations and prospects, the performance of peer companies and other financial companies, volatility in the prices of securities in global financial markets, including market prices of CVBF, Heritage, and other banking companies, the effects of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners and the risk of any recession or slowdown in economic growth, particularly in the western United States, inflation and interest rates, and regulatory considerations and tax laws, many of which are beyond CVBF’s and Heritage’s control. Therefore, at the time of the CVBF special meeting and the Heritage special meeting, CVBF shareholders and Heritage shareholders will not know the market value of the merger consideration that Heritage shareholders will receive at the effective time. You should obtain current market quotations for shares of CVBF common stock (Nasdaq trading symbol CVBF) and for shares of Heritage common stock (Nasdaq trading symbol HTBK).

The market price of CVBF common stock after the mergers may be affected by factors different from those currently affecting the shares of CVBF common stock or Heritage common stock.

As a result of the merger, Heritage shareholders will become CVBF shareholders. CVBF’s business differs from that of Heritage and certain adjustments may be made to CVBF’s business as a result of the mergers. Accordingly, the results of operations of CVBF and the market price of CVBF common stock after the completion of the mergers may be affected by factors different from those currently affecting the independent results of operations of each of CVBF and Heritage. For a discussion of the businesses of CVBF and Heritage and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus.

The opinion delivered by J.P. Morgan to the CVBF board of directors and the opinion delivered by Piper Sandler to the Heritage board of directors, respectively, prior to the entry into the merger agreement, will not reflect changes in circumstances that may have occurred since the date of the opinions.

The opinion of J.P. Morgan, CVBF’s financial advisor, to the CVBF board of directors, was delivered on and dated December 17, 2025, and the opinion of Piper Sandler, Heritage’s financial advisor, to the Heritage board of directors, was delivered on and dated December 17, 2025. Changes in the operations and prospects of CVBF or Heritage, general market and economic conditions and other factors which may be beyond the control of CVBF and Heritage, including the ongoing effects of proposed or imposed tariffs by the U.S. government and retaliatory tariffs proposed or imposed by U.S. trading partners and the risk of any recession or slowdown in economic growth, particularly in the western United States, on such market and economic conditions, changes in inflation and/or interest rates, and the market prices of CVBF common stock and Heritage common stock, may have altered the value of CVBF or Heritage or the prices of shares of CVBF common stock and Heritage common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the effective time. The opinions do not speak as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of those opinions.

CVBF and Heritage are expected to incur substantial costs related to the mergers and integration, and these costs may be greater than anticipated due to unexpected events.

CVBF and Heritage have incurred and expect to incur a number of significant non-recurring costs associated with the mergers. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either CVBF or Heritage regardless of whether or not the mergers are completed.

In addition, CVBF will incur integration costs following the completion of the mergers as CVBF and Heritage integrate their businesses, including facilities and systems consolidation costs and employment-related costs. CVBF and Heritage may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While CVBF and Heritage have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in CVBF taking charges against earnings following the completion of the mergers, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

Combining CVBF and Heritage may be more difficult, costly or time-consuming than expected, and CVBF may fail to realize the anticipated benefits of the mergers.

The success of the mergers will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of CVBF and Heritage. To realize the anticipated benefits and cost savings from the mergers, CVBF and Heritage must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized without adversely affecting current revenues and future growth. If CVBF is not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the mergers could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the mergers and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of CVBF following the completion of the mergers, which may adversely affect the value of the common stock of CVBF following the completion of the mergers.

CVBF and Heritage have operated and, until the effective time, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ respective abilities to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the mergers. Integration efforts between the companies may also divert management attention and resources. These integration matters could have an adverse effect on each of CVBF and Heritage during this transition period and for an undetermined period after completion of the mergers on CVBF.

The future results of CVBF following the completion of the mergers may suffer if CVBF does not effectively manage its expanded operations.

Following the mergers, the size of the business of CVBF will increase beyond the current size of either CVBF’s or Heritage’s current business. CVBF’s future success will depend, in part, upon its ability to manage this expanded business size, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. CVBF may also face increased scrutiny from governmental entities as a result of the increased size of its business. There can be no assurances that CVBF will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the mergers.

CVBF and Citizens may be unable to retain legacy CVBF, Citizens, Heritage or Heritage Bank personnel successfully after the completion of the mergers.

The success of the mergers will depend in part on CVBF’s and Citizens’ ability to retain the talent and dedication of key employees currently employed by Heritage or Heritage Bank, including Mr. Clay Jones, the current President and Chief Executive officer of Heritage and Heritage Bank. It is possible that these employees may decide not to remain with Heritage or Heritage Bank while the mergers are pending or after the completion of the mergers. If CVBF, Citizens, Heritage or Heritage Bank are unable to retain key employees, including management, who are critical to the successful integration and future operations of the surviving corporation and surviving bank following the mergers, CVBF, Citizens, Heritage and Heritage Bank could face disruptions in their operations, loss of existing customers, loss of loans and/or deposits, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the completion of the mergers, if key employees terminate their employment, CVBF’s or Citizens’ business activities following the mergers may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause CVBF’s and Citizens’ business following the mergers to suffer. CVBF, Citizens, Heritage and Heritage Bank also may not be able to locate or retain suitable replacements for key employees.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on CVBF following the mergers.

Before the mergers may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve, the OCC and other regulatory authorities without the imposition of any materially burdensome regulatory condition. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Approvals Required for the Mergers” beginning on page 98. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing; governmental, political, community or supervisory inquiries or opposition; or changes in legislation, regulatory policy or the political environment, including changes in the leadership of regulatory agencies.

Any approvals that are granted may impose terms, conditions, limitations, obligations or costs, or place restrictions on the conduct of the surviving corporation’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions, or that any such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the surviving corporation following the mergers, or otherwise reducing the anticipated benefits of the mergers. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the mergers. Completion of the mergers is also conditioned on the absence of certain orders, injunctions or decrees by any governmental entity that would prohibit or make illegal the completion of the mergers.

Although the parties have agreed to use their commercially reasonable efforts to obtain the required regulatory approvals, neither CVBF nor Heritage is required under the merger agreement to agree to any condition or restriction that would reasonably be expected to result in a materially burdensome regulatory condition. See “The Merger—Regulatory Approvals Required for the Mergers” beginning on page 98.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual consideration to be issued in the merger as well as the actual financial condition and results of operations of the surviving corporation after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the surviving corporation’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Heritage identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of Heritage as of the closing date. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma combined consolidated financial information in this document. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

The prospective financial information presented in this joint proxy statement/prospectus is based on various assumptions and may not be realized.

While presented with numeric specificity, there can be no assurance that the prospective financial information presented in this joint proxy statement/prospectus will be realized, and actual results may vary materially from those shown in the prospective financial information. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The prospective financial information and the assumptions underlying the prospective financial information reflect numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which CVBF, Heritage and their respective subsidiaries operate. For more information, see the section entitled “The Merger— Certain Unaudited Prospective Financial Information” beginning on page 68.

Certain of Heritage’s directors and executive officers may have interests in the mergers that may differ from, or are in addition to, the interests of CVBF shareholders and Heritage shareholders.

CVBF shareholders and Heritage shareholders should be aware that some of Heritage’s directors and executive officers may have interests in the mergers and have arrangements that are different from, or in addition to, those of Heritage shareholders. These interests and arrangements may create potential conflicts of interest. The Heritage board of directors was aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that Heritage shareholders vote to approve the Heritage merger proposal, the Heritage compensation proposal, and the Heritage adjournment proposal.

Termination of the merger agreement could negatively affect CVBF or Heritage.

If the mergers are not completed for any reason, including as a result of CVBF shareholders failing to approve the CVBF merger proposal or Heritage shareholders failing to approve the Heritage merger proposal, there may be various adverse consequences and CVBF and/or Heritage may experience negative reactions from the financial markets and from their respective customers and employees. For example, CVBF’s or Heritage’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of CVBF’s common stock or Heritage’s common stock could decline to the extent that the current market prices reflect a market assumption that the mergers will be completed. If the merger agreement is terminated under certain circumstances, either CVBF or Heritage may be required to pay a termination fee of approximately $32.5 million to the other party.

Additionally, CVBF and Heritage have incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including legal, accounting and financial advisory costs, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the mergers. If the mergers are not completed, CVBF and Heritage would have to pay these expenses without realizing the expected benefits of the mergers.

CVBF and Heritage will be subject to business uncertainties and contractual restrictions while the mergers are pending.

Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on CVBF and Heritage. These uncertainties may impair CVBF’s or Heritage’s ability to attract, retain and motivate key personnel until the mergers are completed, and could cause customers and others that deal with CVBF or Heritage to seek to change existing business relationships with CVBF or Heritage. In addition, subject to certain exceptions, CVBF and Heritage have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent CVBF and/or Heritage from pursuing attractive business opportunities that may arise prior to the completion of the mergers.

The announcement of the proposed mergers could disrupt CVBF’s and Heritage’s relationships with their employees, customers, suppliers, business partners and others, as well as their operating results and business generally.

Whether or not the mergers are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the mergers on CVBF’s and Heritage’s business include the following:

•

their employees may experience uncertainty about their future roles, which might adversely affect the ability of CVBF, Citizens, Heritage or Heritage Bank to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which CVBF, Heritage and their respective subsidiaries maintain business relationships may experience uncertainty about their future and seek alternative relationships with third parties, seek to alter their business relationships with CVBF, Heritage or their respective subsidiaries or fail to extend existing relationships with CVBF, Heritage or their respective subsidiaries; and

•	CVBF and Heritage have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed mergers.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.

The merger agreement limits CVBF’s and Heritage’s respective abilities to pursue alternatives to the mergers and may discourage other companies from trying to acquire CVBF or Heritage.

The merger agreement contains “no shop” covenants that restrict each of CVBF’s and Heritage’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, or have or participate in any discussions with any person relating to, any alternative acquisition proposals, subject to certain exceptions. These provisions, which could result in an approximately $32.5 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of CVBF or Heritage from considering or making that acquisition proposal.

The shares of CVBF common stock to be received by Heritage shareholders as a result of the merger will have different rights from the shares of Heritage common stock.

Upon completion of the merger, the rights of former Heritage shareholders who receive shares of CVBF common stock in the merger and thereby become CVBF shareholders will be governed by the CVBF articles and the CVBF bylaws. The rights associated with Heritage common stock are different from the rights associated with CVBF common stock. See the section entitled “Comparison of Shareholders’ Rights” on page 139.

Holders of CVBF common stock and Heritage common stock will have a reduced ownership and voting interest in CVBF after the merger and will exercise less influence over management.

CVBF shareholders and Heritage shareholders currently have the right to vote in the election of the board of directors and on other matters affecting CVBF and Heritage, respectively. When the merger is completed, each holder of Heritage common stock who receives shares of CVBF common stock will become a CVBF shareholder, with a percentage ownership of CVBF that is smaller than the holder’s percentage ownership of Heritage. Based on the number of shares of CVBF and Heritage common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of CVBF common stock expected to be issued in the merger, the former holders of Heritage common stock, as a group, are estimated to own approximately twenty-three percent (23%) of the fully diluted shares of CVBF immediately after the merger and current CVBF shareholders as a group are estimated to own approximately seventy-seven percent (77%) of the fully diluted shares of CVBF immediately after the merger. Because of this, Heritage shareholders may have less influence on the management and policies of CVBF than they now have on the management and policies of Heritage, and CVBF shareholders may have less influence on the management and policies of CVBF than they now have.

Issuance of shares of CVBF common stock in connection with the merger may adversely affect the market price of CVBF common stock.

In connection with the payment of the merger consideration, CVBF expects to issue approximately 40.6 million shares of CVBF common stock to Heritage shareholders. The issuance of these new shares of CVBF common stock may result in fluctuations in the market price of CVBF common stock, including a stock price decrease.

CVBF shareholders and Heritage shareholders will not have dissenters’ rights or appraisal rights in the merger.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from a transaction, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the transaction. Under the California Corporations Code, neither Heritage shareholders nor CVBF shareholders are entitled to appraisal or dissenters’ rights in connection with the merger.

Shareholder litigation related to the merger could prevent or delay the completion of the mergers, result in the payment of damages or otherwise negatively impact the business and operations of CVBF and Heritage.

Shareholders of CVBF and/or shareholders of Heritage may file lawsuits against CVBF, Heritage and/or the directors or officers of either company in connection with the mergers. One of the conditions to the closing is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting CVBF or Heritage defendants from completing the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the consummation of the mergers and could result in significant costs to CVBF and/or Heritage, including any cost associated with the indemnification of directors and officers of each company. CVBF and Heritage may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger, the bank merger or any other transactions contemplated by the merger agreement. Such litigation could have an adverse effect on the financial condition and results of operations of CVBF and Heritage and could prevent or delay the completion of the mergers.

Risks Relating to CVBF’s Business

You should read and consider risk factors specific to CVBF’s business that will also affect the surviving corporation after the mergers. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of CVBF’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any updates to those risk factors set forth in CVBF’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus, including any future filings made by CVBF. Please see the section entitled “Where You Can Find More Information” beginning on page 148 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Heritage’s Business

You should read and consider risk factors specific to Heritage’s business that will also affect the surviving corporation after the mergers. These risks are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2024 and in any updates to those risk factors set forth in Heritage’s Quarterly Reports on Form 10-Q and in other documents incorporated by reference into this joint proxy statement/prospectus, including any future filings made by Heritage. Please see the section entitled “Where You Can Find More Information” beginning on page 148 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to CVBF’s and Heritage’s beliefs, goals, intentions, plans, projections and expectations regarding the mergers, revenues, earnings, loan production, asset quality, and capital levels, the expected timing of completion of the transaction, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, estimates, uncertainties and other important factors that may change over time and could cause actual results to differ materially from any results, performance, or events expressed or implied by such forward-looking statements, including as a result of the factors referenced below.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “goal,” “estimate,” “continue,” “plan,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “can,” “could,” “may,” or “might” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about CVBF’s and Heritage’s businesses, beliefs of CVBF’s and Heritage’s managements and assumptions made by CVBF’s and Heritage’s managements. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions (“future factors”), which are difficult to predict, change over time, and are often beyond the control of CVBF and Heritage. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

While there is no assurance that any list of future factors is complete, in addition to the factors relating to the mergers discussed under the section entitled “Risk Factors” and the risk factors previously discussed in CVBF’s and Heritage’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements, below are certain future factors, among others:

•

difficulties and delays in integrating Heritage’s business, key personnel and customers into CVBF’s business and operations, and achieving anticipated synergies, cost savings and other benefits from the merger;

•	higher than anticipated transaction costs;

•

deposit attrition, loan attrition, higher than anticipated increases in operating costs, customer loss and other business disruption following the mergers, including difficulties in maintaining relationships with employees;

•	supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where CVBF and Heritage lend;

•	a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities;

•	CVBF’s or Heritage’s ability to retain and increase market share, to retain and grow customers and to control expenses;

•

the costs or effects of mergers, acquisitions or dispositions CVBF may make, whether CVBF and Heritage are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or CVBF’s ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions;

•	CVBF’s timely development and implementation of new banking products and services and the perceived overall value of these products and services by customers and potential customers;

•	CVBF’s or Heritage’s relationships with and reliance upon outside vendors with respect to certain of CVBF’s or Heritage’s key internal and external systems, applications and controls;

•

the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement to which CVBF and Heritage are parties, including but not limited to, the outcome of any legal proceedings that may be instituted against CVBF or Heritage, or delays in completing the proposed transaction involving CVBF and Heritage;

•	changes in commercial or consumer spending, borrowing and savings patterns, preferences or behaviors;

•	changes in or credit and operational risks associated with the receivables lending or factoring;

•

technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, blockchain technology, fintech, artificial intelligence, and other financial products, systems or services);

•	changes in the financial performance and/or condition of CVBF’s or Heritage’s borrowers or depositors;

•

fluctuations in CVBF’s or Heritage’s share price before closing, and the resulting impact on CVBF’s ability to raise capital or to make acquisitions, including as a result of the financial performance of the other party prior to closing, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies;

•	CVBF’s ability to recruit and retain key executives, members of the board of directors and other employees;

•

the failure of CVBF or Heritage to obtain regulatory or shareholder approvals, as applicable, or to satisfy any of the other conditions to the closing of the proposed merger on a timely basis or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect the surviving corporation after the closing of the proposed transaction or adversely affect the expected benefits of the proposed transaction;

•

disruption to CVBF’s business and to Heritage’s business as a result of the announcement and pendency of the mergers and diversion of management’s attention from ongoing business operations and opportunities;

•

opposition by community groups or other public objectors to the proposed merger which could in turn delay or prevent the closing of the merger or otherwise impact the reputations of CVBF and/or Heritage;

•	the dilution caused by the issuance of shares of CVBF’s common stock in the transaction;

•	possible impairment charges to goodwill, including any impairment that may result from increased volatility in CVBF’s or Heritage’s stock price;

•	possible credit-related impairments or declines in the fair value of loans and securities held by CVBF or Heritage;

•

volatility in the credit and equity markets and its effect on the general economy, and local, regional, national and international economic and market conditions, political events and public health developments and the impact they may have on CVBF or Heritage, their customers and their capital, deposits, assets and liabilities;

•

CVBF’s or Heritage’s ability to attract deposits and other sources of funding or liquidity; changes in general economic, political, or industry conditions, and in conditions impacting the banking industry specifically;

•

wars, terrorism, military action, catastrophic events or natural disasters, including earthquakes, drought, climate change or extreme weather events that may affect CVBF’s or Heritage’s assets, communications or computer services, customers, employees or third-party vendors;

•

public health crises and pandemics, and their effects on the economic and business environments in which CVBF and Heritage operate and the personnel who are essential to the operations of CVBF or Heritage;

•

changes in the competitive environment among banks and other financial services and technology providers, and competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies;

•	changes in general economic, political, regulatory or industry conditions;

•	the strength of the United States economy and the strength of the local economies in which we conduct business;

•	the effects of, and changes in, immigration, trade, tariff, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•

inflation/deflation, interest rate, market and monetary fluctuations; changes in interest rates that could significantly reduce net interest income and negatively affect asset yields and valuations and funding sources, including impacts on prepayment speeds;

•

the impact of changes in financial services policies, laws, regulations, and ongoing or unanticipated regulatory or legal proceedings or outcomes, including those concerning banking, taxes, securities, and insurance, and the application thereof by regulatory agencies;

•	the effectiveness of CVBF’s or Heritage’s risk management framework, quantitative models and ability to manage the risks involved in regulatory, legal or policy changes;

•	the risks associated with CVBF’s or Heritage’s loan portfolios, including the risks of any geographic and industry concentrations;

•	the impact of systemic or non-systemic failures, crisis or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;

•

cybersecurity threats and fraud attempts and the costs of defending against them, including the costs of compliance with legislation or regulations to combat fraud and cybersecurity threats; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of any legal proceedings relating to the proposed merger (including any securities, shareholder class actions, lender liability, bank operations, check or wire fraud, financial product or service, data privacy, health and safety, consumer or employee class action litigation);

•

litigation and threatened litigation, including, but not limited to, actions involving securities litigation, employment matters, wage-hour and labor law claims, consumer claims, regulatory compliance claims, data privacy claims, lender liability claims, credit and bankruptcy-related claims and negligence claims;

•	regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews;

•

CVBF’s or Heritage’s ongoing relations with various federal and state regulators, including, but not limited to, the SEC, Federal Reserve, FDIC, Office of the Comptroller of the Currency (“OCC”), and California DFPI;

•

the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory reforms, as well as those involving the OCC, the Federal Reserve Board, the FDIC, and the Consumer Financial Protection Bureau; and

•	other factors that may affect the future results of CVBF and Heritage.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, CVBF and Heritage claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither CVBF nor Heritage undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that CVBF and Heritage have filed with the SEC as described under the section entitled “Where You Can Find More Information” beginning on page 148.

CVBF and Heritage expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained in, referred to, or incorporated in this joint proxy statement/prospectus.

THE CVBF SPECIAL MEETING

This section contains information for CVBF shareholders about the special meeting that CVBF has called to allow CVBF shareholders to consider and vote on the merger agreement and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of CVBF shareholders and a form of proxy card that the CVBF board of directors is soliciting for exercise by the CVBF shareholders at the special meeting and at any postponements or adjournments of the special meeting.

Date, Time and Place of the CVBF Special Meeting

The CVBF special meeting will be held at CVBF’s Corporate Headquarters, 701 North Haven Avenue, Ontario, CA 91764, on [  ], 2026 at [  ], Pacific Time.

Only CVBF shareholders as of the close of business on the record date are entitled to receive notice of, and vote at, the CVBF special meeting or any postponements or adjournment thereof.

Matters To Be Considered

At the CVBF special meeting, CVBF shareholders will be asked to consider and vote on the following proposals:

•	the CVBF merger proposal; and

•	the CVBF adjournment proposal.

Recommendation of CVBF’s Board of Directors

The CVBF board of directors unanimously recommends that you vote “FOR” the CVBF merger proposal and “FOR” the CVBF adjournment proposal. See the section entitled “The Merger—CVBF’s Reasons for the Merger; Recommendation of CVBF’s Board of Directors” beginning on page 38 for a more detailed discussion of the CVBF board of directors’ recommendation.

Record Date for the CVBF Special Meeting

The CVBF board of directors has fixed the close of business on [  ], 2026 as the record date for determination of the holders of CVBF common stock entitled to notice of and to vote at the CVBF special meeting. On the record date for the CVBF special meeting, there were [  ] shares of CVBF common stock outstanding.

Quorum

The presence at the CVBF special meeting or by proxy, of holders of majority of the outstanding shares of CVBF common stock entitled to vote at the CVBF special meeting will constitute a quorum for the transaction of business at the CVBF special meeting. Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes represented and voting on such matters. If there is no quorum at the CVBF special meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy and voting at the special meeting may adjourn the special meeting to another date.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the CVBF special meeting will be “non-routine” matters, and as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the CVBF special meeting. If your bank, broker, trustee or other nominee holds your shares of CVBF common stock in “street name,” such entity will vote your shares of CVBF common stock on “non-routine” matters only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

At the CVBF special meeting, each share of CVBF common stock is entitled to one vote on all matters properly submitted to CVBF shareholders.

CVBF Merger Proposal:

The affirmative vote of a majority of the outstanding shares of common stock as of the record date is required to approve the CVBF merger proposal. If you are present at the CVBF special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote “AGAINST” such proposal. If you are not present at the CVBF special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have the same effect as a vote “AGAINST” such proposal.

CVBF Adjournment Proposal:

The affirmative vote of at least a majority of the outstanding shares of common stock present in person or represented by proxy and voting at the CVBF special meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required to approve the CVBF adjournment proposal. If you are present at the CVBF special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have no effect on the outcome of the CVBF adjournment proposal (unless the votes “FOR” such proposal do not constitute at least a majority of the required quorum). If you are not present at the CVBF special meeting and do not respond by proxy or do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have no effect on the outcome of such proposal (unless the votes “FOR” such proposal do not constitute at least a majority of the required quorum).

Shares of CVBF Common Stock Subject to Voting Agreements

As of the record date, CVBF directors and executive officers and their affiliates owned and were entitled to vote approximately [  ] shares of CVBF common stock, representing approximately [  ] percent ([  ]%) of the outstanding shares of CVBF common stock. CVBF’s directors are expected to vote their shares in favor of the CVBF merger proposal and the other proposal to be considered at the CVBF special meeting pursuant to the Voting and Support Agreement each CVBF director entered in connection with the merger agreement. We currently expect that CVBF’s executive officers will vote their shares in favor of the CVBF merger proposal and the other proposal to be considered at the CVBF special meeting, although none of them has entered into any agreements obligating them to do so.

Attending the CVBF Special Meeting

If you are a holder of record of CVBF common stock as of the record date and plan to attend the CVBF special meeting and vote in person, CVBF will give you a ballot form upon arriving at the meeting place. A photo identification will be required for admission to the CVBF special meeting and if you want to vote your CVBF common stock in person. Shares held beneficially in “street name” may be voted by you at the in-person CVBF special meeting, only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares. You can also ask questions during the CVBF special meeting.

Proxies

A CVBF shareholder may vote by proxy or at the CVBF special meeting via the CVBF special meeting website. If you hold your shares of CVBF common stock in your name as a holder of record, to submit a proxy, you, as a CVBF shareholder, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope: the envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 p.m., Pacific Time, on the day before the CVBF special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the CVBF special meeting.

CVBF requests that CVBF shareholders authorize a proxy by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to CVBF as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of CVBF common stock represented by it will be voted at the CVBF special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the CVBF merger proposal and “FOR” the CVBF adjournment proposal.

If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the CVBF special meeting via the CVBF special meeting website. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally via the CVBF special meeting website at the meeting because you may subsequently revoke your proxy.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank, trustee or other nominee, you must instruct the broker, bank, trustee or other nominee on how to vote your shares. Your broker, bank, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank, trustee or other nominee. You may not vote shares held in “street name” by returning a proxy card directly to CVBF.

Further, banks, brokers, trustees or other nominees who hold shares of CVBF common stock on behalf of their customers may not give a proxy to CVBF to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the CVBF special meeting, including the CVBF merger proposal and the CVBF adjournment proposal.

Revocability of Proxies

If you are a holder of CVBF common stock of record, you may revoke your proxy at any time before it is voted by:

•	submitting a written notice of revocation to CVBF’s corporate secretary;

•	signing and returning a proxy card that is dated and received on a later date;

•	voting by telephone or the Internet at a later time, before 11:59 p.m., Pacific Time, on the day before the CVBF special meeting; or

•	attending and voting at the CVBF special meeting in person.

If you hold your shares of CVBF common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.

Attendance at the CVBF special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by CVBF after the deadlines described above will not affect the vote. CVBF’s corporate secretary’s mailing address is: Attn: Corporate Secretary, 701 North Haven Ave., Suite 350, Ontario, California 91764. If the CVBF special meeting is postponed or adjourned, it will not affect the ability of CVBF shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to CVBF shareholders residing at the same address, unless such CVBF shareholders have notified CVBF of their desire to receive multiple copies of the joint proxy statement/prospectus.

If you hold shares of both CVBF common stock and Heritage common stock, you will receive separate packages of proxy materials.

CVBF will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any CVBF shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to CVBF at CVB Financial Corp., Attn: Corporate Secretary, 701 North Haven Ave., Suite 350, Ontario, California 91764, telephone (909) 980-4030 or CVBF’s proxy solicitor – Georgeson, Inc., by calling toll-free at (866) 946-4217, or via email to CVBFMerger@Georgeson.com.

Solicitation of Proxies

CVBF and Heritage will each pay the expenses incurred by such party in connection with the printing and mailing of this joint proxy statement/prospectus. The CVBF board of directors is soliciting the proxies for the CVBF special meeting. To assist in the solicitation of proxies, CVBF has retained Georgeson, Inc., for a fee of approximately $12,000 plus reimbursement of certain costs and expenses incurred in connection with the solicitation. CVBF and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of CVBF common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CVBF. No additional compensation will be paid to CVBF’s directors, officers or employees for solicitation.

Other Matters

Under California law, no other business may be conducted at the CVBF special meeting.

Dissenters’ Rights

In connection with the merger, under the California Corporations Code, CVBF shareholders are not entitled to exercise dissenters’ rights.

Assistance

If you are a CVBF shareholder and need assistance in completing your proxy card, have questions regarding CVBF’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact the Corporate Secretary, at CVB Financial Corp., Attn: Corporate Secretary, 701 North Haven Ave., Suite 350, Ontario, California 91764, telephone (909) 980-4030, or CVBF’s proxy solicitor – Georgeson, Inc., by calling toll-free at (866) 946-4217, or via email to CVBFMerger@Georgeson.com.

CVBF PROPOSALS

Proposal 1: CVBF Merger Proposal

CVBF is asking CVBF shareholders to approve the principal terms of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of CVBF common stock to the shareholders of Heritage in connection with the merger. CVBF shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the CVBF board of directors unanimously determined the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of CVBF and its shareholders, and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See the section entitled “The Merger—CVBF’s Reasons for the Merger; Recommendation of CVBF’s Board of Directors” beginning on page 38 for a more detailed discussion of the CVBF board of directors’ recommendation.

The approval of the CVBF merger proposal by holders of CVBF common stock is a condition to the completion of the mergers.

The CVBF board of directors unanimously recommends a vote “FOR” the CVBF merger proposal.

Proposal 2: CVBF Adjournment Proposal

The CVBF special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the CVBF special meeting to approve the CVBF merger proposal, or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of CVBF common stock.

If, at the CVBF special meeting, the number of shares of CVBF common stock present or represented, and voting in favor of the CVBF merger proposal is insufficient to approve the CVBF merger proposal, CVBF intends to move to adjourn the CVBF special meeting in order to enable the CVBF board of directors to solicit additional proxies for approval of the CVBF merger proposal. In that event, CVBF will ask holders of CVBF common stock to vote upon the CVBF adjournment proposal, but not the CVBF merger proposal.

In this proposal, CVBF is asking holders of CVBF common stock to authorize the holder of any proxy solicited by the CVBF board of directors, on a discretionary basis, to vote in favor of adjourning the CVBF special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of CVBF common stock who have previously voted. Pursuant to the CVBF bylaws, if the adjournment is for more than forty-five (45) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder entitled to vote at the meeting.

The approval of the CVBF adjournment proposal by holders of CVBF common stock is not a condition to the completion of the mergers.

The CVBF board of directors unanimously recommends a vote “FOR” the CVBF adjournment proposal.

THE HERITAGE SPECIAL MEETING

Date, Time and Place of the Heritage Special Meeting

This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the Heritage board of directors in connection with the Heritage special meeting of Heritage shareholders. The Heritage special meeting is scheduled to be held virtually via the Internet on [   ], 2026 at [   ], Pacific Time

Matters To Be Considered

Heritage shareholders of record as of the close of business on the record date will be asked to consider and vote upon the following proposals at the Heritage special meeting, including any postponement or adjournment thereof:

•	the Heritage merger proposal;

•	the Heritage compensation proposal (on a non-binding, advisory basis); and

•	the Heritage adjournment proposal.

Record Date for the Heritage Special Meeting

The Heritage board of directors has fixed the close of business on [   ] as the record date for determination of Heritage shareholders entitled to notice of and to vote at the Heritage special meeting. On the record date, [   ] shares of Heritage common stock were outstanding and there were [   ] holders of record.

Quorum

The presence at the Heritage special meeting or by proxy, of holders of majority of the outstanding shares of Heritage common stock entitled to vote at the Heritage special meeting will constitute a quorum for the transaction of business at the Heritage special meeting. Proxies marked as abstaining on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes represented and voting on such matters. If there is no quorum at the Heritage special meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy and voting at the special meeting may adjourn the special meeting to another date.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Heritage special meeting will be “non-routine” matters, and as such, broker non-votes will not be counted as present and entitled to vote for purposes of determining a quorum at the Heritage special meeting. If your bank, broker, trustee or other nominee holds your shares of Heritage common stock in “street name,” such entity will vote your shares of Heritage common stock on “non-routine” matters only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Votes Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

In order to be approved, the Heritage proposals require the following votes, and abstentions, broker non-votes and failure to vote will have the following effects:

•

The Heritage merger proposal requires the affirmative vote of a majority of the shares of Heritage common stock outstanding and entitled to vote on the record date. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Heritage special meeting via the Heritage special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Heritage merger proposal, it will have the same effect as a vote “AGAINST” the Heritage merger proposal.

•

The Heritage compensation proposal (which is non-binding and advisory only) requires the affirmative vote of at least a majority of the outstanding shares of common stock present in person or represented by proxy and voting at the Heritage special meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Heritage special meeting via the Heritage special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Heritage compensation proposal, your shares will have no effect on the outcome of the Heritage compensation proposal (unless the votes “FOR” such proposal do not constitute at least a majority of the required quorum).

•

The Heritage adjournment proposal requires, the affirmative vote of at least a majority of the outstanding shares of common stock present in person or represented by proxy and voting at the Heritage special meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Heritage special meeting via the Heritage special meeting website or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Heritage adjournment proposal, your shares will have no effect on the outcome of the Heritage adjournment proposal (unless the votes “FOR” such proposal do not constitute at least a majority of the required quorum).

At the Heritage special meeting, each share of Heritage common stock will be entitled to one vote on all matters properly submitted to Heritage shareholders.

Each of the directors of Heritage, as of the date the merger agreement was executed, has entered into a voting and support agreement with CVBF, pursuant to which such Heritage director agreed to vote “FOR” the Heritage merger proposal. As of the record date, these directors beneficially owned and were entitled to vote [   ] shares of Heritage common stock, representing approximately [   ]% of the shares of Heritage common stock outstanding on that date.

Proxies

All shares of Heritage common stock represented by properly executed proxies (including those given through voting by telephone or Internet) received before or at the Heritage special meeting will, unless properly revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented thereby will be voted:

•	“FOR” approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	“FOR” approval of the compensation of Heritage’s named executive officers that is based on or otherwise relates to the merger; and

•	“FOR” the adjournment of the Heritage special meeting if necessary or appropriate in the judgment of the Heritage board of directors.

If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your Heritage common stock represented by the proxy will be considered present at the Heritage special meeting or any adjournment or postponement thereof solely for purposes of determining a quorum.

If your shares are held in an account at a broker or bank or other nominee, you must instruct the broker or bank or other nominee on how to vote your shares by following the instructions provided to you by your broker or bank or other nominee. If you do not provide voting instructions to your broker or bank or other nominee, your shares will not be voted on any proposal on which your broker or bank or other nominee does not have discretionary authority to vote. Under applicable rules, your broker or bank or other nominee does not have discretionary authority to vote on the Heritage merger proposal, the Heritage compensation proposal or the Heritage adjournment proposal. Consequently, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as present for purposes of establishing a quorum at the meeting and not being voted on the proposals.

Because approval of the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, requires the affirmative vote of a majority of the shares of Heritage common stock outstanding and entitled to vote as of the record date, abstentions, failures to vote and failure to provide instructions to your bank, broker or other nominee on how to vote will have the same effect as votes against the Heritage merger proposal, including the merger. Accordingly, we urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

Because this is a special meeting, no matter or proposal other than the proposals described in this proxy statement/prospectus may be brought before the Heritage special meeting or any postponement or adjournment thereof.

If you are a Heritage shareholder of record, you may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Corporate Secretary of Heritage;

•	granting a subsequently dated proxy; or

•	appearing and voting at the Heritage special meeting.

If you hold your shares of Heritage common stock through an account at a broker or bank, you should contact your broker or bank to change your vote.

Attendance at the Heritage special meeting will not in and of itself constitute revocation of a proxy. If the Heritage special meeting is postponed or adjourned, it will not affect the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the same methods described above, except in certain circumstances that are not currently anticipated. Heritage would notify shareholders if such circumstances were to occur.

Voting by Telephone or Internet

Heritage shareholders of record will have the option to submit their proxy cards by telephone or Internet. Please note that there are separate arrangements for voting your shares depending on whether your shares are registered in Heritage’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded to you by your broker, bank or other holder of record to see which options are available.

Heritage shareholders of record may submit their proxies:

•	through the Internet by visiting the website printed on the proxy card and following the instructions provided on that website,

•	by telephone by calling the toll-free number located on the proxy card in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions, or

•	by completing, signing, dating and mailing their proxy card in the pre-addressed envelope that accompanies the delivery of paper proxy cards.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to Heritage shareholders residing at the same address, unless such Heritage shareholders have notified Heritage of their desire to receive multiple copies of the joint proxy statement/prospectus.

If you hold shares of both Heritage common stock and CVBF common stock, you will receive separate packages of proxy materials.

Heritage will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any Heritage shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Heritage at Heritage Commerce Corp, Attn: Corporate Secretary, 224 Airport Parkway, San Jose, California 95110, telephone (408) 947-6900 or Heritage’s proxy solicitor – Innisfree M&A Incorporated, by calling toll-free at (877) 456-3422, or for banks and brokers, collect at (212) 750-5833.

Solicitation of Proxies

The Heritage board of directors is soliciting proxies for the Heritage special meeting. Heritage will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Heritage’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. Heritage will not pay any additional compensation to these directors, officers or employees for these activities but may reimburse them for reasonable out-of-pocket expenses. Heritage has also retained Innisfree M&A Incorporated to assist with the solicitation of proxies at an estimated cost of $33,750. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Heritage will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Other Matters

Under California law, no other business may be conducted at the CVBF special meeting.

Dissenters’ Rights

In connection with the merger, under the California Corporations Code, CVBF shareholders are not entitled to exercise dissenters’ rights.

HERITAGE PROPOSALS

Proposal 1—Heritage Merger Proposal

Heritage is asking its shareholders to approve the principal terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the cancellation of each outstanding share of Heritage common stock, other than any excluded shares, in exchange for the right to receive 0.65 shares of CVB common stock. Holders of Heritage common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Heritage board of directors unanimously approved the merger and the merger agreement and determined that the merger is fair to, and in the best interests of, Heritage shareholders. See “The Merger—Heritage’s Reasons for the Merger; Recommendation of the Merger by the Heritage Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the recommendation of the Heritage board of directors.

The Heritage board of directors unanimously recommends that Heritage shareholders vote “FOR” the Heritage merger proposal.

Proposal 2—Heritage Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Heritage is seeking a non-binding, advisory shareholder approval of the compensation of Heritage’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Heritage Directors and Executive Officers in the Merger” beginning on page 91. The proposal gives holders of Heritage common stock the opportunity to express their views on the merger-related compensation of Heritage’s named executive officers, on a non-binding, advisory basis.

The advisory vote on the Heritage compensation proposal is a vote separate and apart from the votes on the Heritage merger proposal and the Heritage adjournment proposal. Accordingly, if you are a holder of Heritage common stock, you may vote to approve the Heritage merger proposal and/or the Heritage adjournment proposal and vote not to approve the Heritage compensation proposal, and vice versa. The approval of the Heritage compensation proposal by holders of Heritage common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Heritage’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Heritage common stock fail to approve the advisory vote regarding merger-related compensation.

The Heritage board of directors unanimously recommends that Heritage shareholders vote “FOR” the Heritage advisory compensation proposal.

Proposal 3—Heritage Adjournment Proposal

The Heritage special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of the Heritage merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Heritage common stock.

If, at the Heritage special meeting, the number of shares of Heritage common stock present or represented, and voting in favor of the Heritage merger proposal is insufficient to approve such proposal, Heritage intends to move to adjourn the Heritage special meeting in order to solicit additional proxies for the approval of the Heritage merger proposal. In that event, Heritage will ask holders of Heritage common stock to vote upon the Heritage adjournment proposal, but not the Heritage merger proposal or the Heritage compensation proposal.

In this proposal, Heritage is asking its shareholders to authorize the holder of any proxy solicited by the Heritage board of directors, on a discretionary basis, to vote in favor of adjourning the Heritage special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Heritage shareholders who have previously voted. Pursuant to the Heritage bylaws, the Heritage special meeting may be adjourned without new notice being given if the adjourned meeting’s time and place are announced at the Heritage special meeting, the Heritage special meeting is not adjourned for more than forty-five (45) days and a new record date is not fixed.

The approval of the Heritage adjournment proposal by holders of Heritage common stock is not a condition to the completion of the mergers.

The Heritage board of directors unanimously recommends that Heritage shareholders vote “FOR” the Heritage adjournment proposal.

INFORMATION ABOUT CVBF

CVBF is a California corporation that is registered as a bank holding company under the BHC Act. As of September 30, 2025, CVBF had consolidated total assets of approximately $15.7 billion, total net loans of approximately $8.4 billion, total deposits of approximately $12.1 billion, and total shareholders’ equity of approximately $2.3 billion. Citizens had 1,043 full-time equivalent employees as of September 30, 2025.

CVBF provides a wide range of banking services through Citizens, its wholly-owned subsidiary. Citizens was a California state-chartered bank and was converted to a national banking association effective as of December 15, 2025. Citizens is headquartered in Ontario, California, and has been conducting business since 1974, originally under the name Chino Valley Bank. As of September 30, 2025, Citizens operated 62 banking centers, one loan production office and three trust offices that serve as sales offices for its wealth management, trust and investment products in the State of California. Citizens’ customers consist primarily of small to mid-sized businesses and individuals located throughout California.

Through its network of banking and trust offices, Citizens emphasizes personalized service combined with a full range of banking and trust services for businesses, professionals and individuals. Although Citizens focuses the marketing of its services to small- and medium-sized businesses, a full range of banking, investment and trust services are made available to the local consumer market.

Citizens offers a wide range of bank deposit instruments. These include checking, savings, money market and time certificates of deposit for both business and personal accounts, municipalities and districts, and specialized deposit products for title and escrow. Citizens also serves as a federal tax depository for our business customers.

Citizens provides a full complement of lending products, including commercial, agribusiness, consumer, SBA, real estate, and construction loans, as well as equipment and vehicle leasing. Commercial products include lines of credit and other working capital financing, accounts receivable lending and letters of credit. Agribusiness products are loans to finance the operating needs of wholesale dairy farm operations, cattle feeders, livestock raisers, and farmers. Citizens provides bank-qualified lease financing for municipal governments. Commercial real estate and construction loans are secured by a range of property types and include both owner-occupied and investor-owned properties. Citizens also offers borrowers the ability to enter into interest rate swaps. Financing products for consumers include automobile leasing and financing, lines of credit, credit cards, home mortgages, and home equity loans and lines of credit.

Citizens also offers a wide range of specialized services designed for the needs of the bank’s commercial customers. These services include treasury management systems for monitoring and managing cash flow, a merchant card processing program, armored pick-up and delivery, payroll services, remote deposit capture, electronic funds transfers, domestic and international wires and automated clearinghouse, on-line account access, and international business activities including foreign exchange and letters of credit for international trade. Citizens makes available investment products offered by other providers to its customers, including mutual funds, a full array of fixed income vehicles and a program to diversify our customers’ funds in federally insured time certificates of deposit of other institutions.

Citizens offers wealth management and trust services through its CitizensTrust division. These services include fiduciary services, mutual funds, annuities, 401(k) plans and individual investment accounts.

As a bank holding company, CVBF is subject to the supervision of the Federal Reserve. It is required to file with the Federal Reserve reports and other information regarding its business operations and the business operations of its subsidiaries. As a national banking association chartered by the OCC, Citizens is subject to supervision, periodic examination and regulation by the OCC as its primary federal regulator.

CVBF’s principal executive office is located at 701 North Haven Avenue, Suite 350, Ontario, California 91764, telephone number: (909) 980-4030.

CVBF common stock is traded on the Nasdaq Global Select Market under the symbol “CVBF.”

The foregoing information concerning CVBF does not purport to be complete. Certain additional information relating to CVBF’s business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this joint proxy statement/prospectus from other documents filed by CVBF with the Securities and Exchange Commission and listed under “Where You Can Find More Information” starting on page 148. If you desire copies of any of these documents, you may contact CVBF’s corporate secretary at its address or telephone number indicated under “Where You Can Find More Information” on page 148.

INFORMATION ABOUT HERITAGE

Heritage is a California bank holding company formed in 1997 as the sole shareholder of Heritage Bank, a California state-chartered, FDIC-insured community-focused business bank headquartered in San Jose, California since its formation in 1994. Heritage Bank provides a full line of banking services and products to business and individual clients, with a focus on small- and medium-sized businesses and their owners, managers and employees. Heritage Bank operates sixteen full-service branches around the San Francisco Bay and Silicon Valley areas of California, including locations in Alameda, Contra Costa, Marin, San Benito, San Francisco, San Mateo and Santa Clara counties. Heritage Bank also has an extensive suite of online banking services.

As of September 30, 2025, Heritage had consolidated total assets of approximately $5.6 billion, total net loans of approximately $3.5 billion, total deposits of approximately $4.8 billion and total shareholder’s equity of approximately $700 million. Heritage had 350 full-time equivalent employees as of September 30, 2025.

Heritage’s principal executive offices are located at 224 Airport Parkway, San Jose, California 95110, and its telephone number is (408) 947-6900.

Heritage common stock is traded on the Nasdaq under the symbol “HTBK.”

The foregoing information concerning Heritage does not purport to be complete. Certain additional information relating to Heritage’s business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this joint proxy statement/prospectus from other documents filed by Heritage with the Securities and Exchange Commission and listed under “Where You Can Find More Information” starting on page 148. If you desire copies of any of these documents, you may contact Heritage’s corporate secretary at its address or telephone number indicated under “Where You Can Find More Information” on page 148.

THE MERGER

This section of this joint proxy statement/prospectus describes material aspects of the proposed mergers, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer you to for a more complete understanding of the mergers. In addition, we incorporate important business and financial information about CVBF into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”

General

CVBF and Heritage have entered into the merger agreement, pursuant to which Heritage will merge with and into CVBF, with CVBF continuing as the surviving corporation. Promptly following the merger, Heritage Bank will merge with and into Citizens, with Citizens continuing as the surviving bank in the bank merger.

The terms of the mergers are set forth in the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A.

Merger Consideration

Subject to the terms and conditions of the merger agreement, upon consummation of the merger, each share of Heritage’s common stock outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive 0.65 shares of CVBF’s common stock. No fractional shares of CVBF common stock will be issued upon the surrender for exchange of certificates representing shares of Heritage common stock or book-entry shares of Heritage common stock, no dividend or distribution with respect to CVBF common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of CVBF. In lieu of the issuance of any such fractional share, CVBF will pay to each Heritage shareholder who otherwise would be entitled to receive such fractional share an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the 20-day volume weighted average closing price of a share of CVBF common stock as quoted on Nasdaq as of the fifth business day prior to the closing date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of CVBF common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.

At the effective time, (i) each unexercised and outstanding Heritage option award, whether vested or unvested, will be cashed out and receive the positive excess, if any, of (a) the applicable cashout price of such Heritage option award (calculated as an amount, rounded to the nearest cent, equal to the product of (x) the 20-day volume weighted average closing price of a share of CVBF common stock as of the fifth business day prior to the closing date, and (y) the exchange ratio), over (b) the exercise price per share, less applicable withholding taxes; (ii) each Heritage restricted stock award, Heritage restricted stock unit award (other than the interim period Heritage RSUs granted to employees) and Heritage performance-based restricted stock unit award outstanding as of the effective time will accelerate and vest in full at the effective time (in the case of any performance-based restricted stock unit award, based on the target number of shares subject to such award), and such Heritage stock awards will be converted into and become exchanged for the merger consideration, less applicable withholding taxes; and (iii) each interim period Heritage RSU outstanding as of the effective time granted to employees will be substituted with a CVBF restricted stock unit award with substantially the same terms and conditions as such interim period Heritage RSUs, as adjusted for the exchange ratio under CVBF’s 2018 Equity Incentive Plan.

Based on the closing price of CVBF common stock on December 16, 2025, the last trading day prior to the public announcement of the mergers, the aggregate merger consideration would have an implied value of approximately $811 million, or approximately $13.00 per outstanding share of Heritage common stock. The dollar value of the merger consideration that Heritage shareholders may receive will change depending on fluctuations in the market price of CVBF common stock and will not be known at the time you vote on the merger. You may obtain current stock quotations for CVBF common stock, which is listed on the Nasdaq Global Select Market under the symbol “CVBF.”

Based on the 0.65 exchange ratio and the number of shares of Heritage common stock outstanding as of the date of the merger agreement, CVBF expects that approximately 40.6 million shares of its common stock will become issuable to Heritage shareholders as a result of the merger. In addition, based on the merger consideration set forth above and assuming the number of shares of Heritage common stock subject to outstanding Heritage option awards is 1,749,926 as of January 21, 2026, CVBF anticipates paying approximately $4.8 million to holders of Heritage option awards. Giving effect to the merger, Heritage shareholders would hold, in aggregate, approximately 23% of CVBF’s outstanding common stock following the merger.

At the effective time of the merger, any Heritage common stock held by CVBF or any direct or indirect wholly-owned subsidiary of CVBF or by Heritage or any direct or indirect wholly owned subsidiary of Heritage, other than those held in a fiduciary capacity or as a result of debts previously contracted, which are referred to as excluded shares will automatically be cancelled and retired and will cease to exist and no consideration will be issued in exchange therefor.

Background of the Merger

As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of CVBF’s and Heritage’s board of directors (which we refer to in this sub-section only as the “CVBF Board” and “Heritage Board,” respectively) and CVBF’s and Heritage’s senior management teams have regularly reviewed and assessed their respective business strategies and objectives, including assessments of strategic growth opportunities potentially available to CVBF and Heritage, as part of their respective continuous efforts to enhance value for their respective shareholders and deliver high quality services to their respective customers and communities. These reviews have included, among other things, developments and prospects in the financial services industry, in the regulatory environment, in the economy generally, and in financial markets, and the implications of such developments for financial institutions generally and for CVBF and Heritage in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to CVBF and Heritage, respectively, and their shareholders of strategic combinations compared to the benefits and risks of a continuation of their respective standalone strategic courses.

In the first quarter of 2024, the Heritage Board conducted a review of business initiatives that would generate earnings enhancements to create shareholder value as part of its strategic planning process. In connection with that review, the Heritage Board with the assistance of Piper Sandler, acting as its financial advisor, conducted an analysis and evaluation of selected stand-alone initiatives along with potential merger and acquisition scenarios. The Heritage Board considered quantitative analysis and qualitative factors and determined that a well-structured merger transaction with CVBF would best enhance Heritage’s shareholder value position. The Board then authorized Mr. Clay Jones, Heritage’s President and Chief Executive Officer, to contact David Brager, CVBF’s President and Chief Executive Officer, to determine whether there may be mutual interest in exploring a potential transaction.

Mr. Brager indicated an interest in exploring a potential transaction and Heritage and CVBF entered into a mutual non-disclosure and confidentiality agreement in March 2024 to facilitate more detailed discussions of a potential business combination. Following high-level diligence and discussions, and with the authorization of the Heritage Board, following presentations from Heritage management and its financial advisor, Piper Sandler, Heritage engaged in negotiations with CVBF with respect to an all-stock transaction. The CVBF Board, following a presentation by CVBF management and a presentation by representatives of J.P. Morgan, authorized CVBF management to finalize a non-binding letter of intent with Heritage at an exchange ratio of 0.615 shares of CVBF common stock for each share of Heritage common stock. The parties reached tentative agreement for an exchange ratio of 0.615 shares of CVBF common stock for each share of Heritage common stock, which at that time CVBF described as the maximum amount it was willing to offer. Discussions regarding a potential business transaction stalled in April 2024 due to an inability to reach agreement on certain key terms of a transaction during negotiation of a non-binding letter of intent. The Heritage Board was concerned that certain terms proposed by CVBF created an unreasonable level of closing risk due to an uncertain and potentially protracted timeline for regulatory approval based on the regulatory environment at that time as well as continued volatility in the operating environment for banks following the 2023 failures of Silicon Valley Bank and First Republic Bank.

Following the termination of discussions, the Heritage Board determined to focus on executing its stand-alone plan to generate earnings enhancements as its primary focus but also instructed Mr. Jones to continue informally meeting with executives of other financial institutions to identify potential opportunities that could further Heritage’s strategic objectives and create shareholder value and to keep the Heritage Board apprised of any such discussions.

During the remainder of 2024 and in 2025, Mr. Jones continued to periodically meet with other bank executives to remain appraised of industry developments and to identify potential opportunities but did not engage in any substantive discussions regarding exploring a potential transaction, except as described below.

In early March 2025, following initial informal discussions regarding the industry and each company’s business, the executive of a financial institution (“Party A”) expressed preliminary interest to Mr. Jones in exploring a potential transaction. Mr. Jones updated the Heritage Board who authorized Mr. Jones to have exploratory discussions with Party A, and Party A and Heritage entered into a mutual non-disclosure and confidentiality agreement to facilitate more detailed discussions of a potential business combination transaction. Over the course of the following several weeks, Party A and Heritage exchanged preliminary financial information in connection with discussion of a potential exchange ratio that Party A may be willing to offer. On March 20, 2025, Party A informed Heritage that it had concluded that, due to its valuation analysis regarding tangible book value dilution and the earn-back associated with a transaction, it would be limited to proposing a transaction without a market premium. Based on Heritage’s closing price on March 20, 2025, the merger consideration would have had an implied value of $9.57 per share. Following discussion with members of the Heritage Board, Mr. Jones indicated to Party A that Heritage would not be willing to engage in further discussions on that basis.

During spring and summer 2025, Heritage made a number of leadership additions and enhancements to the executive team led by Mr. Jones as part of a planned and orderly transition overseen by the Heritage Board. Julianne Biagini-Komas, a member of the Board of directors, also transitioned to Board Chair and Heritage added a new director.

On September 23, 2025, the Heritage Board and executive team held a strategic planning offsite that was followed by a board meeting on September 24, 2025. Prior to the strategic planning offsite, the Heritage executive team had conducted an in-depth long-term strategic planning review with the assistance of a consulting firm that provided in-depth market analysis. During these strategic planning discussions, the Heritage Board discussed the macroeconomic environment, the performance of Heritage and its peers as well as potential opportunities and risks impacting Heritage’s future performance. The Heritage Board determined that its key strategic objective was for Heritage to improve profitability to achieve top quartile performance among its peers. The Heritage management team presented and discussed with the Heritage Board a proposed three-year plan for management to execute to meet that objective, which included steps to improve productivity, increase operational efficiency and enhance core profitability. The Heritage Board reviewed the risks to the plan, which included the macroeconomic environment, concerns about the increasing importance of scale in banking and competitive dynamics in its markets and challenges in increasing its market presence and headwinds facing the business relating to infrastructure build, technology deployment and challenges in improving non-interest income and return on tangible common equity. The Heritage Board also discussed the significant increase in bank merger and acquisition activity taking place in 2025, which was due in part to increased receptivity to mergers and acquisitions activity by bank regulators and more expedited and transparent approval timelines. The Heritage Board concluded that Heritage had the right leadership team and a strong independent path and foundation for growth but would be open to considering a business combination transaction that could accelerate and de-risk the achievement of its strategic objectives and maximize shareholder value.

On October 23, 2025, the Heritage Board held a regularly scheduled board meeting and reviewed its third quarter performance. The Heritage Board also adopted a strategic plan that incorporated the discussions and feedback from the Heritage Board that was provided during the September 23, 2025 strategic planning off-site and the September 24, 2025 board meeting.

Later in the day, on October 23, 2025, Heritage Commerce released its third quarter earnings, which exceeded analyst estimates for earnings per share with strong operational performance.

On October 28, 2025, Mr. Brager called Mr. Jones and expressed interest in reconsidering a potential business combination transaction involving CVBF and Heritage. Since discussions regarding a potential transaction had stalled in April 2024, Mr. Brager and Mr. Jones maintained periodic dialogue regarding each company’s performance and industry developments but had not held further discussions regarding a transaction. Mr. Jones told Mr. Brager that he would be open to reengaging in exploratory discussions but that it would require CVBF to increase the exchange ratio that it had previously been willing to offer in recognition of Heritage’s improved operating performance.

Following the conversation with Mr. Brager, Mr. Jones updated Ms. Biagini-Komas, Heritage’s board chair, and began working with Piper Sandler to conduct financial analysis on a potential transaction including analysis regarding potential exchange ratios.

On October 31, 2025, Mr. Jones called Mr. Brager to discuss the exchange ratio. Mr. Brager orally conveyed to Mr. Jones a proposed exchange ratio of 0.625 shares of CVBF common stock for each share of Heritage common stock. Mr. Jones informed Mr. Brager that the offer was insufficient and proposed an exchange ratio of 0.66 shares of CVBF common stock for each share of Heritage common stock. Mr. Brager and Mr. Jones agreed to continue discussing the potential exchange ratio.

On November 3, 2025, the CVBF Board held a special meeting at which members of CVBF management were present. At the meeting, members of CVBF management discussed recent communications between Mr. Brager and Mr. Jones and the benefits of a strategic transaction with Heritage, including its commercial focus, credit quality and geographic synergies. CVBF management further reviewed with the CVBF Board various financial assumptions associated with a strategic transaction with Heritage, including the key economic terms of a contemplated transaction, anticipated cost savings, credit marks, purchase accounting marks and the proposed exchange ratio of 0.65 shares of CVBF common stock for each outstanding share of Heritage common stock. Management reviewed with the CVBF board the various elements of a proposed merger with Heritage, including cost savings, financial assumptions underlying CVBF’s proposed offer and the pro forma ownership in the combined company by Heritage shareholders of approximately 23%. Following further discussions, the CVBF Board approved the issuance of a letter of intent for a merger with Heritage based on the terms discussed.

On November 4, 2025, Mr. Brager called Mr. Jones and proposed an exchange ratio of 0.65 shares of CVBF common stock for each share of Heritage common stock. Mr. Brager explained that the 0.65 exchange ratio was subject to confirmatory diligence. Mr. Brager also indicated that he was hopeful that once the exchange ratio was agreed the terms that that had been impediments to a deal in 2024 could be resolved. Mr. Brager informed Mr. Jones that CVBF would be willing to offer two board seats to Heritage directors and the role of President for Mr. Jones, with Mr. Brager retaining the role of CEO after the proposed merger. Mr. Jones and Mr. Brager agreed to discuss the proposed transaction with their respective board of directors to determine whether to move forward with negotiating a letter of intent.

On November 6, 2025, the Heritage Board held a meeting to discuss the potential transaction. Certain members of senior management and representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), legal counsel to Heritage, and Piper Sandler attended the meeting. At the meeting, Mr. Jones provided the Heritage Board with an update on market, analyst and investor reaction following Heritage’s third quarter earnings release. Mr. Jones then updated the Heritage Board on the discussions with CVBF regarding renewed interest in a potential transaction, including the proposed exchange ratio. He discussed the strategic rationale for combining with CVBF which he believed would accelerate many of Heritage’s strategic initiatives and create value for Heritage’s shareholders who would own approximately 23% of the combined company under the proposed exchange ratio. Representatives of Wachtell Lipton provided an overview of directors’ fiduciary duties and related matters. Representatives of Piper Sandler discussed changes in the economic and regulatory environment since the discussions with CVBF in 2024 as well as the financial performance of the two banks since that time. Representatives of Piper Sandler also presented a preliminary financial analysis including an exchange ratio sensitivity analysis. Representatives of Piper Sandler then discussed the merger and acquisitions environment and presented an overview of select potential acquirors of Heritage, which included CVBF and Party A, and discussed its views on each company’s capacity to pay based on analysis regarding tangible book value dilution and earn-back periods, likely interest in a transaction and strategic fit. Representatives of Piper Sandler expressed the view that based on their financial analysis they did not believe there were any other realistic potential acquirors with a higher capacity to pay than CVBF and noted that CVBF had a significantly higher capacity to pay than Party A. Mr. Jones also discussed his views on the universe of alternative buyers, which were informed by his prior discussions with executives of other financial institutions, and his belief that CVBF represented the best strategic fit for Heritage and had a high level of interest in pursuing a transaction. The Heritage Board discussed the Piper Sandler presentation including its views on CVBF and the other potential buyers and weighed the benefits and risks of conducting outreach to other parties, including the risk of losing the attractive offer from CVBF and the risk of leaks and distraction to the business, and determined that focusing on negotiating a transaction with CVBF represented the best available alternative for Heritage. Following this presentation, the representatives of Piper Sandler left the meeting and the Heritage Board continued to meet in executive session with representatives of Wachtell Lipton present. Mr. Jones provided his recommendation to continue pursuing the proposed transaction at the offered 0.65 exchange ratio and to seek to negotiate a non-binding letter of intent. The Heritage Board then engaged in further discussion regarding the proposed transaction which included, among other things, the benefits of creating a leading business bank across key geographic areas of California, accelerating Heritage’s strategic plan through additional scale, a diversified loan base, and a low cost deposit funding base as well as a strong cultural fit. The Heritage Board also discussed investor perspectives on the proposed transaction and process and its belief that the proposed 0.65 exchange ratio represented a full and fair offer from a high-quality business bank and that the business combination transaction would create significant value for Heritage shareholders through their ownership of the combined company. Following this discussion, the Heritage Board directed that Heritage’s senior management pursue negotiation of a letter of intent with CVBF at the proposed exchange ratio of 0.65. Based on the closing trading price on November 6, the exchange ratio represented an implied value of $12.16 per share and a 16.1% premium to Heritage’s trading price.

Later on November 6, 2025, CVBF and Heritage entered into a draft non-disclosure agreement in order to facilitate more detailed discussions of a potential business combination and reciprocal due diligence efforts.

On November 11, 2025, Mr. Brager delivered to Mr. Jones a proposed letter of intent (the “CVBF Letter of Intent”), which included a non-binding summary of principal terms of the proposed transaction that, among other things, contemplated an all-stock merger of Heritage and CVBF, the terms of which included merger consideration consisting of 0.65 shares of CVBF common stock for each share of Heritage common stock. The CVBF Letter of Intent proposed that Mr. Jones would be President of CVBF and Citizens and that two Heritage directors would join the CVBF’s and Citizens’ Boards at closing. It also provided that the merger agreement would include certain minimum financial tests of Heritage as closing conditions (including Tier-1 Capital, non-interest bearing deposits, total deposits, total loans and transaction expenses). The CVBF Letter of Intent also included a binding exclusivity period of 60 days. From November 12, 2025 to November 14, 2025, Heritage and CVBF and their respective advisors negotiated the terms of the CVBF Letter of Intent.

On November 14, 2025, the CVBF Board held a special meeting at which members of CVBF management and representatives of J.P. Morgan were present. At the meeting, members of CVBF management further reviewed the strategic benefits of acquiring Heritage, including Heritage’s geographic footprint, it’s similar business banking focus and customer franchise to CVBF, its credit profile and the overall impact of a merger with Heritage would have on CVBF based on Heritage’s size. Management also discussed the pro forma ownership Heritage shareholders would have in CVBF following consummation of the merger, the benefits that would be provided from Heritage’s current President and CEO, Mr. Jones, joining CVBF and Citizens as President of CVBF and Citizens and that two mutually acceptable members of Heritage’s board of directors would join CVBF and Citizens’ board of directors in conjunction with completion of the transaction. Representatives of J.P. Morgan then presented a preliminary financial analysis relating to the financial aspects of the merger that had been previously provided to the CVBF Board. The CVBF Board actively discussed with CVBF management and representatives of J.P. Morgan, the financial impact of the transaction, metrics related to other recent bank merger transactions and CVBF management’s preliminary and planned due diligence on Heritage. Following further discussion, the CVBF Board approved issuance of the CVBF Letter of Intent at the proposed exchange ratio. The CVBF Letter of Intent continued to include provisions relating to Mr. Jones’ designation as President of CVBF and Citizens and the appointment of two Heritage directors to the Board of CVBF and Citizens and financial tests required to be met at closing.

On November 14, 2025, the Heritage Board met to review the CVBF Letter of Intent with members of senior management and representatives of Piper Sandler and Wachtell Lipton present. Mr. Jones provided a brief overview of updates on negotiation of the CVBF Letter of Intent since the last Heritage Board meeting. Representatives of Wachtell Lipton discussed the directors’ fiduciary duties and other relevant considerations in evaluating the proposed transaction. Representatives of Wachtell Lipton then reviewed the terms of the CVBF Letter of Intent with the board, including the exclusivity provision and noted that CVBF had expressed that they would only be willing to move forward with discussions regarding a potential transaction on an exclusive basis. Representatives of Wachtell Lipton and Piper Sandler answered questions from the Heritage Board, including questions relating to the regulatory process and the expected timeline to closing. The Heritage Board expressed the need to prioritize the negotiation of the financial tests. Following this presentation, the representatives of Piper Sandler left the meeting and the Heritage Board continued to meet in executive session with representatives of Wachtell Lipton present. The Heritage Board discussed the matters presented at the meeting, including its belief that CVBF offered the best potential path forward for Heritage. Following these discussions, the Board approved execution of the CVBF Letter of Intent and instructed the management team to proceed with diligence and continued negotiations. Based on Heritage’s closing price on November 14, 2025, the 0.65 exchange ratio represented an implied value of $12.26 per share and a premium of 15.9% to Heritage’s market price.

After the Heritage Board meeting, Mr. Brager and Mr. Jones signed the CVBF Letter of Intent.

On November 17, 2025, Heritage provided CVBF and its advisors access to a virtual data room with due diligence materials. Through December 17, 2025, the parties engaged in mutual due diligence, including through a series of virtual due diligence meetings, telephone calls, and in-person management sessions between the parties and their respective representatives to discuss relevant topics.

On November 19, 2025, the CVBF Board held a regularly scheduled board meeting. As part of this meeting, CVBF management reviewed with the CVBF Board the status of due diligence on Heritage, including the teams of CVBF and Citizens personnel who would continue to review various aspects of Heritage’s business, including its loan portfolio, credit posture, securities portfolio, finances and compliance and legal matters. CVBF management further reviewed with the CVBF Board the strategic benefits associated with the merger, including Heritage’s financial and credit position and anticipated cost savings.

On the evening of November 19, 2025, Mr. Brager, Mr. Hal W. Oswalt, the chairman of the CVBF Board, and Mr. George A. Borba, the vice chairman of the CVBF Board, met with Mr. Jones and Ms. Biagini-Komas to discuss each other’s institutions, cultures, strategic fit and the proposed business combination. During these discussions, Mr. Jones and Ms. Biagini-Komas discussed the need to structure the financial closing tests in a manner that provided Heritage with a high degree of closing certainty.

On November 20, 2025, Mr. Brager and Mr. Jones discussed and negotiated the concept of using average quarterly balances for certain financial closing tests and proposed thresholds for each of the tests. Over the course of November 21, 2025 and November 22, 2025, the parties and their representatives continued to discuss the financial closing tests.

On November 24, 2025, the Heritage Board held an update call on the status of negotiations of the proposed transaction with members of Heritage’s senior management team and representatives from Piper Sandler and Wachtell Lipton present. Mr. Jones provided an update on the transaction, including the status of due diligence. Mr. Jones also updated the Heritage Board on recent negotiations of the financial closing tests, most notably that the concept of using quarterly averages for the period had been agreed with respect to certain financial closing tests and the proposed threshold values that had been discussed. Representatives of Piper Sandler and Wachtell Lipton discussed the expected signing to closing process and timeline for the transaction. Following discussion, the Heritage Board instructed management to further negotiate the threshold value for the non-interest bearing deposit test.

Following the Heritage Board meeting, Mr. Jones communicated to Mr. Brager the Heritage Board’s feedback on the non-interest bearing deposit test and that the other financial tests were in agreed form.

On December 1, 2025, the CVBF Board held a special meeting at which members of CVBF management and representatives of J.P. Morgan were present. In addition, a representative of Manatt, Phelps & Phillips, LLP (“Manatt”), CVBF’s legal advisor, was present. At the meeting, the representative of Manatt advised the CVBF Board of their fiduciary duties in reviewing the potential transaction with Heritage. In addition, the representative of Manatt reviewed with the CVBF Board the provisions of the draft merger agreement previously provided to the CVBF Board. In addition, CVBF management updated the CVBF Board on its due diligence efforts on Heritage. CVBF management and representatives of J.P. Morgan further discussed with the CVBF Board the status of the transaction and CVBF management said that it would be updating its financial assumptions in conjunction with the results of management’s ongoing due diligence.

On December 1, 2025, Mr. Brager confirmed to Mr. Jones that CVBF would agree on the threshold value proposed by Heritage for the non-interest bearing deposit test. Manatt also shared with Wachtell Lipton a first draft of the proposed merger agreement, which contemplated an all-stock merger on terms generally consistent with the CVBF Letter of Intent and the agreement with respect to the financial tests.

On December 5, 2025, the Heritage Board held an update call on the status of the negotiations, attended by members of Heritage senior management and representatives from Piper Sandler and Wachtell Lipton. Mr. Jones provided an update on Heritage’s financial performance to date during the fourth quarter of 2025. Mr. Jones also provided an update on the status of the negotiations with CVBF and representatives of Piper Sandler provided a market update. The Heritage Board then discussed the status of due diligence, including population of the data room and Heritage’s reverse due diligence of CVBF and Citizens and expectations around process and timeline.

Also on December 5, 2025, Manatt shared initial drafts of the ancillary agreements with Wachtell Lipton, which included the forms of voting agreements for Heritage and CVBF directors and restrictive covenant agreements with certain Heritage directors and executive officers.

On December 8, 2025, Messrs. Brager and Jones met in person, with representatives from Piper Sandler in attendance, to negotiate outstanding business issues on the merger agreement and related agreements. During this meeting Mr. Brager provided Mr. Jones with the initial draft of his employment offer letter. Later that day, Wachtell Lipton sent a revised draft of the merger agreement to Manatt.

On December 11, 2025, the Compensation Committee of the Heritage Board held a regularly scheduled meeting, a portion of which was attended by representatives from Wachtell Lipton who discussed the proposed treatment of compensation and benefits items in the merger with the Compensation Committee. Following the meeting of the Compensation Committee, the Heritage Board met with members of senior management and representatives from Piper Sandler and Wachtell Lipton present. Mr. Jones provided a financial performance update on the quarter and a status update on the transaction to the directors. Wachtell Lipton reviewed with the Heritage Board the current status and open issues on the merger agreement and ancillary agreements, including the offer letter for Mr. Jones and the Heritage Board provided feedback. Representatives of Piper Sandler provided an update on the substantial completion of reverse due diligence and provided a market update. Representatives of Wachtell Lipton provided an update on their legal and regulatory reverse diligence. The Heritage Board directed the management team and the advisors to continue negotiations of the transaction.

On December 12, 2025, the CVBF Board held a regularly scheduled board meeting at which representatives of CVBF and Citizens management were present. At the meeting, representatives of management reviewed with the CVBF Board the results of their due diligence reviews of Heritage, including credit quality, deposits, information technology and cybersecurity. Representatives of management also reviewed current financial projections of Heritage on a stand-alone and combined pro forma basis with CVBF, opportunities for cost savings, accounting issues and transaction costs, earnings per share accretion, tangible book value dilution, earn-back periods and expectations regarding employment and change-in-control related arrangements for Heritage employees, including matters relating to retention of Mr. Jones as President of the surviving corporation following the merger. Mr. Brager further outlined the strategic benefits associated with the transaction, including expansion of CVBF’s geographic footprint, as well as the attendant risks associated with completing the merger if the synergies associated with the merger would not be achieved at the levels CVBF forecast. The CVBF Board remained supportive of moving ahead with the proposed transaction.

From December 11, 2025 until December 15, 2025, CVBF’s and Heritage’s legal advisors negotiated the terms of, and exchanged drafts of, the merger agreement, ancillary agreements and related documentation.

On December 15, representatives of CVBF informed Heritage that they had satisfactorily completed their diligence review and identified no material issues. Following discussion, Mr. Jones and Ms. Biagini-Komas directed representatives of Piper Sandler to request that CVBF increase the exchange ratio to 0.66 shares of CVBF common stock for each share of Heritage common stock given the positive diligence review. In response, Mr. Brager made clear that CVBF would not be willing to increase the exchange ratio, while indicating that he would be willing to work to constructively resolve the remaining open items on the merger agreement. Following further discussion, the parties agreed to move forward with finalizing the merger agreement for review and approval by their respective boards of directors.

On December 16, 2025, the CVBF Board held a special meeting at which representatives of CVBF management, Manatt and representatives of J.P. Morgan were present. Representatives of J.P. Morgan reviewed the potential transaction from a financial perspective based on the 0.65 exchange ratio that had been preliminarily agreed with Heritage. Representatives of J.P. Morgan also presented their preliminary financial analyses relating to the potential transaction and CVBF. Representatives of Manatt and CVBF management then provided an overview of the current drafts of the transaction documents including the merger agreement and outlined various matters related to the legal and regulatory process as well as projected overall transaction costs. CVBF management also provided a further review and discussion of the strategic and financial rationale for the proposed transaction as well as an update on various human resource and employment related items, including retention of Mr. Jones as President of the surviving corporation. The CVBF Board remained supportive of moving forward with the potential transaction.

On December 17, 2025, the Heritage Board held a meeting with Heritage senior management and representatives of Wachtell Lipton and Piper Sandler in attendance, to consider the merger agreement and ancillary documents, copies of which were provided to the Heritage Board in advance of the meeting. At this meeting, Mr. Jones updated the directors on the final negotiations with CVBF and presented management’s views on the strategic rationale for the combination of CVBF and Heritage as well as potential risks relating to the transaction and recommended that the Heritage Board approve the transaction. Representatives of Piper Sandler reviewed with the Heritage Board Piper Sandler’s financial analysis summarized below under “Opinion of Heritage’s Financial Advisor.” Representatives of Piper Sandler also rendered to the Heritage Board the oral opinion of Piper Sandler, subsequently confirmed by delivery of a written opinion, dated December 17, 2025, to the Heritage Board, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Heritage common stock. Representatives of Wachtell Lipton discussed the Board’s fiduciary duties and related matters and reviewed for the directors the final terms of the proposed merger agreement and other transaction documents. Among other matters considered, the Heritage Board reviewed the specific terms of the merger agreement and ancillary agreements, the consideration to be received by Heritage shareholders, the price and historical performance of CVBF’s and Heritage’s common stock, current market conditions and the Piper Sandler valuation analysis. Representatives of Piper Sandler also reviewed with the Board its analysis of other select potential acquirors of Heritage and affirmed its prior analysis that it did not believe there were any other potential acquirors with a higher capacity to pay than CVBF. Following further discussion, during which the directors considered the matters reviewed and discussed at that meeting and all prior meetings, including the factors described under the section of this joint proxy statement/prospectus entitled “Heritage’s Reasons for the Merger; Recommendation of the Heritage Board of Directors,” the Heritage Board determined that the merger agreement and the ancillary documents, the merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of Heritage and its shareholders, and the Heritage Board unanimously voted to approve and adopt the merger agreement, the merger and the other transactions contemplated thereby.

On December 17, 2025, the CVBF Board held a special meeting at which members of management and representatives of J.P. Morgan and Manatt were present. At this meeting, the CVBF Board further considered the negotiated terms of the proposed transaction and the entry into the merger agreement by CVBF. At the meeting, members of CVBF management provided an update on the progress of the negotiations since the prior CVBF Board meeting, noting that the negotiations toward the potential transaction were substantially complete. Representatives of Manatt and management once again addressed the terms of the transaction documents including the draft merger agreement and human resource related matters. Representatives of J.P. Morgan presented their financial analyses relating to the potential transaction and rendered to the CVBF Board their oral opinion to the effect that, as of such date and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to CVBF. For more information, see the section entitled “The Merger—Opinion of CVBF’s Financial Advisor” and Annex B to this joint proxy statement/prospectus. At the conclusion of the meeting, after careful review and discussion by the CVBF Board, including consideration of the factors described below under the section entitled “The Merger—CVBF’s Reasons for the Merger; Recommendation of CVBF’s Board of Directors,” the CVBF Board unanimously determined that the merger agreement and the transactions contemplated thereby, including the mergers and the CVBF share issuance, would be fair to and in the best interests of CVBF and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the mergers and the CVBF share issuance.

On December 17, 2025, the merger agreement and ancillary agreements were executed and delivered by CVBF and Heritage. The transaction was publicly announced in a press release jointly issued by CVBF and Heritage on the afternoon of December 17, 2025.

CVBF’s Reasons for the Merger; Recommendation of CVBF’s Board of Directors

After careful consideration, the CVBF board of directors, at a meeting held on December 17, 2025, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers and the CVBF share issuance, are advisable and fair to and in the best interests of CVBF and its shareholders and (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers and the CVBF share issuance.

In reaching this decision, the CVBF board of directors evaluated the merger agreement, the mergers and the other matters contemplated by the merger agreement in consultation with CVBF’s senior management, as well as with CVBF’s legal and financial advisors, and considered a number of factors, including the following principal factors:

•	the strategic benefits associated with acquiring Heritage and Heritage’s geographic footprint as compared to organic growth;

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the results of its diligence investigation of Heritage, including discussion with CVBF management and review of Heritage’s financial position, assets and liabilities, securities, deposits and loans, employee benefits, and overall franchise;

•	the complementary business of CVBF and Heritage, including its deposit base, loan portfolio, asset quality and levels of capital and liquidity;

•	CVBF’s and Heritage’s overall business, financial condition, earnings and prospects;

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the prospects of the combination with Heritage, including impact on capital levels, shareholders equity, historical and projected growth trends, earnings, and the impact of the combination on loan and deposit composition, credit profile and profitability, among other factors;

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the challenges of the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and CVBF and Heritage in particular, including the importance of scale in the financial services industry, and the anticipated interest rate environment and its potential effect on net interest margin;

•	the costs associated with banking regulation, compliance and technology and the anticipated costs of continuing to develop and enhance CVBF’s business capabilities;

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the results that CVBF could expect to achieve without acquiring Heritage, and the potential value to CVBF’s shareholders of that course of action, as compared to the value of a business combination with Heritage;

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the expected pro forma financial impact of the transactions contemplated by the merger agreement (which would not require the raising of additional capital to complete the mergers) on CVBF, taking into account costs associated with completing the mergers as well as anticipated cost savings, goodwill, credit marks, and other factors following completion of the combination;

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the advantages of CVBF expanding as a larger financial institution, including the potential for operating efficiencies, the ability to leverage overhead costs, and the general liquidity of larger financial institutions;

•	the ability of CVBF’s management team, together with Mr. Jones, to successfully integrate and operate the business of the combined franchise after the bank merger;

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the terms of the merger agreement, including the fixed exchange ratio, the representations, covenants, deal protection and termination provisions and the size of the termination fee payable in certain circumstances in relation to the overall transaction size, as well as the addition of two new Heritage’s directors to CVBF’s board of directors;

•	the pro forma ownership of former Heritage shareholders in a combined organization as compared to CVBF shareholders;

•	the anticipated tax treatment of the merger;

•	the achievability of the closing conditions in the merger agreement;

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the likelihood that the transactions contemplated by the merger agreement will be completed on a timely basis, including the likelihood that the mergers will receive all necessary regulatory and shareholder approvals in a timely manner;

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CVBF’s past success in integrating many acquisitions and the expected financial and other benefits of such acquisitions and the strength of CVBF’s management and infrastructure in successfully completing the integration process;

•	the fact that the merger does not preclude a third party from making an unsolicited acquisition proposal to CVBF;

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the ability of CVBF board of directors to change its recommendation that CVBF’s shareholders vote to approve the merger agreement, subject to the terms and conditions set forth in the merger agreement;

•	the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

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J.P. Morgan’s financial analyses and oral opinion rendered to the CVBF board of directors, which was subsequently confirmed by delivery of a written opinion dated December 17, 2025, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to CVBF, as more fully described below under the section entitled “The Merger—Opinion of CVBF’s Financial Advisor”; and

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CVBF board of directors’ review and discussions with CVBF management and advisors concerning CVBF’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of CVBF following consummation of the transaction.

The CVBF board of directors also considered the potential risks related to the transactions contemplated by the merger agreement, including, but not limited to:

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the possibility that the anticipated benefits of the mergers will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of Heritage into CVBF’s operations or as a result of weaknesses in the economy, general market conditions and competitive factors in the areas where CVBF and Heritage operate businesses;

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the costs to be incurred in connection with the mergers and the integration of Heritage’s business into CVBF and the possibility that the transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

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the possibility that the anticipated pro forma impact of the merger on CVBF will not be realized when expected or at all as a result of unexpected changes in financial market or economic conditions, including as a result of sustained market volatility or significant changes in interest rates;

•	the possibility of encountering difficulties in achieving anticipated cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Heritage with those of CVBF;

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the restrictions on the conduct of CVBF’s business during the period between execution of the merger agreement and the effective time, which could potentially delay or prevent CVBF from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the mergers;

•	the risk of losing CVBF or Heritage deposits or loans or key CVBF or Heritage deposit or loan customers during the pendency of the mergers and following completion of the mergers;

•	the risk of losing key CVBF or Heritage employees during the pendency of the mergers and following completion of the mergers;

•	the possible diversion of management focus and resources from the operation of CVBF’s business while working to implement the transaction and integrate Heritage with CVBF;

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the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of CVBF common stock or Heritage common stock, the value of the shares of CVBF common stock to be issued to Heritage shareholders at the effective time could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

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the risk that the regulatory and other approvals required in connection with the mergers may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of CVBF following the completion of the mergers;

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the possibility of opposition by community groups or other public objectors to the proposed merger which could in turn delay or prevent the closing of the merger or otherwise impact the reputations of CVBF and/or Heritage;

•	the ownership dilution caused by CVBF’s issuance of additional shares of common stock in connection with the merger;

•	the potential for legal claims challenging the mergers; and

•	risks otherwise associated with CVBF’s business, including those in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward- Looking Statements.”

The foregoing discussion of the information and factors considered by the CVBF board of directors is not intended to be exhaustive, but includes the material factors considered by the CVBF board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the CVBF board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board considered all these factors as a whole and overall considered the factors to support its determination.

It should be noted that this explanation of the reasoning of the CVBF board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the future factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the CVBF board of directors unanimously recommends that the holders of CVBF common stock vote “FOR” the CVBF merger proposal and “FOR” the CVBF adjournment proposal.

Heritage’s Reasons for the Merger; Recommendation of the Merger by the Heritage Board of Directors

The Heritage board of directors has determined that the mergers are fair to and in the best interests of Heritage and its shareholders and, by the unanimous vote of all of the directors of Heritage, approved and adopted the merger agreement and the mergers.

In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Heritage board of directors evaluated the merger agreement in consultation with Heritage executive management, as well as Heritage’s legal counsel and financial advisor, and considered numerous factors, including the following:

•	an extensive review of strategic options available to Heritage, and its belief that the business combination with CVBF represented the best path available for maximizing shareholder value;

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each of Heritage’s and CVBF’s business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through diligence on CVBF, the Heritage board of directors considered that CVBF’s and Heritage’s respective business, operations and risk profile complement each other and that the companies’ separate earnings and prospects, and the synergies and scale potentially available in the proposed transaction, create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Heritage’s earnings and prospects on a stand-alone basis;

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the combined company’s position as a top-performing California business bank with approximately $22 billion in assets, more than 75 offices and branches, a deeply rooted presence in California’s key economic centers and industry leading financial and performance metrics;

•	the fact that CVBF has recorded 194 consecutive quarters of profitability and is a consistently high performing company from a profitability standpoint;

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that based on the closing price of Heritage common stock on December 16, 2025, the last trading day prior to the public announcement of the merger, the merger consideration had an implied value of $13.00 per share which represented a premium of 7.2%, and a premium of 15.6% to Heritage’s 20-day VWAP ending on December 16, 2025;

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the fact that CVBF pays a regular quarterly dividend on its common stock of $0.20 per share and has a dividend yield of approximately 4% and that CVBF has paid a regular quarterly dividend on its common stock for 144 consecutive quarters;

•	the expected pro forma financial impact of the merger, taking into account anticipated cost savings and other factors;

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the advantages of the increased scale resulting from being part of a larger financial institution, such as CVBF, the potential for operating efficiencies, the ability to leverage overhead costs and a broader set of product offerings for its customers;

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its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Heritage’s and the combined company’s potential growth, development, productivity and strategic options;

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the fact that, upon the closing, the combined company’s board of directors would include two (2) Heritage directors, and that Mr. Jones would serve as President of the surviving corporation and the surviving bank, each of which the Heritage board of directors believed would ensure continuity and representation from both companies and enhance the likelihood that the strategic benefits Heritage expects to achieve as a result of the merger will be realized;

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the complementary nature of Heritage’s and CVBF’s businesses and prospects given the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, expanded product offerings, cost savings opportunities and enhanced opportunities for growth;

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that Heritage and CVBF have limited geographic overlaps and its belief that their adjacent geographic footprints in California would promote continuity with team members and customers and thereby limit distractions and other costs which could otherwise interfere with the combined enterprise’s ability to realize the anticipated benefits of the merger;

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its belief that the two companies’ client-driven corporate cultures are compatible, including with respect to corporate purpose, strategic focus, client service, credit cultures and community commitment, and the belief that the foregoing would facilitate successful integration and implementation of the transaction;

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the ability of CVBF to successfully integrate and operate the business of the combined company after the merger, as evidenced by its successful track record in completing and integrating previous mergers of community banks;

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the fact that the exchange ratio would be fixed, which the Heritage board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction assured that Heritage shareholders would own approximately 23% of the combined company;

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the fact that 100% of the merger consideration would be in the form of CVBF common stock, which will allow Heritage shareholders to participate in the future performance of the combined company’s business and synergies resulting from the merger and from improved conditions for financial institutions or in the general economy;

•	the terms of the merger agreement, which Heritage reviewed with its legal advisor, including the representations, covenants, deal protection and termination provisions;

•	the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

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the fact that Heritage’s shareholders will have an opportunity to vote on the approval of the merger agreement and the merger (and that approval would require a majority of all the outstanding shares of common stock entitled to vote thereon);

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the fact that the merger agreement does not preclude a third party from making an unsolicited acquisition proposal to Heritage and that, under certain circumstances more fully described under “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers” on page 109, Heritage may furnish non-public information to, and enter into discussions with, such a third party regarding a qualifying acquisition proposal;

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the ability of the Heritage board of directors to change its recommendation that Heritage shareholders vote to approve the merger agreement, subject to the terms and conditions set forth in the merger agreement (including the right of CVBF to match any competing bid and the payment by Heritage of a termination fee);

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the belief that the merger will allow for greater opportunities for Heritage’s clients, customers and other constituencies, and that the potential synergies, low loan and deposit concentration levels allowing greater growth in all classes of commercial lending, deposit gathering, and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by Heritage on an independent basis;

•	the expectation that the merger will qualify as a “reorganization” for U.S. federal income tax purposes;

•	the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

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the financial presentation, dated December 17, 2025, of Piper Sandler to the Heritage board and the written opinion, dated December 17, 2025, of Piper Sandler to the Heritage board, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Heritage common stock of the merger consideration, as more fully described below under “Opinion of Heritage’s Financial Advisor”; and

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the Heritage board of director’s review and discussions with Heritage’s management and advisors concerning Heritage’s due diligence examination of the operations, financial condition and risk and compliance programs and prospects of CVBF.

The Heritage board of directors also considered the potential adverse consequences of the proposed mergers, including:

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the potential for diversion of management and employee attention, and for employee attrition, during the period following the announcement of the merger and prior to the completion of the merger, and the potential effect on Heritage’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the fact that Heritage’s shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;

•	the risk that Heritage might not satisfy one or more of the minimum financial measures that are conditions to CVBF’s obligation to complete the merger;

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the potential that certain provisions of the merger agreement prohibiting Heritage from soliciting, and limiting its ability to respond to or enter into, proposals for alternative transactions, and requiring the payment of a termination fee could have the effect of discouraging an alternative proposal;

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the interests of Heritage’s officers and directors with respect to the merger apart from their interests as holders of Heritage common stock, and the risk that these interests might influence their decision with respect to the merger;

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the requirement that Heritage conduct its business in the ordinary course and the other restrictions on the conduct of Heritage’s business prior to completion of the merger, which may delay or prevent Heritage from undertaking business opportunities that may arise pending completion of the merger;

•

the regulatory and other approvals required in connection with the merger and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

•

the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of Heritage and CVBF and even if the merger is not ultimately consummated, including a potential $32.45 million termination fee if the merger agreement is terminated by CVBF under certain circumstances;

•

the possible effects on Heritage should the parties fail to complete the merger, including the increased difficulty of resuming operations with a standalone strategy, the possible effects on the price of Heritage common stock, and the business and opportunity costs;

•	the risk of litigation arising from shareholders in respect of the merger agreement or transactions contemplated thereby; and

•

the other risks described under “Risk Factors” beginning on page 26, and the risks of investing in CVBF common stock identified in the “Risk Factors” sections of CVBF’s periodic reports filed with the SEC and incorporated by reference herein.

This description of the information and factors considered by the Heritage board of directors is not intended to be exhaustive, but is believed to include the material factors the Heritage board of directors considered. In determining whether to approve and recommend the merger agreement, the Heritage board of directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the mergers and the merger agreement, considering, among other things, the reasons discussed above, the Heritage board of directors approved the merger agreement and the mergers as being in the best interests of Heritage and its shareholders, based on the total mix of information available to the Heritage board of directors.

This explanation of Heritage’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The Heritage board of directors has unanimously approved the merger agreement and recommends that Heritage shareholders vote “FOR” approval of the merger proposal.

Certain Unaudited Prospective Financial Information

CVBF and Heritage do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the merger, CVBF and Heritage are including in this joint proxy statement/prospectus certain unaudited prospective financial information for CVBF and Heritage that was made available as described below. We refer to this information collectively as the “prospective financial information,” with respect to CVBF and Heritage on a standalone basis and without giving effect to the merger (except as expressly set forth below under “—Certain Estimated Synergies Attributable to the Merger”). A summary of certain significant elements of this prospective financial information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing CVBF shareholders and Heritage shareholders access to certain nonpublic information made available to CVBF and Heritage and their respective boards of directors and financial advisors.

Neither CVBF nor Heritage endorses the prospective financial information as necessarily predictive of actual future results. The prospective financial information, to the extent prepared by CVBF or Heritage senior management, was prepared in good faith and on a reasonable basis based on the best information available to the preparers at the time of their preparation. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by CVBF senior management, Heritage senior management, or Wall Street research analysts, as applicable, at the time such prospective financial information, as applicable, was prepared by CVBF senior management, Heritage senior management, or Wall Street research analysts, as applicable, or approved for use by the financial advisors in connection with the financial advisors’ respective financial analyses and opinions as described in this joint proxy statement under “—Opinion of Heritage’s Financial Advisor” beginning on page [ ] and “—Opinion of CVBF’s Financial Advisor” beginning on page [ ]. However, there can be no assurance that the forecasts or projections will be realized, and actual results may vary materially from those shown in the prospective financial information. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information reflect numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business, economic and regulatory conditions affecting the industry in which CVBF and Heritage operate and the risks and uncertainties described in the sections entitled “Risk Factors” beginning on page [ ] of this joint proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [ ] of this joint proxy statement/prospectus and in the reports that CVBF and Heritage file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of CVBF and Heritage and will be beyond the control of CVBF following the completion of the merger.

The prospective financial information represents, as applicable, CVBF’s senior management’s, Heritage’s senior management’s, or Wall Street research analysts’ respective evaluation of CVBF’s and Heritage’s expected future financial performance on a standalone basis, without reference to the merger (except as expressly set forth under the section titled “—Certain Estimated Synergies Attributable to the Merger”). There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these underlying assumptions do not include all potential actions that the senior management of CVBF or Heritage could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that CVBF, Heritage or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any CVBF shareholders or Heritage shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information.

The prospective financial information should not be construed as financial guidance and it should not be relied on as such. This information was prepared solely for internal use (other than publicly available consensus Wall Street research analysts’ estimates, or “street estimates”) and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change. Except as expressly set forth below under the section entitled “—Certain Estimated Synergies Attributable to the Merger,” the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on CVBF or Heritage of the merger, and does not attempt to predict or suggest actual future results of CVBF following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by CVBF as a result of the merger (except as expressly set forth below under the section titled “—Certain Estimated Synergies Attributable to the Merger”), the effect on CVBF or Heritage of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. The prospective financial information does not take into account any circumstances or events that have occurred after the date it was prepared and no assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, the results would have been the same. In addition, the prospective financial information may not reflect the manner in which CVBF would operate after the merger.

The prospective financial information, to the extent prepared by CVBF or Heritage senior management, was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. As described and subject to the above, the prospective financial information included in this section has been provided by CVBF’s senior management and Heritage’s senior management as described in this section. Neither KPMG LLP (as CVBF’s independent registered public accounting firm) nor Crowe LLP (as Heritage’s independent registered public accounting firm), have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, KPMG LLP and Crowe LLP have not expressed an opinion or provided any other form of assurance with respect thereto or its achievability, and assume no responsibility for the prospective financial information and disclaim any association with the prospective financial information. The reports by KPMG LLP and Crowe LLP incorporated by reference in this joint proxy statement/prospectus relate to CVBF’s and Heritage’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

Certain Stand-Alone CVBF Prospective Financial Information used by J.P. Morgan

The following table presents the forecasts of CVBF’s 2025 through 2031 net income after taxes (“NIAT”) available to common shareholders, earnings per share, and total assets that were used by J.P. Morgan at the direction of the CVBF board of directors in the financial analyses performed in connection with J.P. Morgan’s fairness opinion:

	2025E	2026E	2027E	2028E	2029E	2030E	2031E
NIAT ($ millions)	$209	$213	$226	$233	$240	$247	$255
Earnings per Share	$1.51	$1.56	$1.68	$1.75	$1.83	$1.92	$2.00
Total Assets ($ millions)	$15,668	$15,956	$16,269	$16,757	$17,260	$17,778	$18,311

The above forecasts of CVBF’s 2025 through 2031 NIAT available to common shareholders and total assets represent consensus Wall Street research estimates of those measures, and extrapolation as approved by CVBF’s management in fiscal year 2028 and thereafter based on a 3% annual growth rate for net income to common and a 3% annual growth rate for total assets.

Certain Stand-Alone CVBF Prospective Financial Information used by Piper Sandler

The following table presents the forecasts of CVBF’s 2025 through 2029 NIAT, earnings per share, dividends per share and tangible book value per share that were used by Piper Sandler at the direction of Heritage management in the financial analyses performed in connection with its opinion.

	2025E(1)	2026E	2027E	2028E	2029E
NIAT ($ thousands)	$208,500	$213,200	$226,200	$232,986	$239,975
Earnings Per Share ($)	$1.52	$1.58	$1.71	$1.78	$1.87
Dividends Per Share ($)	$0.20	$0.80	$0.80	$0.82	$0.84
Tangible Book Value Per Share ($)	$11.34	$12.05	$12.87	$13.74	$14.67

(1)	Displayed 2025E dividends per share includes portion of 2025E dividends unpaid as of September 30, 2025.

Piper Sandler derived the above forecasts utilizing consensus Wall Street median research estimates for NIAT, dividends per share and balance sheet for the years ending December 31, 2025 through December 31, 2027. Such estimates were extrapolated at the direction of Heritage management to forecast CVBF’s financial results after 2027 assuming 3% annual balance sheet and net income growth in 2028 and thereafter and assumptions regarding estimated annual dividends per share and share repurchases.

Certain Stand-Alone Heritage Prospective Financial Information used by J.P. Morgan

The following table presents the forecasts of Heritage’s 2025 through 2031 NIAT available to common shareholders, earnings per share, and total assets that were used by J.P. Morgan at the direction of the CVBF board of directors in the financial analyses performed in connection with J.P. Morgan’s fairness opinion:

	2025E	2026E	2027E	2028E	2029E	2030E	2031E
NIAT ($ millions)	$47	$59	$63	$65	$68	$70	$73
Earnings per Share	$0.76	$0.96	$1.03	$1.08	$1.12	$1.17	$1.21
Total Assets ($ millions)	$5,680	$5,919	$6,187	$6,373	$6,564	$6,761	$6,964

The above forecasts of Heritage’s 2025 through 2031 NIAT available to common shareholders and total assets represent consensus Wall Street research estimates of those measures, and extrapolation as approved by CVBF’s management in fiscal year 2028 and thereafter based on a 4% annual growth rate for net income to common and a 3% annual growth rate for total assets.

Certain Stand-Alone Heritage Prospective Financial Information used by Piper Sandler

The following table presents the forecasts of Heritage’s 2025 through 2029 NIAT, earnings per share, dividends per share and tangible book value per share that were used by Piper Sandler at the direction of Heritage management in the financial analyses performed in connection with its opinion:

	2025E(1)	2026E	2027E	2028E	2029E
NIAT ($ thousands)	$46,800	$58,650	$62,501	$64,998	$67,599
Earnings Per Share ($)	$0.76	$0.96	$1.04	$1.10	$1.16
Dividends Per Share ($)	$0.13	$0.52	$0.52	$0.52	$0.52
Tangible Book Value Per Share ($)	$8.70	$9.18	$9.71	$10.29	$10.93

(1)	Displayed 2025E dividends per share includes portion of 2025E dividends unpaid as of September 30, 2025.

Piper Sandler derived the above forecasts utilizing consensus Wall Street median research estimates for NIAT, dividends per share and balance sheet for the years ending December 31, 2025 through December 31, 2027. Such estimates were extrapolated at the direction of Heritage management to forecast Heritage’s financial results after 2027 assuming 3% annual balance sheet growth and 4% annual net income growth in 2028 and thereafter and assumptions regarding estimated annual dividends per share and share repurchases.

Certain Estimated Synergies Attributable to the Merger

The management team of CVBF developed and provided to its board of directors prospective financial information relating to the anticipated synergies estimated to be realized following the completion of the proposed merger beginning in 2026. Such prospective financial information also was (i) provided to J.P. Morgan and approved by the CVBF board of directors for J.P. Morgan’s use and reliance, and (ii) provided to Piper Sandler and approved by senior management of Heritage for Piper Sandler’s use and reliance, in each case, in connection with their respective financial analyses and fairness opinions as described in this joint proxy statement/prospectus under the sections entitled “—Opinion of CVBF’s Financial Advisor” and “—Opinion of Heritage’s Financial Advisor.”

The synergy estimates consisted of estimated cost savings, which in the case of the synergies provided to the CVBF board of directors, the Heritage board of directors, J.P. Morgan, and Piper Sandler, were estimated to amount to approximately $43 million in gross pre-tax cost savings annually, or 35% of Heritage’s 2027E operating noninterest expense base, phased in 75% during the second half of 2026 and 100% thereafter.

Such prospective financial information also assumed (i) estimated one-time, pre-tax transaction cost of approximately $75 million; (ii) core deposit intangible of approximately 3% of Heritage’s non-time deposits, amortized sum-of-the-years’-digits (SYD) over ten years; (iii) gross credit mark of 1.08%; (iv) fair value adjustment of Heritage’s held-to-maturity (HTM) securities of approximately $65 million, accreted over five years straight-line; (v) fair value adjustment of Heritage’s loans of approximately $165 million, accreted over four years straight-line; (vi) the sale of approximately $400 mm of Heritage’s single family residential loans and subsequent securities reinvestment; and (vii) certain other estimated purchase accounting adjustments.

See above in this section for further information regarding the uncertainties underlying the cost synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing cost synergies in connection with the merger.

General

The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together or averaged. The sum of the prospective financial information together for the two companies is not intended to represent the results CVBF will achieve if the merger is completed and is not intended to represent forecasted financial information for CVBF if the merger is completed.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither CVBF nor Heritage nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of CVBF or Heritage compared to the information contained in the prospective financial information, or that the results reflected in the prospective financial information will be achieved. Neither CVBF (before or after completion of the merger) nor Heritage, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. None of CVBF, Heritage or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any CVBF shareholder or Heritage shareholder or other person regarding CVBF’s or Heritage’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by CVBF and Heritage and their respective boards of directors and financial advisors in connection with the merger but is subject to the conditions and uncertainties described above in this paragraph.

In light of the foregoing, and taking into account that the CVBF meeting and the Heritage special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, CVBF shareholders and Heritage shareholders are cautioned not to place unwarranted reliance on such information, and are urged to review CVBF’s and Heritage’s most recent SEC filings, respectively, for a description of their reported financial results and the financial statements of CVBF and Heritage incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus. The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any CVBF shareholder to vote in favor of the CVBF merger proposal or any of the other proposals to be voted on at the CVBF special meeting or to induce any Heritage shareholder to vote in favor of the Heritage merger proposal or any of the other proposals to be voted on at the Heritage special meeting.

Opinion of CVBF’s Financial Advisor

Pursuant to an engagement letter, CVBF retained J.P. Morgan to act as its financial advisor in connection with the proposed merger.

At the meeting of the CVBF board of directors on December 17, 2025, J.P. Morgan rendered its oral opinion, subsequently confirmed in J.P. Morgan’s written opinion dated as of December 17, 2025, to the CVBF board of directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to CVBF.

The full text of the written opinion of J.P. Morgan, dated as of December 17, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of CVBF common stock are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the CVBF board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the exchange ratio in the proposed merger and did not address any other aspect of the proposed merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any class of securities, creditors or other constituencies of CVBF or as to the underlying decision by CVBF to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of CVBF as to how such shareholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated December 16, 2025 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Heritage and CVBF and the industries in which they operate;

•

compared the financial and operating performance of Heritage and CVBF with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Heritage common stock and the CVBF common stock and certain publicly traded securities of such other companies;

•

at CVBF’s direction, reviewed and relied upon for J.P. Morgan’s opinion and analysis (A) certain publicly available financial forecasts relating to the business and financial prospects of CVBF, derived from a consensus of selected research analysts that were identified by CVBF’s management and, with the guidance and assistance of CVBF’s management, extrapolated such forecasts for certain fiscal years (such forecasts and extrapolations being reviewed and endorsed by CVBF’s management as reasonable for J.P. Morgan’s use in its opinion and analysis) (referred to in this section as the “CVBF projections”), (B) certain publicly available financial forecasts relating to the business and financial prospects of Heritage derived from a consensus of selected research analysts that were identified by CVBF’s management and, with the guidance and assistance of CVBF’s management, extrapolated such forecasts for certain fiscal years (such forecasts and extrapolations being reviewed and endorsed by CVBF’s management as reasonable for J.P. Morgan’s use in its opinion and analysis) (referred to in this section as the “Heritage projections” and, together with the CVBF projections, the “Financial Projections”) and (C) the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger provided to J.P. Morgan by the management of CVBF (referred to in this section as the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Heritage and CVBF with respect to certain aspects of the proposed merger, and the past and current business operations of Heritage and CVBF, the financial condition and future prospects and operations of Heritage and CVBF, the effects of the proposed merger on the financial condition and future prospects of CVBF, and certain other matters it believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Heritage and CVBF or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with CVBF, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Heritage or CVBF under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Financial Projections and the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of CVBF as to the expected future results of operations and financial condition of Heritage and CVBF to which such analyses or forecasts relate, or in the case of the Financial Projections, that they represented a reasonable basis upon which to evaluate the expected future results of the operations and financial condition of CVBF and Heritage, respectively. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the latest draft thereof furnished to J.P. Morgan.

J.P. Morgan also assumed that the representations and warranties made by CVBF and Heritage in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to CVBF with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on Heritage or CVBF or on the contemplated benefits of the proposed merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to CVBF of the exchange ratio in the proposed merger and J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of CVBF or as to the underlying decision by CVBF to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or to any class of such persons relative to the exchange ratio in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Heritage common stock or CVBF common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between CVBF and Heritage, and the decision to enter into the merger agreement was solely that of the CVBF board of directors and the Heritage board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the CVBF board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the CVBF board of directors or management with respect to the proposed merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the CVBF board of directors on December 17, 2025 and in the financial analyses presented to the CVBF board of directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the CVBF board of directors and contained in the presentation delivered to the CVBF board of directors on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Certain of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Heritage Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Heritage with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to Heritage (the “Heritage selected companies”). The Heritage selected companies were:

•	Bank of Marin Bancorp

•	BayCom Corp

•	TriCo Bancshares

•	WestAmerica Bancorporation

•	California BanCorp

•	Five Star Bancorp

•	Community West Bancshares

•	Sierra Bancorp

These companies were selected, among other reasons, by J.P. Morgan because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of Heritage. However, none of the Heritage selected companies is identical or directly comparable to Heritage, and certain of the Heritage selected companies may have characteristics that are materially different from those of Heritage. The analyses necessarily involve complex considerations and judgments concerning the differences in financial and operational characteristics of the companies involved and other factors that could affect the Heritage selected companies differently than they would affect Heritage.

In all instances, multiples were based on closing stock prices on December 16, 2025, which was the last practicable day prior to the delivery of J.P. Morgan’s opinion to CVBF board of directors. For each of the following analyses performed by J.P. Morgan, financial data for the Heritage selected companies were based on the Heritage selected companies’ public filings and information that J.P. Morgan obtained from S&P Global Market Intelligence and FactSet Research Systems. The multiples and ratios for each of the Heritage selected companies were based on the most recent publicly available information.

Using publicly available information, J.P. Morgan calculated for each Heritage selected company, (i) the multiple of price to estimated earnings per share for fiscal year 2026 (referred to in this section as “P/2026E”), (ii) the multiple of price to tangible book value per share (referred to in this section as “P/TBV”) and (iii) the 2026 estimated return on average tangible common equity (referred to in this section as “2026E ROATCE”). J.P. Morgan also performed a regression analysis (referred to in this section as “P/TBV regression”) to review, for the Heritage selected companies, the relationship between P/TBV and 2026E ROATCE.

Based on the above analysis, J.P. Morgan then applied a multiple reference range of 10.0x to 13.0x for P/2026E to Heritage’s estimated earnings per share for the fiscal year 2026 of $0.96 as set forth in the Heritage projections. J.P. Morgan also applied a multiple reference range of 1.29x to 1.48x for the P/TBV regression, which it derived from the estimated range of Heritage’s 2026E ROATCE of 10.0% to 12.0% as derived from the Heritage projections, to Heritage’s tangible book value per share of $8.60, based on the most recent publicly available financial information.

After applying these ranges to Heritage’s estimated 2026 earnings per share, as set forth in the Heritage projections and Heritage’s tangible book value per share, based on the most recent publicly available financial information, J.P. Morgan’s analysis indicated the following implied equity value per share ranges for the shares of Heritage common stock, rounded to the nearest $0.05, as compared to (i) the closing price of Heritage common stock of $12.13 on December 16, 2025 and (ii) the implied value of the merger consideration of $13.00 per share of Heritage common stock based on the exchange ratio of 0.6500x and the closing price per share of CVBF common stock on December 16, 2025 of $20.00.

Range of Implied Equity Values Per Share
P/2026E	$9.60 - $12.50
P/TBV Regression	$11.10 - $12.75

Heritage Standalone Dividend Discount Analysis

J.P. Morgan calculated a range of implied values for Heritage common stock by discounting to present value estimates of Heritage’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by CVBF management:

•	the Heritage projections;

•

a terminal value based on 2031 estimated net income (which was based on the Heritage projections) and a next twelve months price-to-earnings (“NTM P/E”) multiple range of 10.5x to 12.5x, which range was selected by J.P. Morgan based on factors J.P. Morgan considered appropriate based on its professional judgment and experience in the industry;

•

a cost of equity range of 7.25% to 9.25%, which range was selected by J.P. Morgan based on factors J.P. Morgan considered appropriate based on its professional judgment and experience in the industry; and

•	a mid-year convention.

These calculations resulted in a range of implied values, rounded to the nearest $0.05, of $11.40 to $13.90 per share of Heritage common stock and, after taking into account the net present value of the Synergies (“Synergized Dividend Discount Analysis”), $16.20 to $20.30 per share of Heritage common stock, in each case, as compared to (i) the closing price of Heritage common stock of $12.13 on December 16, 2025 and (ii) the implied value of the merger consideration of $13.00 per share of Heritage common stock based on the exchange ratio of 0.6500x and the closing price per share of CVBF common stock on December 16, 2025 of $20.00.

CVBF Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of CVBF with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to CVBF (the “CVBF selected companies”). The CVBF selected companies were:

•	Glacier Bancorp, Inc.

•	First Interstate BancSystem Inc.

•	Bank of Hawaii Corporation

•	First Hawaiian, Inc.

•	Banner Corporation

•	WaFd, Inc.

These companies were selected, among other reasons, by J.P. Morgan because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of CVBF. However, none of the CVBF selected companies is identical or directly comparable to CVBF, and certain of the CVBF selected companies may have characteristics that are materially different from those of CVBF. The J.P. Morgan analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the CVBF selected companies differently than they would affect CVBF.

In all instances, multiples were based on closing stock prices on December 16, 2025, which was the last practicable day prior to the delivery of the J.P. Morgan opinion to the CVBF board of directors. For each of the following analyses performed by J.P. Morgan, financial data for the CVBF selected companies were based on the CVBF selected companies’ public filings and information J.P. Morgan obtained from S&P Global Market Intelligence and FactSet Research Systems. The multiples and ratios for each of the CVBF selected companies were based on the most recent publicly available information.

Using publicly available information, J.P. Morgan calculated for each CVBF selected company, (i) P/2026E, (ii) P/TBV and (iii) 2026E ROATCE. J.P. Morgan also performed a P/TBV regression for the CVBF selected companies.

Based on the above analysis, J.P. Morgan then applied a multiple reference range of 10.5x to 14.5x for P/2026E to CVBF’s estimated earnings per share for the fiscal year 2026 of $1.56. J.P. Morgan also applied a multiple reference range of 1.63x to 2.00x for the P/TBV regression, which it derived from the estimated range of CVBF’s 2026E ROATCE of 12.6% to 14.6%, as derived from the CVBF projections to CVBF’s tangible book value per share of $10.98, based on the most recent publicly available financial information.

Applying these ranges to CVBF’s estimated 2026E earnings per share, as set forth in the CVBF projections and CVBF’s tangible book value per share, based on the most recent publicly available financial information, J.P. Morgan’s analysis indicated the following implied equity value per share ranges for the shares of CVBF common stock, rounded to the nearest $0.05, as compared to the closing price of CVBF common stock of $20.00 on December 16, 2025.

Range of Implied Equity Values Per Share
P/2026E	$16.40 - $22.60
P/TBV Regression	$17.95 - $21.95

CVBF Standalone Dividend Discount Analysis

J.P. Morgan calculated a range of implied values for CVBF’s common stock by discounting to present value estimates of CVBF’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by CVBF’s management:

•	the CVBF projections;

•

a terminal value based on 2031 estimated net income (which was based on the CVBF projections) and a NTM P/E multiple range of 11.5x to 13.5x, which range was selected by J.P. Morgan based on factors J.P. Morgan considered appropriate based on its professional judgment and experience in the industry;

•

a cost of equity range of 8.00% to 10.00%, which range was selected by J.P. Morgan based on factors J.P. Morgan considered appropriate based on its professional judgment and experience in the industry; and

•	a mid-year convention.

These calculations resulted in a range of implied values, rounded to the nearest $0.05, of $20.30 to $24.40 per share of CVBF common stock, as compared to the closing price of CVBF common stock of $20.00 on December 16, 2025.

Relative Valuation Analysis

J.P. Morgan compared the results for CVBF to the results for Heritage with respect to the public trading multiples and dividend discount analyses described above. J.P. Morgan compared the lowest equity value per share for CVBF to the highest equity value per share for Heritage to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the highest equity value per share for CVBF to the lowest equity value per share for Heritage to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:

Implied Exchange Ratios
	Low	High
P/2026E	0.4248x	0.7622x
P/TBV Regression	0.5057x	0.7103x
Dividend Discount Analysis	0.4672x	0.6847x
Synergized Dividend Discount Analysis	0.6639x	1.0000x

The ranges of implied exchange ratios resulting from the foregoing analysis were compared to the exchange ratio of 0.6500x.

Value Creation Analysis

J.P. Morgan conducted an analysis of the theoretical value creation to the holders of CVBF common stock that compared the estimated implied equity value of CVBF common stock on a standalone basis, based on the midpoint value determined in J.P. Morgan’s dividend discount analysis described above, to the estimated implied equity value of the holders of CVBF common stock’s ownership in the combined company, pro forma for the proposed mergers.

J.P. Morgan calculated the pro forma implied equity value of CVBF common stock by (1) adding the sum of (a) the implied equity value of Heritage on a stand-alone basis using the midpoint value determined in J.P. Morgan’s dividend discount analysis of Heritage described above, (b) the implied equity value of CVBF on a stand-alone basis using the midpoint value determined in J.P. Morgan’s dividend discount analysis of CVBF described above, and (c) the estimated net present value of the Synergies and (2) multiplying such result by the pro forma equity ownership of the combined company by the holders of CVBF common stock. This analysis indicated that the proposed mergers would create hypothetical incremental implied value of 5.9% for holders of CVBF common stock as compared to the implied equity value of CVBF common stock on a stand-alone basis. There can be no assurance, however, that the Synergies referred to above will not be substantially greater or less than those described above.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of either CVBF or Heritage. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to CVBF or Heritage. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, J.P. Morgan judged to be sufficiently analogous to those engaged in by CVBF and Heritage, respectively, based on J.P. Morgan’s experience and its familiarity with the industries in which CVBF and Heritage operate. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to CVBF and Heritage.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. J.P. Morgan was selected to advise CVBF with respect to the proposed merger and to deliver an opinion to the CVBF board of directors with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with CVBF, Heritage and the industries in which they operate.

For services rendered by J.P. Morgan in connection with the proposed merger (including the delivery of its opinion), CVBF has agreed to pay J.P. Morgan an estimated fee of approximately $9.0 million, $1.0 million of which became payable upon the delivery of J.P. Morgan’s opinion and the remainder of which will become payable only upon consummation of the proposed merger. In addition, CVBF has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with CVBF or Heritage. During the two-year period preceding delivery of its opinion ending on December 17, 2025, the aggregate fees recognized by J.P. Morgan from CVBF were approximately $115,000. J.P. Morgan anticipates that J.P. Morgan and/or its affiliates may act as counterparty to CVBF in connection with a loan portfolio purchase transaction, but no commitment has been made by either party in respect of such transaction. If entered into, such transaction would be conditioned upon the completion of the proposed merger. J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of CVBF and Heritage. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of CVBF or Heritage for their own accounts or for the accounts of customers and, accordingly, they are likely at any time to hold long or short positions in such securities or other financial instruments.

Opinion of Heritage’s Financial Advisor

Heritage retained Piper Sandler to act as financial advisor to the Heritage board of directors in connection with Heritage’s consideration of a possible business combination with CVBF. Heritage selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm which specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to the Heritage board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 17, 2025 meeting at which the Heritage board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on December 17, 2025, to the effect that, as of such date, the merger consideration was fair to the holders of Heritage common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Heritage common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the Heritage board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Heritage as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Heritage common stock and did not address the underlying business decision of Heritage to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Heritage or the effect of any other transaction in which Heritage might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Heritage or CVBF, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the merger agreement, dated December 16, 2025;

•	certain publicly available financial statements and other historical financial information of Heritage that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of CVBF that Piper Sandler deemed relevant;

•

publicly available median analyst balance sheet and net income estimates for Heritage for the years ending December 31, 2025 through December 31, 2027 with estimated long-term annual balance sheet and net income growth rates for Heritage for the years thereafter, as well as annual share repurchases for Heritage common stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for Heritage common stock for years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Heritage;

•

publicly available median analyst balance sheet and net income estimates for CVBF for the years ending December 31, 2025 through December 31, 2027 with an estimated long-term annual balance sheet and net income growth rate for CVBF for the years thereafter, as well as estimated annual share repurchases for CVBF common stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for CVBF common stock for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of CVBF and confirmed for use by the senior management of Heritage;

•

the pro forma financial impact of the merger on CVBF based on certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments, adjustments for current expected credit losses (CECL) accounting standards, the sale of certain portfolio assets by Heritage and the repurchase by Heritage and CVBF of a certain amount of shares of outstanding Heritage common stock and CVBF common stock, respectively, prior to or concurrent with the closing date, as provided by the senior management of CVBF;

•

the publicly reported historical price and trading activity for Heritage common stock and CVBF common stock, including a comparison of certain stock market information for Heritage common stock and CVBF common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Heritage and CVBF with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Heritage and its representatives the business, financial condition, results of operations and prospects of Heritage and held similar discussions with certain members of the senior management of CVBF and its representatives regarding the business, financial condition, results of operations and prospects of CVBF.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to

Piper Sandler by Heritage, CVBF or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective senior managements of Heritage and CVBF that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Piper Sandler was not asked to and did not make an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Heritage or CVBF, or any respective subsidiaries, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Heritage or CVBF or any of their respective subsidiaries. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for credit losses of Heritage or CVBF, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Heritage or CVBF or any of their respective subsidiaries. Piper Sandler assumed, with Heritage’s consent, that the respective allowances for credit losses for Heritage and CVBF and their respective subsidiaries would be adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used publicly available median analyst balance sheet and net income estimates for Heritage for the years ending December 31, 2025 through December 31, 2027 with estimated long-term annual balance sheet and net income growth rates for Heritage for the years thereafter, as well as estimated annual share repurchases for Heritage common stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for Heritage common stock for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Heritage. In addition, Piper Sandler used publicly available median analyst balance sheet and net income estimates for CVBF for the years ending December 31, 2025 through December 31, 2027 with an estimated long-term annual balance sheet and net income growth rate for CVBF for the years thereafter, as well as estimated annual share repurchases for CVBF common stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for CVBF common stock for the years ending December 31, 2025 through December 31, 2029 as provided by the senior management of CVBF and confirmed for use by the senior management of Heritage. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments, adjustments for CECL accounting standards, the sale of certain portfolios of assets by Heritage and the repurchase by Heritage and CVBF of a certain amount of shares of outstanding Heritage common stock and CVBF common stock, respectively, prior to or concurrent with the closing date, as provided by the senior management of CVBF. With respect to the foregoing information, the senior management of Heritage confirmed to Piper Sandler that such information reflected (or in the case of the publicly available analyst estimates referred to above, was consistent with) the best currently available estimates and judgements of senior management as to the future financial performance of Heritage and CVBF, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such estimates or judgements, or the assumptions on which they were based. Piper Sandler assumed that there had been no material change in Heritage’s or CVBF’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Heritage and CVBF would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with Heritage’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Heritage, CVBF, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Heritage’s consent, Piper Sandler relied upon the advice that Heritage received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Heritage common stock or CVBF common stock at any time or what the value of CVBF common stock would be once it is actually received by the holders of Heritage common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to the Heritage board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Heritage or CVBF and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Heritage and CVBF and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of Heritage common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Heritage, CVBF, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Heritage board of directors at its December 17, 2025 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Heritage common stock or CVBF common stock or the prices at which Heritage or CVBF common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the Heritage board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Heritage board of directors with respect to the fairness of the merger consideration.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Heritage common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.6500 of a share of CVBF common stock. Piper Sandler calculated an aggregate implied transaction value of approximately $811 million and an implied purchase price per share of $13.00 consisting of the implied value of 61,332,457 shares of Heritage common stock (which is inclusive of restricted stock awards), 432,032 Heritage restricted stock units, 316,603 Heritage performance restricted stock units and 1,491,990 Heritage in the money stock options with a weighted average exercise price of $10.15 cashed out using the treasury shares method as provided by Heritage senior management, and based on the closing price of CVBF common stock on December 16, 2025 of $20.00 per share. Based upon financial information for Heritage as of or for the last twelve months (“LTM”) ended September 30, 2025 and the closing price of Heritage common stock on December 16, 2025, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / LTM Earnings Per Share	18.6x
Transaction Price Per Share / LTM Core Earnings Per Share[1]	16.0x
Transaction Price Per Share / Estimated 2026 Earnings[2]	13.5x
Transaction Price Per Share / Tangible Book Value Per Share	151%
Core Deposit Premium[3]	6.2%
Market Premium as of December 16, 2025	7.2%

1	LTM core earnings per share based on Heritage’s earnings releases
2	Based on publicly available median analyst earnings per share estimates
3	Core deposits defined as total deposits less time deposits with balances greater than $250,000

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of Heritage common stock and CVBF common stock for the one-year and three-year periods ended December 16, 2025. Piper Sandler then compared the relationship between the movements in the price of Heritage common stock and CVBF common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Heritage’s One-Year Stock Performance

	Beginning Value December 16, 2024	Ending Value December 16, 2025
Heritage	100.0%	117.4%
Heritage Peer Group	100.0%	109.9%
S&P 500 Index	100.0%	112.0%
NASDAQ Bank Index	100.0%	99.5%

Heritage’s Three-Year Stock Performance

	Beginning Value December 16, 2022	Ending Value December 16, 2025
Heritage	100.0%	93.0%
Heritage Peer Group	100.0%	117.7%
S&P 500 Index	100.0%	176.5%
NASDAQ Bank Index	100.0%	120.3%

CVBF’s One-Year Stock Performance

	Beginning Value December 16, 2024	Ending Value December 16, 2025
CVBF	100.0%	86.8%
CVBF Peer Group	100.0%	94.2%
S&P 500 Index	100.0%	112.0%
NASDAQ Bank Index	100.0%	99.5%

CVBF’s Three-Year Stock Performance

	Beginning Value December 16, 2022	Ending Value December 16, 2025
CVBF	100.0%	78.3%
CVBF Peer Group	100.0%	107.0%
S&P 500 Index	100.0%	176.5%
NASDAQ Bank Index	100.0%	120.3%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for Heritage with a group of financial institutions selected by Piper Sandler. The Heritage peer group included banks with common stock traded on the NYSE and NASDAQ exchanges headquartered in the Western region (with Western region defined as Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington, and Wyoming), with total assets between $3.0 billion and $10.0 billion as of September 30, 2025, but excluded targets of announced merger transactions, affinity focused institutions and institutions with niche business models. (the “Heritage Peer Group”). The Heritage Peer Group consisted of the following companies:

Bank of Marin Bancorp	Heritage Financial Corporation
California BanCorp.	Northrim BanCorp, Inc.
Central Pacific Financial Corp.	Sierra Bancorp
Community West Bancshares	TriCo Bancshares
Five Star Bancorp	Westamerica Bancorporation

The analysis compared publicly available financial information for Heritage with corresponding data for the Heritage Peer Group as of or for the last twelve months ended September 30, 2025 (unless otherwise noted) with pricing data as of December 16, 2025. The table below sets forth the data for Heritage and the median, mean, low and high data for the Heritage Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Heritage’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial date presented.

Heritage Comparable Company Analysis

	Heritage		Heritage Peer Group Median	Heritage Peer Group Mean	Heritage Peer Group Low	Heritage Peer Group High
Total Assets ($mm)	5,624		4,371	5,347	3,312	9,879
Loans / Deposits (%)	75		82	75	15	95
Non-performing Assets / Total Assets (%)	0.06		0.28	0.34	0.04	0.92
Tangible Common Equity/Tangible Assets (%)	9.7		9.5	9.7	7.9	14.0
Tier 1 Leverage Ratio (%)	9.9		10.3	10.7	8.7	15.4
Total RBC Ratio (%)	15.4		14.7	15.3	11.6	23.3
LTM Net Interest Margin	3.46		3.76	3.80	2.96	4.67
LTM Efficiency Ratio	61		60	57	38	70
LTM Core Return on Average Assets[1] (%)	0.90	[2]	1.16	1.27	0.67	1.96
LTM Core Return on Average Tangible Common Equity[1] (%)	9.9	[2]	13.1	13.7	6.9	23.2
Price/Tangible Book Value (%)	141		151	157	121	230
Price/LTM Core Earnings per Share[1] (x)	14.9	[2]	12.1	12.6	9.7	17.7
Price/ 2026E Earnings per Share (x)	12.7		10.8	11.1	9.7	13.1
Price / 2027E Earnings per Share (x)	11.7		9.8	10.3	8.4	12.6
Current Dividend Yield (%)	4.3		2.9	2.9	2.0	3.8
One Year Price Change (%)	17.4		9.9	7.8	(12.8)	28.1
Market Value ($mm)	743		718	798	444	1,616

[1]	Core metrics as defined by S&P Capital IQ Pro
[2]	Heritage core metrics calculated using core net income as reported in Heritage earnings releases and all other values per S&P Capital IQ Pro

Piper Sandler used publicly available information to perform a similar analysis for CVBF by comparing selected financial information for CVBF with a group of financial institutions selected by Piper Sandler. The CVBF peer group included nationwide banks with common stock traded on the NYSE or NASDAQ exchanges with total assets between $7.5 billion and $25.0 billion as of September 30, 2025 and last twelve months cost of deposits as of September 30, 2025 less than 1.75%, but excluded targets of announced merger transactions, mutual holding companies and affinity focused institutions (the “CVBF Peer Group”). The CVBF Peer Group consisted of the following companies:

Amalgamated Financial Corp.	German American Bancorp, Inc.
Bank of Hawaii Corporation	Independent Bank Corp.
Banner Corporation	Mechanics Bancorp
Central Bancompany, Inc.	NBT Bancorp Inc.
Community Financial System, Inc	Northwest Bancshares, Inc.
First Bancorp	Park National Corporation
First Financial Bankshares, Inc.	Tompkins Financial Corporation
First Hawaiian, Inc.	TriCo Bancshares
First Mid Bancshares, Inc.	WSFS Financial Corporation

The analysis compared publicly available financial information for CVBF with corresponding data for the CVBF Peer Group as of or for the twelve months ended September 30, 2025 (unless otherwise noted) with pricing data as of December 16, 2025. The table below sets forth the data for CVBF and the median, mean, low and high data for the CVBF Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in CVBF’s historical financial statements, as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial date presented.

CVBF Comparable Company Analysis

	CVBF	CVBF Peer Group Median	CVBF Peer Group Mean	CVBF Peer Group Low	CVBF Peer Group High
Total Assets ($mm)	15,666	16,247	15,698	7,830	24,993
Loans / Deposits (%)	70	80	80	62	96
Non-performing Assets / Total Assets (%)	0.18	0.30	0.38	0.07	0.91
Tangible Common Equity/Tangible Assets (%)	10.1	8.9	9.2	5.9	15.6
Tier 1 Leverage Ratio (%)	11.8	10.6	10.7	8.4	15.9
Total RBC Ratio (%)	17.1	15.4	16.1	13.3	25.8
LTM Cost of Deposits	0.87	1.56	1.50	1.19	1.70
LTM Net Interest Margin	3.28	3.59	3.57	2.34	4.65
LTM Efficiency Ratio	45	58	57	46	63
LTM Core Return on Average Assets[1] (%)	1.37	1.24	1.29	0.80	2.05
LTM Core Return on Average Tangible Common Equity[1] (%)	14.4	14.7	14.9	9.9	23.8
Price/Tangible Book Value (%)	182	176	188	129	303
Price/LTM Core Earnings per Share[1] (x)	13.3	13.0	13.5	9.3	18.6
Price/ 2026E Earnings per Share (x)	12.9	11.2	11.5	8.2	16.2
Price / 2027E Earnings per Share (x)	12.0	10.4	10.6	7.6	15.2
Current Dividend Yield (%)	4.0	2.9	3.6	0.0	17.7
One Year Price Change (%)	(13.2)	(5.8)	3.5	(22.9)	76.9
Market Value ($mm)	2,736	2,466	2,596	974	5,518

[1]	Core metrics as defined by S&P Capital IQ Pro

Analysis of Precedent Transactions.

Piper Sandler reviewed a group of recent nationwide merger and acquisition transactions. The group consisted of nationwide bank transactions announced between January 1, 2024 and December 16, 2025 with target total assets between $3.0 billion and $10.0 billion at the time of announcement excluding unprofitable targets and targets with tangible common equity / tangible assets less than 0.0% (the “Nationwide Precedent Transactions”).

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Associated Banc-Corp	American National Bank

Nicolet Bankshares, Inc.	MidWestOne Financial Group, Inc.

Glacier Bancorp, Inc.	Guaranty Bancshares, Inc.

Commerce Bancshares, Inc.	FineMark Holdings, Inc.

Seacoast Banking Corporation of Florida	Villages Bancorporation, Inc.

Eastern Bankshares, Inc.	HarborOne Bancorp, Inc.

Independent Bank Corp.	Enterprise Bancorp, Inc.

Acquiror	Target

ConnectOne Bancorp, Inc.	The First of Long Island Corporation

First Busey Corporation	CrossFirst Bankshares, Inc.

Renasant Corporation	The First Bancshares, Inc.

WesBanco, Inc.	Premier Financial Corp.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to next-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

			Nationwide Precedent Transactions
	CVBF/ Heritage		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	16.0	[1]	14.5	14.4	11.7	18.8
Transaction Price / NTM Earnings Per Share (x)	13.8	[2]	14.3	13.8	12.0	14.9
Transaction Price / Tangible Book Value Per Share (%)	151		153	141	74	184
Tangible Book Value Premium to Core Deposits (%)	6.2		5.5	4.9	(3.1)	8.7
1-Day Market Premium (%)	7.2		19.3	18.9	(0.8)	54.7

[1]	Calculated using core earnings per share as reported in Heritage’s earnings releases
[2]	Reflects implied transaction price per share / Heritage’s median NTM earnings per share estimates

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of Heritage common stock assuming Heritage performed in accordance with publicly available median analyst balance sheet and net income estimates for Heritage for the years ending December 31, 2025 through December 31, 2027 with estimated long-term annual balance sheet and net income growth rates for Heritage for the years thereafter, as well as annual share repurchases for Heritage common stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for Heritage common stock for years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Heritage. To approximate the terminal value of a share of Heritage common stock on December 16, 2025, Piper Sandler applied price to 2029 earnings multiples ranging from 10.0x to 14.0x and multiples of 2029 tangible book value ranging from 120% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Heritage common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Heritage common stock of $8.54 to $13.06 when applying multiples of earnings and $9.43 to $14.66 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	11.0x	12.0x	13.0x	14.0x
9.0%	$9.84	$10.64	$11.45	$12.25	$13.06
10.0%	$9.49	$10.27	$11.04	$11.82	$12.59
11.0%	$9.16	$9.91	$10.65	$11.40	$12.14
12.0%	$8.84	$9.56	$10.28	$11.00	$11.72
13.0%	$8.54	$9.23	$9.93	$10.62	$11.31

Tangible Book Value Per Share Multiples

Discount Rate	120%	130%	140%	150%	160%	170%
9.0%	$10.87	$11.63	$12.39	$13.15	$13.90	$14.66
10.0%	$10.49	$11.21	$11.94	$12.67	$13.40	$14.13
11.0%	$10.12	$10.82	$11.52	$12.22	$12.92	$13.63
12.0%	$9.77	$10.44	$11.12	$11.79	$12.47	$13.14
13.0%	$9.43	$10.08	$10.73	$11.38	$12.03	$12.68

Piper Sandler also considered and discussed with the Heritage board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Heritage’s earnings varied from 20.0% above estimates to 20.0% below estimates. This analysis resulted in the following range of per share values for Heritage common stock, applying the price to 2029 earnings multiples range of 10.0x to 14.0x referred to above and a discount rate of 10.01%.

Earnings Per Share Multiples

Annual Estimate Variance	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0%)	$7.94	$8.56	$9.18	$9.80	$10.42
(10.0%)	$8.71	$9.41	$10.11	$10.80	$11.50
0.0%	$9.49	$10.26	$11.04	$11.81	$12.59
10.0%	$10.26	$11.11	$11.97	$12.82	$13.67
20.0%	$11.04	$11.97	$12.90	$13.83	$14.76

Piper Sandler also performed an analysis that estimated the net present value per share of CVBF common stock, assuming CVBF performed in accordance with publicly available median analyst balance sheet and net income estimates for CVBF for the years ending December 31, 2025 through December 31, 2027 with an estimated long-term annual balance sheet and net income growth rate for CVBF for the years thereafter, as well as estimated annual share repurchases for CVBF common stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for CVBF common stock for the years ending December 31, 2025 through December 31, 2029 as provided by the senior management of CVBF and confirmed for use by the senior management of Heritage. To approximate the terminal value of a share of CVBF common stock on December 16, 2025, Piper Sandler applied price to 2029 earnings multiples ranging from 11.0x to 16.0x and multiples of 2029 tangible book value ranging from 140% to 215%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of CVBF common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of CVBF common stock of $14.75 to $23.48 when applying multiples of earnings and $14.76 to $24.65 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
9.0%	$17.01	$18.31	$19.60	$20.89	$22.19	$23.48
10.0%	$16.41	$17.65	$18.90	$20.14	$21.39	$22.63
11.0%	$15.83	$17.03	$18.23	$19.43	$20.62	$21.82
12.0%	$15.28	$16.43	$17.59	$18.74	$19.89	$21.05
13.0%	$14.75	$15.86	$16.98	$18.09	$19.20	$20.31

Tangible Book Value Per Share Multiples

Discount Rate	140%	155%	170%	185%	200%	215%
9.0%	$17.02	$18.54	$20.07	$21.59	$23.12	$24.65
10.0%	$16.41	$17.88	$19.35	$20.82	$22.28	$23.75
11.0%	$15.84	$17.25	$18.66	$20.07	$21.49	$22.90
12.0%	$15.28	$16.64	$18.00	$19.36	$20.72	$22.08
13.0%	$14.76	$16.07	$17.38	$18.69	$20.00	$21.30

Piper Sandler also considered and discussed with the Heritage board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming CVBF’s earnings varied from 20.0% above estimates to 20.0% below estimates. This analysis resulted in the following range of per share values for CVBF common stock, applying the price to 2029 earnings multiples range of 11.0x to 16.0x referred to above and a discount rate of 10.18%.

Earnings Per Share Multiples

Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(20.0%)	$13.58	$14.57	$15.56	$16.55	$17.54	$18.53
(10.0%)	$14.94	$16.06	$17.17	$18.28	$19.40	$20.51
0.0%	$16.30	$17.54	$18.78	$20.01	$21.25	$22.49
10.0%	$17.67	$19.03	$20.39	$21.75	$23.11	$24.47
20.0%	$19.03	$20.51	$21.99	$23.48	$24.96	$26.45

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the merger on CVBF assuming the transaction closes on June 30, 2026. Piper Sandler utilized the following information and assumptions: (a) publicly available median analyst balance sheet and net income estimates for Heritage for the years ending December 31, 2025 through December 31, 2027 with estimated long-term annual balance sheet and net income growth rates for Heritage for the years thereafter, as well as annual share repurchases for Heritage common stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for Heritage common stock for years ending December 31, 2025 through December 31, 2029 for Heritage as provided by the senior management of Heritage, (b) publicly available median analyst balance sheet and net income estimates for CVBF for the years ending December 31, 2025 through December 31, 2027 with an estimated long-term annual balance sheet and net income growth rate for CVBF for the years thereafter, as well as estimated annual share repurchases for CVBF common stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for CVBF common stock for the years ending December 31, 2025 through December 31, 2029 for CVBF as provided by the senior management of CVBF, and confirmed for use by the senior management of Heritage, (c) certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments, adjustments for CECL accounting standards, the sale of certain portfolio assets by Heritage and the repurchase by Heritage and CVBF of a certain amount of shares of outstanding Heritage common stock and CVBF common stock, respectively, prior to or concurrent with the closing date as provided by the senior management of CVBF. The analysis indicated that the transaction could be accretive to CVBF’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending 2026 through 2029 and dilutive to CVBF’s estimated tangible book value per share at close and through December 31, 2028.

In connection with this analysis, Piper Sandler considered and discussed with the Heritage board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the surviving corporation may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as Heritage’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.25% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the transaction, Piper Sandler’s fee was approximately $10.64 million. Piper Sandler also received a $1,000,000 fee from Heritage upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the transaction. Heritage has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

In the two years preceding the date of Piper Sandler’s opinion, Piper Sandler did not provide any other investment banking services to Heritage. Piper Sandler did not provide any investment banking services to CVBF in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Heritage, CVBF and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Heritage, CVBF and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Governing Documents

The charter and bylaws of CVBF will continue to be the charter and bylaws of the surviving corporation following the merger, in each case, until thereafter changed or amended as provided therein or by applicable law. Citizens’ articles of association and bylaws, as in effect immediately prior to the closing of the bank merger, will be the articles of association and bylaws of the surviving bank.

The rights of Heritage shareholders who continue as CVBF shareholders after the merger will be governed by the charter and bylaws of CVBF rather than the charter and bylaws of Heritage. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 139.

Board of Directors and Officers of CVBF and Citizens After the Merger

The directors and officers of CVBF and Citizens immediately prior to the effective time of the mergers will be the directors and officers of the surviving corporation and the surviving bank, respectively, until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, except that Mr. Clay Jones (“Mr. Jones”), the current President and Chief Executive Officer of Heritage and Heritage Bank, will become the President of CVBF and Citizens, Mr. David A. Brager, the current President and Chief Executive Officer of CVBF and Citizens, will remain as the Chief Executive Officer of CVBF and Citizens and two members of the Heritage board of directors as mutually agreed by CVBF and Heritage will join the boards of directors of CVBF and Citizens, it being agreed that one of the designated directors will be Mr. Jones.

Information about the current CVBF directors and executive officers can be found in the proxy statement for the 2025 CVBF annual meeting of shareholders and CVBF’s current report on Form 8-K filed with the SEC on October 23, 2025; and information about Mr. Jones can be found in the proxy statement for the 2025 Heritage annual meeting of shareholders and CVBF’s current report on Form 8-K filed with the SEC on December 23, 2025, each under the section entitled “Incorporation of Certain Documents by Reference” on page 149 and “Where You Can Find More Information” on page 148.

Interests of CVBF Directors and Executive Officers in the Merger

Except as described herein, CVBF’s directors and executive officers as of immediately prior to the effective time are expected to continue to serve as directors or executive officers, as applicable, of the surviving corporation and the surviving bank following the effective time and the bank merger time. Other than the foregoing, CVBF’s directors and executive officers do not have any interests in the mergers that may be different from, or in addition to, the interests of CVBF shareholders generally.

Interests of Heritage Directors and Executive Officers in the Merger

In considering the recommendation of the Heritage board of directors to vote in favor of the Heritage merger proposal, the Heritage compensation proposal and the Heritage adjournment proposal, Heritage shareholders should be aware that Heritage’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Heritage shareholders generally and that may create potential conflicts of interest. The Heritage board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement (including the merger), and in recommending to Heritage shareholders that the merger agreement be adopted. Such interests are described below. The merger will be a “change in control” for purposes of Heritage’s executive compensation and benefit plans and agreements as described below. Heritage’s executive officers for purposes of this discussion are: (i) Clay Jones (President and Chief Executive Officer); (ii) Seth Fonti (Executive Vice President and Chief Financial Officer); (iii) Thomas Sa (Executive Vice President and Chief Operating Officer); (iv) Susan Just (Executive Vice President and Chief Credit Officer); (v) Janisha Sabnani (Executive Vice President and General Counsel and Corporate Secretary); (vi) Chris Edmonds-Waters (Executive Vice President and Chief People and Culture Officer); (vii) Glen Shu (Executive Vice President, President of Specialty Finance Group and President of Bay View Funding); (viii) Dustin Warford (Executive Vice President and Chief Banking Officer); and (ix) Jeannie Tam (Senior Vice President and Chief Accounting Officer). Heritage has five executive officers who are not named executive officers: Messrs. Fonti, Edmonds-Waters and Shu and Mmes. Sabnani and Tam. While Deborah K. Reuter (Former Executive Vice President and Chief Risk Officer) served as an executive officer of Heritage prior to her retirement on January 5, 2026, Ms. Reuter is not entitled to receive any compensation in connection with the merger.

For purposes of this discussion, Heritage’s current non-employee directors are: Julianne Biagini-Komas; Jack Conner; Christopher Abate; Bruce Cabral; Stephen Heitel; Kamran Husain; and Marina Park Sutton. Jason DiNapoli served as a Heritage non-employee director prior to his scheduled retirement from the Heritage board of directors on December 31, 2025.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•

the relevant price per share of Heritage common stock is $12.49 (the “Assumed Stock Price”), which is the average closing price per share of Heritage common stock as reported on the Nasdaq over the first five business days following the first public announcement of the merger on December 17, 2025;

•

the effective time of the merger as referenced in this section occurs on January 25, 2026, which is the assumed date of the effective time of the merger solely for purposes of the disclosure in this section (the “Assumed Closing Date”); and

•

the employment of each executive officer is terminated by Heritage or CVBF without cause or by the executive officer for good reason (or, for executive officers other than Mr. Jones who are party to employment agreements with Heritage, based on certain changes in employment terms as enumerated in their employment agreements), in either case immediately following the merger and on the Assumed Closing Date.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect or attempt to forecast certain compensation actions that may occur before completion of the merger, including any additional equity award grants, issuances or forfeitures that may occur prior to the effective time of the merger following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by the executive officers and directors of Heritage may materially differ from the amounts set forth below.

Treatment of Outstanding Heritage Equity Awards

At the effective time, outstanding Heritage equity awards will be treated as follows, subject to all required withholding taxes:

•

Heritage Option Awards. At the effective time, each option to purchase shares of Heritage common stock under any Heritage stock plan that is outstanding immediately prior to the effective time (which we refer to as a Heritage option award), whether vested or unvested, will be cancelled and the holder thereof will be entitled to receive an amount in cash equal to the product of (i) the number of shares of Heritage common stock subject to such Heritage option award and (ii) the positive excess, if any, of (a) the applicable cashout price of such Heritage option award (calculated as an amount, rounded to the nearest cent, equal to the product of (x) the 20-day volume weighted average closing price of a share of CVBF common stock as of the fifth business day prior to the closing date, and (y) the exchange ratio), over (b) the exercise price per share, (iii) less applicable taxes.

•

Heritage Stock Awards. At the effective time, each outstanding restricted stock award (which we refer to as a Heritage restricted stock award, and which includes any such restricted stock awards granted to Heritage non-employee directors after December 17, 2025), restricted stock unit award (a “Heritage RSU Award”) (other than any Interim Period Heritage RSU Award, which will be treated as described below) and performance-based restricted stock unit award (a “Heritage PSU Award” and together with the Heritage restricted stock awards and the Heritage RSU Awards, the “Heritage Stock Awards”) under the Heritage stock plans will vest in full (with the number of shares of Heritage common stock underlying any Heritage PSU Award to equal the target number of shares), and the shares of Heritage common stock subject to such Heritage Stock Awards will be exchanged for the merger consideration, less applicable taxes.

•

Interim Period Heritage RSUs. At the effective time, each restricted stock unit award that is granted following December 17, 2025 to Heritage employees (which we refer to as interim period Heritage RSUs) will be converted into a substitute restricted stock unit award denominated in shares of CVBF common stock under the CVBF equity plan (a “CVBF RSU Award”), with the number of shares of CVBF common stock subject to each such CVBF RSU Award to equal the product (rounded down to the nearest whole number) of (i) the number of shares of Heritage common stock subject to such interim period Heritage RSUs, multiplied by (ii) the exchange ratio. Each such CVBF RSU Award will have substantially the same terms and conditions as those applicable to the interim period Heritage RSU, including with respect to the vesting schedule, accelerated vesting on termination of employment and payment of such CVBF RSU Awards, as were applicable as of the effective time, but with the broad-based governance terms to be those applicable under the CVBF equity plan.

No Heritage non-employee directors or executive officers hold outstanding and unvested Heritage option awards. The aggregate number of unvested Heritage restricted stock awards held by the seven current Heritage non-employee directors (not including Mr. DiNapoli, who no longer holds any unvested Heritage restricted stock awards following his scheduled retirement) is 39,698. If the closing does not occur prior to March 2026, Heritage non-employee directors will be granted their ordinary course annual award of Heritage restricted stock, with an estimated aggregate grant date fair value of $385,000, which will vest at closing (or, at Heritage’s election, cash awards in lieu thereof). For an estimate of the amounts that would be realized by each of Heritage’s named executive officers on the Assumed Closing Date in respect of their Heritage equity awards that are outstanding and unvested on such date, see the section below entitled “—Quantification of Potential Payments and Benefits to Heritage’s Named Executive Officers in Connection with the Merger.” The aggregate number of shares of Heritage common stock underlying unvested Heritage RSU Awards, Heritage PSU Awards and Heritage restricted stock awards held by the five executive officers who are not named executive officers is 173,473 based on the assumptions described herein.

In order to mitigate potential adverse tax impacts under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), as permitted by the merger agreement and subject to repayment upon certain terminations of employment prior to the closing date, the Heritage Personnel & Compensation Committee of the Heritage board of directors approved the vesting by December 31, 2025 of certain Heritage restricted stock awards and Heritage RSU Awards held by each of Susan Just, Thomas Sa and Dustin Warford that would have otherwise vested by May 2, 2026 (September 7, 2026 for Ms. Just). The number of shares subject to outstanding Heritage equity awards held by these named executive officers that will vest upon the Assumed Closing Date does not include these previously vested awards.

Heritage Employment Agreements with Executive Officers

Each Heritage executive officer (other than Ms. Tam) is party to an employment agreement with Heritage, pursuant to which the executive officer will be entitled to receive the following upon a termination of employment by Heritage other than for cause or due to resignation for good reason (or for the executive officers other than Mr. Jones, based on the circumstances enumerated in their employment agreements), in any such case, that occurs within the period beginning 120 days prior to the date of the definitive merger agreement and ending 24 months following a change in control, subject to certain conditions, including execution and non-revocation of a release of claims:

•

A lump-sum cash payment in an amount equal to 2.75 times (for Mr. Jones) or 2 times (for the other executive officers with employment agreements) the sum of the executive officer’s (i) annual base salary and (ii) average annual bonus or incentive compensation paid to or earned by the executive officer over the prior three-year period;

•	Continuation of medical, dental and vision coverage paid by Heritage for a period of 24 months; and

•	In the case of Mr. Jones, reimbursement for outplacement services of up to $5,000.

See the section below entitled “—Quantification of Potential Payments and Benefits to Heritage’s Named Executive Officers in Connection with the Merger” for the estimated amounts that each of Heritage’s named executive officers would receive upon a qualifying termination of employment following the effective time. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of the severance benefits that the four executive officers with employment agreements who are not named executive officers would receive under their employment agreements upon a qualifying termination of employment following the effective time is $5,609,692 (assuming no reduction in payments or benefits for purposes of the excise tax under Section 4999 of the Code).

Mr. Jones’s severance entitlements under his Heritage employment agreement are modified by the terms of his letter agreement with CVBF and Citizens (see below). In addition, the merger agreement provides that immediately prior to the effective time, Heritage may pay the severance payable in connection with a change in control to each of Heritage’s other executive officers who are party to an employment agreement, and such agreements will terminate. With respect to Messrs. Warford and Shu, payment of any such severance amount would be made on the following schedule: (i) one-half upon the occurrence of the effective time; (ii) one-quarter on January 1, 2027; and (iii) one-quarter on January 1, 2028, subject to their continued employment through each payment date, except that any unpaid portion will be immediately paid in full upon Mr. Warford or Mr. Shu’s termination of employment by CVBF without cause, due to death or disability, or under circumstances that would entitle Mr. Warford or Mr. Shu to severance pursuant to his Heritage employment agreement, in each case, following the effective time. It is anticipated that in connection with the consummation of the merger, letter agreements will be entered into with each of Messrs. Warford and Shu setting forth such terms.

CVBF and Citizens Offer Letter Agreement with Mr. Jones

Concurrently with the execution of the merger agreement, Mr. Jones entered into an offer letter agreement with CVBF and Citizens memorializing the terms of Mr. Jones’s employment with CVBF and Citizens following the closing date. The letter agreement will be null and void if the merger is not consummated.

Under his letter agreement with CVBF and Citizens, Mr. Jones’s employment as President of the surviving corporation will commence on the closing date. Mr. Jones will receive an annual base salary of $700,000 and will be eligible to participate in CVBF’s 2026 Executive Officer Performance Compensation Plan, with the potential to earn up to 80% of his base salary in cash incentive compensation. On the closing date, Mr. Jones will be eligible to receive an equity award for fiscal year 2026 in respect of 20,000 shares of CVBF common stock, with 50% in the form of time-vesting restricted shares and 50% in the form of performance-vesting restricted stock units. Mr. Jones will be eligible for employee benefits and perquisites, including club dues reimbursement and payment of temporary housing and transportation costs for three months following the closing. Under his letter agreement with CVBF and Citizens, Mr. Jones will be eligible to receive a cash retention award of $1,800,000 (subject to increase as may be necessary to avoid adverse consequences under Sections 280G and 4999 of the Code). The retention award will vest in two equal installments on each of January 1, 2027 and January 1, 2028, subject to Mr. Jones’s continued employment through the applicable vesting date. If Mr. Jones’s employment is terminated by CVBF and Citizens without cause, due to Mr. Jones’s resignation for good reason, or due to Mr. Jones’s death or disability, in any case, prior to the applicable vesting date, any unvested portion of the retention award will immediately vest. In addition, on the closing date, CVBF will pay to Mr. Jones the severance payable upon a change in control pursuant to Mr. Jones’s employment agreement with Heritage (as described above in the section entitled “—Heritage Employment Agreements with Executive Officers”), less the amount of the retention award, after which Mr. Jones’s employment agreement with Heritage will no longer be of any force or effect.

Mr. Jones’s letter agreement with CVBF and Citizens provides that he will be eligible for severance payable on a termination without cause or resignation for good reason equal to one times his then-current base salary plus average annual bonus for the prior two years, to be paid in installments over 12 months following termination. On a termination without cause or resignation for good reason that occurs within 180 days prior to a change in control and one year following a change in control, Mr. Jones would be eligible for severance equal to two times his then-current base salary plus average annual bonus for the prior two years, payable in a lump sum.

Prior to the closing, CVBF and Citizens will provide Mr. Jones with an employment agreement to be effective upon closing, which will be in substantially similar form to the employment agreements currently in place with CVBF’s and Citizen’s named executive officers (other than CVBF’s and Citizens’ Chief Executive Officer). Among other provisions, the employment agreement will contain CVBF’s and Citizen’s standard confidentiality and non-solicitation covenants, under which Mr. Jones would agree to not solicit the employees or customers of CVBF (or former Heritage) and Citizens (or former Heritage Bank) for a period of 12 months from termination of his employment with CVBF and Citizens for any reason.

2026 Annual Bonus Opportunity

Pursuant to the merger agreement, Heritage employees who continue employment with CVBF from and after the effective time, including the executive officers, will be eligible to receive (i) a pre-closing bonus equal to the annual bonus payment under Heritage’s bonus plans in respect of the 2026 performance year, based on the amount accrued by Heritage through the closing date, pro-rated for the number of days in 2026 occurring through the closing date, plus (ii) a post-closing bonus opportunity under CVBF’s bonus plans in respect of the portion of the 2026 performance year following the closing date. Any such bonus (including the pre-closing bonus and the post-closing bonus) will be paid at the time CVBF pays its bonuses in 2027 for similarly situated employees, with accelerated payment of the pre-closing bonus (and, if applicable under the CVBF bonus plans, the post-closing bonus) on a termination of employment by CVBF without cause following the effective time.

Retention Awards

Pursuant to the merger agreement, Heritage may implement a cash retention program, under which Ms. Tam is the only executive officer eligible to receive a retention award. Ms. Tam has been allocated a retention award of $300,000, which will vest in full on the date that is 30 days following systems conversion, subject to Ms. Tam’s continued employment through such date. If Ms. Tam’s employment is terminated without cause following the effective time, or due to Ms. Tam’s death or disability following the effective time, Ms. Tam’s retention award will immediately vest, subject to the effectiveness of a customary release of claims.

Heritage Supplemental Executive Retirement Arrangement

Mr. Jones participates in the Heritage 2005 Amended and Restated Supplemental Executive Retirement Plan (the “SERP”), pursuant to a legacy arrangement with Presidio Bank assumed by Heritage in connection with the Presidio Bank acquisition. Under the terms of Mr. Jones’s SERP, if Mr. Jones experiences an involuntary separation from service other than for cause within two years following a change in control, he would be entitled to a lump sum payment equal to the accrued liability balance calculated as if he had attained age 65. For an estimate of the amount that would be paid to Mr. Jones on the Assumed Closing Date in respect of the SERP, see the section entitled “—Quantification of Potential Payments and Benefits to Heritage’s Named Executive Officers in Connection with the Merger” below.

Potential Employment Arrangements with CVBF

Any of Heritage’s executive officers who become officers or employees of, or are otherwise retained to provide services to, CVBF may, before, on, or following the closing, enter into new individualized compensation arrangements with CVBF and may participate in cash or equity incentive or other benefit plans maintained by CVBF. As of the date of this proxy statement, no new individualized compensation arrangements between Heritage’s executive officers and CVBF have been entered into, other than for Mr. Jones (as described above in the section entitled “—CVBF and Citizens Offer Letter Agreement with Mr. Jones”).

Restrictive Covenant Agreements and Voting and Support Agreements with Certain Heritage Directors and Executive Officers

Concurrently with the execution of the merger agreement, Julianne M. Biagini-Komas, Jack W. Conner, Bruce H. Cabral, Stephen G. Heitel, Kamran F. Husain, and Marina H. Park Sutton, each of whom is a non-employee director of Heritage, entered into non-solicitation and non-disclosure agreements under which they agreed to not solicit the employees or customers of CVBF (or the former Heritage) and Citizens (or the former Heritage Bank) for 12 months following the closing, and, to facilitate CVBF’s willingness to enter into the merger agreement, Mr. Sa and Mr. Jones each entered into a non-solicitation and non-disclosure agreement and release, under which they agreed to not solicit the employees or customers of CVBF (or the former Heritage) and Citizens (or the former Heritage Bank) for 12 months following the closing (or for Mr. Jones, until the earlier termination of his employment with CVBF and Citizens for any reason).

Concurrently with the execution of the merger agreement, each member of the Heritage board of directors entered into a voting and support agreement, pursuant to which he or she agreed to vote in favor of the requisite approval of shareholders of Heritage pursuant to the merger agreement.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Heritage’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger, which cost cannot exceed 300% of the annual directors and officers insurance premiums otherwise paid by Heritage. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification and Insurance” beginning on page 95 of this joint proxy statement/prospectus.

Quantification of Potential Payments and Benefits to Heritage’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Heritage that is based on, or otherwise relates to, the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “—Interests of Heritage’s Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “—Certain Assumptions” and in the footnotes to the table. These amounts are based on the executives’ entitlements under their currently outstanding Heritage equity awards, employment agreements with Heritage and, in the case of Mr. Jones, his Heritage SERP, and do not reflect certain compensation actions that may occur before completion of the merger or the amounts that an executive may earn or be entitled to in respect of continued employment with CVBF, including for Mr. Jones, pursuant to his letter agreement with CVBF and Citizens (or the subsequent employment agreement that will be entered into with CVBF and Citizens). The amounts in the table do not include amounts that Heritage’s named executive officers were already entitled to receive, or were vested in, as of the Assumed Closing Date, or any additional equity awards that may be received, including in respect of dividends declared following the Assumed Closing Date.

As a result of the aforementioned assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Named Executive Officer (1)	Cash ($) (2)	Equity ($) (3)	Pension/ NQDC ($) (4)	Perquisites/ Benefits ($) (5)	Tax Reimbursement ($)	Total ($)
Clay Jones	$3,224,099	$2,289,992	$501,900	$141,874	$—	$6,157,864
Susan Just	$1,073,112	$411,758	$—	$96,338	$—	$1,581,208
Thomas Sa	$1,631,283	$614,795	$—	$60,761	$—	$2,306,840
Dustin Warford	$1,121,969	$604,041	$—	$83,989	$—	$1,809,999

(1).

Named Executive Officers. Deborah Reuter retired as Executive Vice President and Chief Risk Officer effective as of January 5, 2026, and Ms. Reuter will continue as a non-executive employee advisor until March 31, 2026, unless otherwise extended by mutual agreement. Ms. Reuter is a named executive officer for purposes of this disclosure but is not entitled to receive any compensation in connection with the merger. Lawrence McGovern (Former Executive Vice President and Chief Financial Officer), who terminated employment on February 14, 2025, is also a named executive officer for purposes of this disclosure but is not entitled to receive any compensation in connection with the merger.

(2).	Cash. Consists of the following:

Cash Severance. A lump sum cash severance payment in respect of the executive’s employment agreement with Heritage equal to 2.75 times (for Mr. Jones) or 2 times (for the other executives) the sum of the executive’s (i) current annual base salary and (ii) average annual bonus or incentive compensation paid to or earned by the executive over the prior three-year period. The payments under the Heritage employment agreements are “double-trigger,” meaning that both a change in control of Heritage and a qualifying termination of employment must occur prior to the cash severance payments described above being made to any such named executive officer, but as described above, such amounts may be paid by Heritage immediately prior to the effective time on a “single-trigger” basis, without regard to termination of employment (other than as described above for Messrs. Jones and Warford).

2026 Prorated Annual Bonus. Pursuant to the merger agreement, each named executive officer would be eligible to receive a prorated annual bonus under Heritage’s cash incentive plans and programs in respect of the 2026 performance year through the Assumed Closing Date, as described above in the section entitled “—2026 Annual Bonus Opportunity.” The prorated annual bonus is “double-trigger” and would only be payable prior to the date on which CVBF pays bonuses in 2027 if the executive’s employment is terminated by CVBF without cause, as described above in the section entitled “—2026 Annual Bonus Opportunity.” For purposes of the following table, prorated annual bonuses are calculated assuming the target level of achievement. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Cash Severance ($)	2026 Prorated Annual Bonus ($)	Total ($)
Clay Jones	$3,188,140	$35,959	$3,224,099
Susan Just	$1,061,539	$11,574	$1,073,112
Thomas Sa	$1,615,016	$16,267	$1,631,283
Dustin Warford	$1,108,775	$13,193	$1,121,969

(3).

Equity. The amounts in this column represent the value of the accelerated vesting of Heritage RSU Awards and Heritage PSU Awards, in each case outstanding as of the Assumed Closing Date and calculated based on the Assumed Stock Price (in the case of Ms. Just and Messrs. Sa and Warford, not including awards that previously vested in connection with mitigation actions under Section 280G of the Code, as described above). For Heritage PSU Awards, such amounts are based on assumed achievement of target levels of performance, per the merger agreement. These amounts are “single-trigger” and will be paid in connection with the effective time pursuant to the terms of the merger agreement. For further details regarding the treatment of Heritage equity awards in connection with the Merger, see the section above entitled “—Treatment of Outstanding Heritage Equity Awards.”

No named executive officers hold outstanding and unvested Heritage restricted stock awards. Messrs. Jones and Warford hold Heritage option awards, all of which are fully vested as of the date hereof and therefore not reflected in the table below.

Named Executive Officer	Heritage RSU Awards (#)	Heritage RSU Awards ($)	Heritage PSU Awards (#)	Heritage PSU Awards ($)	Total ($)
Clay Jones	72,166	$901,353	111,180	$1,388,638	$2,289,992
Susan Just	10,524	$131,445	22,443	$280,313	$411,758
Thomas Sa	35,658	$445,368	13,565	$169,427	$614,795
Dustin Warford	12,135	$151,566	36,227	$452,475	$604,041

(4).

Pension/NQDC. Consists of an amount equal to 100% of the accrued liability balance under the SERP for Mr. Jones calculated as if Mr. Jones had attained age 65 on the Assumed Closing Date ($708,714), less the amount Mr. Jones would be eligible to receive under the SERP on a voluntary separation from service prior to age 65 absent a change in control ($206,814). This amount is “double-trigger,” meaning that both a change in control of Heritage and Mr. Jones’s qualifying termination of employment must occur prior to the incremental benefit described above being paid to Mr. Jones, and becomes payable only if Mr. Jones experiences an involuntary separation from service for any reason other than for cause within two years following the effective time.

(5).

Perquisites/Benefits. Consists of continuation of medical, dental and vision coverage at the employer’s cost for a period of 24 months and, for Mr. Jones, $5,000 in respect of outplacement services. These amounts are “double-trigger,” meaning that both a change in control of Heritage and a qualifying termination of employment must occur within the period beginning 120 days prior to the date of the definitive merger agreement and ending 24 months following a change in control (including the merger) prior to such amounts being paid to any such named executive officer, in each case, as described above in the section entitled “—Heritage Employment Agreements with Executive Officers.” Mr. Jones and Mr. Warford are each currently expected to continue in employment with CVBF and Citizens following the merger, in which case they would not receive these enhanced amounts.

Regulatory Approvals Required for the Mergers

Completion of the mergers is subject to the receipt of all approvals (or waivers) required to complete the transactions contemplated by the merger agreement, including the merger, from the Federal Reserve and the OCC and the expiration of any applicable statutory waiting periods, in each case subject to the condition that none of the approvals shall contain any “materially burdensome regulatory condition.”

The merger agreement defines a “materially burdensome regulatory condition” as any action, condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of governmental authorities, that would reasonably be likely to have a material adverse effect on CVBF (including the resulting corporation surviving the merger).

CVBF and Heritage have agreed to reasonably cooperate with each other and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents and approvals of all governmental authorities to consummate the merger. As of the date of this joint proxy statement, CVBF and Heritage have filed all applications, waivers and notifications to obtain these regulatory approvals.

Although the parties currently believe they should be able to obtain all required regulatory approvals or waivers in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain any materially burdensome regulatory condition to the merger.

Federal Reserve Approval under the Bank Holding Company Act

CVBF is a bank holding company under Section 3 of the BHC Act. Section 3(a) of the BHC Act generally requires the prior approval of the Federal Reserve for any bank holding company to merge with any other bank holding company or to acquire direct or indirect ownership or control over more than five percent of the voting shares of a bank. CVBF has requested, however, that the Federal Reserve Bank of San Francisco confirm that no application is required because the merger between Citizens and Heritage is part of a transaction that involves the merger of their subsidiary banks, which is the subject of a separate application under the Bank Merger Act and CVBF will not operate Heritage but instead Heritage will merge into Citizens immediately after the merger. Subject to Federal Reserve confirmation, CVBF believes the merger meets the requirements of the approval exemption set forth in Section 225.12(d)(1) of Regulation Y under the BHC Act. CVBF applied for an exemption under Section 225.12(d)(1) of Regulation Y on January 28, 2026.

Notwithstanding the foregoing, the Federal Reserve could determine that the merger is subject to their prior approval. In such a case, the Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act. These factors include the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the surviving corporation. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that it believes would have significant adverse effects on competition or on the concentration of resources in any banking market.

In considering an application under section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of CVBF and Heritage in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. In their most recent respective CRA performance evaluations, CVBF’s wholly owned bank subsidiary, Citizens, received an overall regulatory rating of “Satisfactory,” and Heritage’s wholly owned bank subsidiary, Heritage Bank, received an overall regulatory rating of “Satisfactory.”

In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”), including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.

Office of the Comptroller of the Currency

The bank merger of Citizens with and into Heritage Bank requires the prior approval of the OCC under the National Bank Act and the Bank Merger Act. In evaluating the application, the OCC will consider: (i) the financial and managerial resources of the banks party to the bank merger and the future prospects of the surviving bank, (ii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (iii) the banks’ effectiveness in combating money-laundering activities, and (iv) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

Additionally, the OCC considers the capital level of the resulting bank, the conformity of the transaction to applicable law, the purpose of the bank merger, the impact of the bank merger on the safety and soundness of the bank, and the effect on the bank’s shareholders, depositors, other creditors and customers.

The initial filing of the application with the OCC occurred on January 26, 2026.

Public Notice and Comments

The BHC Act, the Bank Merger Act and OCC regulations require published notice of, and the opportunity for public comment on, the applications to the OCC. The OCC takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the OCC frequently receives protests from community groups and others. The OCC is also authorized to hold one or more public hearings or meetings if such agency determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by the OCC.

Department of Justice Review and Waiting Periods

In addition to the OCC, the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the bank merger to analyze its competitive effects and determine whether the bank merger would result in a violation of the U.S. antitrust laws. Transactions approved under the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.

In reviewing the bank merger, the DOJ could analyze the bank merger’s effect on competition differently than the OCC, and, thus, it is possible that the DOJ could reach a different conclusion than the OCC regarding the bank merger’s effects on competition. A determination by the DOJ not to object to the mergers may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Additional Regulatory Approvals, Notices and Filings

Additional notifications, filings and/or applications may be submitted to various other federal and state regulatory authorities and self-regulatory organizations in connection with the mergers.

Although CVBF and Heritage expect to timely obtain the required regulatory approvals, there can be no assurances as to whether, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals will be granted or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities or other parties will not attempt to challenge the merger on antitrust grounds, on the basis of the CRA or for other reasons or, if any such challenge is made, as to the result of the challenge.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (i) the recorded assets and liabilities of CVBF will be carried forward at their recorded amounts, (ii) CVBF’s historical operating results will be unchanged for the prior periods being reported and (iii) the assets and liabilities of Heritage will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of CVBF common stock to be issued to former Heritage shareholders and holders of Heritage restricted stock awards, and the cash to be paid in lieu of fractional shares and to former option holders, exceeds the fair value of the net assets acquired, including identifiable intangibles of Heritage and liabilities assumed at the merger date, will be reported as goodwill of CVBF. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Heritage being included in the operating results of CVBF beginning from the date of completion of the merger.

Public Trading Markets

CVBF common stock is listed on the Nasdaq Global Select Market under the symbol “CVBF.” Heritage common stock is quoted on the Nasdaq Global Select Market under the symbol “HTBK.” Upon completion of the merger, Heritage common stock will cease trading on the Nasdaq Global Select Market. CVBF common stock issuable in the merger will be listed on the Nasdaq Global Select Market.

Exchange of Shares in the Merger

CVBF will appoint Computershare Corporate Services as the exchange agent to handle the exchange of shares of Heritage common stock for shares of CVBF common stock. As soon as reasonably practicable after the effective time of the merger, the exchange agent will send to each holder of record of Heritage common stock at the effective time of the merger who holds shares of Heritage common stock, a letter of transmittal and instructions for effecting the exchange of Heritage common stock certificates for the per share merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates or book entry shares for cancellation, along with the executed letter of transmittal and other documents described in the instructions, a Heritage shareholder will receive any whole shares of CVBF common stock such holder is entitled to receive under the merger agreement and cash in lieu of any fractional shares of CVBF common stock such holder is entitled to receive. After the effective time, neither CVBF nor Heritage will register any transfers of shares of Heritage common stock.

No Appraisal or Dissenters’ Rights in the Merger

Under the California Corporations Code, neither Heritage shareholders nor CVBF shareholders are entitled to appraisal or dissenters’ rights in connection with the merger.

THE MERGER AGREEMENT

The following section of this joint proxy statement/prospectus describes the material terms of the merger agreement. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. We urge you to read the full text of the merger agreement since it, and not the following description, constitutes the agreement of CVBF and Heritage.

Explanatory Note Regarding the Merger Agreement

The merger agreement is described in this joint proxy statement/prospectus, and a copy of it is included as Annex A to this joint proxy statement/prospectus, to provide you with important information regarding the proposed mergers. The representations, warranties and covenants made in the merger agreement by CVBF and Heritage are qualified by and subject to important limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to complete the mergers if the representations and warranties of the other party prove to be untrue, whether due to a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders or reports and documents filed with the SEC and in some cases are qualified by disclosures that were made by each party to the other, which disclosures were reflected in schedules to the merger agreement that have not been described or included in this joint proxy statement/prospectus, including Annex A. Factual disclosures about CVBF, Citizens, Heritage and Heritage Bank contained in the public reports filed by CVBF or Heritage with the SEC may also supplement, update or modify the factual disclosures and representations about CVBF, Citizens, Heritage and Heritage Bank contained in the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about CVBF and Heritage at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere, and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus or incorporated by reference into this joint statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 148.

Effects of the Mergers

The merger agreement provides for the merger of Heritage with and into CVBF, the separate existence of Heritage will cease and CVBF will continue as the surviving corporation immediately upon the closing of the merger. Promptly following the merger, Heritage Bank, a wholly-owned subsidiary of Heritage, will merge with and into Citizens, a wholly-owned subsidiary of CVBF, with Citizens continuing as the surviving bank in the bank merger.

The merger agreement provides that the charter and bylaws of CVBF will continue to be the charter and bylaws of the surviving corporation following the merger, and the articles of association and bylaws of Citizens, as in effect immediately prior to the closing of the bank merger, will be the articles of association and bylaws of the surviving bank.

As a result of the mergers, there will no longer be any shares of Heritage common stock or any shares of Heritage Bank common stock authorized, issued or outstanding. Heritage shareholders will only participate in CVBF’s future earnings and potential growth through their ownership of CVBF common stock. All of the other incidents of direct ownership of Heritage common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Heritage, will be extinguished at the effective time of the merger. All of the property, rights, privileges and powers of Heritage and Heritage Bank will vest in the surviving corporation and the surviving bank, respectively, and all claims, obligations, liabilities, debts and duties of Heritage and Heritage Bank will become the claims, obligations, liabilities, debts and duties of the surviving corporation and the surviving bank, respectively.

At any time, CVBF may, with the prior written consent of Heritage, change the method or structure of effecting the combination contemplated by the merger agreement; provided, however, that no such change may (i) alter or change the exchange ratio or amount or kind of merger consideration provided for by the merger agreement, (ii) adversely affect the tax consequences to the Heritage shareholders of the transactions contemplated by the merger agreement, or (iii) impede or delay in any material respect the consummation of the transactions contemplated by the merger agreement.

Effective Time of the Merger

The merger agreement provides that the merger will be consummated no later than the fifth business day following the satisfaction or waiver of the closing conditions in the merger agreement (other than those conditions that by their nature are to be satisfied at the consummation of the merger), which are described below, unless the parties to the merger agreement agree to another date. The merger will be consummated legally at the time the agreement of merger between CVBF and Heritage, the form of which is included as Exhibit C to the merger agreement, has been certified by the Secretary of State of the State of California. As of the date of this joint proxy statement/prospectus, the parties expect that the merger will be completed in the second quarter of 2026. Notwithstanding the foregoing, the merger agreement provides that if the conditions to the merger have been satisfied such that the merger would otherwise close in the last ten business days of any fiscal quarter, then the closing will occur on the first business day of the following fiscal quarter. There can be no assurance as to when or whether the merger will occur.

If the merger is not completed by the close of business on January 15, 2027, which we refer to as the outside date, the merger agreement may be terminated by either CVBF or Heritage, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

For a description of the merger consideration, please see the section entitled “The Merger—Merger Consideration” beginning on page 53.

Covenants and Agreements

Conduct of Business Pending the Merger

Heritage Conduct of Business Pending the Merger

Under the merger agreement, Heritage has agreed that, during the period before completion of the merger, except as permitted by the merger agreement or consented to by CVBF, Heritage will (and will cause its subsidiaries to):

•	conduct its business in the ordinary course consistent with past practice in all material respects,

•

use its commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and advantageous business relationships and goodwill and keep available the services of its employees and agents,

•	maintain its insurance,

•

take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary regulatory approvals, to perform its covenants and agreements or to consummate the mergers; and

•

take no action or omit to take any action that is intended to or would reasonably be expected to result in a material adverse effect on Heritage or any of the closing conditions not being satisfied or materially delayed.

In addition to the above agreements regarding the conduct of business generally, Heritage has agreed to specific restrictions relating to the conduct of its and its subsidiaries businesses, including prohibitions of the following (in each case subject to exceptions specified in the merger agreement and except as consented to by CVBF):

•

other than pursuant to Heritage option awards and Heritage stock awards outstanding on the date of the merger agreement, certain interim Heritage stock awards granted between the date of the merger agreement and the closing of the merger or dispositions of Heritage common stock for tax withholding or in respect of Heritage option award exercises or Heritage stock award vesting or settlement, issue or sell additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock;

•

other than dividends to Heritage or its wholly-owned subsidiaries from its wholly-owned subsidiaries or regular quarterly dividends not exceeding $0.13 per share, make, declare, pay or set aside for payment any dividend or other distribution on its capital stock;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock or other securities;

•

amend or modify the material terms of, waive, release or assign any material rights under, terminate (i) any material contract, lease or regulatory agreement, (ii) any material restriction on its ability to conduct its business as it is conducted at the time the merger agreement was entered into or (iii) any contract governing the terms of Heritage common stock, related rights or any outstanding debt instrument, in each case, which is not terminable on 60 days’ notice or less without the payment of any amount other than for products delivered or services performed, other than in the ordinary course of business;

•

sell, transfer, mortgage, lease, encumber or otherwise dispose of any of its assets, deposits, business or properties other than in the ordinary course of business and in a transaction that, together with other such transactions, does not exceed $500,000;

•

acquire (other than by way of foreclosures, in satisfaction of a debt or in a fiduciary capacity) all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it, taken as a whole, and would not reasonably be expected to present a material risk that the completion of the merger will be materially delayed or the required regulatory approvals will not be obtained;

•	amend the charter or bylaws of Heritage or those of its subsidiaries;

•

except as and when required under applicable law or an employee benefit plan, (i) increase the compensation, bonus or pension, welfare, severance or other benefits of any current or former director, officer, employee or other service provider, except for ordinary-course, merit-based increases in the base salary (including increases in any base salary factor) of employees (not exceeding 105% in the aggregate) consistent with past practice; (ii) accrue, grant, pay or agree to pay any bonus or other incentive compensation, except for bonuses and other incentive compensation payable on an annual basis in the ordinary course of business consistent in all material respects with past practice for the year ending December 31, 2025, not exceeding the aggregate amount accrued as of the closing date on the Heritage financial statements, or any incentive compensation payable on less than an annual basis in the ordinary course of business consistent with an employee benefit plan and past practice; (iii) adopt or amend any employee benefit plan; (iv) except as set forth in a schedule to the merger agreement, grant any new equity award; and (v) grant, pay or increase any severance, retention, retirement or termination pay other than pursuant to (A) the Heritage employee benefit plans in effect as of the date of the merger agreement or (B) retention payments to certain Heritage employees set forth in a schedule to the merger agreement;

•

accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation, long-term incentive compensation, deferred compensation, or any bonus or other incentive or deferred compensation, except as contemplated by the merger agreement;

•	fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan;

•	terminate the employment or services of any executive officer other than for cause;

•	enter into any collective bargaining or other agreement with a labor organization;

•	forgive or issue any loans to any current or former director, officer or employee;

•	make any contributions to Heritage’s 401(k) plan outside of the ordinary course of business and consistent with past practice;

•	hire any officer, employee or other service provider, except in the ordinary course of business consistent with past practices (including as a result of vacancies);

•

knowingly take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

incur or guarantee any indebtedness for borrowed money, other than intercompany indebtedness or in the ordinary course of business consistent with past practice and provided further that the maturity period for any such indebtedness shall not exceed 90 days from the date of incurrence of such indebtedness;

•

assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than the endorsement of checks, commercial paper, bankers acceptances, bank drafts and guarantees by Heritage of its wholly-owned subsidiaries’ indebtedness or by its wholly-owned subsidiaries of Heritage’s or its wholly-owned subsidiaries’ indebtedness, in each case, in the ordinary course of business consistent with past practice and not exceeding 90 days from the date of guarantee);

•	enter into any new line of business or make any material change in any basic policies and practices with respect to the operation of its business;

•

make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person other than (i) in accordance with Heritage’s investment policies in effect as of the date of the merger agreement and (ii) purchases of direct obligations of the United States of America or its government agencies with a remaining maturity of one year or less other than in the ordinary course of business consistent with past practice and Heritage’s policies following consultation with CVBF;

•	settle any action, suit, claim, proceeding, order or investigation for consideration not in excess of $250,000 individually or $500,000 in the aggregate;

•

alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts, except as determined in good faith to be necessary or advisable based on changes in market conditions, or waive any material fees with respect thereto;

•	change its interest rate policy or other risk management policies, procedures or practices or fail to comply such policies;

•

grant or commit to grant any renewal or modification of an existing extension of credit to any obligor if such extension of credit would be provided on an unsecured or secured basis and equal or exceed $5,000,000;

•	sell any real estate, charge off any assets, compromise on any debt or release any collateral on loans if such sale, charge-off, compromise or release would exceed $500,000 in the aggregate;

•	renew any extension of credit that would equal or exceed (i) $1,000,000 if rated either Substandard or Special Mention;

•	purchase any loan or loan participation, or participate in any extension of credit;

•	securitize any loan or create any special purpose funding or variable interest entity other than on behalf of clients;

•	invest in any mortgage-backed or mortgage-related securities that would be considered “high-risk” securities or enter into a derivatives transaction;

•	solicit, accept, renew or roll over any deposits other than in the ordinary course of business consistent with past practice, provided that such deposits do not have a maturity in excess of 90 days:

•	apply for the opening, relocation or closing of any branch office;

•

make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $100,000 individually or $250,000 in the aggregate;

•

pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than loans originated in the ordinary course of business;

•

make or commit to make any loan or amend the terms of any outstanding loan to any directors, officers or principal shareholders of Heritage or waive any rights with respect to any such loan (other than a renewal of a loan in the ordinary course of business, without a material change in terms, and in compliance with Regulation O and all other applicable laws);

•	change its tax or accounting policies and procedures unless required by generally accepted accounting principles or any governmental entity;

•	change its fiscal year for tax or accounting purposes;

•

other than as required by generally accepted accounting principles or any governmental entity, reduce any material accrual or reserve, including its allowance for loan and lease losses, or change the methodology with respect to any such reserves or allowances;

•	grant any power of attorney or similar authority;

•

except as required by a governmental entity, make or change any tax elections; change or consent to any change in Heritage’s method of accounting for tax purposes, except as required by applicable tax law; take any position on any tax return filed on or after the date of the merger agreement, settle or compromise any tax liability, claim or assessment; enter into any closing agreement, waive or extend any statute of limitations with respect to taxes; surrender any right to claim a refund for taxes; or file any amended tax return;

•

make any charitable contributions exceeding, in 2025, 125% of total charitable contributions made by Heritage during 2024 and, in 2026, make any charitable contributions exceeding 125% of total charitable contributions made by Heritage during 2025, as determined and pro-rated in 2026 a quarterly basis;

•

issue any board-based or material written communication to any employee of Heritage or its subsidiaries related to employee benefits or compensation for post-closing employment without consultation with CVBF;

•	foreclose upon or otherwise take title to real property without first obtaining a Phase 1 environmental report, except as otherwise permitted in the merger agreement;

•

add any new items or categories to scheduled transaction costs, or enter into or amend any agreement or arrangement which would increase any scheduled transaction costs or any broker fees payable to Piper Sandler; or

•	agree to take, or make any commitment to take, any of the foregoing prohibited actions.

CVBF Conduct of Business Pending the Merger

Under the merger agreement, CVBF has agreed that, during the period before completion of the merger, except as permitted by the merger agreement (including the exceptions thereto) or consented to by Heritage, CVBF will, and will cause its subsidiaries to:

•	conduct its business in the ordinary course consistent with past practice in all material respects;

•

use its commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and advantageous business relationships and goodwill and keep available the services of its employees and agents;

•

take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary regulatory approvals, to perform its covenants and agreements or to consummate the mergers;

•

not knowingly take or omit to take any action that would reasonably be expected to prevent or materially impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its charter or bylaws in a manner that would adversely affect the holders of Heritage common stock relative to and disproportionate to all other holders of CVBF common stock;

•	not make, declare or pay any extraordinary dividend or adjust, split, combine or reclassify the CVBF common stock; and

•

take no action or omit to take any action that is intended to or would reasonably be expected to result in a material adverse effect on CVBF or any of the closing conditions not being satisfied or materially delayed.

Regulatory Matters

CVBF and Heritage have agreed to promptly prepare and file this joint proxy statement/prospectus, and CVBF has agreed to promptly prepare and file with the SEC the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, in connection with the issuance of shares of CVBF common stock in the merger. Each party has agreed to use its commercially reasonable efforts to make such filings no later than forty-five days after the date of the merger agreement and to have the S-4 registration statement declared effective under the Securities Act as promptly as practicable after such filing.

CVBF and Heritage have agreed to reasonably cooperate with each other and use their respective commercially reasonable efforts to prepare and file all necessary documentation to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the merger, and to use commercially reasonable efforts to make such regulatory filings no later than forty-five days after the date of the merger agreement. Nothing contained in the merger agreement will be deemed to require CVBF or Citizens to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authorities that would reasonably be likely to be a materially burdensome regulatory condition. Under the merger agreement, a materially burdensome regulatory condition includes any action, condition or restriction that would reasonably expected be likely to have a material adverse effect on CVBF (or the resulting corporation surviving the merger).

Shareholder Meetings and Board Recommendations

Each of CVBF and Heritage has agreed to take all action necessary to convene a meeting of its shareholders, as promptly as reasonably practicable after the Form S-4 registration statement is declared effective, and in no event later than 60 days after the Form S-4 registration statement is declared effective, for the purpose of obtaining its respective shareholders approval of the merger.

Each of CVBF and Heritage and their respective boards of directors has agreed to use its reasonable best efforts to obtain the requisite shareholder approval from their respective shareholders, including by communicating to the CVBF shareholders or the Heritage shareholders, as applicable, its recommendation that such shareholders adopt the merger agreement, including, in the case of CVBF, approve the CVBF share issuance (the “CVBF board recommendation” and the “Heritage board recommendation,” as applicable). Each of CVBF and Heritage and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the CVBF board recommendation, in the case of CVBF, or the Heritage board recommendation, in the case of Heritage in this joint proxy statement/prospectus, (ii) fail to make the CVBF board recommendation, in the case of CVBF, or the Heritage board recommendation, in the case of Heritage, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (a) recommend against any acquisition proposal or (b) reaffirm the CVBF board recommendation, in the case of CVBF, or the Heritage board recommendation, in the case of Heritage, in each case within ten (10) business days (or such fewer number of days as remains prior to the CVBF shareholder meeting or the Heritage shareholders meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “recommendation change”).

However, subject to certain termination rights described in the section entitled “The Merger Agreement—Termination” below, if either the CVBF board of directors or the Heritage board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the CVBF board recommendation or the Heritage board recommendation, as applicable, then, in the case of CVBF, prior to the receipt of the requisite CVBF shareholder approval, and in the case of Heritage, prior to the receipt of the requisite Heritage shareholder approval, such board of directors may submit the CVBF merger proposal, including the CVBF share issuance, to the CVBF shareholders or the Heritage merger proposal to the Heritage shareholders, as applicable, without recommendation, in which event such board of directors may communicate the basis for its lack of a recommendation to its shareholders to the extent required by law, provided that (i) it gives the other party at least four business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the CVBF board recommendation or the Heritage board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.

CVBF or Heritage must adjourn or postpone their respective shareholders meetings, as applicable, if there are insufficient shares of CVBF common stock or Heritage common stock, as the case may be, represented (either in attendance or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, CVBF or Heritage, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the requisite shareholder approval, provided, however, that without the prior written consent of the other party, neither CVBF nor Heritage, as applicable, may adjourn or postpone their respective shareholders meetings for more than five business days in the case of an individual adjournment or postponement or for more than 20 business days in the aggregate. Notwithstanding anything to the contrary therein, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the merger proposal (including, in the case of CVBF, the CVBF share issuance) to a vote of its shareholders. If either CVBF or Heritage fail to obtain their respective shareholder approvals, the parties will in good faith use reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement and resubmit the same for approval by their respective shareholders, provided, however, that no such change may (i) alter or change any material term of the merger agreement, including the exchange ratio or amount or kind of merger consideration provided for by the merger agreement, or (ii) adversely affect the tax consequences of the transactions contemplated by the merger agreement.

Agreement Not to Solicit Other Offers

Each of CVBF and Heritage has agreed that it will, and will cause each of its subsidiaries and representatives to, immediately cease, and cause to be terminated, any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Heritage, in the case of CVBF, or CVBF, in the case of Heritage, with respect to any acquisition proposal.

Each of CVBF and Heritage has agreed that it will not, and will cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (except to notify a person that has made or, to the knowledge of such party, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of the provisions of the merger agreement summarized in this section) or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, with respect to CVBF and Heritage, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of such party and its subsidiaries or 25% or more of any class of equity or voting securities of such party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of such party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition, conversion or disposition of 25% or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such party. However, in the event that after the date of the merger agreement and prior to the receipt of the requisite shareholder approval, as applicable, a party receives an unsolicited bona fide written acquisition proposal, such party may, and may permit its subsidiaries and its and their subsidiaries’ officers, directors, employees, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the CVBF board of directors or Heritage board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any such confidential or nonpublic information, such party enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement, between CVBF and Heritage, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

Each of CVBF and Heritage has also agreed to (i) promptly (and, in any event, within 24 hours) advise the other party following receipt of any acquisition proposal or any inquiry which would reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or acquisition proposal in connection with such inquiry or acquisition proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal and (ii) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger, CVBF and Citizens will indemnify and hold harmless each present and former director and officer of Heritage and its subsidiaries against any costs or expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, to the extent such indemnified parties are indemnified as of the date of the merger agreement to the fullest extent permitted under applicable law. CVBF will also advance expenses as incurred to the fullest extent permitted under applicable law. Further, to the fullest extent permitted under applicable law, the surviving corporation shall assume, perform and observe the obligations of Heritage under Heritage’s charter and bylaws and Heritage’s agreements in effect as of the date of the merger agreement to indemnify such directors and officers for their acts and omissions occurring at or prior to the effective time of the merger in their capacity as directors or officers.

The merger agreement also provides that CVBF will maintain, for a period of six years from the effective time of the merger, director’s and officer’s liability insurance that serves to reimburse the officers and directors of Heritage with respect to claims against such directors and officers arising from facts or events which occurred at or before the effective time of the merger. Such insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such officers and directors as the coverage provided by Heritage; although CVBF will not be required to expend in the aggregate for such six-year period more than 300% of the amount expended on an annual basis by Heritage to maintain or procure such insurance. If CVBF is unable to maintain or obtain such insurance, CVBF will obtain as much comparable insurance as is available at a cost in the aggregate for such six-year period up to 300% of the current annual premium. In lieu of the foregoing requirements, Heritage may, in consultation with CVBF, or shall use its reasonable best efforts to, at the request of CVBF, obtain, at or prior to the effective time of the merger, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by Heritage with respect to matters arising at or prior to the effective time of the merger subject to the same expense limitation.

Employment Matters

Except as otherwise provided in the merger agreement, the active participation of the employees of Heritage and its subsidiaries who become employees of Citizens, referred to as “continuing employees,” in all broad-based employee benefit plans of Heritage (but not any supplemental executive retirement agreement or split dollar life insurance agreement or certain retention or consulting agreements, in each case, as listed in schedules to the merger agreement) will be discontinued on, and the continuing employees will be eligible to participate in the employee benefit plans of Citizens beginning on, the closing date (or, if later, the date on which the applicable employee benefit plan terminates as requested by CVBF prior to the closing date) on the same terms as such plans and benefits are generally offered to employees of Citizens in comparable positions and taking into account the prior service of the continuing employees. Continuing employees (other than any employees of Heritage who have employment agreements with Heritage that were in effect as of the date of the merger agreement and listed in the schedules to the merger agreement) whose employment is terminated within one year following the closing date (other than for cause), however, will receive severance benefits in accordance with Heritage’s severance policy. For one year following the closing, CVBF will provide each continuing employee with an annual base salary or wages that is, in each case, no less than the annual base salary or wage rate in effect for such continuing employee prior to the closing.

Conditioned upon the closing of the merger, Heritage will terminate its 401(k) plan no later than the day immediately preceding the closing date of the merger. CVBF will cause Citizens to take any actions necessary to allow former participants in Heritage’s 401(k) plan who become eligible to participate in the CVBF 401(k) plan to make direct rollover contributions of their distributions (including the direct rollover of notes in respect of Heritage 401(k) plan loans in connection with the direct rollover of the entire balance in the participant’s Heritage 401(k) plan) from the Heritage 401(k) plan to CVBF’s 401(k) plan in accordance with the terms of CVBF’s 401(k) plan.

For purposes of determining continuing employees’ eligibility and vesting (but not for benefit accruals under any defined benefit retirement plan or retiree medical or similar plan, policy or arrangement) under the employee benefit plans of Citizens (excluding Heritage employee benefit plans) and entitlement to severance and vacation benefits (to the extent permitted by applicable law), Citizens will recognize such continuing employees’ years of service with Heritage as recognized by Heritage for similar plans beginning on the date such continuing employees commenced employment with Heritage or any predecessor through the closing date.

Heritage has agreed to terminate, and take all other actions as CVBF may reasonably request in furtherance of terminating, its employee stock ownership plan (the “Heritage ESOP”) immediately prior to and contingent upon the closing, and Heritage and CVBF will take all required actions to permit the continuing employees who are then actively employed to make eligible rollover distributions from the Heritage ESOP to CVBF’s 401(k) plan in the form of cash only.

Subject to the requirements of applicable law, effective as of the applicable date that a continuing employee becomes eligible to participate in CVBF’s employee benefit plans (with the eligibility date to be the closing date for any similar Heritage employee benefit plan that is discontinued as of the closing date, with the parties understanding that it is intended that no continuing employee will have a gap in continuous coverage in the transition from a Heritage employee benefit plan to any similar CVBF employee benefit plan), CVBF has agreed to take commercially reasonable actions to cause the group health plan maintained by Citizens and applicable insurance carriers and any other third parties to waive any evidence of insurability requirements, waiting periods and any limitations as to preexisting medical conditions under the group health plan applicable to continuing employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by Heritage prior to the closing) and to provide continuing employees with credit, for the calendar year in which the closing occurs, for the amount of any out-of-pocket expenses and copayments or deductible expenses that are incurred by them during the calendar year in which the closing occurs under a group health plan maintained by Heritage or any of its subsidiaries.

Subject to the requirements of applicable law, continuing employees whose employment continues with CVBF after the effective time will be eligible to receive (i) an annual bonus under Heritage’s cash incentive plans and programs for 2026 through the closing date based on a pro-rated portion of the amount accrued by Heritage through the closing date (which we refer to as a pre-closing bonus), and (ii) an annual bonus opportunity in respect of the remainder of 2026 pursuant to CVBF or its subsidiaries’ cash incentive compensation plan (we refer to any amount so earned pursuant to such annual bonus opportunity as a post-closing bonus), with each of the pre-closing bonus and the post-closing bonus (if any) payable on the earlier of (a) the payment date on which CVBF pays its bonuses in 2027 for similarly situated employees, and (b) the date that any such continuing employee’s employment is terminated by CVBF or its subsidiaries without cause. The aggregate amount of the pre-closing bonuses, however, will not exceed 105% in the aggregate of the amount of annual bonuses paid by Heritage for the year ended December 31, 2025 (pro-rated for the portion of the year in which the closing occurs), and will not be less than the amount determined by Heritage prior to the closing date based on Heritage’s performance through such date.

On the closing date, to extent permitted under Heritage’s employee benefit plans without the applicable participant’s consent and subject to the Code, Heritage will use commercially reasonable efforts to terminate the Heritage nonqualified deferred compensation plan and all deferral agreements and elections thereunder, together with any other nonqualified deferred compensation plans required to be terminated in connection therewith by the Code, effective as of the closing date, and CVBF or its subsidiaries will value the interests of all participant and beneficiaries and make lump sum payments of any and all benefits under such deferred compensation plan(s) on the closing date or as soon as reasonably practicable thereafter.

The merger agreement specifies that no current or former employee, independent contractor or any other individual associated with Heritage, Heritage Bank, CVBF, Citizens or any of their respective subsidiaries will be regarded for any purpose as a third-party beneficiary under the merger agreement. The terms of the merger agreement do not constitute an amendment of, or interfere in any way with the right of CVBF and its subsidiaries to amend, terminate or otherwise discontinue, any or all CVBF employee plans and any other plans, practices or policies of CVBF in effect from time to time, do not confer upon any current or former employee, independent contractor or other service provider of Heritage, Heritage Bank or their respective subsidiaries any right to employment or continued employment or continued service with CVBF, Citizens or any of their respective subsidiaries, and do not create an employment or other agreement with any employee, independent contractor or other service provider. No provision of the merger agreement will be deemed to change the “at will” status of any continuing employee.

Stock Market Listing

CVBF has agreed to apply to have the shares of CVBF common stock to be issued in the merger approved for listing on the Nasdaq Global Select Market, which is the principal trading market for existing shares of CVBF common stock. It is a condition to CVBF’s and Heritage’s obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Following completion of the merger, Heritage common stock will cease trading and will no longer be quoted on the Nasdaq Global Select Market.

Dividends

Each of CVBF and Heritage have agreed to coordinate the declaration of any dividends in respect of CVBF common stock and Heritage common stock from the date of the merger agreement through the closing, so that a holder of Heritage common stock will not receive two dividends, or fail to receive one dividend, in any quarter with respect to his/her shares of Heritage common stock and any shares of CVBF common stock such holder receives in exchange in the merger.

Boards of Directors of CVBF and Citizens

Under the merger agreement, CVBF agrees to take all actions necessary to cause (i) Mr. Jones to be appointed as President of CVBF and Citizens, respectively, and (ii) two directors of Heritage, immediately prior to the effective time, as mutually agreed to by CVBF and Heritage to be appointed to the boards of directors of CVBF and Citizens, respectively, in each case, as of the effective time and the bank merger effective time and it being agreed that one of the designated directors will be Mr. Jones.

Representations and Warranties

Heritage Representations and Warranties

The merger agreement contains representations and warranties made by Heritage to CVBF relating to a number of matters, including the following:

•	corporate organization, governing documents and subsidiaries;

•	capitalization;

•	corporate authority;

•	consents and approvals;

•	regulatory and governmental reports;

•	financial statements;

•	no undisclosed liabilities;

•	broker’s fees;

•	absence of changes;

•	compliance with applicable law;

•	inapplicability of takeover laws and dissenters rights;

•	employment and employee benefits matters;

•	accuracy of Heritage information provided in this joint proxy statement/prospectus;

•	fairness opinion from financial advisor;

•	legal proceedings;

•	material contracts;

•	environmental matters;

•	taxes and tax returns;

•	intellectual property, IT systems and privacy;

•	real estate properties and assets;

•	insurance;

•	accounting and internal controls;

•	derivatives;

•	deposits;

•	loans, notes and other borrowing arrangements;

•	investment securities;

•	related party transactions;

•	operating losses;

•	employee and labor matters; and

•	trust activities.

CVBF Representations and Warranties

The merger agreement also contains representations and warranties made by CVBF and Citizens to Heritage relating to a number of matters, including the following:

•	corporate organization, governing documents and subsidiaries;

•	capitalization;

•	corporate authority;

•	consents and approvals;

•	regulatory and governmental reports;

•	financial statements;

•	broker’s fees;

•	absence of any material adverse effect on CVBF;

•	compliance with applicable law;

•	absence of certain changes;

•	IT systems;

•	inapplicability of takeover laws;

•	regulatory approvals;

•	opinion;

•	accuracy of CVBF information provided in this joint proxy statement/prospectus;

•	legal proceedings;

•	accounting and internal controls;

•	related party transactions;

•	taxes;

•	employee benefit plans;

•	insurance;

•	deposits; and

•	loan matters.

Certain of these representations and warranties by Heritage and CVBF are qualified as to “knowledge,” “materiality” or “material adverse effect.”

A “material adverse effect” means, with respect to any party, any fact, event, change, effect, condition, occurrence, development, circumstance, effect or state of facts that (a) individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, deposit liabilities, results of operations, or condition (financial or otherwise) of such party and its subsidiaries (including, with respect to CVBF, the surviving corporation and its subsidiaries) taken as a whole, or (b) prevents, materially delays or materially impairs the ability of such party to perform its obligations under the merger agreement to consummate the mergers; except that a “material adverse effect” shall not be deemed to include effects to the extent resulting from (i) changes after the date of the merger agreement in applicable laws and regulations, including any change in applicable generally accepted accounting principles or regulatory accounting requirements; (ii) changes in the U.S. economy or U.S. financial markets; (iii) changes, after the date of the merger agreement, in global, national, or regional political conditions (including the outbreak or escalation of war or acts of terrorism); (iv) changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event; (v) changes in economic, business or financial conditions (including changes in interest rates) generally effecting the banking industry; (vi) any action taken by such party with the other party’s written consent or that was expressly required by the merger agreement; (vii) a decline in the trading price of such party’s common stock or any failure in and of itself by such party to meet internal or other estimates (but not the underlying facts or circumstances that contributed to such decline or failure); (viii) public disclosure of the execution of the merger agreement or the mergers; and (ix) the commencement of any litigation that was primarily the result of the announcement or public disclosure of the merger agreement; provided further that those effects attributable to or resulting from any of the changes described in clauses (i), (ii), (iii), (iv) or (v) shall not be excluded to the extent of any disproportionate impact they have on such party and its subsidiaries as compared to other comparable companies in the banking industry.

The representations and warranties in the merger agreement do not survive the effective time of the merger, and as described below under the section entitled “The Merger Agreement—Termination Fee” beginning on page 118, if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of CVBF or Heritage, or otherwise under the merger agreement, unless CVBF or Heritage willfully and intentionally breached the merger agreement.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations.

The respective obligations of each of CVBF and Heritage to complete the merger are subject to the satisfaction of the following conditions:

•	receipt by Heritage and CVBF of their respective shareholders’ approvals;

•	the receipt of all required regulatory approvals including from the Federal Reserve Board and the OCC;

•

the effectiveness of CVBF’s SEC registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•	the shares of CVBF common stock to be issued in the merger shall have been approved for listing on the Nasdaq Global Select Market; and

•	no injunction or decree or law prohibiting the consummation of the merger shall be in effect.

Conditions to Obligation of Heritage

The obligation of Heritage to complete the merger is also subject to the satisfaction or waiver by Heritage of the following conditions:

•

the accuracy of the representations and warranties of CVBF and Citizens set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date);

•	performance in all material respects by CVBF and Citizens of the obligations required to be performed by them at or prior to the closing date of the merger;

•

the receipt by Heritage of an officer’s certificate from CVBF certifying satisfaction by CVBF of the conditions related to accuracy of the representations and warranties and performance of covenants and obligations;

•	the absence of a material adverse effect on CVBF since the date of the merger agreement;

•	the receipt by Heritage of voting agreements from each of the CVBF directors;

•

the receipt by Heritage of a definitive offer letter from CVBF or Citizens to Mr. Jones providing that Mr. Jones will serve as President of the surviving corporation and surviving bank following the closing, and the entry into of a definitive employment agreement by and among CVBF, Citizens and Mr. Jones; and

•

the receipt by Heritage of the opinion of its tax counsel, dated the closing date of the merger, to the effect, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Conditions to Obligation of CVBF

The obligation of CVBF to complete the merger is also subject to the satisfaction or waiver by CVBF of the following additional conditions:

•

the accuracy of the representations and warranties of Heritage set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, as of the date of the merger agreement and as of the closing date of the merger as though made at and as of the closing date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date need only be true and correct as of such date);

•	performance in all material respects by Heritage of the obligations required to be performed by it at or prior to the closing date of the merger;

•

CVBF’s receipt of an officer’s certificate from Heritage certifying satisfaction by Heritage of the conditions related to accuracy of the representations and warranties and performance of covenants and obligations;

•	CVBF’s receipt of satisfactory evidence that as of the measurement date, which is defined below:

•	Heritage’s common equity tier 1 capital shall be equal to or greater than $530,835,000;

•	Heritage’s total non-interest bearing deposits shall be equal to or greater than $1.00 billion;

•	Heritage’s total loans shall be equal to or greater than $3.35 billion; and

•	Heritage’s total deposits shall be equal to or greater than $4.30 billion.

•	the absence of a material adverse effect on Heritage since the date of the merger agreement;

•

the entry into by CVBF of the opinion of its tax counsel, dated the closing date of the merger, to the effect, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

•	the receipt by CVBF of the employment agreement by and among CVBF, Citizens and Mr. Jones;

•	CVBF shall have received voting agreements and non-solicitation and non-disclosure agreements from certain Heritage directors and executive officers;

•	Heritage shall have delivered to CVBF a properly executed statement that it is not a United States real property holding corporation; and

•	Heritage shall have delivered to CVBF estimated calculations with respect to the application of certain executive compensation matters under the Code on the terms specified in the merger agreement.

The merger agreement defines:

•

“common equity tier 1 capital” as (a) common equity tier 1 capital of Heritage determined on the measurement date, plus (b) after-tax transaction costs to the extent paid or accrued on or prior to the measurement date;

•

“measurement date” as the last day of the most recently completed fiscal quarter (or year, in the case of the fourth fiscal quarter) for which Heritage has filed a financial report with the SEC relating to the results for that most recent fiscal quarter (or year, in the case of the fourth fiscal quarter), provided, that if the closing date would occur following the last day of a fiscal quarter but before the date Heritage has filed a financial report with the SEC relating to such quarter, the measurement date means the last day of the most recently completed fiscal quarter for which Heritage has publicly issued an earnings release;

•

“total deposits” as the average daily balance of Heritage’s deposits for the three-month period ending on the measurement date, excluding brokered deposits other than CDARs, ICS and other reciprocal deposit products;

•	“total loans” as the average daily balance of Heritage’s total loans for the three-month period ending on the measurement date, including loans held for sale; and

•	“total non-interest bearing deposits” as the average daily balance of Heritage Bank’s non-interest bearing deposits for the three-month period ending on the measurement date.

Termination

The merger agreement may be terminated under the following circumstances:

•

by mutual consent of CVBF and Heritage authorized by their respective boards of directors, at any time prior to the effective time of the merger, whether before or after the receipt of the requisite Heritage or CVBF shareholder approvals;

•

by action of the CVBF board of directors or the Heritage board of directors, if the merger is not completed on or before January 15, 2027 except to the extent that the failure of the merger to be consummated results from the knowing action or inaction of the party seeking to terminate, which action or inaction is in violation of its obligations under the merger agreement;

•

by action of the CVBF board of directors or the Heritage board of directors, if the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final and non-appealable action of such governmental authority, or an application therefor has been permanently withdrawn by mutual agreement of the parties at the request or suggestion of a governmental authority, except to the extent that such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants of such party under the merger agreement;

•

by action of CVBF or Heritage, if there has been a breach of any representation, warranty, covenant or agreement made by the other party, such that if continuing on the closing date of the merger, the condition as to the accuracy of the representations and warranties or the compliance with covenants by the other party would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the terminating party (or such shorter period as remaining prior to the outside date); provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement;

•

by action of CVBF at any time prior to the receipt of Heritage shareholder approval if: (i) the Heritage board of directors shall have effected a change in recommendation to its shareholders; or (ii) Heritage breaches its non-solicitation obligations relating to alternative acquisition proposals or its shareholder meeting obligations under the merger agreement; and

•

by action of Heritage at any time prior to the receipt of CVBF shareholder approval if: (i) the CVBF board of directors shall have effected a change in recommendation to its shareholders; or (ii) CVBF breaches its non-solicitation obligations relating to alternative acquisition proposals or its shareholder meeting obligations under the merger agreement.

Termination Fee

Heritage will pay CVBF a termination fee equal to $32,450,000 in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

in the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Heritage board of directors or Heritage’s senior management or has been made directly to Heritage shareholders generally or any person has publicly announced (and not withdrawn at least two business days prior to the Heritage special meeting) an acquisition proposal, in each case with respect to Heritage, and (i) (a) thereafter the merger agreement is terminated by either CVBF or Heritage because the merger has not been completed prior to the outside date, and Heritage has not obtained the requisite Heritage shareholder approval, but all other conditions to Heritage’s obligation to complete the merger have been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by CVBF as a result of a breach of the merger agreement by Heritage that would constitute the failure of an applicable closing condition and (ii) prior to the date that is 12 months after the date of such termination, Heritage enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Heritage will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay CVBF, the termination fee (provided that for purposes of this bullet, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”); and

•

in the event that the merger agreement is terminated by CVBF pursuant to the last bullet under the section entitled “The Merger Agreement—Termination” above, then Heritage will pay CVBF the termination fee within two business days of the date of termination.

CVBF will pay Heritage the termination fee if the merger agreement is terminated in the following circumstances:

•

in the event that after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the CVBF board of directors or CVBF’s senior management or has been made directly to CVBF shareholders generally or any person has publicly announced (and not withdrawn at least two business days prior to the CVBF shareholders meeting) an acquisition proposal, in each case with respect to CVBF, and (i) (a) thereafter the merger agreement is terminated by either CVBF or Heritage because the merger has not been completed prior to the outside date, and CVBF has not obtained the requisite CVBF shareholder approval, but all other conditions to CVBF’s obligation to complete the merger have been satisfied or were capable of being satisfied prior to such termination or (b) thereafter the merger agreement is terminated by Heritage as a result of a breach of the merger agreement by CVBF that would constitute the failure of an applicable closing condition and (ii) prior to the date that is 12 months after the date of such termination, CVBF enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then CVBF will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Heritage the termination fee (provided that for purposes of this bullet, all references in the definition of acquisition proposal to “25%” will instead refer to “50%”); and

•

in the event that the merger agreement is terminated by Heritage pursuant to the second to last bullet under “The Merger Agreement—Termination” above, then CVBF will pay Heritage, by wire transfer of same day funds, the termination fee within two business days of the date of termination.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and of no effect, and none of Heritage, CVBF, any of their respective subsidiaries or any of their officers or directors will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that (i) the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement and (ii) neither Heritage nor CVBF shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement.

Fees and Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, whether or not the merger is consummated. The merger agreement provides that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC or any other governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement will be borne equally by CVBF and Heritage.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite CVBF shareholder approval or the requisite Heritage shareholder approval, except that after the receipt of the requisite CVBF shareholder approval or the requisite Heritage shareholder approval, there may not be, without further approval of CVBF shareholders or Heritage shareholders, as applicable, any amendment to the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement, and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of either of the parties to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of California.

Voting and Support Agreements

In connection with entering into the merger agreement and as an inducement to the willingness of each of CVBF and Heritage to enter into the merger agreement, each of Heritage’s directors executed and delivered to CVBF a voting and support agreement, and each of CVBF’s directors executed and delivered to Heritage a voting and support agreement, which we refer to collectively as the “voting and support agreements.” Each such Heritage director and each such CVBF director entered into the applicable voting and support agreement in such person’s capacity as the record or beneficial owner of shares of Heritage or CVBF, as applicable, and not in such person’s capacity as a director or officer of Heritage, as a director or officer of CVBF or as a trustee of any benefit plan. The following summary of the voting and support agreements is subject to, and qualified in its entirety by reference to, the full text of the forms of the voting and support agreement included as Exhibit A-1 and Exhibit A-2 to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the voting and support agreements, each Heritage shareholder or CVBF shareholder party thereto agreed to vote such person’s shares of Heritage common stock or CVBF common stock, respectively:

•	in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement;

•

against any action or agreement that to such Heritage shareholder’s or CVBF shareholder’s knowledge would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Heritage or CVBF, respectively, under the merger agreement; and

•

except with the prior written consent of CVBF or Heritage, as applicable, or as otherwise contemplated or permitted by the merger agreement, against, the following actions (other than the merger and the transactions contemplated by the merger agreement): (1) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Heritage or CVBF, respectively; (2) any sale, lease or transfer of a material amount of the assets of Heritage or CVBF, respectively; and (3) any other matter to the extent such matter requires the vote of a Heritage shareholder or a CVBF shareholder, respectively, that to the knowledge of such shareholder could reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger and the other transactions contemplated by the merger agreement.

Such Heritage shareholders and CVBF shareholders, as applicable, also agreed not to, directly or indirectly:

•	sell, give, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of such person’s Heritage shares or CVBF shares, as applicable;

•

enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Heritage or CVBF, respectively, or any other person or enter into any contract, option or other agreement, arrangement or understanding with respect to the transfer of any of such person’s Heritage shares or CVBF shares, as applicable, or any securities convertible into or exercisable for such shares;

•

deposit any of such person’s Heritage shares or CVBF shares, as applicable, into a voting trust or enter into a voting agreement with respect to such shares or grant any proxy or power of attorney with respect thereto;

•

enter into any swap or other arrangement with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of such person’s Heritage shares or CVBF shares, as applicable; and

•

take any action that would make any of such person’s representations or warranties contained in the voting and support agreement untrue or incorrect in any material respect or have the effect of preventing or disabling such person from performing such person’s obligations under the voting and support agreement.

Such Heritage shareholders or CVBF shareholders, as applicable, however, may transfer Heritage shares or CVBF shares, respectively, to their immediate family or a trust for their benefit if the transferees agree to be bound by the voting and support agreements.

The obligations of such Heritage shareholders and CVBF shareholders will terminate upon the earlier of the consummation of the merger or, if the merger is not consummated, upon the termination of the merger agreement.

As of the record date, the directors, executive officers and shareholders of Heritage who have signed voting and support agreements beneficially owned and were entitled to vote [   ] shares of Heritage common stock, representing approximately [   ]% of the shares of Heritage common stock outstanding on that date. As of the record date, the directors, executive officers and shareholders of CVBF who have signed voting and support

agreements beneficially owned and were entitled to vote [   ] shares of CVBF common stock, representing approximately [   ]% of the shares of CVBF common stock outstanding on that date.

Non-Solicitation and Non-Disclosure Agreement

In order for CVBF to have the full benefit of ownership of Heritage and the business it conducts, including its goodwill, concurrently with the execution and delivery of the merger agreement, each of the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer of Heritage entered into a non-solicitation, and non-disclosure agreement and release, and certain of the Heritage directors have entered into non-solicitation and non-disclosure agreements, which we collectively refer to as the “non-solicitation and non-disclosure agreements.” The following summaries of such agreements are subject to, and qualified in their entirety by reference to, the full text of the applicable non-competition, non-solicitation and non-disclosure agreement included in the forms attached as Exhibits B-1 and B-2 to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the non-solicitation and non-disclosure agreements, each of the President and Chief Executive Officer of Heritage, the Executive Vice President and Chief Operating Officer of Heritage and certain of the Heritage directors has agreed not to, directly or indirectly, without the prior written consent of CVBF (and subject to certain exceptions):

•	solicit or aid in the solicitation of any customers or prospective customers of Heritage;

•

solicit or aid in the solicitation for employment of any officers or employees of Heritage or Heritage Bank, or from and after the effective time of the merger and the bank merger effective time, CVBF as successor to Heritage and Citizens as successor to Heritage Bank; and

•

induce or attempt to induce immediately any person who is a customer or prospective customer, supplier, distributor, officer or employee of Heritage or Heritage Bank, in each case, to terminate such person’s relationships with CVBF as successor to Heritage and Citizens as successor to Heritage Bank.

Such Heritage directors have agreed to comply with the non-solicitation covenants for a period ending 12 months after the effective time of the merger. The President and Chief Executive Officer of Heritage – Mr. Clay Jones, has agreed to comply with the non-solicitation covenants for a period ending the earlier of 12 months after the effective time or termination of his employment with CVBF or Citizens for any reason. The Executive Vice President and Chief Operating Officer of Heritage – Mr. Thomas Sa, has agreed to comply with the non-solicitation covenants for a period ending 12 months after the effective time.

These directors and executive officers of Heritage also have agreed, among other things, not to make use of any trade secrets of Heritage or disclose any trade secrets to any other person on the terms set forth in the non-solicitation and non-disclosure agreements.

In addition, prior to the closing, CVBF and Citizens will provide Mr. Jones with an employment agreement to be effective upon closing, which will be in substantially similar form to the employment agreements currently in place with CVBF’s and Citizen’s named executive officers (other than CVBF’s and Citizens’ Chief Executive Officer). Among other provisions, the employment agreement will contain CVBF’s and Citizen’s standard confidentiality and non-solicitation covenants, under which Mr. Jones would agree to not solicit the employees or customers of CVBF (or former Heritage) and Citizens (or former Heritage Bank) for a period of 12 months from termination of his employment with CVBF and Citizens for any reason.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Heritage common stock that exchange their shares of Heritage common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Heritage shareholders that hold their shares of Heritage common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a pass-through entity (or an investor in a pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a Heritage shareholder that received Heritage common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•	a Heritage shareholder that holds Heritage common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Heritage or CVBF. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Heritage common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Heritage common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Heritage common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to CVBF’s obligation to complete the merger that CVBF receive an opinion from Manatt, Phelps & Phillips, LLP, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Heritage’s obligation to complete the merger that Heritage receive an opinion from Wachtell, Lipton, Rosen & Katz dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be subject to customary qualifications and assumptions, including the assumption that the merger will be completed according to the terms of the merger agreement. These opinions will rely on the facts as stated in the merger agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and on representation letters provided by CVBF and Heritage to be delivered at the time of the closing. These opinions will also be based on the assumption that the representations found in the representation letters of CVBF, Citizens, Heritage and Heritage Bank are, as of the effective time, true and complete without qualification and that such representation letters are executed by appropriate and authorized officers of CVBF and Heritage. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.

Neither of the opinions described above will be binding on the Internal Revenue Service (the “IRS”). CVBF and Heritage have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

As a “reorganization,” the material U.S. federal income tax consequences of the merger to U.S. Heritage shareholders are set forth in the remainder of this discussion:

•

a holder who receives solely shares of CVBF common stock (or receives CVBF common stock and cash solely in lieu of a fractional share) in exchange for shares of Heritage common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of CVBF common stock;

•

the aggregate tax basis of the CVBF common stock received in the merger (including fractional share interests in CVBF common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the Heritage common stock for which it is exchanged; and

•

the holding period of CVBF common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the Heritage common stock for which it is exchanged.

If holders acquired different blocks of Heritage common stock at different times and at different prices, a holder’s tax basis and holding period in CVBF common stock may be determined with reference to each block of Heritage common stock.

Cash In Lieu of a Fractional Share

A Heritage shareholder who receives cash in lieu of a fractional share of CVBF common stock will be treated as having received the fractional share of CVBF common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of CVBF common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the relevant effective time, the holding period for the shares (including the holding period of Heritage common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments of cash to a non-corporate Heritage shareholder in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of 24%). A Heritage shareholder generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

A U.S. holder receiving shares of CVBF common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a “significant holder” will be required to file a statement with the holder’s U.S. federal income tax return setting forth the holder’s basis (determined immediately before the exchange) in the Heritage common stock surrendered and the fair market value (determined immediately before the exchange) of the Heritage common stock that is exchanged by such holder pursuant to the merger. A “significant holder” is a U.S. holder that receives shares of CVBF common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of Heritage (by vote or value) or securities of Heritage with a tax basis of $1 million or more.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and the accompanying notes (the “pro forma financial information”) are presented to illustrate the effects of the accounting for the merger.

The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the historical consolidated balance sheets of CVBF and Heritage as of such date and reflects adjustments that depict the accounting for the merger required by GAAP (the “pro forma balance sheet transaction accounting adjustments”). Also, the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2025 and for the year ended December 31, 2024 combine the historical consolidated statements of income of CVBF and Heritage for the same periods assuming the merger closed on January 1, 2024 adjustments that depict the effects of the pro forma balance sheet transaction accounting adjustments (the “pro forma income statement transaction accounting adjustments”). We refer to pro forma balance sheet transaction accounting adjustments and the pro forma income statement transaction accounting adjustments collectively as the “transaction accounting adjustments.”

The unaudited pro forma financial information is based on and should be read in conjunction with the separate historical financial statements and notes thereto included in each of CVBF’s and Heritage’s SEC filings incorporated by reference into this joint proxy statement/prospectus, including:

•	the historical audited consolidated financial statements of CVBF and accompanying notes included in CVBF’s Annual Report on Form 10-K for the year ended December 31, 2024;

•	the historical unaudited condensed consolidated financial statements of CVBF and accompanying notes included in CVBF’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025;

•	the historical audited consolidated financial statements of Heritage and accompanying notes included in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2024; and

•	the historical unaudited consolidated financial statements of Heritage and accompanying notes included in Heritage’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

The unaudited pro forma financial information is provided for illustrative information purposes only. The unaudited pro forma financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	September 30, 2025
(Dollars in thousands)	CVB Financial Corp Historical	Heritage Commerce Corp Historical	Pro forma Adjustments	Notes	Pro forma Combined
Assets
Cash and due from banks	$151,848	$42,442	$—		$194,290
Interest-earning balances due from Federal Reserve and other financial institutions	645,235	705,300	(75,000)	A	1,275,535

Total cash and cash equivalents	797,083	747,742	(75,000)		1,469,825

Investment securities available-for-sale, at fair value	2,579,397	408,456	347,290	B	3,335,143
Investment securities held-to-maturity, at amortized cost	2,297,909	544,806	(67,972)	C	2,774,743

Total investment securities	4,877,306	953,262	279,318		6,109,886

Federal Home Loan Bank (FHLB), Federal Reserve Bank (“FRB”) stock and other investments, at cost	18,012	32,566	—		50,578
Loans and lease finance receivables, amortized cost	8,470,906	3,581,678	(497,171)	D	11,555,413
Allowance for credit losses	(79,336)	(49,427)	12,762	E	(116,001)

Net loans and lease finance receivables	8,391,570	3,532,251	(484,409)		11,439,412

Premises and equipment, net	26,595	9,429	(1,700)	F	34,324
Bank owned life insurance	323,881	82,861	—		406,742
Accrued interest receivable	42,785	16,245	—		59,030
Intangibles	6,654	5,078	118,983	G	130,715
Goodwill	765,822	167,631	161,931	H	1,095,384
Income taxes	162,569	29,375	91,987	I	283,931
Other assets	253,929	47,280	—		301,209

Total assets	$15,666,206	$5,623,720	$91,111		$21,381,037

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,244,968	$1,241,603	$—		$8,486,571
Interest-bearing	4,879,271	3,534,943	1,317	J	8,415,531

Total deposits	12,124,239	4,776,546	1,317		16,902,102
Customer repurchase agreements	451,258	—	—		451,258
Other borrowings	500,000	—	—		500,000
Deferred compensation	21,994	—	—		21,994
Junior subordinated debentures	—	39,767	(2,800)	K	36,967
Accrued interest payable	4,643	6,772	—		11,415
Other liabilities	282,005	100,625	—		382,630

Total liabilities	13,384,139	4,923,710	(1,483)		18,306,366

Commitments and Contingencies
Stockholders’ Equity
Common stock	1,257,194	508,664	335,547	L	2,101,405
Retained earnings	1,272,649	196,526	(248,134)	M	1,221,041
Accumulated other comprehensive (loss) income, net of tax	(247,776)	(5,180)	5,180	N	(247,776)

Total stockholders’ equity	2,282,067	700,010	92,594		3,074,671

Total liabilities and stockholders’ equity	$15,666,206	$5,623,720	$91,111		$21,381,037

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	Nine Months Ended September 30, 2025
(Dollars in thousands)	CVB Financial Corp Historical	Heritage Commerce Corp Historical	Pro forma Adjustments	Notes	Pro forma Combined
Interest income:
Loans and leases, including fees	$328,741	$146,110	$8,421	P	$483,272
Interest and dividends on investment securities and interest-bearing deposits	108,582	45,602	21,167	O , Q	175,351

Total interest income	437,323	191,712	29,588		658,623

Interest expense:
Deposits	76,247	53,385	(985)	R	128,647
Borrowings and customer repurchase agreements	22,310	—	—		22,310
Subordinated debt	—	1,613	1,047	S	2,660
Other	1,137	—	—		1,137

Total interest expense	99,694	54,998	62		154,754

Net interest income before provision for (recapture of) credit losses	337,629	136,714	29,526		503,869
Provision for (recapture of) credit losses	(1,000)	1,206	—		206

Net interest income after provision for (recapture of) credit losses	338,629	135,508	29,526		503,663

Noninterest income:
Service charges on deposit accounts and bankcard services	16,687	2,719	—		19,406
Trust and investment services	11,002	—	—		11,002
BOLI income	9,326	1,650	—		10,976
Servicing Income	—	220	—		220
Loss on sale of AFS investment securities	(8,185)	—	—		(8,185)
Gain on sale of SBA Loans	—	185	—		185
Gain on OREO, net	2,183	—	—		2,183
Gain on sale leaseback transactions	—	—	—		—
Other	12,965	2,355	—		15,320

Total noninterest income	43,978	7,129	—		51,107

Noninterest expense:
Salaries and employee benefits	107,352	49,750	—		157,102
Occupancy and equipment	17,927	7,587	(85)	V	25,429
Professional services	6,622	4,574	—		11,196
Computer software expense	12,981	—	—		12,981
Marketing and promotion	5,543	—	—		5,543
Amortization of intangible assets	3,312	1,361	15,556	U	20,229
Acquisition related expenses	—	—	—		—
Provision for (recapture of) unfunded loan commitments	1,000	—	—		1,000
Other	20,539	33,545	(32,250)	X	21,834

Total noninterest expense	175,276	96,817	(16,779)		255,314

Earnings before income taxes	207,331	45,820	46,305		299,456
Income taxes	53,077	13,107	13,724	Y	79,908

Net earnings	$154,254	$32,713	$32,581		$219,548

Earnings per common share:
Basic earnings per common share	$1.12	$0.53			$1.23
Diluted earnings per common share	$1.11	$0.53			$1.23
Weighted Average number of common shares outstanding (thousands)
Basic	137,266	61,441	(20,854)	Z	177,853
Diluted	137,543	61,688	(21,101)	Z	178,130

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	Year Ended December 31, 2024
(Dollars in thousands)	CVB Financial Corp. Historical	Heritage Commerce Corp Historical	Pro forma Adjustments	Notes	Pro forma Combined
Interest income:
Loans and leases, including fees	$455,755	$182,983	$11,258	P	$649,996
Interest and dividends on investment securities and interest-bearing deposits	174,357	59,716	28,252	O , Q	262,326

Total interest income	630,112	242,699	39,510		912,322

Interest expense:
Deposits	105,483	76,899	(1,317)	R	181,065
Borrowings and customer repurchase agreements	76,709	—	—		76,709
Subordinated debt	—	2,152	1,400	S	3,552
Other	573	—	—		573

Total interest expense	182,765	79,051	83		261,899

Net interest income before provision for (recapture of) credit losses	447,347	163,648	39,427		650,423
Provision for (recapture of) credit losses	(3,000)	2,139	22,757	T	21,896

Net interest income after provision for (recapture of) credit losses	450,347	161,509	16,670		628,527

Noninterest income:
Service charges on deposit accounts and bankcard services	20,370	3,561	—		23,931
Trust and investment services	13,729	—	—		13,729
BOLI income	1,652	2,316	—		3,968
Servicing Income	12,420	365	—		12,785
Loss on sale of AFS investment securities	(28,317)	—	—		(28,317)
Gain on sale of SBA Loans	—	473	—		473
Gain on OREO, net	—	—	—		—
Gain on sale leaseback transactions	25,900	—	—		25,900
Other	8,720	2,033	—		10,753

Total noninterest income	54,474	8,748	—		63,222

Noninterest expense:
Salaries and employee benefits	144,472	63,952	—		208,424
Occupancy and equipment	23,407	10,226	(113)	V	33,520
Professional services	10,482	5,416	—		15,898
Computer software expense	15,301	—	—		15,301
Marketing and promotion	7,307	—	—		7,307
Amortization of intangible assets	5,324	2,188	20,368	U	27,880
Acquisition related expenses	—	—	43,000	W	43,000
Provision for (recapture of) unfunded loan commitments	(1,250)	—	—		(1,250)
Other	28,540	31,801	(43,000)	X	17,341

Total noninterest expense	233,583	113,583	20,255		367,421

Earnings before income taxes	271,238	56,674	(3,584)		324,329
Income taxes	70,522	16,146	112	Y	86,780

Net earnings	$200,716	$40,528	$(3,696)		$237,549

Earnings per common share:
Basic earnings per common share	$1.44	$0.66			$1.33
Diluted earnings per common share	$1.44	$0.66			$1.33
Weighted Average number of common shares outstanding (thousands)
Basic	138,415	61,271	(20,684)	Z	179,002
Diluted	138,579	61,527	(20,940)	Z	179,166

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1—Basis of Presentation

The unaudited pro forma financial information and explanatory notes have been prepared in accordance with Article 11 of Regulation S-X to illustrate the effects of the merger under the acquisition method of accounting in Accounting Codification Standards 805, Business Combinations (ASC 805) with CVBF treated as the accounting acquirer. Under the acquisition method of accounting, the assets and liabilities of Heritage (as the accounting acquiree) will be recorded mostly at their respective fair values, as of the effective date of the merger, and the excess of the fair value of Heritage’s net assets over the consideration transferred will be recorded as goodwill. In addition, merger-related costs incurred by CVBF, the accounting acquirer, are accounted for as expenses in the periods in which the costs are incurred and the services received.

As discussed in Note 3, certain reclassifications were made to align Heritage’s historical financial statement presentation with that of CVBF. The accounting policies of both CVBF and Heritage are currently under review, and CVBF and Heritage have not identified all adjustments necessary to conform the respective accounting policies into a single accounting policy. As a result of that review, differences could be identified between the accounting policies of the two companies that, when aligned, could have a material impact on CVBF’s financial information.

The transaction accounting adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary transaction accounting adjustments have been made solely for the purpose of providing the unaudited financial information. The transaction accounting adjustments are based upon available information and certain assumptions considered reasonable and may be revised as additional information becomes available.

Note 2—Preliminary Consideration Transferred and Allocation of Consideration Transferred

The transaction accounting adjustments depict the accounting for the merger, including the determination of the fair value of preliminary consideration transferred and allocation of the preliminary consideration transferred to assets acquired and liabilities assumed. The impact of cash settlement of Heritage options and the replacement of the outstanding and unvested Heritage RSUs and Heritage performance awards with CVBF RSUs and CVBF RSU awards, respectively, on the consideration transferred is immaterial and have been excluded for the purpose of this pro forma. The excess of the consideration transferred over mostly the fair value of assets acquired and liabilities assumed is reflected as goodwill.

Refer to the table below for the preliminary calculation of estimated merger consideration transferred:

Share Consideration: ($ and shares in thousands)	Amount
Shares of Heritage common stock outstanding as of January 21, 2026	61,369
Diluted shares of Heritage restricted stock units and stock options outstanding as of January 21, 2026 (1)	1,073
Total Heritage diluted shares of common stock as of January 21, 2026	62,442
Exchange Ratio	0.65
Number of hypothetical shares of CVBF common stock to be issued to Heritage shareholders (2)	40,587
CVBF share price as of January 21, 2026	20.80

Preliminary fair value of estimated merger consideration (2)	844,211

(1)	Represents an estimate of Heritage’s outstanding restricted stock units and dividend equivalents expected to be converted to CVBF common stock based on preliminary analysis of the vesting schedule.
(2)	Amounts have been rounded to nearest thousands and may differ by immaterial amounts

The final consideration transferred is based upon the completion of the merger and will be determined based on the closing price of CVBF common stock on the closing date and the number of issued and outstanding shares of Heritage common stock as of immediately prior to the effective time. Final consideration transferred may differ from the amounts reflected in the unaudited pro forma financial information, and the differences may be material.

The final consideration transferred for purposes of the transaction accounting adjustments could significantly differ from the amounts presented in the unaudited pro forma financial information due to movements in the closing price of CVBF common stock prior to the closing date. A sensitivity analysis related to the fluctuation in the closing price of CVBF common stock was performed to assess the impact a hypothetical change of up to 20% on the closing price of CVBF common stock on January 21, 2026 would have on the preliminary consideration transferred and goodwill as of the closing date.

Change in Closing Price per Share of CVBF Common Stock

(in thousands, except per share amounts)	Stock Price	Estimated Merger Consideration	Estimated Goodwill
Increase of 20%	$24.96	$1,013,054	$498,405
Increase of 10%	$22.88	$928,633	$413,983
Decrease of 10%	$18.72	$759,790	$245,141
Decrease of 20%	$16.64	$675,369	$160,720

The preliminary estimated merger consideration transferred as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of Heritage based on their preliminary estimated fair values. CVBF has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Heritage’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain assets acquired and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. The fair value assessments are preliminary and are based upon available information and certain assumptions, which CVBF believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma financial information.

The following table sets forth a preliminary allocation of the estimated merger consideration transferred to the fair value of the identified tangible and intangible assets and liabilities assumed of Heritage using Heritage’s unaudited consolidated balance sheet as of September 30, 2025:

(in thousands)	September 30, 2025
Fair Value consideration paid to Heritage shareholders
Cash paid		$—
Fair value of common shares issued and exchanged		844,211

Preliminary fair value of estimated merger consideration		$844,211
Fair Value of Assets Acquired:
Total cash and cash equivalents	$747,742
Investment securities available-for-sale, at fair value	408,456
Investment securities held-to-maturity, at amortized cost	476,834
FHLB, FRB stock and other investments	32,566
Loans	3,417,890
Premises and equipment	7,729
Bank owned life insurance	82,861
Other Assets	63,525
Other intangible assets	124,061

(in thousands)	September 30, 2025
Deferred tax asset, net	75,213

Total assets acquired	$5,436,876
Fair Value of Liabilities Assumed:
Deposits	$4,777,863
Subordinated debt	36,967
Other liabilities	107,397

Total liabilities assumed	$4,922,227

Net assets acquired		$514,649
Preliminary proforma goodwill		$329,562

Note 3 —Transaction Accounting Adjustments

The following transaction accounting adjustments have been reflected in the unaudited pro forma financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

(dollars in thousands)		September 30, 2025
A	Adjustment to cash and cash equivalents
	Reflect cash paid for expenses to be incurred related to the merger, including change-in-control agreements, severance and retention awards, investment banking fees, legal and other professional services, and contract terminations	$(75,000)
B	Adjustment to investment securities, available for sale
	To reflect the purchase of AFS securities with the proceeds of the sale of Heritage Single Family Residential Loans (“SFR) loans	$347,290
C	Adjustment to investment securities, held to maturity
	To reflect estimated fair value of acquired investment securities	$(67,972)
D	Adjustments to loans and leases
	To reflect the sale of the SFR loans at book value	$(416,112)
	To reflect estimated fair value related to acquired loans and leases*	(94,967)

	Net fair value pro forma adjustments	(511,079)
	Gross up of purchase credit deteriorated (“PCD”) loans and leases for credit mark	13,908

		$(497,171)

	Fair value adjustments on loans acquired
	PCD loans fair value	$(42,722)
	Non-PCD loans fair value	(52,245)

	Total fair value adjustment assigned to loans*	$(94,967)

E	Adjustments to allowance for credit losses
	To reverse Heritage ACL	$49,427
	To reflect estimated lifetime credit losses on acquired PCD loans and leases	(13,908)
	To reflect estimated lifetime credit losses on acquired non-PCD loans and leases	(22,757)

		$12,762

F	Adjustment to premises and equipment, net
	To adjust fair value of building and land	$(1,700)

(dollars in thousands)		September 30, 2025
G	Adjustment to intangibles, net
	To eliminate Heritage other intangible assets, net.	$(5,078)
	To record the estimated fair value of acquired identifiable core deposit intangible assets.	124,061

		$118,983

H	Adjustment to goodwill
	To eliminate Heritage goodwill at closing date.	$(167,631)
	To record the goodwill associated with the merger.	329,562

		$161,931

I	Adjustment to deferred tax asset, net
	To reflect deferred tax impact of asset and liability adjustments	$68,342
	To reflect deferred tax asset created on provision for credit losses on Heritage non-PCD loan	6,727
	To reflect change in taxes receivable due to deductible portion of merger expenses	$16,918

		$91,987

		$—
J	Adjustment interest bearing deposits
	To reflect estimated fair value of time deposits	$1,317
K	Adjustment to subordinate debt
	To reflect estimated fair value of subordinated debt	$(2,800)
L	Adjustments to common stock
	To eliminate historical Heritage common stock.	$(508,664)
	To reflect the closing-date fair value of the consideration transferred by CVBF for its interest in Heritage.	844,211

		$ 335,547

M	Adjustment to retained earnings
	To eliminate historical Heritage retained earnings.	$(196,526)
	To adjust for after tax merger expenses and estimated lifetime credit losses on acquired non-PCD loans and leases	(51,608)

		$(248,134)

N	Adjustment to accumulated other comprehensive loss
	To eliminate historical Heritage accumulated other comprehensive loss.	$5,180

Income Statement

	(dollars in thousands)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
O	Adjustment to interest income on investment securities
	To reflect additional interest income for the purchase of investment securities from the proceeds of the sale of SFR loans and estimated straight line accretion for the fair value discount of held-to-maturity investment securities, using a five year average life.	$23,215	$30,990

	(dollars in thousands)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
P	Adjustment to interest income on loans
	To reflect the lost interest income on the sale of SFR loans at close and estimated straight line accretion of fair value discount on non-SFR loans and non-PCD credit discount, based on average life of four years.	$8,421	$11,258
Q	Adjustment to interest income on funds on deposit at Federal Reserve
	To reflect the lost interest income on the reduction in reserves at the Federal Reserve.	$(2,048)	$(2,738)
R	Adjustment to interest expense on deposits
	To reflect accretion of fair value premium of time deposits over one year.	$(985)	$(1,317)
S	Adjustment to interest expense on subordinated debentures
	To reflect straight line amortization of fair value discount on subordinated debt over two years.	$1,047	$1,400
T	Adjustment to provision for credit losses
	To record provision for credit losses on Heritage non-purchase credit deteriorated loans.	$—	$22,757
U	Adjustment to intangible amortization
	To remove Heritage intangible amortization and reflect amortization of acquired core deposit intangible over 10 years, using the sum-of-the-years-digits method of amortization.	$15,556	$20,368
V	Adjustment to occupancy expense
	To reflect straight line accretion of fair value discount on property and equipment, over 15 years.	$(85)	$(113)
W	Adjustment to other expense
	To reflect pre-tax nonrecurring merger related expenses incurred after merger.		$43,000
X	Adjustment to other expense
	To reflect estimated expense synergies from combined operations.	$32,250	$43,000
Y	Adjustment to income tax provision
	To reflect the income tax effect of proforma adjustments at the estimated statutory federal and state tax rate of 29.56%	$13,724	$112
Z(1)	Adjustments to weighted average number of common shares outstanding—Basic
	To reflect acquisition of Heritage basic common shares.	(61,441)	(61,271)
	To reflect the 40,587 shares of CVBF common stock to be issued in the merger.	40,587	40,587

		(20,854)	(20,684)

Z(2)	Adjustments to weighted average number of common shares outstanding—Diluted
	To reflect acquisition of Heritage diluted common shares.	(61,688)	(61,527)
	To reflect the 40,587 shares of CVBF common stock to be issued in the merger.	40,587	40,587

		(21,101)	(20,940)

Note 4 —Transaction Accounting Adjustments—Early Adoption of ASU 2025-08

Pursuant to accounting standards in effect as of September 30, 2025, CVBF pro forma adjustments in Note 3 reflected a provision for credit losses and corresponding increase to ACL for the estimated non-PCD credit fair value mark of $22.8 million. On January 1, 2026, CVBF expects to early adopt Accounting Standards Update (ASU) 2025-08, “Financial Instruments - Credit Losses (Topic 326): Purchased Loans” and upon merger closing, will record the estimated credit fair value mark related to the non-PCD loans of $22.8 million as a component of the ACL as part of its application of purchase accounting. Accordingly, no additional ACL will be recorded immediately following the consummation of the merger.

The following transaction accounting adjustments reflect the impact to the unaudited pro forma financial information upon merger closing with the early adoption of (ASU) 2025-08.

Balance Sheet

	September 30, 2025
(Dollars in thousands)	CVB Financial Corp. Historical	Heritage Commerce Corp Historical	Pro forma Adjustments	Notes	Pro forma Combined
Assets
Loans and lease finance receivables, amortized cost	$8,470,906	$3,581,678	$(474,414)	1	$11,578,170
Allowance for credit losses	(79,336)	(49,427)	12,762	2	(116,001)

Net loans and lease finance receivables	$8,391,570	$3,532,251	$(461,652)		$11,462,169

(dollars in thousands)		September 30, 2025
1	Adjustments to loans and leases
	To reflect the sale of the SFR loans at book value	$(416,112)
	To reflect estimated fair value related to acquired loans and leases	(58,302)

		$(474,414)

2	Adjustments to allowance for credit losses
	To reverse Heritage ACL	$49,427
	To reflect estimated lifetime credit losses on acquired loans and leases	(36,665)

		$12,762

Income Statement

	Nine Months Ended September 30, 2025
(Dollars in thousands)	CVB Financial Corp. Historical	Heritage Commerce Corp Historical	Pro forma Adjustments	Notes	Pro forma Combined
Interest income:
Loans and leases, including fees	$328,741	$146,110	$1,565	3	$476,416
Provision for (recapture of) credit losses	(1,000)	1,206	—		206

	Year Ended December 31, 2024
(Dollars in thousands)	CVB Financial Corp. Historical	Heritage Commerce Corp Historical	Pro forma Adjustments	Notes	Pro forma Combined
Interest income:
Loans and leases, including fees	$455,755	$182,983	$2,092	3	$640,830
Provision for (recapture of) credit losses	(3,000)	2,139	—		(861)

	(dollars in thousands)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
3	Adjustment to interest income on loans
	To reflect the lost interest income on the sale of SFR loans at close and estimated straight line accretion of fair value discount on non-SFR loans based on average life of four years.	$1,565	$2,092

DESCRIPTION OF CVBF CAPITAL STOCK

As a result of the merger, Heritage shareholders will receive shares of CVBF common stock in the merger and will become CVBF shareholders. The following description summarizes the terms of CVBF’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, California law and the CVBF articles and bylaws (the “CVBF bylaws”). The CVBF articles and the CVBF bylaws are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part.

General

As of the date of this joint proxy statement/prospectus, CVBF has 245,000,000 shares of authorized capital stock, consisting of 225,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock, without par value. Within the limits of applicable law and the listing rules of Nasdaq, these shares are available to be issued, without prior shareholder approval. As of the record date, there were [   ] shares of CVBF common stock and no shares of CVBF preferred stock issued and outstanding and [   ] shares of CVBF common stock reserved for issuance under various stock-based incentive plans and CVBF’s 2018 Equity Incentive Plan. All outstanding shares of CVBF capital stock are fully paid and non-assessable.

CVBF Common Stock

Voting Rights

On any matter submitted to a vote of the shareholders, CVBF shareholders are entitled to one vote, in person or by proxy, for each share of common stock held of record in the shareholder’s name on CVBF’s books as of the record date. In connection with the election of directors, who are elected by a plurality of votes, the shares may be voted cumulatively. Cumulative voting allows each shareholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned, or to distribute the shareholder’s votes in the same fashion between two or more nominees.

Liquidation Rights

The holders of CVBF common stock and the holders of any class or series of stock entitled to participate with the holders of CVBF common stock as to the distribution of assets in the event of any liquidation, dissolution or winding up of CVBF, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of CVBF’s assets remaining after CVBF has paid, or provided for the payment of, all of CVBF’s debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding up, the full preferential amounts, if any, to which they are entitled.

Dividends

CVBF shareholders are entitled to receive dividends if, as and when declared by the CVBF board of directors out of any funds legally available for dividends. As a holding company, CVBF’s ability to pay distributions is affected by the ability of CVBF’s bank subsidiary to pay dividends. The ability of CVBF’s bank subsidiary, and its ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

It is the Federal Reserve Board’s policy that bank holding companies should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. The Federal Reserve also discourages dividend payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. In addition, a bank holding company may be unable to pay dividends on its common stock if it fails to maintain an adequate capital conservation buffer under the applicable capital rules.

The bank subsidiary is a legal entity that is separate and distinct from its holding company. CVBF relies on dividends received from the bank subsidiary for use in its operation and its capacity to pay dividends to shareholders. Future cash dividends by the bank subsidiary will also depend upon management’s assessment of future capital requirements, contractual restrictions and other factors.

The ability of Citizens to declare a cash dividend to CVBF is subject to the National Bank Act and the rules and regulations of the OCC. Generally, a national bank like Citizens may not pay a dividend of any portion of its permanent capital. In addition, a national bank may not declare a dividend in excess of its undivided profits. Unless approved by the OCC, a national bank may also not declare a dividend if the total amount of all dividends (common and preferred), including the proposed dividend, declared in any current year exceeds the total of the national bank’s net income for the current year to date plus retained net income for the two preceding fiscal years.

CVBF Preferred Stock

CVBF is authorized to issue 20,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of September 30, 2025. CVBF charter, subject to limitations prescribed in such charter and subject to limitations prescribed by California law, authorizes the board of directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

Anti-Takeover Effects of Certain Provisions of CVBF’s Charter Documents and Law

The following is a summary of certain provisions of law, CVBF’s charter and bylaws that may have the effect of discouraging, delaying or preventing a change of control, change in management or an unsolicited acquisition proposal that a shareholder might consider favorable, including proposals that might result in the payment of a premium over the market price for the shares held by CVBF shareholders. This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced.

With respect to CVBF’s charter documents, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect CVBF shareholders generally and to provide CVBF board of directors and shareholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.

Charter Documents

CVBF’s authorized shares of common stock or preferred stock may be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of CVBF. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. In addition, CVBF bylaws impose certain advance notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at any annual or special meeting of shareholders.

Federal Banking Law

The following discussion is a summary of certain provisions of federal law and regulations which may be deemed to have “anti-takeover” effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations.

Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another statutory period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Whether or not a party is presumed to have controlling influence over a bank holding company depends on, among other things, its percentage of voting ownership, the number of director representatives such party has and overall business relationships with the bank holding company. Under the OCC’s regulations, unless exempt, similar notice and/or approval may be required for the acquisition of control of a national bank such as Citizens.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, Heritage shareholders will receive shares of CVBF common stock in the merger and will cease to hold shares of Heritage common stock.

CVBF is incorporated under the laws of the State of California and the rights of CVBF shareholders are governed by the laws of the State of California, CVBF charter, as amended, and CVBF bylaws, as amended. Heritage is also incorporated under the laws of the State of California and the rights of Heritage shareholders are governed by the laws of the State of California, Heritage charter and Heritage bylaws. Thus, following the merger, the rights of Heritage shareholders who become CVBF shareholders in the merger will continue to be governed by the laws of the State of California, but will no longer be governed by Heritage’s charter and bylaws and instead will be governed by CVBF’s charter and bylaws.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to CVBF’s and Heritage’s governing documents, which we urge you to read carefully and in their entirety. Copies of CVBF’s and Heritage’s governing documents have been filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 148.

	CVBF	Heritage
Authorized and Outstanding Capital Stock:

CVBF charter authorizes CVBF to issue (i) 225,000,000 shares of common stock, without par value, and (ii) 20,000,000 shares of preferred stock, without par value.

As of the CVBF special meeting record date, there were [    ] shares of common stock and no shares of preferred stock issued and outstanding.

Heritage charter authorizes Heritage to issue (i) 100,000,000 shares of common stock, without par value, and (ii) 10,000,000 shares of preferred stock, without par value.

As of the Heritage special meeting record date, there were [    ] shares of common stock and no shares of preferred stock issued and outstanding.

Dividends:	The California Corporations Code permits a California corporation to declare and pay dividends if the amount of retained earnings of the corporation immediately prior to the dividend payment exceeds the sum of the proposed dividend distribution plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable dividend is being made. Alternatively, the California Corporations Code permits a California corporation to declare and pay dividends to the extent that corporation’s assets equal or exceed the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the dividend to satisfy the preferential rights, including accrued but unpaid dividends, of other shareholders upon dissolution that are superior to the rights of the shareholders	The California Corporations Code permits a California corporation to declare and pay dividends if the amount of retained earnings of the corporation immediately prior to the dividend payment exceeds the sum of the proposed dividend distribution plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable dividend is being made. Alternatively, the California Corporations Code permits a California corporation to declare and pay dividends to the extent that corporation’s assets equal or exceed the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the dividend to satisfy the preferential rights, including accrued but unpaid dividends, of other shareholders upon dissolution that are superior to the rights of the shareholders

	CVBF	Heritage

receiving the dividend. The California Corporations Code also prohibits dividend distributions if either the corporation or any of its subsidiaries would be unable to meet liabilities as they mature.

Further, it is the policy of the Federal Reserve that bank holding companies, such as CVBF, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. In certain circumstances, CVBF may be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders of CVBF.

receiving the dividend. The California Corporations Code also prohibits dividend distributions if either the corporation or any of its subsidiaries would be unable to meet liabilities as they mature.

Further, it is the policy of the Federal Reserve that bank holding companies, such as Heritage, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also the Federal Reserve’s policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. In certain circumstances, Heritage may be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders of Heritage.

Voting Rights:

Each CVBF shareholder entitled to vote is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders.

In the election of directors, California Corporations Code generally requires that cumulative voting be available to shareholders in the election of directors, with certain exceptions. CVBF shareholders are not permitted to cumulate votes in favor of any candidate or candidates unless such candidate’s or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination.

Each Heritage shareholder entitled to vote is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders.

In the election of directors, California Corporations Code generally requires that cumulative voting be available to shareholders in the election of directors, with certain exceptions. Heritage shareholders are not permitted to cumulate votes in favor of any candidate or candidates unless such candidate’s or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination.

Qualification Board of Directors:	CVBF bylaws include no specific qualification for directors. CVBF’s Nominating and Corporate Governance Committee Charter provides that its	Heritage bylaws specify director qualifications, including that no person shall be qualified to become a member of the Heritage board of directors who is a

	CVBF	Heritage
	Nominating and Corporate Governance Committee will consider specific factors when evaluating potential director candidates, including the potential directors’ respective business and personal backgrounds, current responsibilities, community involvement, ownership of CVBF’s voting securities, knowledge and contacts in CVBF’s industry and other industries relevant to the business, ability to work as part of an effective group and ability to commit adequate time to serve as a director, but none of these factors is dispositive.	director, executive officer, branch manager or trustee for any unaffiliated commercial bank, savings bank, trust company, savings and loan association, building and loan association, industrial bank or credit union that is engaged in business in (a) any city, town or village in which the corporation or any affiliate or subsidiary thereof has offices, or (b) any city, town or village adjacent to a city, town or village in which Heritage or any banking affiliate or subsidiary thereof has offices unless approved by the board of directors (or committee thereof).

Number of Directors:

CVBF bylaws state that the number of directors serving on the CVBF board of directors shall be not less than seven (7) nor more than thirteen (13). The exact number of directors shall be fixed from time to time by a resolution adopted by the CVBF board of directors or by an amendment of the bylaws adopted by the CVBF board of directors. There are currently nine (9) members of the CVBF board of directors, although this number will be increased to eleven (11) upon the effective time to include the addition of two (2) directors from Heritage, as described below.

Pursuant to the merger agreement, the directors of CVBF immediately prior to the effective time of the merger will be the directors of CVBF following the closing of the merger, plus two directors from Heritage, as mutually agreed by CVBF and Heritage, it being agreed that one of the designated directors will be Mr. Clay Jones who will join the boards of directors of CVBF and Citizens.

Heritage bylaws state that the number of directors serving on the Heritage board of directors shall be not less than eight (8) nor more than fifteen (15). The exact number of directors shall be fixed from time to time by a resolution adopted by the Heritage board of directors. In addition, the number of directors may be changed or fixed by amending Heritage charter or its bylaws by shareholder approval with a majority of outstanding voting shares. However, (i) the minimum number of directors cannot be reduced below five (5) if more than 16 2⁄3% of outstanding shares oppose the change, and (ii) the maximum number of directors cannot exceed twice the minimum number minus one.

There are currently eight (8) members of the Heritage board of directors.

Election of Directors:	CVBF bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose.	Heritage bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose.

	CVBF	Heritage
	The term of office of the directors shall begin immediately after their election and continue until the next annual meeting of shareholders (or at the next special meeting of shareholders convened for the election of directors) and until their respective successors are elected and qualified.	The term of office of the directors shall begin immediately after their election and continue until the next annual meeting of shareholders (or at the next special meeting of shareholders convened for the election of directors) and until their respective successors are elected and qualified.

Classification of the Board of Directors:	CVBF bylaws do not provide for a classified board of directors.	Heritage bylaws do not provide for a classified board of directors.

Vacancies on the Board of Directors:	CVBF bylaws provide that a vacancy on the board of directors may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy occurred until such director’s successor is elected at an annual or special shareholders’ meeting. The shareholders may elect a director at any time to fill any vacancy not filled by directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote for the election of directors.	Heritage bylaws provide that a vacancy on the board of directors may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. The shareholders may elect a director at any time to fill any vacancy not filled by directors. Vacancies created by the removal of a director requires affirmative vote of shares holding a majority of the voting power represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute a least a majority of the voting power required to constitute a quorum).

Removal of Directors:	Any or all of the directors may be removed without cause if such removal is approved by a majority of the outstanding shares entitled to vote; however, unless the entire board is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director’s most recent election were then being elected. The CVBF board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. In addition, a director may also be removed from office by the Superior Court of the county in which the principal office is located, at the suit of shareholders holding

Any or all of the directors may be removed without cause if such removal is approved by a majority of the outstanding shares entitled to vote; however, unless the entire board is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director’s most recent election were then being elected. If any or all Heritage directors are so removed, new directors may be elected at the same meeting or at a subsequent meeting.

In addition, a director may also be removed from office by the Superior Court of the county in which the principal office is located, at the suit of shareholders holding

	CVBF	Heritage

at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation, in the manner provided by the law.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation, in the manner provided by the law.

Nomination of Director Candidates by Shareholders:	CVBF bylaws permit shareholders who are entitled to vote for the election of directors to nominate a director for election if written notice is delivered to the secretary of the corporation at CVBF’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation.	Heritage bylaws permit shareholders who are entitled to vote for the election of directors to nominate a director for election if written notice is delivered to the secretary of the corporation at Heritage’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation.

Advance Notice of Shareholder Proposals:	CVBF bylaws permit shareholders who are entitled to vote to propose business brought before the annual meeting of shareholders. For notice to be timely, the shareholder must deliver written notice to CVBF’s secretary at the principal executive offices of CVBF not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day	Heritage bylaws permit shareholders who are entitled to vote at the annual meeting of shareholders to submit a proposal for consideration at the meeting if written notice is delivered to the secretary of the corporation at Heritage’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the

	CVBF	Heritage
	following the day on which public announcement of the date of such meeting is first made by the corporation.	10th day following the day on which public announcement of the date of such meeting is first made by the corporation.

Shareholder Action by Written Consent:

Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.

In the case of an election to fill a vacancy on the CVBF board of directors that (i) was not created by removal or (ii) has not been filled by the board of directors in accordance with the provisions of CVBF bylaws, a director may be elected to fill such vacancy by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors. An election by the written consent of the shareholders to fill a vacancy created by removal may be made only by the unanimous written consent of the holders of all outstanding shares entitled to vote for the election of directors.

Shareholder action by written consent is prohibited by Heritage charter; any action required to be taken by shareholders must occur at a duly called annual or special meeting.

Indemnification of Directors and Officers:

CVBF charter states that CVBF is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limitations on excess indemnifications set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

CVBF bylaws provide that CVBF has the power, to the extent and in the manner permitted by the California Corporations Code, to indemnify its directors, officers

Heritage charter states that Heritage is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limitations on excess indemnifications set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

Heritage bylaws provide that Heritage is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents

	CVBF	Heritage
	and employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation. CVBF has entered into separate indemnification agreements with each of its directors and executive officers for such purpose.	respecting indemnification and expense advances to the fullest extent permitted by the California Corporations Code or other applicable law.

Amendments to Articles of Incorporation and Bylaws:

CVBF bylaws may be amended or repealed by the board of directors (other than the bylaw requirement specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa). CVBF bylaws may also be adopted, amended or repealed by the vote of the holders of a majority of the outstanding shares entitled to vote. An amendment reducing the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, are equal to more than 16-2/3% of the outstanding shares entitled to vote.

CVBF charter may be amended by the affirmative vote of the issued and outstanding shares entitled to vote.

Heritage bylaws may be amended or repealed by the board of directors (other than the bylaw requirement specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa). Heritage bylaws may also be adopted, amended or repealed by the vote of holders of a majority of the outstanding shares entitled to vote. An amendment reducing the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting are equal to more than 16-2/3% of the outstanding shares entitled to vote.

Heritage charter may be amended by the affirmative vote of the issued and outstanding shares entitled to vote.

Rights of Dissenting Shareholders	Under the California Corporations Code, because CVBF common stock is listed on a national securities exchange certified by the California Commissioner of the California Department of Financial Protection and Innovation (“CDFPI”), holders of CVBF common stock do not have dissenters’ rights with respect to a business combination or other reorganization requiring their vote, unless their shares are subject to transfer restrictions or are exchanged for merger consideration other than solely securities listed on a national securities exchange certified by the California Commissioner of the CDFPI and cash in lieu of fractional shares.	Under the California Corporations Code, because Heritage common stock is listed on a national securities exchange certified by the California Commissioner of the California Department of Financial Protection and Innovation (“CDFPI”), holders of Heritage common stock do not have dissenters’ rights with respect to a business combination or other reorganization requiring their vote, unless their shares are subject to transfer restrictions or are exchanged for merger consideration other than solely securities listed on a national securities exchange certified by the California Commissioner of the CDFPI and cash in lieu of fractional shares.

LEGAL MATTERS

The validity of the shares of CVBF common stock to be issued by CVBF in connection with the merger and certain federal income tax consequences of the merger for CVBF will be passed upon by Manatt, Phelps & Phillips, LLP, San Francisco, California, counsel for CVBF.

Certain federal income tax consequences of the merger for Heritage will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel for Heritage.

EXPERTS

CVBF

The financial statements of CVBF as of December 31, 2024, and for each of the three years in the period ended December 31, 2024 incorporated by reference in this joint proxy statement/prospectus to CVBF’s Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of CVBF’s internal control over financial reporting have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Heritage

The consolidated financial statements of Heritage as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 and the effectiveness of Heritage’s internal control over financial reporting have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their reporting appearing in our Annual Report on Form 10-K for the year ended December 31, 2024 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ANNUAL MEETING SHAREHOLDER PROPOSALS

CVBF

CVBF held its 2025 annual meeting of shareholders on May 21, 2025. CVBF will hold its 2026 annual meeting of shareholders (the “CVBF 2026 annual meeting”), which is currently planned to be held on May 20, 2026, regardless of whether the mergers have been completed.

Under SEC Rule 14a-8, a shareholder desiring to make a proposal to be included in the proxy statement for the CVBF 2026 annual meeting must submit such proposal to the following address: Corporate Secretary, CVB Financial Corp., 701 North Haven Ave., Suite 350, Ontario, California 91764. Proposals must have been received by CVBF by no later than the close of business on December 10, 2025, and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in CVBF’s proxy statement.

For any proposal that is not submitted for inclusion in the 2026 proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at CVBF’s 2026 annual meeting or nominate directors at CVBF’s 2026 annual meeting, such notices must be received by CVBF’s Corporate Secretary (at the address above) no earlier than close of business on January 21, 2026 and no later than close of business on February 20, 2026, and must comply with the provisions of CVBF bylaws. In addition to satisfying requirements under CVBF bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than CVBF’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 23, 2026.

Heritage

Heritage held its 2025 annual meeting of shareholders on May 22, 2025. Heritage does not currently anticipate holding its 2026 annual meeting of shareholders (the “Heritage 2026 annual meeting”) if the mergers are completed in the timeframe currently expected. In the event the mergers are not completed within the expected time frame or at all, Heritage may hold an annual meeting in 2026. Any Heritage shareholder nominations or proposals for other business intended to be presented at the Heritage 2026 annual meeting must be submitted to Heritage as set forth below.

Any shareholder proposal intended for inclusion in Heritage’s proxy statement and proxy card pursuant to Exchange Act Rule 14a-8 relating to Heritage’s 2026 annual meeting must have been received by Heritage’s Corporate Secretary at Heritage Commerce Corp, 224 Airport Parkway, San Jose, California 95110, no later than December 8, 2025. Shareholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirements of the Heritage bylaws must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

For any proposal that is not submitted for inclusion in the 2026 proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at Heritage’s 2026 annual meeting or nominate directors at Heritage’s 2026 annual meeting, such notices must be received by Heritage’s Corporate Secretary (at the address above) no earlier than close of business on January 22, 2026 and no later than close of business on February 21, 2026, and must comply with the provisions of Heritage bylaws.

OTHER MATTERS

The boards of directors of CVBF and Heritage do not know of any other business to be presented for action at their respective special meetings other than that set forth in the respective Notice of Special Meeting of Shareholders. Under California law, no other business may be conducted at either special meeting.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit CVBF, Heritage and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials by delivering a single set of proxy materials to an address shared by two or more of CVBF shareholders or Heritage shareholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each shareholder continues to receive a separate notice of the meeting and proxy card.

Certain brokerage firms may have instituted householding for beneficial owners of CVBF common stock and Heritage common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding CVBF common stock or Heritage common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

WHERE YOU CAN FIND MORE INFORMATION

CVBF and Heritage file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both CVBF and Heritage, which can be accessed at www.sec.gov. In addition, documents filed with the SEC by CVBF, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge in the “Investor” section of CVBF’s website, www.cbbank.com/, under the heading “Financials—SEC Filings.” Documents filed with the SEC by Heritage will be available free of charge in the “Investor Relations” section of Heritage’s website, www.heritagebankofcommerce.bank/, under the heading “Financials.” The web addresses of the SEC, CVBF and Heritage are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.

CVBF has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to CVBF’s securities to be issued in the merger. This document constitutes the prospectus of CVBF filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection as set forth above.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows CVBF and Heritage to incorporate by reference into this joint proxy statement/prospectus documents CVBF and Heritage file with the SEC, including certain information required to be included in the registration statement on Form S-4 filed by CVBF to register shares of CVBF common stock that will be issued in the merger, of which this joint proxy statement/prospectus forms a part. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference into this joint proxy statement/prospectus is considered to be a part of this document, and later information that CVBF and Heritage file with the SEC will update and supersede that information. CVBF and Heritage incorporate by reference the documents listed below and any documents filed by CVBF and Heritage under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the latest of (i) the date of the special meeting of CVBF, (ii) the date of the special meeting of Heritage and (iii) the date that the offering of shares of CVBF common stock to be issued in the merger is terminated:

CVBF Filings (SEC File No. 000-10140)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed February 28, 2025.

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2025, filed May 9, 2025, June 30, 2025, filed August 8, 2025 and September 30, 2025, filed November 7, 2025.

Current Reports on Form 8-K	Filed January 23, 2025, April 24, 2025, May 23, 2025, July 24, 2025, August 4, 2025, October 23, 2025, October 23, 2025, December 11, 2025, December 23, 2025 and January 22, 2026 (other than those Current Reports on Form 8-K or portions thereof not deemed to be filed).

Definitive Proxy Statement on Schedule 14A	Filed April 8, 2025.

Description of CVBF Common Stock	Filed as Exhibit 4.2 of CVBF’s Annual Report on Form 10-K for the year ended December 31, 2024, incorporated herein by reference to Exhibit 4.2 to CVBF’s Annual Report on Form 10-K filed with the SEC on March 2, 2020

Heritage Filings (SEC File No. 000-23877)	Periods Covered or Date of Filing with the SEC

Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed March 10, 2025.

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2025, filed May 7, 2025, June 30, 2025, filed August 8, 2025 and September 30, 2025, filed November 5, 2025.

Current Reports on Form 8-K	Filed January 24, 2025, February 3, 2025, April 24, 2025, May 27, 2025, July 24, 2025, August 18, 2025, September 25, 2025, October 23, 2025, December 17, 2025, December 23, 2025, January 2, 2026 and January 22, 2026 (other than those Current Reports on Form 8-K or portions thereof not deemed to be filed).

Definitive Proxy Statement on Schedule 14A	Filed April 7, 2025.

Notwithstanding the foregoing, information furnished by CVBF or Heritage on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, are not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

if you are a CVBF Shareholder:	if you are a Heritage Shareholder:
CVB Financial Corp.	Heritage Commerce Corp
701 North Haven Ave., Suite 350 Ontario, California 91764	224 Airport Parkway San Jose, California 95110
Attn: Corporate Secretary	Attn: Corporate Secretary
(909) 980-4030	(408) 947-6900

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in CVBF’s or Heritage’s affairs since the date of this document. CVBF provided the information contained in this document with respect to CVBF and Heritage provided the information contained in this document with respect to Heritage.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

dated as of December 17, 2025

by and between

CVB FINANCIAL CORP.

and

HERITAGE COMMERCE CORP

A-i

A-ii

A-iii

TABLE OF CONTENTS

Page
Exhibits

Exhibit A-1	Form of Company Voting and Support Agreement

Exhibit A-2	Form of Parent Voting and Support Agreement

Exhibit B-1	Form Non-Solicitation and Non-Disclosure Agreement –Certain non-employee directors of the Company Board identified on Section 7.03(h)(ii) of the Parent Disclosure Schedule

Exhibit B-2	Form of Non-Solicitation and Non-Disclosure Agreement and Release– Company officers identified on Section 7.03(h)(iii) of the Parent Disclosure Schedule

Exhibit C	Form of Agreement of Merger

Exhibit D	Form of Bank Merger Agreement

Company Disclosure Schedule

Parent Disclosure Schedule

A-iv

This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of December 17, 2025 (this “Agreement”), is entered into by and among CVB Financial Corp., a California corporation (“Parent”) and Heritage Commerce Corp, a California corporation (“Company”), with Parent and Company, each a “Party” and collectively hereinafter the “Parties”.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the “CGCL”), Company will merge with and into Parent (the “Merger”), with Parent continuing as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, promptly following the Merger, Heritage Bank of Commerce, a California banking corporation and wholly-owned subsidiary of Company (“Heritage Bank”) will merge (the “Bank Merger” and with the “Merger”, the “Mergers”) with and into Citizens Business Bank, National Association, a national bank and wholly-owned subsidiary of Parent (“Citizens”), in accordance with the National Bank Act, as amended (the “NBA”), the Bank Merger Act of 1960, as amended (the “BMA”), and the California Financial Code (the “CFC”), with Citizens continuing as the surviving corporation (sometimes referred to in such capacity as the “Surviving Bank”);

WHEREAS, the respective boards of directors of each of Parent (the “Parent Board”) and Company (the “Company Board”) have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective shareholders, as applicable, and have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, each member of the Parent Board and the Company Board have simultaneously herewith entered into a Voting and Support Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”), each dated as of the date hereof and substantially in the form attached hereto as Exhibit A-1 and Exhibit A-2 with Parent and Company, respectively;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain members of the Company Board and the Company Designated Officers have simultaneously herewith entered into, a form of Non-Solicitation and Non-Disclosure Agreement or a Non-Solicitation and Non-Disclosure Agreement and Release, respectively, each dated as of the date hereof and substantially in the form attached hereto as Exhibit B-1 and Exhibit B-2 as appropriate, with Parent; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.09.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreement of Merger” has the meaning set forth in Section 2.02(a).

“Approvals” has the meaning set forth in Section 6.05(a).

“Bank Merger Agreement” has the meaning set forth in Section 2.03.

“Bank Merger Effective Time” has the meaning set forth in Section 2.03.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act and their implementing regulations.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.03(a).

“BHC Act” has the meaning set forth in Section 4.01(a).

“BMA” has the meaning set forth in the Recitals.

“Book-Entry Share” has the meaning set forth in Section 3.01(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.

“California Secretary” means the Secretary of State of the State of California.

“Call Report” means a Report of Condition and Income filed by a banking institution with the applicable federal banking agency.

“CDFPI” means the California Department of Financial Protection and Innovation.

“Certificate” has the meaning set forth in Section 3.01(a).

“CFC” has the meaning set forth in the Recitals.

“CGCL” has the meaning set forth in the Recitals.

“Change of Control Payments” has the meaning set forth in Section 4.16(a).

“Citizens” has the meaning set forth in the Recitals.

“Citizens Articles” means the articles of association of Citizens.

“Citizens Board” has the meaning set forth in Section 2.03.

“Citizens Bylaws” means the bylaws of Citizens.

“Closing” has the meaning set forth in Section 2.02(b).

“Closing Date” has the meaning set forth in Section 2.02(b).

“Code” has the meaning set forth in the Recitals.

“Common Equity Tier 1 Capital” means the total Common Equity Tier 1 capital of Company as determined on the Measurement Date plus the after-tax amount of any Transaction Costs to the extent paid or accrued on or prior to the Measurement Date. For comparative purposes, the Common Equity Tier 1 Capital as of September 30, 2025, as calculated in accordance with this definition, was $530,835,000.

“Common Equity Tier 1 Capital Benchmark” shall mean $530,835,000.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 6.13(b).

“Company Articles” means the articles of incorporation of the Company, as amended.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 6.07(a).

“Company Bylaws” means the bylaws of Company, as amended.

“Company Capitalization Date” has the meaning set forth in Section 4.02(a).

“Company Common Stock” means the common stock, no par value per share, of Company.

“Company Deferred Compensation Plan” has the meaning set forth in Section 6.13(g).

“Company Designated Officers” means those officers of Company designated on Section 1.01(a) of the Company Disclosure Schedule.

“Company Disclosure Schedule” means the schedule delivered by Company to Parent before the execution and entry into this Agreement which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Agreement or to one or more covenants contained herein.

“Company ESOP” has the meaning set forth in Section 6.13(d).

“Company Filings” has the meaning set forth in Section 4.05(a).

“Company IT Systems” has the meaning set forth in Section 4.20(d).

“Company Leased Properties” has the meaning set forth in Section 4.21(a).

“Company Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted.

“Company Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that:

(a) individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Company and its Subsidiaries, in each case taken as a whole or (b) prevents, materially delays or materially impairs the ability of Company to perform its obligations under this Agreement to consummate the Merger or the Bank Merger; provided, however, that no fact, event, change, condition, occurrence, development, circumstance, effect or state of facts to the extent resulting from any of the following shall be considered in determining whether a Company Material Adverse Effect has occurred or is in existence for purposes of subsection (a) of this definition:

(i) changes, after the date hereof, in Laws, rules and regulations of general applicability, or of general applicability to banks, or interpretations thereof of general applicability, or of general applicability to banks, by Governmental Authorities, including any change in GAAP or regulatory accounting requirements,

(ii) changes in the economy or financial markets, generally, in the United States,

(iii) changes, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism),

(iv) changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event,

(v) changes in economic, business or financial conditions (including changes in interest rates) generally affecting the banking industry,

provided further, that the foregoing clauses (i), (ii), (iii), (iv) or (v) shall not apply to the extent such fact, event, change, condition, occurrence, development, circumstance, effect, action, omission or state of facts of the type referred to therein, has a disproportionate impact on the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Company and its Subsidiaries compared to other comparable companies within the banking industry, in which case the disproportionate effect will be taken into account;

(vi) any action taken by Company with Parent’s express written consent or any action taken by Company that Company was expressly required to take pursuant to the terms of this Agreement;

(vii) a decline in the trading price of the Company’s Common Stock or any failure in and of itself by Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (vii) the facts or circumstances giving rise or contributing to such decline or failure to meet estimates, predictions, projections or forecasts may be deemed to constitute or be taken into account in determining whether there has been, a Company Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Company Material Adverse Effect pursuant to any other clause of this definition);

(viii) public disclosure of the execution of this Agreement or the transactions contemplated by this Agreement; or

(ix) the commencement of any litigation that was primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby.

“Company Option” has the meaning set forth in Section 3.03(a).

“Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries.

“Company Owned Properties” has the meaning set forth in Section 4.21(a).

“Company PSU” means each performance-based restricted stock unit granted under any Company Stock Plan.

“Company Real Properties” has the meaning set forth in Section 4.21(a).

“Company Restricted Stock Award” means each award of shares of Company Common Stock granted under any Company Stock Plan.

“Company RSU Award” means each time-based restricted stock unit granted under any Company Stock Plan.

“Company SEC Reports” has the meaning set forth in Section 4.05(b).

“Company Shareholder Approval” means the approval of the principal terms of this Agreement and the Merger by the affirmative vote or requisite consent of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Special Meeting or any adjournment or postponement thereof.

“Company Special Meeting” has the meaning set forth in Section 4.04.

“Company Stock Awards” means each Company Restricted Stock Award, Company RSU Award (including each Interim Period Company RSU Award), and Company PSU Award.

“Company Stock Plans” means the Heritage Commerce Corp 2023 Equity Incentive Plan, the Heritage Commerce Corp 2013 Equity Incentive Plan, and the Presidio Bank 2016 Equity Incentive Plan, each as amended to date. The term “Company Stock Plans” does not include the Company ESOP.

“Confidentiality Agreement” has the meaning set forth in Section 6.04(b).

“Continuing Employees” has the meaning set forth in Section 6.13(a).

“Contract” or “Contracts” means any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation.

“Controlled Group Liability” has the meaning set forth in Section 4.11(g).

“CRA” means the Community Reinvestment Act of 1977, as amended.

“CRA Agreement” has the meaning set forth in Section 4.09(m).

“D&O Insurance” has the meaning set forth in Section 6.12(b).

“Deposit Insurance Fund” means the Deposit Insurance Fund administered by the FDIC.

“Derivative Transaction” has the meaning set forth in Section 4.24.

“Determination Date” means the fifth (5th) Business Day prior to the Closing Date.

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employee Benefit Plan” has the meaning set forth in Section 4.11(a).

“Environmental Laws” has the meaning set forth in Section 4.17(a).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.11(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Fund” has the meaning set forth in Section 3.02(a)(iii).

“Exchange Ratio” has the meaning set forth in Section 3.01(a).

“Excluded Shares” has the meaning set forth in Section 3.01(c).

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” has the meaning set forth in Section 4.04.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.

“Governmental Authority” means any federal, state or local court, tribunal, arbitral, governmental, administrative or regulatory authority (including any Regulatory Agencies), agency, commission, body or other governmental entity or instrumentality, and any stock exchange or industry self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 4.17(f).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 6.12(a).

“Intellectual Property” means any and all: (a) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (b) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (c) confidential proprietary business information, Trade Secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions; (d) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) any other intellectual property rights throughout the world.

“Intellectual Property Registrations” means all Company Owned Intellectual Property that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Period Company RSU Award” has the meaning set forth in Section 3.03(c).

“Investment Security” means any equity security or debt security as defined in Accounting Standards Codification Topic 320.

“IRS” means the U.S. Internal Revenue Service.

“Jones Employment Agreement” has the meaning set forth in Section 7.02(f).

“JPM” has the meaning set forth in Section 5.07.

“Knowledge” (a) with respect to Company, means the actual knowledge of the persons set forth in Section 1.01(a) of the Company Disclosure Schedule, after making the inquiry and exercising the diligence that a reasonably prudent business person in the ordinary and usual course of the performance of his or her responsibilities would make and exercise; and (b) with respect to Parent, means the actual knowledge of the persons set forth in Section 1.01(b) of the Parent Disclosure Schedule, after making the inquiry and exercising the diligence that a reasonably prudent business person in the ordinary and usual course of the performance of his or her responsibilities would make and exercise.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Authority.

“Lease” has the meaning set forth in Section 4.21(a).

“Lien” means any mortgage, deed of trust, easement, declaration, restriction, pledge, hypothecation, assignment, deposit arrangement, option, right of first refusal, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever relating to that property, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing.

“Loans” has the meaning set forth in Section 4.26(a).

“Material Contract” has the meaning set forth in Section 4.16(a).

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 6.05(b).

“Measurement Date” means the last day of the most recently completed fiscal quarter (or year, in the case of the fourth fiscal quarter) for which the Company has filed a Company SEC Report relating to the results for that most recent fiscal quarter (or year, in the case of the fourth fiscal quarter, as the case may be); provided, however, if the Closing Date were to otherwise occur following the last day of a fiscal quarter but before the date the Company has filed a Company SEC Report relating to such quarter, the Measurement Date shall mean the last day of the most recently completed fiscal quarter for which the Company has publicly issued an earnings release.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Multiemployer Plan” has the meaning set forth in Section 4.11(f).

“Multiple Employer Plan” has the meaning set forth in Section 4.11(f).

“Nasdaq” means the Nasdaq Global Select Market.

“OCC” means the Office of the Comptroller of the Currency.

“Off-The-Shelf Licenses” means nonexclusive licenses or other Contracts entered into by Company for software or services that are generally commercially available on standard terms that require license, maintenance, support and other fees of less than $300,000 per year.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Loss” means any individual loss resulting from cash shortages, lost or misposted items, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, or fraudulent use of debit cards, checks, wires or electronic teller machines.

“Option Consideration” has the meaning set forth in Section 3.03(a).

“Option Withholding Taxes” has the meaning set forth in Section 3.03(a).

“Outside Date” has the meaning set forth in Section 8.01(b).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent’s 401(k) Plan” has the meaning set forth in Section 6.13(b).

“Parent Articles” means the articles of incorporation of Parent, as amended.

“Parent Average Closing Price” means the 20-day volume weighted average closing price of a share of Parent Common Stock as quoted on Nasdaq as of the Determination Date.

“Parent Benefit Plan” has the meaning set forth in Section 5.20(a).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 6.07(a).

“Parent Bylaws” means the bylaws of Parent, as amended and restated.

“Parent Capitalization Date” has the meaning set forth in Section 5.02(a).

“Parent Common Stock” means the common stock, no par value, of Parent.

“Parent CRA Agreement” has the meaning set forth in Section 5.09(m).

“Parent Disclosure Schedule” means the schedule delivered by Parent to Company before the execution and entry into this Agreement which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Agreement or to one or more covenants contained herein.

“Parent Equity Incentive Plan” means the CVB Financial Corp. 2018 Equity Incentive Plan, as approved by the shareholders of Parent effective May 23, 2018.

“Parent IT Systems” has the meaning set forth in Section 5.11.

“Parent Filings” has the meaning set forth in Section 5.05(a).

“Parent Loans” has the meaning set forth in Section 5.23(a).

“Parent Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that:

(a) individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, in each case taken as a whole, or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or (b) prevents, materially delays or materially impairs the ability of Parent and its Subsidiaries to perform its respective obligations under this Agreement to consummate the Merger or the Bank Merger; provided, however, that no fact, event, change, condition, occurrence, development, circumstance, effect or state of facts to the extent resulting from any of the following shall be considered in determining whether a Parent Material Adverse Effect has occurred or is in existence for purposes of subsection (a) of this definition:

(i) changes, after the date hereof, in Laws, rules and regulations of general applicability, or of general applicability to banks, or interpretations thereof of general applicability, or of general applicability to banks, by Governmental Authorities, including any change in GAAP or regulatory accounting requirements,

(ii) changes in the economy or financial markets, generally, in the United States,

(iii) changes, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism),

(iv) changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event,

(v) changes in economic, business or financial conditions (including changes in interest rates) generally affecting the banking industry,

provided further, that the foregoing clauses (i), (ii), (iii), (iv) or (v) shall not apply to the extent such fact, event, change, condition, occurrence, development, circumstance, effect, action, omission or state of facts of the type referred to therein, has a disproportionate impact on the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries compared to other comparable companies within the banking industry, in which case the disproportionate effect will be taken into account;

(vi) any action taken by Parent with Company’s express written consent or any action taken by Parent that Parent was expressly required to take pursuant to the terms of this Agreement;

(vii) a decline in the trading price of the Parent Common Stock or any failure, in and of itself, by Parent to meet internal or other estimates, predictions, projections or forecasts for revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (vii), the facts or circumstances giving rise or contributing to such decline or failure to meet estimates, predictions, projections or forecasts, may be deemed to constitute or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition);

(viii) public disclosure of the execution of this Agreement or the transactions contemplated by this Agreement; or

(ix) the commencement of any litigation that was primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby.

“Parent Preferred Stock” means the preferred stock of Parent.

“Parent Regulatory Agreement” has the meaning set forth in Section 5.09(k).

“Parent RSU Award” has the meaning set forth in Section 3.03(c).

“Parent SEC Reports” has the meaning set forth in Section 5.05(b).

“Parent Share Issuance” has the meaning set forth in Section 4.04.

“Parent Shareholder Approval” means the approval of the principal terms of this Agreement and the Merger, including the Parent Share Issuance, by the affirmative vote or requisite consent of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon at the Parent Special Meeting or any adjournment or postponement thereof.

“Parent Special Meeting” has the meaning set forth in Section 4.04.

“Party” and “Parties” have the meanings set forth in the Preamble to this Agreement.

“Payroll Processor” has the meaning set forth in Section 3.03(a).

“Permitted Encumbrances” has the meaning set forth in Section 4.21(a).

“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Post-Closing Bonus” has the meaning set forth in Section 6.13(f).

“Pre-Closing Bonus” has the meaning set forth in Section 6.13(f).

“Previously Disclosed” means, when used with respect to any Party, (i) information set forth by such Party in the applicable section of such Party’s Disclosure Schedule or any other section of such Party’s Disclosure Schedule (so long as it is reasonably apparent on its face from the context that the disclosure in such other paragraph of such Party’s Disclosure Schedule is also applicable to the section of this Agreement in question) or (ii) information disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by such Party, as applicable, since January 1, 2023 but prior to the date hereof (excluding any disclosures set forth under the heading “Risk Factors” and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature).

“Privacy and Security Requirements” means all (a) applicable Laws, (b) contractual commitments of a party or any of its Subsidiaries, (c) publicly-facing statements, policies or procedures adopted by a party or any of its Subsidiaries, and (d) industry and self-regulatory standards and codes of conduct to which a party of any of its Subsidiaries is bound, including, as applicable, the Payment Card Industry Data Security Standard, in each clause (a) through (d) of this definition, regarding privacy, cybersecurity, data security or artificial intelligence.

“Prospectus/Joint Proxy Statement” has the meaning set forth in Section 6.06(a).

“Recommendation Change” has the meaning set forth in Section 6.07(a).

“Registration Statement” has the meaning set forth in Section 6.06(a).

“Regulatory Agencies” has the meaning set forth in Section 4.05(a).

“Regulatory Agreement” has the meaning set forth in Section 4.09(k).

“Requisite Regulatory Approvals” means the approvals of the Federal Reserve and OCC that are required to consummate the Merger and the Bank Merger.

“Sanctioned Countries” has the meaning set forth in Section 4.09(h).

“Sanctions” has the meaning set forth in Section 4.09(h).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” and “Shares” has the meaning set forth in Section 3.01(a).

“Stock Option Cashout Price” has the meaning set forth in Section 3.03(a).

“Subsidiary” means, as to any Person, any subsidiary within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC under the Exchange Act or Section 2(d) of the BHC Act.

“Surviving Bank” has the meaning set forth in the Recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Takeover Laws” has the meaning set forth in Section 4.10.

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means (i) all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unclaimed property, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other Person at any time prior to and through the Effective Time.

“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local Law.

“Termination Fee” has the meaning set forth in Section 8.02(b)(i).

“Total Deposits” means the average daily balance of the Company’s deposits for the three-month period ending on the Measurement Date (exclusive of brokered deposits as defined in 12 C.F.R. Section 337.6(a)(2) provided however CDARs, ICS and other reciprocal deposit products shall not be considered brokered deposits for this purpose). For comparative purposes, Total Deposits for the three-month period ending on September 30, 2025, as calculated in accordance with this definition, was $4,687,294,000.

“Total Deposits Benchmark” means $4,300,000,000.

“Total Loans” means the average daily balance of Company’s total loans for the three-month period ending on the Measurement Date (including loans held for sale). For comparative purposes, Total Loans for the three-month period ending on September 30, 2025, as calculated in accordance with this definition, was $3,521,005,000.

“Total Loans Benchmark” means $3,350,000,000.

“Total Non-Interest Bearing Deposits” means the average daily balance of Heritage Bank’s non-interest bearing deposits for the three-month period ending on the Measurement Date. For comparative purposes, Total Non-Interest Bearing Deposits for the three-month period ending on September 30, 2025, as calculated in accordance with this definition, was $1,187,357,0000.

“Total Non-Interest Bearing Deposits Benchmark” means $1,000,000,000.

“Trade Secrets” means any and all confidential proprietary business information, trade secrets, knowledge and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, customers and customer information, lists of customers, vendor, supplier and related information, list of vendors and suppliers, financial information, rate sheets, plans, concepts, strategies or products, unpatentable discoveries and inventions.

“Transaction Costs” means all out-of-pocket expenses, costs and fees to be paid or incurred by Company (or any of its Affiliates or successors thereto) from November 6, 2025 through and including the Closing in connection with consummation of the transactions described herein including, but not limited to, investment banker fees, accounting fees and legal fees.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (Pub. L. No. 107-56).

“Volcker Rule” means 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the Office of the Comptroller of the Currency, the FDIC, the Commodity Futures Trading Commission and the SEC in connection therewith.

“Voting Agreement” and “Voting Agreements” have the meanings set forth in the Recitals to this Agreement.

“Voting Debt” has the meaning set forth in Section 4.02(a).

“Wachtell” has the meaning set forth in Section 7.02(g).

“Withdrawal Liability” has the meaning set forth in Section 4.11(f).

1.02 Rules of Interpretation; Construction Provisions. Unless the context otherwise requires:

when a reference is made in this Agreement to Articles, Sections, Subsections, Exhibits or Schedules, such reference shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement, unless otherwise indicated;

the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

the phrase “furnished” or “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available, including as posted in the respective Party’s data room;

the phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement;

references in the Agreement to any gender include the other gender;

the word “day” means calendar day;

the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

the term “dollars” and the symbol “$” mean United States Dollars;

references in this agreement to the “United States” means the United States of America and its territories and possessions; except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-Business Day, the period in question shall end on the next Business Day; and

the phrase “three-month period” shall mean the full applicable fiscal quarter (i.e. January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31).

ARTICLE 2

THE MERGERS

2.01 The Merger.

(a) The Combination. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the CGCL, at the Effective Time, Company shall merge with and into Parent, Parent shall be the Surviving Corporation in the Merger and shall continue to exist as a California corporation under the Laws of the State of California and the separate corporate existence of Company shall cease.

(b) Articles of Incorporation and Bylaws; Directors and Officers. The Parent Articles and Parent Bylaws as in effect immediately prior to the Effective Time shall be those of the Surviving Corporation. Subject to the appointment of the Company Designated Directors and the Company President as provided in Section 6.19, the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until such time as their successors shall be duly elected and qualified.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL.

2.02 Effective Time; Closing Date.

(a) Effective Time. Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, the Parties shall cause an Agreement of Merger in substantially the form attached hereto as Exhibit C (the “Agreement of Merger”) to be filed with the California Secretary pursuant to Section §1103 of the CGCL. The Merger provided for herein shall become effective at the time the Agreement of Merger has been filed with the California Secretary, or such later time as may be agreed by the Parties and specified in the Agreement of Merger (the time the Merger becomes effective being the “Effective Time”).

(b) Closing Date. The closing of the Merger (the “Closing”) shall take place on the date when the Effective Time is to occur (the “Closing Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Parties shall cause the Effective Time to occur no later than the fifth (5th) Business Day after such satisfaction or waiver (except as the Parties may otherwise agree to in writing); provided, however, that if the Closing Date were to otherwise occur in the last ten (10) Business Days of any fiscal quarter, the Closing Date shall not occur at such time but shall instead occur on the first Business Day of the following fiscal quarter. For illustration purposes only, if the fifth Business Day after satisfaction or waiver of all conditions to Closing was June 24, 2026, the Closing Date would be July 1, 2026.

2.03 Bank Merger. Promptly following the Merger, Heritage Bank will be merged with and into Citizens in the Bank Merger, with Citizens surviving the Bank Merger as the Surviving Bank and continuing its existence under the Laws of the United States, and the separate corporate existence of Heritage Bank ceasing as of the effective time of the Bank Merger. As soon as practicable after the date of this Agreement, Heritage Bank and Citizens will enter into an agreement and plan of merger in substantially the form set forth in Exhibit D hereto (the “Bank Merger Agreement”). Each of the Board of Directors of Heritage Bank and the Board of Directors of Citizens (the “Citizens Board”) shall approve the Bank Merger Agreement, and each of Parent and the Company shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Heritage Bank and Citizens, respectively, and Parent and the Company shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to make the Bank Merger effective promptly following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable Law, or at such other time as shall be provided by applicable Law (the “Bank Merger Effective Time”).

ARTICLE 3

CONSIDERATION; EXCHANGE PROCEDURES

3.01 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any Person:

(a) Outstanding Company Common Stock. Each share of Company Common Stock (each, a “Share” and, collectively, “Shares”), other than Excluded Shares, issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive 0.65 shares (the “Exchange Ratio”) of Parent Common Stock (the “Merger Consideration”), without interest thereon. At the Effective Time, all Shares (other than Excluded Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) and each holder of a Share not represented by a Certificate (a “Book-Entry Share”), other than any Excluded Shares, shall cease to have any rights with respect thereto, except the right to receive:

(i) the Merger Consideration; plus

(ii) any dividends or distributions to which the holder thereof has the right to receive pursuant to Section 3.02(d); plus

(iii) any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.02(e).

(b) Outstanding Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger.

(c) Cancellation of Excluded Shares; No Dissenting Shares. Any shares of Company Common Stock held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or by Company or any direct or indirect wholly-owned Subsidiary of Company, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor. The shareholders of Company shall not have any dissenting share rights pursuant to the provisions of the CGCL.

3.02 Exchange Procedures.

(a) Exchange Agent; Exchange Fund. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent (the “Exchange Agent”), for the benefit of the holders of Shares (in each case, other than holders of Excluded Shares):

(i) evidence of shares in book-entry form representing the shares of Parent Common Stock in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.02(g)) or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the transmittal materials, pursuant to the provisions of this Section 3.02; and

(ii) any cash due in lieu of fractional shares pursuant to Section 3.02(e); and

(iii) after the Effective Time, if applicable, any dividends or other distributions with respect to shares of Parent Common Stock (such amount in cash and certificates for shares of Parent Common Stock in the foregoing clauses (i), (ii) and (iii) being hereinafter referred to as the “Exchange Fund”).

(b) Company Notice. Company shall cause Company’s transfer agent to deliver to the Exchange Agent on or prior to the Closing Date a list of the holders of record of Company Common Stock and number of shares of Company Common Stock held by each such holder of record in a format that is reasonably acceptable to the Exchange Agent and otherwise reasonably cooperate with the Exchange Agent.

(c) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 3.02(g)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares and to be in such form and have such provisions as Parent and Company may reasonably agree).

(ii) Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.02(g)) or Book-Entry Shares to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor:

(A) a certificate (or evidence of shares in book-entry form, as applicable) representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Section 3.02; and

(B) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.02(h)) equal to any cash in lieu of fractional shares; plus any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of Section 3.02(d).

(iii) The Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares.

(iv) In the event of a transfer of ownership of Shares that is not registered in the transfer records of Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate may be issued and/or paid to such a transferee if the Exchange Agent is presented with the Certificate formerly representing such Shares and/or all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, as well as any bond or indemnity reasonably required by the Exchange Agent.

(v) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of such Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing any such shares of Company Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article 3.

(d) Distributions with Respect to Unexchanged Shares; Voting. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such

Certificate (or affidavit of loss in lieu thereof as provided in Section 3.02(g)) or Book-Entry Shares are surrendered for exchange in accordance with Section 3.02(c). Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.02(g)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.02(e) shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the Parent Average Closing Price by (ii) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.01(a).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the twelve (12) month anniversary of the Effective Time will be transferred to Parent. In such event, any former shareholders of Company who have not theretofore complied with this Article 3 shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it determines is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. In the event Parent or the Surviving Corporation determine it must deduct and withhold with respect to the payment of Parent Common Stock hereunder, Parent or the Surviving Corporation, as the case may be, shall be entitled to satisfy such withholding first out of any Cash Consideration otherwise payable to the Person with respect to which such withholding is being made.

(i) Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Exchange Ratio and the Merger Consideration shall be equitably adjusted to give the holders of Shares the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Exchange Ratio and the Merger Consideration, respectively, for purposes of this Agreement.

3.03 Treatment of Company Outstanding Equity Awards.

(a) Treatment of Options. At the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) under any Company Stock Plan that is unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and shall only entitle the holder of such Company Option to receive, as soon as administratively practicable after the Effective Time, an amount in cash equal to the product of (i) the total number of Shares subject to such Company Option and (ii) the positive excess, if any, of (A) the Stock Option Cashout Price over (B) the exercise price per Share underlying such Company Option (such product, the “Option Consideration”), reduced by any applicable Taxes required to be withheld with respect to the Option Consideration (such Taxes, the “Option Withholding Taxes”). Parent shall fund the Option Consideration, including the Option Withholding Taxes, to be paid with respect to Company Options to the payroll processor of the Company or Parent or any of their respective Affiliates (the “Payroll Processor”) for payment by the Payroll Processor of the Option Consideration (net of the Option Withholding Taxes) to the applicable Company Option holders and payment of the Option Withholding Taxes to the applicable Tax authorities, which payments shall be made as soon as reasonably practicable after the Closing Date and in no event later than on the first regular payroll date of Parent following the Closing Date (unless earlier payment would be required by any applicable Tax Law). For the avoidance of doubt, any unexercised and outstanding Company Option that has an exercise price per Share that is greater than or equal to the Stock Option Cashout Price shall be cancelled at the Effective Time for no consideration or payment. The Company shall provide Company Option holders the opportunity to exercise vested and unvested Company Options prior to the Effective Date in accordance with the terms and conditions of the applicable Company Stock Plans. For purposes of this Agreement, the “Stock Option Cashout Price” shall mean an amount, rounded to the nearest cent, equal to the product of (x) the Parent Average Closing Price and (y) the Exchange Ratio.

(b) Treatment of Company Stock Awards. At the Effective Time, each outstanding Company Restricted Stock Award, Company RSU Award (other than any Interim Period Company RSU Award granted to employees) and Company PSU Award under the Company Stock Plans shall, automatically and without any required action on the part of the holder thereof, accelerate in full (with the number of Shares underlying any Company PSU Award to equal the target number of Shares), and such Company Stock Awards shall be converted into, and become exchanged for, the Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting and/or receipt of the Merger Consideration).

(c) Treatment of Interim Period Company RSU Awards. At the Effective Time, each Company RSU Award that is granted following the date hereof to employees (an “Interim Period Company RSU Award”) shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Company Common Stock and shall be converted into a substitute restricted stock unit denominated in shares of Parent Common Stock under the Parent Equity Incentive Plan (a “Parent RSU Award”). The number of shares of Parent Common Stock subject to each such Parent RSU Award shall be equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Company Common Stock subject to such Interim Period Company RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio. Following the Effective Time, each such Parent RSU Award shall have substantially the same terms and conditions as those applicable to the Interim Period Company RSU Award, including with respect to the vesting schedule, accelerated vesting on termination of employment and payment of such Parent RSU Awards, as were applicable to the applicable Interim Period Company RSU Award as of the Effective Time, but with the broad-based governance terms to be those applicable under the Parent Equity Incentive Plan. The shares of Parent Common Stock issuable in respect of Parent RSU Awards shall be registered on a Form S-8 within five (5) Business Days of the Effective Time if not previously registered.

(d) Company Actions. At or prior to the Effective Time, the Company Board shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of Company Options and Company Stock Awards pursuant to Section 3.03(a) and Section 3.03(b) and the treatment of Interim Period Company RSU Awards pursuant to Section 3.03(c), and to provide for the cancellation and termination of each and every one of the Company Stock Plans, effective as of, and contingent upon the occurrence of, the Effective Time, and Parent shall have received copies of such resolutions. The Company shall take all actions that are necessary to ensure that from and after the Effective Time, except as with respect to the Interim Period Company RSU Awards, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of Company, Parent or the Surviving Corporation to any Person pursuant to or in settlement of Company Options and Company Stock Awards, except as required under Section 3.03.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as Previously Disclosed, Company hereby represents and warrants to Parent as follows:

4.01 Corporate Organization.

(a) Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it, or the character or location of the properties and assets owned or leased by it, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”).

(b) Articles and Bylaws. True, complete and correct copies of the Company Articles and the Company Bylaws, as in effect as of the date of this Agreement, have been publicly filed by Company and made available to Parent. The Company Articles and the Company Bylaws made available to Parent are in full force and effect.

(c) Subsidiaries. Section 4.01(c) of the Company Disclosure Schedule sets forth a list of all Subsidiaries of Company, the ownership interest of Company in each such Subsidiary, and a description of the business of each Subsidiary. Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, (iii) except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions to Company, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in

Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or to the Knowledge of the Company threatened. True, complete and correct copies of the articles of incorporation, bylaws and similar governing documents of each Subsidiary of Company as in full force and effect as of the date of this Agreement have been provided to Parent. Other than the Subsidiaries of Company listed on Section 4.01(c) of the Company Disclosure Schedule, Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any entity or any interests of any entity or any interest in a partnership or joint venture of any kind.

4.02 Capitalization.

(a) The authorized capital stock of Company consists of one hundred million (100,000,000) shares of Company Common Stock and ten million (10,000,000) shares of Company Preferred Stock. As of December 12, 2025 (the “Company Capitalization Date”), 61,332,457 shares of Company Common Stock were issued and outstanding (which includes 85,776 outstanding unvested shares of Company Common Stock subject to Company Restricted Stock Awards and 83,319 shares of Company Common Stock held by the Company ESOP) and no shares of Company Common Stock were otherwise reserved for issuance and no other equity-based awards or rights were outstanding, except for (i) 1,828,990 Shares subject to outstanding Company Options, (ii) 432,032 shares of Company Common Stock subject to outstanding Company RSU Awards, (iii) 316,603 shares of Company Common Stock subject to outstanding Company PSU Awards (assuming target levels of performance), and (iv) 410,508 shares of Company Common Stock were reserved and available for issuance pursuant to future awards under the Company Stock Plans. As of the Company Capitalization Date, no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Company Capitalization Date, there are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of Company. No bonds, debentures, notes or other indebtedness of Company or any of its Subsidiaries having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. There are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (ii) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act. Except for the Voting Agreements, there are no voting trusts or other voting agreements or understandings to which Company, any Subsidiary of Company or, to the Knowledge of Company, any of their respective officers or directors, is a party with respect to the voting of any Company Common Stock, Voting Debt or other equity securities of Company. Except pursuant to this Agreement, Company Options and Company Stock Awards, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of the capital stock of Company, Voting Debt of Company or any other equity securities of Company. Section 4.02(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Options and Company Stock Awards outstanding as of Company Capitalization Date, specifying on a holder-by-holder basis (i) the name of such holder, (ii) the number of shares subject to each such award, (iii) as applicable, the grant date of each such award, and (iv) as applicable, the vesting schedule of each such award.

(b) Except as disclosed in Section 4.02(a) of the Company Disclosure Schedule or permitted under Section 6.01 of the Agreement, since the Company Capitalization Date, Company has not (i) issued or repurchased any shares of Company Common Stock, Voting Debt or other equity securities of Company, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards. With respect to each grant of Company Options (i) each such grant was made in accordance with the terms of the Company Stock Plans and all applicable Laws and (ii) each such grant was properly accounted for in accordance with generally accepted accounting principles in the United States applied to banks or banking holding companies for the applicable period(s) in the financial statements (including the related notes) of Company in accordance with all applicable Laws. Except as Previously Disclosed, from January 1, 2023 through the date of this Agreement, neither Company nor any of its Subsidiaries has (i) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (ii) with respect to executive officers of Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (iii) adopted or amended any Company stock plan.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.03 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and this Agreement has been duly adopted by the Company Board. The Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the (i) Company Shareholder Approval and (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Heritage Bank and the approval of the Bank Merger Agreement by the Company as sole shareholder of Heritage Bank, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the Merger, the Bank Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, receivership, conservatorship, or similar Laws of general applicability relating to or affecting the rights of creditors generally and those of a depository institution insured by the FDIC and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the Merger or the other transactions contemplated hereby, or consummation of the Bank Merger by Heritage Bank, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles, the Company Bylaws, or similar documents of Company’s Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 4.04 are duly obtained and/or made, (A) violate in any material respects any Law applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate or conflict with in any material respect, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, Contract, or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, except with respect to clause (ii)(B) for any such violations conflict, breach, default, termination, cancellation, acceleration, or creation as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

4.04 Consents and Approvals. Except for (a) any applicable filing with Nasdaq, (b) the filing with the SEC of the Prospectus/Joint Proxy Statement in definitive form (including any amendments or supplements thereto) relating to the special meeting of the Company’s shareholders (the “Company Special Meeting”) and the special meeting of Parent’s shareholders (the “Parent Special Meeting”), each contemplated by this Agreement and of a registration statement on Form S-4 (or such other applicable form) (including any amendments or supplements thereto, the “Form S-4”) in which the Joint Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Form S-4, (c) the filing of a notice, waiver and/or an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) pursuant to the BHC Act or regulations promulgated by the Federal Reserve thereunder, (d) the filing of a bank merger application with the OCC pursuant to the BMA and Section 12 C.F.R. §5.33 of the OCC’s rules and regulations and approval of or non-objection to such applications, filings, certificates and notices, (e) any required filings or notices with the CDFPI pursuant to the CFC, (f) the filing of the Agreement of Merger with the California Secretary in connection with the Merger, (g) the filing of the Bank Merger Agreement with the OCC and (h) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement (the “Parent Share Issuance”), no consents or approvals of, or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement.

4.05 Reports.

(a) Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications (including all Call Reports), together with any amendments required to be made with respect thereto (collectively, “Company Filings”) that they were required to file since January 1, 2023 with (i) the FDIC, (ii) the CDFPI and any other state banking or other state regulatory authority, (iii) the Federal Reserve, (iv) the SEC, (v) the U.S. Small Business Administration, (vi) any other federal, state or foreign regulatory authority and (vii) any applicable industry self-regulatory organizations (collectively, “Regulatory Agencies”) and with each other applicable Governmental Authority, and all other reports and statements required to be filed by them since January 1, 2023, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Authority, have paid all fees and assessments due and payable in connection therewith, except where the failure to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of their respective dates, each such Company Filing was complete and accurate and complied with all applicable Laws in all material respects. Subject to Section 9.13 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and the Company’s Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of the Company Subsidiaries since January 1, 2023, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of the Company’s Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of the Company Subsidiaries since January 1, 2023, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, since January 1, 2023 (“Company SEC Reports”) is publicly available. No such Company SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied in all material respects as to form with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act.

(c) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

4.06 Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed Company that indicated it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or (iii) in connection with this Agreement and the transactions contemplated hereby.

(c) Since January 1, 2023, (i) neither Company nor any of its Subsidiaries, nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that Company or any of its Subsidiaries, or any of its directors, officers or employees, has engaged in questionable accounting or auditing practices or fraudulent practices, and (ii) to Company’s Knowledge, no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation, by Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of Company or any of its Subsidiaries.

(d) Except as Previously Disclosed on Section 4.06(d) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”).

(e) Section 1.01(a) of the Company Disclosure Schedule sets forth the Company’s estimated calculation as of the date of this Agreement of Transaction Costs, which estimated calculation has been prepared by the Company in good faith.

4.07 Broker’s Fees. Neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than Piper Sandler & Co. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Parent.

4.08 Absence of Changes. Since January 1, 2025:

(a) Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary and usual course of the businesses consistent with past practices; and

(b) no event, change or development or combination of changes or developments has occurred that have had or would reasonably be expected to have either individually or in the aggregate, a Company Material Adverse Effect.

4.09 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, franchises, permits and authorizations from Governmental Authorities which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023 Company and each of its Subsidiaries have complied with, and are not in default or violation of any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Truth in Savings Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Funds Transfer Act, the Flood Disaster Protection Act, the Military Lending Act, the Servicemembers Civil Relief Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Volcker Rule, any regulations promulgated by the Consumer Financial Protection Bureau, the U.S. Small Business Administration, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the California Business and Professions Code, the California Financial Code and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all legal requirements relating to the origination, sale and servicing of loans.

(c) Except as Previously Disclosed and subject to Section 9.13, neither the Company nor any of its Subsidiaries has Knowledge of, or has received from a Governmental Authority since January 1, 2023, written notice of, any defaults or violations of any applicable Law relating to Company or any of its Subsidiaries.

(d) To the Knowledge of Company, since January 1, 2023, neither Company nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau, and there are no allegations, claims or disputes to which Company or any of its Subsidiaries is a party that allege, or to the Knowledge of Company, no Person has threatened or threatens to allege, that Company or any of its Subsidiaries has engage in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau.

(e) Since January 1, 2023, to the Knowledge of Company, there do not exist any facts or circumstances that would cause Company or any of its Subsidiaries to be deemed to be operating in violation of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by OFAC, or any other applicable anti-money laundering Law, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by Company or its Subsidiaries, except, in each case, as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company Board has adopted and implemented a Bank Secrecy Act/anti-money laundering program that, to Company’s Knowledge, also meets the applicable requirements of the USA PATRIOT Act and the regulations thereunder, and Company has not received written notice from any Governmental Authority that such program has been deemed ineffective in meeting the five pillars requirements: (1) development of internal policies, procedures and related controls, (2) designation of a BSA Officer, (3) thorough and ongoing training, (4) independent review for compliance and (5) customer due diligence. Each of Company and its Subsidiaries has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(f) To the Knowledge of Company, there do not exist any facts or circumstances that would cause Company or any of its Subsidiaries to be deemed not to be in satisfactory compliance since January 1, 2023 with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company and its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. To Company’s Knowledge, since January 1, 2023, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Company or any of its Subsidiaries to undertake any remedial action. No claims are pending and, to its Knowledge, no claims are threatened against Company or any of its Subsidiaries or are likely to be asserted or threatened against Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. With respect to all personal information described herein, Company has taken, to Company’s Knowledge, all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent in all material respects with the Laws, policies or procedures referred to herein.

(g) Neither Company nor any of its Subsidiaries, nor, to the Knowledge of Company, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts in connection with the business conducted by Company, (iv) has violated or operated in noncompliance with any export restrictions, money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(h) None of Company, any of its Subsidiaries or, to the Knowledge of Company, any director, officer, agent, employee, Affiliate or other Person on behalf of Company or its Subsidiaries, is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Russia, or the Crimea, Donetsk and Luhansk regions of Ukraine claimed by Russia (the “Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, OFAC’s list of Specially Designated Nationals, or by the United Nations Security Council, the European Union, the United Kingdom’s Office of Financial Sanctions Implementation (Her Majesty’s Treasury), or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

(i) Neither Company nor any of its Subsidiaries:

(i) provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended; or

(ii) is, or is required to be registered as, a broker-dealer, a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable Laws.

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of Company, (i) the Company does not accept deposit accounts with, has not originated any Loan to and does not otherwise transact business with, any Person engaged in the manufacture, production, distribution, sale, or other dispensation of marijuana; (ii) no borrower under any Loan is engaged in the manufacture, production, distribution, sale or other dispensation of marijuana and (iii) the Company has timely and properly filed all mandatory Suspicious Activity Reports related to marijuana and has complied with applicable guidance related to marijuana banking from any Governmental Authority.

(k) Except as Previously Disclosed, and subject to Section 9.13, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or other enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or other fines by, or has received any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority (each, a “Regulatory Agreement”), nor has Company or any Company Subsidiary been advised since January 1, 2023 by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. To Company’s Knowledge, Company and each of its Subsidiaries are in compliance with each Regulatory Agreement to which it is party or subject, and neither Company nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that either Company or any of its Subsidiaries is not in compliance with any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to, nor is there any unpaid civil money penalty, fine, restitution or other amounts otherwise due and payable under, any Regulatory Agreement.

(l) As of the date hereof, each of the Company and Heritage Bank maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). As of the date hereof, neither the Company nor Heritage Bank has received any notice from a Governmental Authority that its status as “well-capitalized” or that Heritage Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(m) Except as Previously Disclosed, Company has not received a CRA rating of less than “satisfactory” in any of its three (3) most recently completed exams. Company has no Knowledge that its compliance under the CRA should constitute grounds for either the denial by any Governmental Authority of any application to consummate the transactions contemplated by this Agreement or the imposition of a Materially Burdensome Regulatory Condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Company having its current rating lowered. (i) Neither Company nor any of its Subsidiaries is subject to any agreement, undertaking, order, directive, liability, or any other commitment or obligation with any Governmental Authority or any other Persons (including any third party group representing community interests) regarding or otherwise relating to Company’s policies, practices or relations with customers, vendors or clients or any other CRA-related matter (each, a “CRA Agreement”); (ii) neither Company nor any of its Subsidiaries has been advised since January 1, 2023 by any Governmental Authority or other Persons that it is considering issuing, initiating, ordering, or requesting, as applicable, any such CRA Agreement; (iii) Company and each of its Subsidiaries are in compliance in all material respects with each CRA Agreement to which it is party or subject, and neither Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or other Persons indicating that either Company or any of its Subsidiaries is not in compliance in any material respect with any such CRA Agreement; (iv) there is no material unresolved violation, criticism, claim, liability or exception by any Governmental Authority with respect to any CRA Agreement; and (v) Company has not received any written notice from, and does not have any Knowledge of, any third-party group representing community interests raising material concerns or objections with respect to its policies, practices or relations with customers, vendors or clients, or the transactions contemplated by this Agreement.

4.10 State Takeover Laws; No Dissenters Rights. No “business combination,” “fair price,” “affiliate transaction,” “moratorium,” “control share,” “takeover” or “interested shareholder” Law or other similar anti-takeover statue or regulation (collectively, the “Takeover Laws”) is applicable to Company with respect to this Agreement or the transactions contemplated hereby. Company does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect. The shareholders of Company do not have any dissenting share rights as provided in Section 1300 of the CGCL.

4.11 Employee Benefit Plans

(a) Section 4.11 of the Company Disclosure Schedule sets forth a true, complete and correct list of each employee benefit plan, program, policy, practice, Contract, or other arrangement providing compensation or benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries contributes or is obligated to contribute or has any liability, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any equity purchase plan, equity option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), employment, deferred compensation, excess benefit, incentive compensation, retention, severance, change in control or termination pay, hospitalization or other medical or dental, vision or life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan, program, practice, agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other employment or service-related benefits (whether qualified or nonqualified, funded or unfunded) (each an “Employee Benefit Plan”).

(b) Company has delivered or made available to Parent a true, correct and complete copy of the following documents to the extent applicable to each Employee Benefit Plan: (i) each writing constituting a part of such Employee Benefit Plan (or a written summary of each Employee Benefit Plan that is not otherwise evidenced in writing), including, without limitation, all plan documents, trust agreements, insurance Contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules; (iii) all investment policy statements or guidelines, investment management and advisory agreements, and third party administration agreements; (iv) the current summary plan description and any material modifications thereto; (v) the most recent annual valuation or actuarial report; (vi) the most recent determination or opinion letter from the IRS; (vii) discrimination testing results for the three (3) most recent plan years; (viii) all communications with the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority within the preceding three (3) years with respect to each Employee Benefit Plan; and (ix) reports of Employer-Provided Health Insurance Offer and Coverage on Form 1094-C for the three (3) most recent calendar years. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Employee Benefit Plan that have been adopted or approved, nor has Company or any of its Subsidiaries agreed, committed or otherwise undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan. No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has received a favorable determination or may rely upon a prototype or volume submitter opinion letter from the IRS with respect to such Employee Benefit Plan as to its qualified status under the Code, and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(d) With respect to each Employee Benefit Plan, Company and its Subsidiaries have complied in all material respects, and are now in compliance in all material respects with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any lien on the assets of Company or any of its Subsidiaries under ERISA or the Code. Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any applicable Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(e) All contributions required to be made to each Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued on the Company financial statements to the extent required under GAAP. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) unfunded. With respect to each insurance contract funding employee welfare benefits under any Employee Benefit Plan, neither Company nor any of its Subsidiaries has any material liability in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor, to the Company’s Knowledge, will be there be any such material liability if such insurance contract is terminated on or after Closing.

(f) (i) No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) neither Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) neither Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (iv) no Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or to Sections 412 or 430 of the Code. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g) There does not exist, nor, to the Knowledge of Company, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Company or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) as a result of any failure to comply with the group health care coverage and reporting requirements of Sections 4980D, 4890H, 6055 and 6056 of the Code and (vi) under corresponding or similar provisions of state, local or foreign Laws or regulations.

(h) None of Company and its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or corresponding or similar provisions of state Laws and at no expense to Company and its Subsidiaries and except for long-term and short-term disability benefit plans (all of which are insured and none of which are self-insured) and severance arrangements set forth on Section 4.11(h) of the Company Disclosure Schedule, including liability amounts.

(i) There are no pending or threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted, threatened or instituted, and to the Knowledge of Company, no set of circumstances exists which could reasonably give rise to a claim or lawsuit against any of the Employee Benefit Plans, Company or any of its Subsidiaries or any fiduciaries of the Employee Benefit Plans with respect to their duties to or under any of the Employee Benefit Plans, or the assets of any trust under any of the Employee Benefit Plans. Neither Company nor any of its Subsidiaries has taken any action to take corrective action or to make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Authority with respect to any Employee Benefit Plan, and neither Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program. No audit, investigation or other action or proceeding by a Governmental Authority is pending or, to Company’s Knowledge, threatened with respect to any Employee Benefit Plan.

(j) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has been operated in compliance with, and is in documentary compliance with, Section 409A of the Code and Treasury regulations and IRS guidance thereunder. No compensation payable by Company or any of its Subsidiaries has been reported as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code, and no arrangement exists with respect to a nonqualified deferred compensation plan that would result in income inclusion under Section 409A(b) of the Code.

(k) Except as Previously Disclosed on Section 4.11(k) of the Company Disclosure Schedule or as required under the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including, without limitation, bonus, retention, severance, change in control, forgiveness of indebtedness or otherwise) becoming due under any Employee Benefit Plan, whether or not such payment is contingent, (ii) increase any payments or benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any equity awards, whether or not contingent, (iv) result in any limitation on the right of Company or any of its Subsidiaries to amend, merge or terminate any Employee Benefit Plan, or (v) require the funding of any trust or other funding vehicle established to provide benefits under any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Merger, either alone or in combination with another event will result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that would not be deductible under Section 280G of the Code. Not less than fifteen (15) days prior to the Closing Date, Company shall have received estimated calculations with respect to the application of Sections 280G and 4999 of the Code, current as of a date no earlier than five (5) Business Days prior to the Closing Date, prepared by a nationally recognized accounting firm. No Employee Benefit Plan provides for the gross-up or reimbursement, in whole or in part, of any Taxes under Section 4999 or 409A of the Code, or otherwise.

(l) Each individual who renders service to Company or any of its Subsidiaries and who has been classified as having the status of an independent contractor or other non-employee status for purposes of any Employee Benefit Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Laws, is properly so characterized (including for purposes of taxation and Tax reporting and participation under Employee Benefit Plans), and neither the Company nor any of its Subsidiaries has received notice to the contrary from any Person or Governmental Authority.

4.12 Approvals. As of the date of this Agreement, Company has no Knowledge why all regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.13 Opinion. The Company Board has received the opinion of Piper Sandler & Co. that, as of the date hereof, and based upon the factors and assumptions set forth therein, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

4.14 Company Information. The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Prospectus/Joint Proxy Statement and the Registration Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Registration Statement and the Prospectus/Joint Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as may be applicable, and the rules and regulations thereunder.

4.15 Legal Proceedings.

(a) Except as Previously Disclosed on Section 4.15(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any legal, administrative, arbitration, investigatory or other proceeding (including, without limitation, any investigation, action, or proceeding with respect to Taxes) pending or, to the Knowledge of Company, is any of the foregoing proceedings threatened, or which Company has reason to believe may be threatened, against or affecting Company or any of its Subsidiaries or any of their respective current or former directors or officers, in each case, that involves a claim or claims asserting a liability of $250,000 individually, or $500,000 or more in the aggregate or otherwise materially restricts the conduct of business by Company or any of its Subsidiaries. Section 4.15(a) of the Company Disclosure Schedule includes, with respect to each matter identified, if applicable, the case title, the court, the date filed, and the law firm representing Company or any of its Subsidiaries.

(b) Except as set forth on Section 4.15(b) of the Company Disclosure Schedule, (i) there is no outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Authority or by arbitration, against or affecting Company or its assets or business that (A) has had or may have a Company Material Adverse Effect, (B) requires any payment by, or excuses an obligation of a third party to make any payment to, Company of an amount exceeding $250,000 or (C) has the effect of prohibiting any material business practice of, or the acquisition, retention or disposition of property by Company or (D) is otherwise material and would apply to Parent or any of its Affiliates after the Merger, and (ii) to the Knowledge of Company, as of the date of this Agreement, there is no legal, administrative, arbitration, investigatory or other proceeding pending or that has been threatened, or which Company has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of Company or any of its Subsidiaries, in connection with which any such Person has or may have rights to be indemnified by Company or any of its Subsidiaries in an amount exceeding $250,000.

4.16 Material Contracts.

(a) Except as Previously Disclosed on Section 4.16(a) of the Company Disclosure Schedule and except for any Employee Benefit Plan, as of the date of this Agreement neither Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (each, whether or not Previously Disclosed, a “Material Contract”):

(i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;

(ii) that contains a non-compete or client or customer non-solicit requirement or any other provisions that materially restricts the conduct of, or the manner of conducting, any line of business of Company or any of its Subsidiaries (or, upon consummation of the Merger, of Parent, Citizens or any of their respective Subsidiaries);

(iii) that obligates Company or any of its Subsidiaries (or, upon consummation of the Merger, of Parent, Citizens or any of their respective Subsidiaries) to conduct business with any third party on an exclusive or preferential basis in each case that involves the payment of more than $250,000 per annum;

(iv) that requires referrals of business or requires Company or any of its Affiliates to make available investment opportunities to any Person on a priority or exclusive basis in any material respect;

(v) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase or other liabilities incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions in a principal amount of $500,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Company or any of its Subsidiaries;

(vii) that limits the payment of dividends by Company or any of its Subsidiaries;

(viii) that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(ix) that relates to an acquisition, divestiture, merger or similar transaction and which contains covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(x) that provides for payments to be made by Company or any of its Subsidiaries or any of their respective successors upon or as a result of the transactions contemplated by this Agreement (“Change of Control Payments”);

(xi) that provides for the guarantee or indemnification by Company or any of its Subsidiaries of any Person, except for Contracts entered into in the ordinary course of business providing for customary and immaterial indemnification in a principal amount of $500,000 or less;

(xii) that is a consulting agreement or data processing, software programming or licensing Contract involving the payment of more than $100,000 per annum;

(xiii) that grants to a Person any right in Company Owned Intellectual Property or grants to Company or any of its Subsidiaries a license to any Intellectual Property rights of another Person, in each case that involves the payment or more than $100,000 per annum;

(xiv) to which the Company, on one hand, and any Affiliate, officer, director or employee of Company or any of its Subsidiaries, on the other hand, is a party (exclusive of any ordinary course of business employment relationships or deposit or loan relationships set forth on Section 4.26(f) of the Company Disclosure Schedule);

(xv) that would prevent, materially delay or materially impede Company’s ability to consummate the Merger or the other transactions contemplated hereby;

(xvi) that contains a put, call or similar right pursuant to which Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xvii) that involves the payment, on a one-time basis or on an annual basis, of $100,000 or more and is not terminable by Company on sixty (60) days or less notice and without penalty (other than deposit liabilities, trade payables, federal funds purchased, and advances and loans from the Federal Home Loan Bank); or

(xviii) that is otherwise not entered into in the ordinary course of business and that is material to Company or any Subsidiary of Company or their financial condition or results of operations.

(b) Company has previously furnished to Parent true, correct and complete copies of each Material Contract. Each Material Contract is a valid and legally binding agreement of Company or one of its Subsidiaries, as applicable, and, to the Knowledge of Company, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Company and each of its Subsidiaries have duly performed in all material respects all obligations required to be performed by them prior to the date hereof under each Material Contract. Neither Company nor any of its Subsidiaries, and, to the Knowledge of Company, any counterparty or counterparties, is in material breach of any Material Contract. No event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a material breach, violation or default on the part of Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract.

(c) Section 4.16(c) of the Company Disclosure Schedule sets forth a true and complete list of all Material Contracts pursuant to which (i) consents or waivers are or may be required and (ii) notices are required to be given, in each case, prior to the performance by Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

4.17 Environmental Matters.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with any Law relating to: (i) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance handling or exposure or the protection of natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”).

(b) There are no proceedings, claims, or actions pending, or, to the Knowledge of Company, investigations of any kind, pending, or to the Knowledge of Company, threatened, by any Person, court, agency, or other Governmental Authority or any arbitral body, against Company or its Subsidiaries relating to any material liability under any Environmental Law. There are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Authority or settlements with any Person that impose any material liabilities or obligations on Company or its Subsidiaries under, relating to or in respect of any Environmental Law.

(c) To Company’s Knowledge, there have been, no releases of any Hazardous Substances at any real property (currently or formerly owned, operated, or leased by Company or any of its Subsidiaries) under circumstances which could reasonably be expected to result in any material liability of Company or its Subsidiaries under any Environmental Law.

(d) To Company’s Knowledge, there are no underground storage tanks on, in or under any of the Company Real Properties and no underground storage tanks have been closed or removed from any Company Real Properties except in compliance with Environmental Laws in all material respects.

(e) Neither Company nor any of its Subsidiaries during the past five years has received any written notice from any Person or Governmental Authority that Company or any of its Subsidiaries or the operation or condition of any real property ever owned (exclusive of any security interest) or operated by any of them (including any real estate owned) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Hazardous Substances, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Substances at, on, beneath or originating from any such property), pursuant to which a material liability is reasonably expected to be imposed upon the Company or any of its Subsidiaries.

(f) For purposes of this Agreement, “Hazardous Substance” shall include, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials, such as asbestos and lead.

4.18 Taxes.

(a) Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) have paid in full all Taxes that are required to be paid or made adequate provision in the financial statements of Company; (iii) have withheld from amounts owing to any employee, independent contractor, creditor or third party all amounts that Company or any of its Subsidiaries is obligated to have withheld and have timely paid such withheld amounts to the relevant Tax authority; and (iv) have disclosed and reserved for any uncertain Tax positions.

(b) To Company’s Knowledge, none of the Tax Returns of Company or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Company nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened.

(c) No deficiencies for any Taxes have been asserted or assessments made against Company or any of its Subsidiaries that have not been paid or resolved in full. No claim has been made in writing during the past five (5) years against Company or any of its Subsidiaries by any Tax authorities in a jurisdiction where Company or its Subsidiaries does not file Tax Returns that Company or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) Neither Company nor any of its Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to Taxes or Tax Return that has not expired, nor has any request for any such waiver or consent been made with respect to any statute of limitations that has not since expired.

(e) Neither Company nor any of its Subsidiaries is, and during the past five (5) years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(f) No Liens for Taxes exist with respect to any of the assets of Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(g) Neither Company nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority.

(h) Neither Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than an affiliated, combined, consolidated or unitary Tax group of which Company is or was the common parent, (ii) has any liability for Taxes of any Person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, (iii) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any Person (other than Company or any of its Subsidiaries) with respect to Taxes, (iv) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (v) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i) None of Company, any of its Subsidiaries, or any Person acting on their behalf has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustments pursuant to Section 481(a) of the Code (or any similar provisions of state, local or foreign Law) after the Closing Date, nor will Company or any of its Subsidiaries (or their successor by merger) be required to take into account income after the Effective Time any items economically realized prior to the Effective Time.

(j) Company and each of its Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or Tax authority, and have collected and maintained all material certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid IRS Forms W-8 and W-9.

(k) Neither Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) Company has made available to Parent true, correct and complete copies of the United States federal income Tax Returns filed by Company and its Subsidiaries for each of the five fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024, and will make available, if filed before the Closing Date, such Tax Returns to be filed for the fiscal year ended December 31, 2025.

(m) None of Company or its Subsidiaries has been a “distributing corporation” or “controlled corporation” (i) in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (ii) in any distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Merger is a part.

4.19 Reorganization. To Company’s Knowledge, none of Company or any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20 Intellectual Property; IT Systems; Privacy.

(a) Section 4.20 of the Company Disclosure Schedule sets forth an accurate and complete list all (i) Intellectual Property Registrations, (ii) other Company Owned Intellectual Property that are not registered but that are material to Company’s business and operations (excepting Trade Secrets) and (iii) Company Licensed Intellectual Property (excepting Off-The-Shelf Licenses). Each of Company and its Subsidiaries (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Company Owned Intellectual Property, and (ii) to the Knowledge of Company, has valid and sufficient rights and licenses to all of Company Licensed Intellectual Property. With respect to each item of Company Licensed Intellectual Property, to Company’s Knowledge, the license, sublicense or Contract covering such item is legal, valid, binding, enforceable and in full force and effect, and neither Company nor any of its Subsidiaries is in default under or violation of any such license, sublicense or Contract, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Knowledge of Company, and except as would not be material to the Company and its Subsidiaries, taken as a whole, the operation of Company and each of its Subsidiary’s respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and no Person has asserted in writing that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To the Knowledge of Company, and except as would not be material to the Company and its Subsidiaries, taken as a whole, no third Person has infringed, misappropriated or otherwise violated any of Company’s or any of its Subsidiary’s rights in Company Owned Intellectual Property.

(c) Company and each of its Subsidiaries has taken commercially reasonable measures to protect (i) their rights in their respective Company Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Company or any of its Subsidiaries, and to the Knowledge of Company, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) all information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Company’s and its Subsidiaries’ business (collectively, “Company IT Systems”) have been properly maintained, stored, operated and processed by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use; (ii) the Company IT Systems are in compliance with regulatory standards and guidelines as required by applicable Law; (iii) Company and each of its Subsidiaries has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard Company IT Systems; and (iv) the Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business.

(e) Since January 1, 2023, neither Company nor any of its Subsidiaries has experienced or notified any Governmental Authority or other Person of any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach, ransomware event or other failure or deficiency of the Company IT Systems; and (ii) Company and each of its Subsidiaries has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. To the Knowledge of the Company, since January 1, 2023, there has been no material unauthorized use, access, interruption, modification or corruption of any of the Company IT Systems (or any information or transactions stored or contained therein or transmitted thereby).

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have established and implemented written policies and organizational, physical, administrative and technical measures that are reasonable and consistent with all applicable Privacy and Security Requirements, and (ii) have at all times since January 1, 2023 complied in all respects with all applicable Privacy and Security Requirements.

(g) Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice (including any enforcement notice), letter or complaint alleging, or providing notice of any investigation concerning, any material noncompliance with any Privacy and Security Requirements.

4.21 Properties.

(a) Company or one of its Subsidiaries (i) has good and insurable title to all real property owned by Company or one of its Subsidiaries including, but not limited to, any automated teller machines (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due, (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not adversely affect the value or affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as bank facilities, and (D) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (ii) is the lessee of all leasehold leased by Company or one of its Subsidiaries (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Properties”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Company or, to the Knowledge of Company, the lessor, in each case except as would not be material to the Company and its Subsidiaries, taken as a whole. None of Company or any of its Subsidiaries is in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part. Section 4.21 of the Company Disclosure Schedule contains a complete and correct list of all Company Owned Properties as of the date of this Agreement. Section 4.21 of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of all Company Leased Properties and together with a list of all applicable leases and the name of the lessor (each, a “Lease”).

(b) All buildings, structures, improvements and fixtures on each of the Company Real Properties and the equipment located thereon are adequate for the conduct of the business of Company and its Subsidiaries as presently conducted, ordinary wear and tear excepted, in all material respects. All tangible properties of Company or any of its Subsidiaries that are material to the business, financial condition, results of operations of Company and its Subsidiaries are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of Company and its Subsidiaries as presently conducted in all material respects.

(c) Each of the leases for the Company Leased Properties is valid and existing and in full force and effect, and no party thereto is in material default and no notice of a claim of material default by any party has been delivered to Company or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a material default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than Company or one of its Subsidiaries, the foregoing representation is based on the Knowledge of Company.

(d) (i) As to Company and its Subsidiaries, none of the Company Real Properties has been condemned or otherwise taken by any Governmental Authority and, to the Knowledge of Company, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might adversely affect its use or value for the purposes now made of it and (ii) none of the premises or properties of Company or any of its Subsidiaries is subject to any current interests of third parties or other restrictions or limitations that would materially impair or be materially inconsistent with the current use of such property by Company or such Subsidiary.

(e) Since January 1, 2025, neither Company nor any of its Subsidiaries has applied for or received permission to open any additional branch or operate at any other location.

4.22 Insurance. Section 4.22 of the Company Disclosure Schedule lists all insurance policies and bonds maintained by Company. Except as set forth on Section 4.22 of the Company Disclosure Schedule, (a) the Company and each of its Subsidiaries is, and at all times within five (5) years hereof each has been, insured with insurers and has insurance coverage adequate to insure against all risks normally insured against by companies reasonably consistent with industry practice, (b) neither Company nor any of its Subsidiaries is in default under any policy of insurance or bond such that it could be cancelled, and all such insurance policies and bonds maintained by Company or any of its Subsidiaries are in full force and effect and, except for expirations in the ordinary course of business, will remain so through and after the Closing, and (c) the Company and each of its Subsidiaries has filed claims with, or given notice of claims to, its insurers with respect to all matters and occurrences for which it believes it has coverage. Company has furnished Parent with true and complete copies of all insurance policies and bonds identified on Section 4.22 of the Company Disclosure Schedule, including all amendments and supplements thereto.

4.23 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom). Company and its Subsidiaries have devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Company are being made only in accordance with authorizations of management and directors of Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on their respective financial statements. Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Company and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and such disclosure controls and procedures are effective.

(b) Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the period ended December 31, 2024, and such assessment concluded that such controls were effective. Company has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2024 and (ii) any communication since December 31, 2024 made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(c) Since January 1, 2023, except as Previously Disclosed, (A) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) to Company’s Knowledge, no attorney representing Company or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to the Company Board or any committee thereof or to any of its directors or officers. The Company has made available to Parent a list of all complaints or concerns made since January 1, 2023 through the date of this Agreement through the Company’s whistleblower hotline or equivalent system for receipt of Company employee concerns, as applicable regarding possible violations of Law.

4.24 Derivatives. Except as Previously Disclosed, neither Company nor any of its Subsidiaries is a party to nor has any of such entities agreed to enter into, any exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other Contract (whether or not included on the balance sheet) that is a derivative Contract or a Contract whose effect or intent is similar to a derivative Contract (including various combinations thereof) or owns securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” (each, a “Derivative Transaction”). All Derivative Transactions, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by the Company or any of its Subsidiaries is, as applicable and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of Company or any of its Subsidiaries, as applicable, enforceable against it in accordance with their terms except as such enforcement may be limited by the Bankruptcy and Equity Exception. Company and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent required, and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of Company on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in all material respects in the books and records of Company in accordance with GAAP.

4.25 Deposits.

(a) (i) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the deposits held by Heritage Bank have been solicited, originated and administered in accordance with the terms of the respective governing documents and all applicable Laws; (ii) the deposits held by Heritage Bank at the Effective Time of the Bank Merger will be assigned to Citizens by operation of the Bank Merger without the requirement to obtain any consent from depositors or any other third parties other than any Governmental Authority whose approval is required for the Merger as set forth in this Agreement; and (iii) to Company’s Knowledge, there are no deposits held by Heritage Bank that are subject to any judgment, decree or order of any Governmental Authority, other than customary garnishments, levies and orders affecting depositors generally.

(b) The interest and any other credits and amounts have been accrued on the deposits of Heritage Bank in accordance with GAAP and applicable Law (including regulatory accounting principles) in all material respects and Heritage Bank’s records accurately reflect in all material respects such accrual of interest, credits or other amounts in the ordinary and regular course of its business relating to such deposits. Except for any deposits securing a Loan or as otherwise disclosed in the Company Disclosure Schedule, to Company’s Knowledge, no deposits held by Heritage Bank have been pledged to any other Person or are subject to any claims that are superior to the rights of Person(s) shown on the records of Heritage Bank as the owner(s) of such deposits, other than claims against such owners such as state and federal Tax liens, garnishments, and other judgment claims that have matured or may mature into claims against the respective deposits and except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

4.26 Loan Matters.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, letters of credit, guarantees and interest-bearing assets, interests in loan participations and assignments, customer liabilities on bankers acceptance and all other binding commitments and obligations to extend credit) in which Company or any Subsidiary of Company is a creditor (collectively, “Loans”) currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (B) to the extent secured, is secured by a valid, perfected and enforceable Lien on the secured property having the priority described in Company’s records and the applicable security agreement and; (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore, none of which has been waived by Company; and (D) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). Except as would not be material to the Company and its Subsidiaries, taken as a whole, the notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Company or its Subsidiaries.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in material accordance with the relevant notes or other credit or security documents and Company’s written underwriting standards, in each case in compliance with all applicable requirements of applicable Law and government programs. Each outstanding Loan is held by Company for investment and not for sale.

(c) None of the agreements pursuant to which Company or any of its Subsidiaries has sold or is servicing (i) Loans or pools of Loans or (ii) participations in Loans or pools of Loans, in each case, contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against Company or any of its Subsidiaries, other than any obligations of, or recourse against, Company or any of its Subsidiaries that arise, by the express terms of any such agreement, upon a breach or default by Company or any of its Subsidiaries of such agreement.

(d) Section 4.26(d) of the Company Disclosure Schedule sets forth a list of each Loan that as of September 30, 2025, (i) (A) was contractually past due 90 days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by Company, any of its Subsidiaries or any Governmental Authority (D) a specific reserve allocation existed in connection therewith or (E) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, and (ii) each asset of Company or any of its Subsidiaries that as of September 30, 2025 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each Loan identified in accordance with the immediately preceding sentence, Section 4.26(d) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan as of September 30, 2025.

(e) The allowance for loan losses reflected in reports by Company to each Governmental Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the Company financial statements has been and will be established and maintained in accordance with GAAP and applicable Law and in a manner consistent with Company’s internal policies. The allowance for loan losses reflected in such reports and the allowance for loan losses shown in the Company financial statements, in the opinion of management, was or will be adequate as of the dates thereof.

(f) Section 4.26(f) of the Company Disclosure Schedule sets forth a list of all Loans as of the date of this Agreement by Company or any of its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Board of Governors of the Federal Reserve (12 C.F.R. Part 215)) of Company or any of its Subsidiaries. There are no employee, executive officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2023 subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or agency relating to the origination, sale or servicing of mortgage or consumer Loans or Loans guaranteed by any governmental agency.

(h) Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, each of Company and each of its Subsidiaries has complied with all documentation in connection with the origination, processing, underwriting and credit approval of any residential mortgage loan originated by Company or any of its Subsidiaries and satisfied in all material respects: (i) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (ii) the responsibilities and obligations relating to such mortgage loans set forth in any Contract between Company or any of its Subsidiaries and any agency, loan investor or insurer; (iii) the applicable rules, regulations, guidelines, procedures, handbooks and other requirements of any agency, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, no loan investor has indicated in writing to Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to Company’s or any of its Subsidiaries’ compliance with Laws.

(j) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2023, Company and its Subsidiaries have not engaged in, and, to the Knowledge of Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers) used by Company or by any of its Subsidiaries has engaged in, directly or indirectly, (i) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Regulatory Agreement or (ii) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(k) Neither Company nor any of its Subsidiaries has foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

4.27 Investment Securities. Each of Company and its Subsidiaries has good title to all Investment Securities that are material to the Company on a consolidated basis (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (a) as set forth in the financial statements included in the Company financial statements or (b) to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Company or its Subsidiaries. All Investment Securities are valued on the books of Company in accordance with GAAP in all material respects. Each of the Company and its Subsidiaries employ investment, securities, risk management and other policies, practices and procedures that it believes are reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects. Except for restrictions that exist for securities that are classified as “held to maturity”, none of the Investment Securities held by Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

4.28 Related Party Transactions. Except as Previously Disclosed, for ordinary course bank deposit and except for compensation arrangements of the type available to directors and employees of Company or its Subsidiaries generally, there are no current transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or officer of Company or any of its Subsidiaries or any Person who beneficially owns (which, for purposes of this Agreement, shall be as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of Company Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

4.29 Operating Losses. Except as Previously Disclosed or as accounted for in the Company financial statements included in the Company SEC Reports, to the Knowledge of Company, since January 1, 2025, no event has occurred, and no action has been taken or omitted to be taken by any employee of Company or any of its Subsidiaries that has resulted in the incurrence by Company or any of its Subsidiaries of an Operating Loss or that would reasonably be expected to result in the incurrence by Company or any of its Subsidiaries of an Operating Loss after the date hereof, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $50,000 individually or when aggregated with all other Operating Losses, $100,000 during such period.

4.30 Employee and Labor Matters.

(a) Section 4.30(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the name of each employee, job location, title, current annual base salary, other compensation and wage and hour exemption status of Company and its Subsidiaries and a list of all Contracts or commitments by Company or any of its Subsidiaries to increase the compensation or to modify the conditions or terms of employment. All persons who have been treated as independent contractors by Company or any of its Subsidiaries for tax purposes have met the criteria to be so treated under applicable Law. No executive or group of employees has informed Company or any of its Subsidiaries of his, her or their intent to terminate employment with Company or its Subsidiaries. Company has previously furnished to Parent true and complete copies of all offer letters, employment agreements, or any other Contract, commitment, obligation or liability on the part of Company with respect to employee salary, bonus, other compensation or benefits, including any retention or stay bonus or minimum bonus guaranties.

(b) Neither Company nor any of its Subsidiaries is, nor at any time since January 1, 2023 was, a party to or bound by any labor or collective bargaining agreement and to the Knowledge of Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Company or any of its Subsidiaries or compel Company or any of its Subsidiaries to bargain with any such labor union, workers’ council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of Company, threatened (in writing) and neither Company nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2023.

(c) Neither Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Each of Company and its Subsidiaries is in compliance, and since January 1, 2023, has been in compliance, in all material respects with all applicable Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices. Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(d) Except as Previously Disclosed in Section 4.30(d) of the Company Disclosure Schedule, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) No executive officer or group of employees has informed Company or any of its Subsidiaries of his, her or their intent to terminate employment.

(f) No Person has claimed in writing, or to Company’s Knowledge has valid reason to claim, that any employee or former employee of Company or any of its Subsidiaries (i) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such Person; (ii) has improperly disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such Person in connection with their employment; or (iii) has interfered in the employment relationship with such Person and any of its present or former employees in violation of any Law or enforceable agreement between such Person and the applicable employee.

(g) Company has made available to Parent prior to the date of this Agreement a copy of all material written policies and procedures related to the employees of Company and its Subsidiaries and a written description of all material unwritten policies and procedures related to the employees of Company and its Subsidiaries.

(h) To Company’s Knowledge, all employees of Company or any of its Subsidiaries are authorized to work in the United States of America. A Form I-9 has been properly completed and retained with regard to each such employee.

4.31 Trust Matters. Neither Company nor any of its Subsidiaries exercises trust powers, including, but not limited to, trust administration, and neither it nor any predecessor has exercised such trust powers for a period of at least three (3) years prior to the date hereof. The term “trusts” as used in this Section 4.31 includes (i) any and all common-law or other trusts between an individual, corporation or other entities and Company or any of its Subsidiaries or a predecessor, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents’ estates where Company, or any of its Subsidiaries or a predecessor is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Company, or any of its Subsidiaries or a predecessor is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or in any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Company, or any of its Subsidiaries or a predecessor is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

4.32 Representations and Warranties. Except for the representations and warranties in this Article 4, neither Company nor any other Person makes any express or implied representation or warranty with respect to Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Company in this Article 4, neither Company nor any Person makes or has made any representation to Parent or any of Parent’s Affiliates or representatives with respect to any oral or written information presented to Parent or any of Parent’s Affiliates or representatives in the course of their due diligence investigation of Company (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby. Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 5.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as Previously Disclosed, Parent hereby represents and warrants to Company as follows:

5.01 Corporate Organization.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Citizens is a federally-chartered national bank duly organized and validly existing under the laws of the United States. Each of Parent and Citizens has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Citizens is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate a Parent Material Adverse Effect. Parent is duly registered as a bank holding company under the BHC Act.

(b) True, complete and correct copies of the Parent Articles and the Parent Bylaws, as in effect as of the date of this Agreement, have previously been publicly filed by Parent and made available to Company. True, complete and correct copies of the Citizens Articles and the Citizens Bylaws, as in effect as of the date of this Agreement, have been made available to Company. The Parent Articles and Parent Bylaws and the Citizens Articles and Citizens Bylaws made available to Company are in full force and effect.

(c) The deposit accounts of Citizens are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Parent, threatened.

5.02 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 225,000,000 shares of Parent Common Stock and (ii) 20,000,000 of Parent Preferred Stock. As of December 12, 2025 (the “Parent Capitalization Date”), 135,551,599 shares of Parent Common Stock were issued and outstanding, and no shares of Parent Preferred Stock were issued and outstanding. As of the Parent Capitalization Date, 409,200 shares of Parent Common Stock were authorized for issuance upon exercise of options issued, 728,915 shares of Parent Common Stock were subject to unvested restricted stock awards, 157,623 shares of Parent Common Stock were subject to outstanding Parent restricted stock units, and 224,318 shares of Parent Common Stock were reserved for issuance for outstanding performance restricted stock units (assuming target levels of performance), in each case issued pursuant to Parent’s equity incentive plans. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. Except pursuant to this Agreement and the options, unvested restricted stock awards, unvested restricted stock units and outstanding performance restricted stock units described in this Section 5.02(a), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. Except as contemplated by this Agreement, there are no contractual obligations of Parent or any of its Subsidiaries (outside of any trading plan adopted by Parent pursuant to Rule 10b5-1 of the Exchange Act) (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of

Parent or its Subsidiaries or (ii) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent capital stock or other securities under the Securities Act. There are no voting trusts or other agreements or understandings to which Parent, any Subsidiary of Parent or, to the Knowledge of Parent, any of their respective officers or directors, is a party with respect to the voting of any Parent Common Stock, Parent Preferred Stock, Voting Debt or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of Citizens are owned by Parent, directly or indirectly, free and clear of any material Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Citizens does not have or is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Citizens or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Citizens.

5.03 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Mergers or the other transactions contemplated hereby have been duly, validly and unanimously approved and this Agreement duly adopted by Parent Board, and Parent Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Parent and its shareholders. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement, nor the consummation by Parent, as applicable, of the Merger or the other transactions contemplated hereby, nor compliance by them with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Articles, Parent Bylaws or similar documents of Parent’s Subsidiaries (including Citizens), or (ii) assuming that the consents, approvals and filings referred to in Section 5.04 are duly obtained and/or made, (A) violate in any material respects any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate or conflict with in any material respect, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, except with respect to clause (ii)(B) for any such violations conflict, breach, default, termination, cancellation, acceleration, or creation as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

5.04 Consents and Approvals. Except for (a) any applicable filing with Nasdaq, (b) the filing with the SEC of the Prospectus/Joint Proxy Statement in definitive form (including any amendments or supplements thereto) relating to the Company Special Meeting and the Parent Special Meeting, each contemplated by this Agreement and of the Form S-4 in which the Joint Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Form S-4, (c) the filing of a notice, waiver and/or an application with the Federal Reserve pursuant to the BHC Act or regulations promulgated by the Federal Reserve thereunder, (d) the filing of a bank merger application with the OCC pursuant to the BMA, and Section 12 C.F.R. §5.33 of the OCC’s rules and regulations and approval of or non-objection to such applications, filings, certificates and notices, (e) any required filings or notices with the CDFPI pursuant to the CFC, (f) the filing of the Agreement of Merger with the California Secretary in connection with the Merger, (g) the filing of the Bank Merger Agreement with the OCC and (h) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the Parent Share Issuance, no consents or approvals of, or filings or registrations with, any Governmental Authority, are necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement.

5.05 Reports.

(a) Parent and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications (including all Call Reports), together with any amendments required to be made with respect thereto (collectively, “Parent Filings”) that they were required to file since January 1, 2023 with the Regulatory Agencies and with each other applicable Governmental Authority, and all other reports and statements required to be filed by them since January 1, 2023, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Authority, have paid all fees and assessments due and payable in connection therewith, except where the failure to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. As of their respective dates, each such Parent Filing was complete and accurate and complied with all applicable Laws in each case, in all material respects. Subject to Section 9.13 and except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Parent and Parent’s Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of Parent, investigation into the business or operations of Parent or any of the Parent Subsidiaries since January 1, 2023, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Parent or any of the Parent’s Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of the Parent Subsidiaries since January 1, 2023, in each case of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, since January 1, 2023 (“Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied in all material respects as to form with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act.

(c) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

5.06 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, KPMG LLP has not resigned (or informed Parent that indicated it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or (iii) in connection with this Agreement and the transactions contemplated hereby.

5.07 Broker’s Fees. Neither Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to J.P. Morgan Securities LLC (“JPM”).

5.08 No Parent Material Adverse Effect. Since January 1, 2025, no event, change or development or combination of changes or developments have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

5.09 Compliance with Applicable Law.

(a) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, franchises, permits and authorizations from Governmental Authorities which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b) Except as would not be material to Parent and its Subsidiaries, taken as a whole, since January 1, 2023, Parent and each of its Subsidiaries have complied with, and are not in default or violation of,

(i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Truth in Savings Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Funds Transfer Act, the Flood Disaster Protection Act, the Military Lending Act, the Servicemembers Civil Relief Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Volcker Rule, any regulations promulgated by the Consumer Financial Protection Bureau, the U.S. Small Business Administration, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the California Business and Professions Code, the

California Financial Code and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all legal requirements relating to the origination, sale and servicing of loans, and

(ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information.

(c) Except as Previously Disclosed and subject to Section 9.13, neither Parent nor any of its Subsidiaries has Knowledge of, or has received from a Governmental Authority since January 1, 2023, notice of, any defaults or violations of any applicable Law relating to Parent or any of its Subsidiaries.

(d) To the Knowledge of Parent, since January 1, 2023, neither Parent nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau, and there are no allegations, claims or disputes to which Parent or any of its Subsidiaries is a party that allege, or to the Knowledge of Parent, no Person has threatened or threatens to allege, that Parent or any of its Subsidiaries has engage in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau.

(e) Since January 1, 2023, to the Knowledge of Parent, there do not exist any facts or circumstances that would cause Parent or any of its Subsidiaries to be deemed to be operating in violation of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by OFAC, or any other applicable anti-money laundering Law, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by Parent or its Subsidiaries, except, in each case, as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. The Parent Board has adopted and implemented a Bank Secrecy Act/anti-money laundering program that also meets the requirements of the USA PATRIOT Act and the regulations thereunder, and Parent has not received written notice from any Governmental Authority that such program does not meet the five pillars requirements: (1) development of internal policies, procedures and related controls, (2) designation of a BSA Officer, (3) thorough and ongoing training, (4) independent review for compliance and (5) customer due diligence. Each of Parent and its Subsidiaries has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(f) To the Knowledge of Parent, there do not exist any facts or circumstances that would cause Parent or any of its Subsidiaries to be deemed not to be in satisfactory compliance in any material respect since January 1, 2023 with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent and its Subsidiaries. To Parent’s Knowledge, since January 1, 2023, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Parent or any of its Subsidiaries to undertake any remedial action. No claims are pending and, to its Knowledge, no claims have been asserted or threatened against Parent or any of its Subsidiaries or are likely to be asserted or threatened against Parent or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. With respect to all personal information described herein, Parent has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent in all material respects with the Laws, policies or procedures referred to herein.

(g) Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except as would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(h) None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any director, officer, agent, employee, Affiliate or other Person on behalf of Parent or its Subsidiaries, is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) any Sanctioned Countries, (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of Sanctions, (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

(i) Neither Parent nor any of its Subsidiaries:

(i) provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended; or

(ii) is, or is required to be registered as, a broker-dealer, a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable Laws.

(j) Except as would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, (i) Parent does not accept deposits from, has not originated any Loan to and does not otherwise transact business with any Person engaged in the manufacture, production, distribution, sale, or other dispensation of marijuana; (ii) no borrower under any Parent Loan (A) is engaged in the manufacture, production, distribution, sale or other dispensation of marijuana or (B) leases any assets to any Person engaged in the manufacture, production, distribution or dispensation of marijuana; and (iii) Parent has timely and properly filed all mandatory Suspicious Activity Reports related to marijuana and has complied with applicable guidance related to marijuana banking from any Governmental Authority.

(k) Except as Previously Disclosed and subject to Section 9.13, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or other enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty or other fines at the request or suggestion of, any Governmental Authority (each, a “Parent Regulatory Agreement”), nor has Parent or any Parent Subsidiary been advised since January 1, 2023 by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. To Parent’s Knowledge, Parent and each of its Subsidiaries are in compliance with each Regulatory Agreement to which it is party or subject, and neither Parent nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that either Parent or any of its Subsidiaries is not in compliance with any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to, nor is there any unpaid civil money penalty, fine, restitution or other amounts otherwise due and payable under, any Parent Regulatory Agreement.

(l) As of the date hereof, each of the Company and Citizens maintains regulatory capital ratios that exceed the levels established for “well-capitalized” institutions (as such term is defined in the relevant regulation of the institution’s primary bank regulator). As of the date hereof, neither the Company nor Heritage Bank has received any notice from a Governmental Authority that its status as “well-capitalized” or that Heritage Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(m) Except as Previously Disclosed, Citizens has not received a CRA rating of less than “satisfactory” in any of its three (3) most recently completed exams. Parent has no Knowledge that its compliance under the CRA should constitute grounds for either the denial by any Governmental Authority of any application to consummate the transactions contemplated by this Agreement or the imposition of a Materially Burdensome Regulatory Condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Parent having its current rating lowered. Except as Previously Disclosed, (i) neither Parent nor any of its Subsidiaries is subject to any agreement, undertaking, order, directive, liability, or any other commitment or obligation with any Governmental Authority or any other Persons (including any third party group representing Company interests) regarding or otherwise relating to Parent’s policies, practices or relations with customers, vendors or clients or any other CRA-related matter (each, a “Parent CRA Agreement”); (ii) neither Parent nor any of its Subsidiaries has been advised since January 1, 2023 by any Governmental Authority or other Persons that it is considering issuing, initiating, ordering, or requesting, as applicable, any such Parent CRA Agreement; (iii) Parent and each of its Subsidiaries are in compliance in all material respects with each Parent CRA Agreement to which it is party or subject, and neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority or other Persons indicating that either Parent or any of its Subsidiaries is not in compliance in any material respect with any such Parent CRA Agreement; (iv) there is no material unresolved violation, criticism, claim, liability or exception by any Governmental Authority with respect to any Parent CRA Agreement; and (v) Parent has not received any written notice from, and does not have any Knowledge of, any third-party group representing Company interests raising material concerns or objections with respect to its policies, practices or relations with customers, vendors or clients, or the transactions contemplated by this Agreement.

5.10 Absence of Changes. Since January 1, 2025,

(a) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses consistent with past practices; and

(b) no event, change or development or combination of changes or developments has occurred that have had or would reasonably be expected to have either individually or in the aggregate, a Parent Material Adverse Effect.

5.11 IT Systems. Except as would not be material to Parent and its Subsidiaries taken as a whole, (i) all information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Parent’s and its Subsidiaries’ business (collectively, “Parent IT Systems”) have been properly maintained, stored, operated and processed by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use and (ii) the Parent IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. Parent has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard Parent IT Systems. Parent IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business. Neither Parent nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Parent IT Systems. Parent and each of its

Subsidiaries has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.

5.12 State Takeover Laws. No Takeover Laws are applicable to this Agreement or the transactions contemplated hereby. Parent does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

5.13 Approvals. As of the date of this Agreement, Parent has no Knowledge why all regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.14 Opinion. The Parent Board has received the opinion of JPM that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Parent.

5.15 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Prospectus/Joint Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.16 Legal Proceedings. Except as Previously Disclosed, there is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Parent, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against Parent or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. There is no outstanding injunction, order, writ, award, judgment, settlement, arbitration ruling, decree or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of it or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

5.17 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom). Parent and its Subsidiaries have devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on their respective financial statements. Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and such disclosure controls and procedures are effective.

(b) Parent’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the period ended December 31, 2024, and such assessment concluded that such controls were effective. Parent has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Parent has made available to the Company (i) a summary of any such disclosure made by management to Parent’s auditors and audit committee since December 31, 2024 and (ii) any communication since December 31, 2024 made by management or Parent’s auditors to the audit committee required or contemplated by listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(c) Since January 1, 2023, except as Previously Disclosed, (A) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) to Parent’s Knowledge, no attorney representing Parent or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to the Parent Board or any committee thereof or to any of its directors or officers.

5.18 Related Party Transactions. Except as Previously Disclosed, for ordinary course bank deposit and except for compensation arrangements of the type available to directors and employees of Parent or its Subsidiaries generally, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or officer of Parent or any of its Subsidiaries or any Person who beneficially owns (which, for purposes of this Agreement, shall be as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the Parent Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of Parent ) on the other hand, of the type required to be reported in any Parent Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

5.19 Taxes.

(a) Parent and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) have paid in full all Taxes that are required to be paid or made adequate provision in the financial statements of Parent; (iii) have withheld from amounts owing to any employee, independent contractor, creditor or third party all amounts that Parent or any of its Subsidiaries is obligated to have withheld and have timely paid such withheld amounts to the relevant Tax authority; and (iv) have disclosed and reserved for any uncertain Tax positions.

(b) To Parent’s Knowledge, none of the Tax Returns of Parent or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Parent nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened.

(c) No deficiencies for any Taxes have been asserted or assessments made against Parent or any of its Subsidiaries that have not been paid or resolved in full. No claim has been made in writing during the past five (5) years against Parent or any of its Subsidiaries by any Tax authorities in a jurisdiction where Parent or its Subsidiaries does not file Tax Returns that Parent or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) Neither Parent nor any of its Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to Taxes or Tax Return that has not expired, nor has any request for any such waiver or consent been made with respect to any statute of limitations that has not since expired.

(e) Neither Parent nor any of its Subsidiaries is, and during the past five (5) years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(f) No Liens for Taxes exist with respect to any of the assets of Parent or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(g) Neither Parent nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority.

(h) Neither Parent nor any of its Subsidiaries (i) is or has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than an affiliated, combined, consolidated or unitary Tax group of which Parent is or was the common parent, (ii) has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, (iii) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any Person (other than Parent or any of its Subsidiaries) with respect to Taxes, (iv) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (v) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i) None of Parent, any of its Subsidiaries, or any Person acting on their behalf has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustments pursuant to Section 481(a) of the Code (or any similar provisions of state, local or foreign Law) after the Closing Date, nor will Parent or any of its Subsidiaries (or their successor by merger) be required to take into account income after the Effective Time any items economically realized prior to the Effective Time.

(j) Parent and each of its Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or Tax authority, and have collected and maintained all material certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid IRS Forms W-8 and W-9.

(k) Neither Parent nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) None of Parent or its Subsidiaries has been a “distributing corporation” or “controlled corporation” (i) in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (ii) in any distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Merger is a part.

5.20 Parent Employee Benefit Plans.

(a) With respect to each employee benefit plan, program, policy, practice, Contract, or other arrangement providing compensation or benefits to any current or former employee, officer or director of Parent or any of its Subsidiaries (including Citizens) or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute or has any liability, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any equity purchase plan, equity option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), employment, deferred compensation, excess benefit, incentive compensation, severance, change in control or termination pay, hospitalization or other medical or dental, life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan or any other agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other employment or service-related benefits (whether qualified or nonqualified, funded or unfunded) (each a “Parent Benefit Plan”), Parent and its Subsidiaries have complied in all material respects, and are now in compliance in all material respects with all provisions of ERISA, the Code and all Laws and regulations applicable to such Parent Benefit Plans, and each Parent Benefit Plan has been administered in all material respects in accordance with its terms. All contributions required to be made prior to the date hereof to any Parent Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due and payable prior to the date hereof with respect to insurance policies funding any Parent Benefit Plan, have been timely made or paid in full. Except as would not reasonably be expected to result in any liability to Parent or any of its Subsidiaries, there are no pending or threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted, threatened or instituted, and to the Knowledge of Parent, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans.

(b) No Parent Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan; (ii) none of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) none of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (iv) no Parent Benefit Plan is subject to Title IV or Section 302 of ERISA or to Sections 412 or 430 of the Code. None of Parent and its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and at no expense to Parent and its Subsidiaries and except for long-term or short-term disability plans and severance arrangements.

5.21 Insurance. Except as Previously Disclosed and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and each of its Subsidiaries is, and at all times within five (5) years hereof each has been, insured with insurers and has insurance coverage adequate to insure against all risks normally insured against by companies reasonably consistent with industry practice, (b) neither Parent nor any of its Subsidiaries is in default under any policy of insurance or bond such that it could be cancelled, and all such insurance policies and bonds maintained by Parent or any of its Subsidiaries are in full force and effect and, except for expirations in the ordinary course, will remain so through and after the Closing, and (c) Parent and each of its Subsidiaries has filed claims with, or given notice of claims to, its insurers with respect to all material matters and occurrences for which it believes it has coverage.

5.22 Deposits.

(a) (i) Except as would not be material to Parent and its Subsidiaries, taken as a whole,the deposits held by Citizens have been solicited, originated and administered in accordance with the terms of the respective governing documents and all applicable Laws; and (ii) to Parent’s Knowledge, there are no deposits held by Citizens that are subject to any judgment, decree or order of any Governmental Authority, other than customary garnishments, levies and orders affecting depositors generally.

(b) The interest and any other credits and amounts have been accrued on the deposits of Citizens in accordance with GAAP and applicable Law (including regulatory accounting principles) in all material respects and Citizens’ records accurately reflect in all material respects such accrual of interest, credits or other amounts in the ordinary and regular course of its business relating to such deposits.

5.23 Loan Matters.

(a) Except as would not be material to Parent and its Subsidiaries, taken as a whole, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, letters of credit, guarantees and interest-bearing assets, interests in loan participations and assignments, customer liabilities on bankers acceptance and all other binding commitments and obligations to extend credit) in which Parent or any Subsidiary of Parent is a creditor (collectively, “Parent Loans”) currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (B) to the extent secured, is secured by a valid, perfected and enforceable Lien on the secured property having the priority described in Parent’s records and the applicable security agreement; and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore, none of which has been waived by Parent; and (D) to the Knowledge of Parent, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). Except as would not be material to Parent and its Subsidiaries, taken as a whole, the notes or other credit or security documents with respect to each such outstanding Parent Loan were in compliance with all applicable Laws at the time of origination or purchase by Parent or its Subsidiaries.

(b) Except as would not be material to Parent and its Subsidiaries, taken as a whole, each outstanding Parent Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in material accordance with the relevant notes or other credit or security documents and Parent’s written underwriting standards, in each case in compliance with all applicable requirements of applicable Law and government programs. Each outstanding Parent Loan is held by Parent for investment and not for sale.

(c) None of the agreements pursuant to which Parent or any of its Subsidiaries has sold or is servicing (i) Parent Loans or pools of Parent Loans or (ii) participations in Parent Loans or pools of Parent Loans, in each case, contains any obligation to repurchase such Parent Loans or interests therein or to pursue any other form of recourse against Parent or any of its Subsidiaries, other than any obligations of, or recourse against, Parent or any of its Subsidiaries that arise, by the express terms of any such agreement, upon a breach or default by Parent or any of its Subsidiaries of such agreement.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is now nor has it ever been since January 1, 2023 subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or agency relating to the origination, sale or servicing of mortgage or consumer Parent Loans or Parent Loans guaranteed by any governmental agency.

5.24 Reorganization. To Parent’s Knowledge, none of Parent or any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.25 Representations and Warranties. Except for the representations and warranties in this Article 5, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Parent in this Article 5, neither Parent nor any Person makes or has made any representation to Company or any of Company’s Affiliates or representatives with respect to any oral or written information presented to Company or any of Company’s Affiliates or representatives in the course of their due diligence investigation of Parent (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby. Parent acknowledges and agrees that neither Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 6

COVENANTS

6.01 Interim Operations. Except (a) as otherwise expressly required or permitted by this Agreement or as required by Law, (b) as Parent may approve in writing or (c) as set forth in Section 6.01 of the Company Disclosure Schedule, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with Article 8, Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use its commercially reasonable efforts to maintain and preserve intact, in all material respects, its business organization and advantageous business relationships, and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates and keep available the services of Company and its Subsidiaries’ present employees and agents, (iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, (iv) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby (v) take any action or omit to take any action that is intended to or would reasonably be expected to result in (a) a Company Material Adverse Effect or (b) any of the conditions to the Merger set forth in Article 7 not being satisfied or being materially delayed. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with Article 8, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (C) as set forth in Section 6.01 of the Company Disclosure Schedule, Company shall not and shall not permit any of its Subsidiaries to:

(a) Other than pursuant to Company Options and Company Stock Awards outstanding on the date of this Agreement or Interim Period Company RSU Awards granted pursuant to Section 6.01(g)(iv) of the Company Disclosure Schedule, or pursuant to dispositions or deemed dispositions of shares of Company Common Stock for Tax withholding or payment of the exercise price on the vesting, settlement or exercise of any Company Option or Company Stock Award, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become be subject to new grant, or (iii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or other securities.

(b) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than (A) authorized dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries and (B) regular quarterly dividends on shares of Company Common Stock not to exceed $0.13 per share).

(c) Except with respect to transactions made in the ordinary course of business (including normal renewals of contracts without material adverse changes of terms), amend or modify the material terms of, waive, release or assign any material rights under, or terminate or enter into (i) any Material Contract, Lease, Regulatory Agreement, CRA Agreement, or any Contract that would be a Material Contract if it were in existence on the date hereof; (ii) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (iii) any Contract governing the terms of Company Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness, in each case which is not terminable at will or within sixty (60) calendar days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

(d) Sell, transfer, mortgage, lease, guarantee, encumber, license, let lapse, cancel, abandon or otherwise create any Lien on or otherwise dispose of or discontinue any of its assets, deposits, business or properties (other than sales pursuant to Section 6.01(p), which Section 6.01(p) will exclusively govern such sales), except for sales, transfers, mortgages, leases, guarantees, encumbrances, licenses, lapse, cancellation, abandonments or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, does not exceed $500,000.

(e) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that any Requisite Regulatory Approvals will not be obtained.

(f) Amend the Company Articles or the Company Bylaws, or similar governing documents of any of its Subsidiaries.

(g) Except as and solely when required under applicable Law or the terms of any Employee Benefit Plan in effect as of the date hereof (taking into account actions required by Section 6.13):

(i) increase in any manner the compensation, bonus or pension, welfare, severance or other benefits of any of the current or former directors, officers, employees or other service providers of Company or its Subsidiaries, except for ordinary course merit-based increases in the base salary (and corresponding increases in any base salary factor in incentive compensation) of employees (other than directors) (not exceeding 105% in the aggregate) consistent with past practice or as set forth in Section 6.01(g)(ii) below.

(ii) accrue, grant, pay or agree to pay any annual, quarterly, monthly or other bonus or other incentive compensation (excluding any severance, retention, retirement or termination pay, which shall be subject to clause (v) of this Section 6.01(g) below), other than:

(A) any bonuses and other incentive compensation that are payable by Company on an annual basis in the ordinary course of business consistent in all material respects with past practice for the year ending December 31, 2025; provided, however, that such bonuses shall not exceed the aggregate amount accrued as of the Closing Date on the Company financial statements, or (B) any incentive compensation that is payable by the Company on less than annual basis in the ordinary course of business consistent in all material respects with an Employee Benefit Plan and past practice.

(iii) become a party to, establish, amend, alter a prior interpretation of in a manner that enhances rights or materially increases costs, commence participation in, terminate or commit itself to the adoption of any Employee Benefit Plan or plan that would be an Employee Benefit Plan if in effect as of the date hereof, other than de minimis amendments in the ordinary course of business consistent with past practice or as required pursuant to the terms of such Employee Benefit Plan.

(iv) grant (or commit to grant) any new equity award, except as set forth on Section 6.01(g)(iv) of the Company Disclosure Schedule with respect to any Interim Period Company RSU Award.

(v) grant, pay or increase (or commit to grant, pay or increase) any severance, retention, retirement or termination pay, other than pursuant to (i) the Employee Benefit Plans in effect as of the date hereof as listed on Section 4.11(a) of the Company Disclosure Schedule; and (ii) such retention payments consistent with the terms and conditions set forth on Section 6.01(g)(v)(i) of the Company Disclosure Schedule.

(vi) other than as expressly stated in Section 3.03 or contemplated under Section 6.13, accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation (including the Company Options and Company Stock Awards), long-term incentive compensation, deferred compensation or any bonus or other incentive or deferred compensation.

(vii) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan.

(viii) terminate the employment or services of any executive officer of the Company other than for cause.

(ix) enter into any collective bargaining or other agreement with a labor organization.

(x) forgive or issue any loans to any current or former officer, employee or director of Company or its Subsidiaries.

(xi) make any Company contributions to the Company 401(k) Plan outside of the ordinary course of business and consistent with past practice.

(xii) hire any officer, employee or other service provider except in the ordinary course of business consistent with past practices, including as a result of vacancies arising on or after the date hereof.

(h) Knowingly take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) (i) other than intercompany indebtedness among the Company and any wholly-owned Subsidiaries, incur or guarantee any indebtedness for borrowed money, other than in amounts and at maturities in the ordinary course of business consistent with past practice, and provided further that the maturity period for any such indebtedness shall not exceed a period of ninety (90) days from the date of incurrence of such indebtedness or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than the endorsement of checks, commercial paper, bankers acceptances and bank drafts, and guarantees by the Company of indebtedness of any wholly-owned Subsidiary of the Company and guarantees by any wholly-owned Subsidiary of the Company of indebtedness of the Company or any other wholly-owned Subsidiary of the Company, in each case, in the ordinary course of business consistent with past practice and which does not exceed a period of ninety (90) days from the date of such assumption, guarantee, endorsement or otherwise).

(j) Enter into any new line of business or make any material change in any basic policies and practices with respect to pricing or risk profile of loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Company’s or its Subsidiaries’ business or operations, except as required by Law or requested by any Governmental Authority;

(k) Other than in accordance with the investment policies of Company or any of its Subsidiaries in effect on the date hereof or in securities transactions as provided in (ii) below, (i) make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person, or (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type other than securities purchased in the ordinary course of business consistent with past practice and the Company’s interest rate risk and investment policies following reasonable prior consultation with and review by Parent; provided, however, that in the case of Investment Securities, Company may purchase Investment Securities if, within two (2) Business Days after Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing (which consent will not be unreasonably withheld) or has not responded in writing to such request.

(l) Except as set forth in Section 6.01(l) of the Company Disclosure Schedule, enter into any settlement, compromise or similar agreement with respect to, any action, suit, claim, proceeding, order or investigation to which Company or any of its Subsidiaries is or become a party after the date of this Agreement, other than any settlement, compromise, agreement or action, suit, claim, proceeding, order or investigation that is settled in an amount and for consideration not in excess of $250,000 individually or $500,000 in the aggregate and that would not (i) impose any material restriction on the business of the Surviving Corporation or the Surviving Bank or (ii) create adverse precedent for claims that are reasonably likely to be material to the Company or its Subsidiaries taken as a whole.

(m) Other than as required by applicable Law or by a Governmental Authority or as determined to be necessary or advisable by Company in the good faith exercise of its discretion based on changes in market condition and subject in any event to clause (u) below of this Section 6.01, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of any of its Subsidiaries or, other than in the ordinary course of business, waive any material fees with respect thereto.

(n) Except as required by applicable Law or by a Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (ii) fail to comply in all material respects, with Company’s or its applicable Subsidiary’s applicable policies, procedures or practices with respect to managing its exposure to interest rate and other risk.

(o) Grant or commit to grant any new extension of credit or any renewal or modification of an existing extension of credit to any obligor (whether a new or existing relationship) (if such extension of credit would be provided either on an unsecured basis or on a secured basis and equal or exceed $5,000,000; in each case, consent shall be deemed granted if within one (1) Business Days of written notice delivered to Citizens’ Chief Credit Officer or his designee, notice of objection is not received by Company;

(p) Sell any real estate owned, charge-off any assets, make any compromises on debt, release any collateral on loans or commit to do any of the foregoing, if such sale, charge-off, compromise or release would exceed $500,000 in the aggregate (consent shall be deemed granted if within three (3) Business Days of written notice delivered to Citizens’ Chief Credit Officer or his designee, notice of objection is not received by Company).

(q) Renew or commit to renew any extension of credit that would equal or exceed: $1,000,000 if rated either Substandard or Special Mention; in each case consent shall be deemed granted if within two (2) Business Days of written notice delivered to Citizens’ Chief Credit Officer or his designee, notice of objection is not received by Company.

(r) Purchase or commit to purchase any Loan or participation in any extension of credit, or make, acquire a participation in or reacquire an interest in a participation sold of any extension of credit.

(s) Enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients.

(t) Invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable regulatory pronouncements or enter into any derivatives transaction.

(u) Solicit, accept, renew or roll over any deposits other than in the ordinary course of business consistent with past practice; provided, however, any brokered deposits (as defined in 12 C.F.R. Section 337.6(a)(2) except that CDARs, ICS and other reciprocal deposit products shall not be considered brokered deposits for this purpose) shall have not a maturity in excess of ninety (90) days.

(v) Except as Previously Disclosed, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other office or operations facility.

(w) Except as set forth in Section 6.01(w) of the Company Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice; provided that such expenditures shall not exceed $100,000 individually or $250,000 in the aggregate.

(x) Pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any Affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.01.

(y) Make or commit to make any Loan or amend the terms of any Loan outstanding on the date hereof to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any of its Subsidiaries or waive any rights with respect to any such Loan (other than a renewal or extension of a Loan in the ordinary course of business, without a material change in terms, and in compliance with Regulation O and all other applicable laws).

(z) Change its Tax or accounting policies and procedures or any method or period of accounting unless required by GAAP or a Governmental Authority.

(aa) Change its fiscal year for Tax or accounting purposes.

(bb) Other than as required by GAAP or any Governmental Authority, reduce any material accrual or reserve, including its allowance for loan and lease losses, or change the methodology by which such accounts generally have been maintained in accordance with past practices.

(cc) Grant any Person a power of attorney or similar authority.

(dd) Except as may be required by any Governmental Authority, make or change any Tax elections, change or consent to any change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), take any position on any Tax Return filed on or after the date of this Agreement, settle or compromise any Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, surrender any right to claim a refund for Taxes, or file any amended Tax Return.

(ee) Make any charitable or similar contributions including sponsorships, except as Previously Disclosed or consistent with past practice in an amount not to exceed, (i) in 2025, 125% of the total charitable contributions plus sponsorship amounts made by the Company during the year ended December 31, 2024 and (ii) in 2026, 125% of the total charitable contributions plus sponsorship amounts made by the Company during the year ended December 31, 2024 (to be determined and pro-rated in 2026 on a quarterly basis).

(ff) Issue any broad-based or material written communications to employees of Company or its Subsidiaries related to employment benefits or compensation for post-Closing employment without prior consultation with and review by Parent;

(gg) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon; provided, however, that neither Company nor any of its Subsidiaries shall be required to obtain such a report: (i) where, after using commercially reasonable efforts, it is unable to gain access to the property, provided that Company has provided notice to Parent that it has been unable to gain such access and as a result intends to foreclose without obtaining a Phase I environmental report thereon; or (ii) with respect to any one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, Environmental Laws;

(hh) Add any new items or categories of items to Transaction Costs, including those Transaction Costs set forth on Section 1.01(a) of the Company Disclosure Schedule, or enter into any new, or amend any existing agreement or arrangement which would increase (x) any anticipated Transaction Costs, including the Transaction Costs set forth on Section 1.01(a) of the Company Disclosure Schedule and/or (y) the Company’s broker or advisory fee arrangement with Piper Sandler & Co.;

(ii) Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 6.01.

6.02 Parent Forbearance. Except as (a) otherwise expressly required or permitted by this Agreement or as required by Law, (b) as Company may approve in writing or (c) as set forth in Section 6.02 of the Parent Disclosure Schedule, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, Parent shall not, and shall not permit any of its Subsidiaries to, (i) conduct its business other than in the ordinary course consistent with past practice in all material respects; (ii) use its commercially reasonable efforts to maintain and preserve intact, in all material respects, its advantageous business relationships, and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates and keep available the services of Company and its Subsidiaries’ present employees and agents; (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis; (iv) knowingly take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (v) amend any of their respective Articles or Bylaws, in each case in a manner that would adversely affect the holders of Company Common Stock relative to and disproportionate to all the other holders of Parent Common Stock; (vi) make, declare or pay any extraordinary dividend on Parent Common Stock, or adjust, split, combine or reclassify any shares of Parent Common Stock without compliance with Section 3.02(i); or (vii) take any action or omit to take any action that is intended to or would reasonably be expected to result in (a) a Parent Material Adverse Effect or (b) any of the conditions to the Merger set forth in Article 7 not being satisfied or materially delayed.

6.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Company and Parent agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby, including the Bank Merger, as promptly as practicable, including the satisfaction of the conditions set forth in Article 7 hereof.

6.04 Access to Information.

(a) The Parties agree that upon reasonable notice and subject to applicable Laws relating to exchange of information and in each case subject to the requirements that such requests or access shall not unreasonably interfere with the business or operations of the Party, it shall afford the other Party and its officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records, properties and personnel and to such other information as such other Party may reasonably request and, during such period, the Parties, shall furnish to the other Party promptly all information concerning its business, properties and personnel as the other may reasonably request. Neither Company nor Parent, nor any of Company’s or Parent’s Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent shall use commercially reasonable efforts to minimize any interference with Company’s regular business operations during any such access to Company’s property, books and records.

(b) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Mutual Non-Disclosure and Confidentiality Agreement entered into between the Parties dated November 6, 2025 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.05 Regulatory Matters.

(a) The Parties shall reasonably cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty-five (45) calendar days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities that are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement, including the Bank Merger as promptly as practicable, and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such third parties or Governmental Authorities. Each of Parent and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Company and Parent shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the non-confidential information relating to Company or Parent (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations (collectively the “Approvals”) of all third parties and Governmental Authorities necessary or advisable to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement and each Party will keep the other reasonably apprised of the status of matters relating to such Approvals and the completion of the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(b) Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to have a Parent Material Adverse Effect (a “Materially Burdensome Regulatory Condition”).

(c) From and after the date hereof until the earlier of the Effective Time or termination of this Agreement pursuant to Article 8, (i) the Parties shall use their respective commercially reasonable efforts to comply in all material respects with any commitments or obligations under any Regulatory Agreement or CRA Agreement, and shall exercise their commercially reasonable efforts to resolve any unresolved violation, criticism or exception thereunder; (ii) to the extent permitted by applicable Law, the Parties shall keep each other informed of the status and progress of its compliance with any such CRA-related commitments or obligations; (iii) each Party shall promptly provide the other Parties of any notice, or other Knowledge of such Party, of any planned or threatened objection by any community group to the transactions contemplated hereby; and (iv) each Party shall cooperate with the other Parties to address and resolve any such protests as promptly as practicable, including by providing access to such information and employees of such Party as another Party may reasonably request.

6.06 Registration Statement.

(a) Parent and Company shall prepare and Parent shall file with the SEC, the Prospectus/Joint Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the Company proxy statement and prospectus (the “Prospectus/Joint Proxy Statement”) constituting a part thereof, the “Registration Statement”), as promptly as practicable after the date hereof (and the parties shall use their reasonable best efforts to make such filings no later than forty-five (45) calendar days following the date of this Agreement). Company shall, upon request, furnish to Parent all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Joint Proxy Statement, the Registration Statement or any other statement, filing, notice or application made in connection therewith.

(b) Parent and Company each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter

Company and Parent shall mail the Prospectus/Joint Proxy Statement to the holders of Company Common Stock and Parent Common Stock. Parent shall promptly provide Company with copies of any written comments and advise Company of any oral comments with respect to the Registration Statement received from the SEC. Each Party shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC.

(c) Company and Parent each agrees, for itself and its Subsidiaries, that (i) the Registration Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement, and (ii) the Prospectus/Joint Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to Company shareholders and at the time of the Company Special Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Joint Proxy Statement. Company and Parent will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Company and Parent agrees that if such Party shall become aware prior to the Effective Time of any information furnished by such Party that would cause any of the statements in the Prospectus/Joint Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Prospectus/Joint Proxy Statement.

6.07 Company Shareholder Approval and Parent Shareholder Approval.

(a) Parent and the Company shall call the Parent Special Meeting and the Company Special Meeting, respectively, to be held as soon as reasonably practicable after the Form S-4 is declared effective, and in any event within sixty (60) calendar days after the Form S-4 is declared effective, for the purpose of obtaining (a) the Parent Shareholder Approval and the Company Shareholder Approval required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Parent and the Company shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Parent and the Company and their respective boards of directors shall use its reasonable best efforts to obtain from the shareholders of Parent and the Company, as applicable, the Parent Shareholder Approval and the Company Shareholder Approval, as applicable, including by communicating to the respective shareholders of Parent and the Company its recommendation (and including such recommendation in the Prospectus/Joint Proxy Statement) that the shareholders of the Company approve this Agreement and the Merger, in the case of the Company Board, or approve the Agreement and the Merger, including the Parent Share Issuance, in the case of the Parent Board (the “Company Board Recommendation” and the “Parent Board Recommendation,” respectively). Each of Parent and the Company and their respective boards of directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Parent Board Recommendation, in the case of Parent, or the Company Board Recommendation, in the case of the Company, (ii) fail to make the Parent Board Recommendation, in the case of Parent, or the Company Board Recommendation, in the case of the Company, in the Prospectus/Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Parent Board Recommendation, in the case of Parent, or the Company Board Recommendation, in the case of the Company, in each case within ten (10) Business Days (or such fewer number of days as remains prior to the Parent Special Meeting or the Company Special Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”). However, subject to Section 8.01 and Section 8.02, if the Parent Board or the Company Board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable Law to make or continue to make the Parent Board Recommendation or the Company Board Recommendation, as applicable, such board of directors may, in the case of Parent, prior to the receipt of the Parent Shareholder Approval, and in the case of the Company, prior to the receipt of the Company Shareholder Approval, effect a Recommendation Change, including by submitting this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such board of directors may communicate the basis for its Recommendation Change to its shareholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, that such board of directors may not take any actions under this sentence unless it (A) gives the other party at least four (4) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable Law to make or continue to make the Parent Board Recommendation or the Company Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.07 and will require a new notice period as referred to in this Section 6.07. Parent or the Company shall adjourn or postpone the Parent Special Meeting or the Company Special Meeting, as the case may be, if, (i) as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Parent or the Company, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Parent Shareholder Approval or the Company Shareholder Approval or (ii) required by applicable Law in order to ensure that any required supplement or amendment to the Prospectus/Joint Proxy Statement required by applicable Law is provided to the shareholders of the Company or Parent, as applicable, a reasonable amount of time prior to the Company Special Meeting or the Parent Special Meeting; provided that, in the case of clause (i), without the prior written consent of the other party, neither the Company nor Parent, as applicable, shall adjourn or postpone the Company Special Meeting or the Parent Special Meeting for more than five Business Days in the case of any individual adjournment or postponement or more than 20 Business Days in the aggregate. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Parent Special Meeting shall be convened and the Agreement and the Merger, including the Parent Share Issuance, shall be submitted to the shareholders of Parent at the Parent Special Meeting and (y) the Company Special Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company at the Company Special Meeting, and nothing contained herein shall be deemed to relieve either Parent or the Company of such obligation.

6.08 Change in Structure. Subject to the proviso in the first sentence of Section 9.02, Parent may at any time, but only with the prior written consent of the Company, change the method of effecting the combination contemplated by this Agreement; provided, however, that unless this Agreement is amended in accordance with Section 9.02, no such change shall (i) alter or change the Exchange Ratio or the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences to shareholders of Parent or the Company with respect to the transactions contemplated by this Agreement or (iii) impede or delay in any material respect consummation of the transactions contemplated by this Agreement.

6.09 Acquisition Proposals.

(a) Each Party agrees that it will not, will cause each of its Subsidiaries not to, and will use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (except to notify a person that has made or, to the Knowledge of such Party, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.09) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.09) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Parent Shareholder Approval, in the case of Parent, or the Company Shareholder Approval, in the case of the Company, a Party receives an unsolicited bona fide written Acquisition Proposal, such Party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the board of directors of such Party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable Law; provided, that prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such Party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such Party. Each Party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the other party with respect to any Acquisition Proposal. Each Party will promptly (within twenty-four (24) hours) advise the other Party following receipt of any Acquisition Proposal or any inquiry which would reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other Party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other Party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each Party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a Party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means, with respect to a Party, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of such Party and its Subsidiaries or 25% or more of any class of equity or voting securities of such Party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such Party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of such Party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such Party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, 25% or more of any class of equity or voting securities of a Party or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of such Party.

(b) Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.10 Takeover Laws. At all times prior to the Effective Time, Company and Parent (as to themselves) shall: (a) take all reasonable action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement or the transactions contemplated hereby and thereby, including the Merger; and (b) if any Takeover Law becomes applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Law on this Agreement or the transactions contemplated hereby, including the Merger.

6.11 Certain Policies. Immediately prior to the Effective Time and provided that Parent has irrevocably confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it will take such actions as are necessary to promptly effect the Merger, Company shall reasonably cooperate with Parent and use commercially reasonable efforts to, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the CDFPI, FDIC and applicable banking Law, modify or change its loan, other real estate owned, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Citizens; provided, however, that no such requested modification or change shall delay, impede or prevent the Closing nor constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by Company that any such modification or change is appropriate or required or that any financial statement or information previously provided by Company was incorrect in any respect.

6.12 Indemnification; Director’s and Officer’s Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Company and its Subsidiaries (in each case, when acting in such capacity) (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the extent they are indemnified on the date hereof to the fullest extent permitted under applicable Law; and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances (including to Parent, as successor-in-interest to Company) if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Further, to the fullest extent permitted under applicable Law, the Surviving Corporation shall assume, perform and observe the obligations of Company under the Company Articles, the Company Bylaws and the agreements in effect as of the date of this Agreement and set forth in Schedule 6.12(a) of the Company Disclosure Schedule to indemnify those Persons who are or have been at any time been directors and officers of Company for their acts and omissions occurring at or prior to the Effective Time in their capacity as directors or officers.

(b) For a period of six (6) years from the Effective Time, the Surviving Corporation shall provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of Company with respect to claims against such directors and officers arising from facts or events which occurred at or before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such officers and directors, as that coverage currently provided by Company; provided, however, that in no event shall the Surviving Corporation be required to expend in the aggregate for such six (6)-year period more than 300% of the current amount expended on an annual basis by Company to maintain or procure such D&O Insurance; provided, further, that if the Surviving Corporation is unable to maintain or obtain the D&O Insurance called for by this Section 6.12, Parent or the Surviving Corporation shall obtain as much comparable insurance as is available at a cost in the aggregate for such six (6)-year period up to 300% of the current annual premium; provided, further, that officers and directors of Company may be required to make application and provide customary representations and warranties to Parent or the Surviving Corporation’s insurance carrier for the purpose of obtaining such D&O Insurance. In lieu of the foregoing, the Company may, in consultation with Parent (or upon the request of Parent, the Company shall use its reasonable best efforts to), purchase, at or prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters arising at or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby, at an aggregate cost up to but not exceeding 300% of the current annual premium for such insurance (or as much comparable insurance as is available at a cost in the aggregate for such six (6) year period up to 300% of the current annual premium). If such prepaid “tail” policy has been obtained prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Parent and the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 6.12(b). If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume the obligations set forth in this Section 6.12. The provisions of this Section 6.12 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract or otherwise.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent or the Surviving Corporation thereof; provided that failure to so notify will not affect the obligations of Parent or the Surviving Corporation under Section 6.12(a) unless and to the extent that Parent or the Surviving Corporation is actually and materially prejudiced as a consequence. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent, (ii) the Indemnified Party will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

6.13 Employee Benefit Plans.

(a) Except as otherwise provided in this Agreement or pursuant to the terms of such Employee Benefit Plans, on the Closing Date, the active participation of the employees of Company and its Subsidiaries who become employees of Parent or Citizens on the Closing Date (such employees, the “Continuing Employees”) in all broad-based Employee Benefit Plans of Company (but not any supplemental executive retirement agreement or split dollar life insurance agreement listed in Items 30 or 32 of Section 4.11(a) of the Company Disclosure Schedule or any retention or consulting agreement entered into as permitted under Section 6.01(g) of the Company Disclosure Schedule) will be discontinued and the Continuing Employees shall become eligible for the employee benefit plans of Citizens beginning on the Closing Date (or, if later, the date on which the applicable Employee Benefit Plan terminates as requested by Parent prior to the Closing Date) on the same terms as such plans and benefits are generally offered from time to time to employees of Citizens in comparable positions with Citizens and taking into account the prior service of the Continuing Employees with the Company (and its predecessor entities) as set forth in Section 6.13(c); provided, however, that Continuing Employees (other than employees of Company who have employment agreements with Company that are in effect as of the date hereof as listed on Section 4.11(a) of the Company Disclosure Schedule) whose employment is terminated within one year following the Closing Date (other than for cause) shall receive severance benefits in accordance with Company’s severance policy as set forth on Section 6.13(a) of the Company Disclosure Schedule. During the one (1) year period following the Closing Date, Parent shall provide each Continuing Employee with an annual base salary or wages that is, in each case, no less than the annual base salary or wage rate in effect for such Continuing Employee prior to the Effective Time.

(b) Effective as of a date no later than the day immediately preceding the Closing Date and contingent upon the occurrence of the Closing, Company shall terminate the Heritage Commerce Corp 401(k) Savings Plan (the “Company 401(k) Plan”) and shall provide Parent with evidence that the Company 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board (or the appropriate authorized committee) or take such other action with respect to the Company 401(k) Plan as Parent shall reasonably request. The form and substance of such resolutions shall be subject to the review and reasonable timely approval of Parent. Company shall also take such other actions in furtherance of terminating the Company 401(k) Plan as Parent may reasonably require, with all such actions to be contingent upon the occurrence of the Closing. Parent shall cause Citizens to take any actions necessary to allow the former participants in the Company 401(k) Plan who become eligible to participate in the CVB Financial Corp. 401(k) & Profit Sharing Plan (“Parent’s 401(k) Plan”) to make direct rollover contributions of their distributions (including the direct rollover of notes in respect of plan loans in connection with the direct rollover of the entire balance in the participant’s Company 401(k) Plan accounts) from the Company 401(k) Plan to Parent’s 401(k) Plan in accordance with the terms and conditions of Parent’s 401(k) Plan.

(c) For purposes of determining Continuing Employees’ eligibility and vesting (but not for benefit accruals under any defined benefit retirement plan or retiree medical or similar retirement or retiree benefit plan, policy or arrangement) under the employee benefit plans of Citizens (excluding for the avoidance of doubt any Employee Benefit Plan) and entitlement to severance benefits and vacation entitlement (to the extent permitted by applicable Law), Parent shall cause Citizens to recognize such Continuing Employees’ prior service with Company as recognized by the Company for similar plans beginning on the date such Continuing Employees commenced employment with Company (or any predecessor entity to the extent recognized by the Company) through the Closing Date.

(d) The Heritage Commerce Corp Employee Stock Ownership Plan (the “Company ESOP”) shall be terminated effective as of immediately prior to, and contingent upon the occurrence of, the Effective Time. The Company and Parent shall take any and all actions as may be required to permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from the Company ESOP to Parent’s 401(k) Plan in the form of cash only; the cash equivalent of the value of such Parent Common Stock may be rolled over to Parent’s 401(k) Plan, but Parent’s 401(k) Plan will not accept rollover contributions of Parent Common Stock. The Company shall provide Parent with evidence that the Company ESOP has been terminated contingent upon the occurrence of the Closing pursuant to resolutions of the Company Board (or the appropriate authorized committee), with the form and substance of such resolutions to be subject to the review and reasonable and timely approval of Parent. Prior to the Closing, Company shall also take such other actions in furtherance of terminating the Company ESOP as Parent may reasonably request, with all such actions to be contingent upon the occurrence of the Closing.

(e) Subject to the requirements of applicable Law, effective as of the date(s) that Continuing Employees become eligible to participate in Parent Benefit Plans (with the eligibility date under the Parent Benefit Plans to be the Closing Date if the similar Employee Benefit Plan is discontinued as of the Closing Date, it being understood that the Parties intend that no Continuing Employee will have a gap in continuous coverage in the transition from an Employee Benefit Plan to any similar Parent Benefit Plan, Parent shall take commercially reasonable actions to cause the group health plan maintained by Citizens or an Affiliate thereof, and applicable insurance carriers, third party administrators and any other third parties to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to Continuing Employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by Company prior to the Closing); and (ii) provide Continuing Employees with credit, for the calendar year in which the Closing occurs, for the amount of any out-of-pocket expenses and copayments or deductible expenses that are incurred by them and their spouses and eligible dependents during the calendar year in which the Closing occurs under a group health plan maintained by Company or any of its Subsidiaries.

(f) Subject to the requirements of applicable law, each Continuing Employee whose employment continues with Parent from and after the Effective Time shall be eligible to receive the following: (i) an annual bonus under the Company’s cash incentive plans and programs in respect of the 2026 performance year, based on the amount accrued by the Company through the Closing Date, and pro-rated for the number of days in 2026 occurring through the Closing Date divided by 365 (the “Pre-Closing Bonus”), plus (ii) an annual bonus opportunity in respect of the portion of the 2026 performance year following the Closing Date pursuant to a cash incentive compensation plan of Parent or any of its Subsidiaries (the “Post-Closing Bonus”). Any such bonus under this Section 6.13(f) (for the avoidance of doubt, including the Pre-Closing Bonus and the Post-Closing Bonus) shall be payable on the earlier of (A) the payment date on which Parent pays its bonuses in 2027 for similarly situated employees, and (B) the date on which any such Continuing Employee’s employment is terminated by Parent and its Subsidiaries without cause (for clarity, with the Pre-Closing Bonus calculated based on the amount accrued by the Company through the Closing Date and payable on such termination without cause regardless of whether a Post-Closing Bonus is payable). The aggregate amount of the Pre-Closing Bonus shall not exceed 105% in the aggregate of the amount of annual bonuses paid by the Company and its Subsidiaries for the year ended December 31, 2025 (on a pro-rated basis), and shall be not less than the amount determined by the Company prior to the Closing Date based on the Company’s performance through such date.

(g) Effective upon the Closing Date, to the extent permitted under the terms of the such Employee Benefit Plan without the consent of the participant and subject to Section 409A of the Code, including the aggregation rules under Treasury Regulations Section 1.409A-1(c)(2), the Company will use commercially reasonable efforts to terminate the Heritage Commerce Corp Nonqualified Deferred Compensation Plan (the “Company Deferred Compensation Plan”) and each deferral agreement and election thereunder in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix)(B), together with any other nonqualified deferred compensation plans (as defined for purposes of Code Section 409A) of the Company that would be considered a single plan with the Company Deferred Compensation Plan under Treasury Regulations Section 1.409A-1(c)(2) with respect to any Company employee or other service provider, and effective as of the Closing Date, Parent or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation and its Subsidiaries) shall value the interests of all participants and beneficiaries and make lump sum payments of any and all benefits under the Company Deferred Compensation Plan and each such other terminated plan on the Closing Date or as soon as practicable thereafter.

(h) Without limiting the generality of Section 9.08, the provisions of this Section 6.13 are solely for the benefit of the Parties to this Agreement, and no current or former employee, independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any Employee Benefit Plan, Parent Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; (iii) confer upon any current or former employee, independent contractor or other service provider any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries); or (iv) create an employment or other agreement with any employee, independent contractor or other service provider. No provision of this Agreement will be deemed to change the “at will” status of any Continuing Employee.

6.14 Notification of Certain Matters. Each of Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be; or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, provided, that the failure of Company or Parent to comply with this Section 6.14 shall not be given any effect for purposes of determining whether the conditions set forth in Article 7 have been satisfied.

6.15 Third-Party Agreements.

(a) The Parties shall use commercially reasonable efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Mergers and the other transactions contemplated hereby (in such form and content as mutually agreed by the Parties) promptly after the date of this Agreement; and (ii) the cooperation of such third parties (including at Parent’s request, with respect to the termination of Contracts following the Effective Time) to effect a smooth transition in accordance with the Parties’ timetable at or after the Effective Time.

(b) Without limiting the generality of Section 6.15(a), Company shall use all commercially reasonable efforts to reasonably cooperate with Parent to establish a mutually agreeable project plan to support, implement and effectuate the conversion and to assist in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of Company and its Subsidiaries to Parent’s production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the Parties, including the complete and accurate delivery of data in all material respects that is required in connection therewith and the taking of such actions as shall be reasonably necessary to correct identified deficiencies or discrepancies in all material respects in such data, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition.

(c) Parent agrees that all actions taken pursuant to this Section 6.15 shall be taken in a manner intended to minimize disruption to the customary business activities of Company and its Subsidiaries and that any costs or expenses incurred by Company at the request of Parent pursuant to this Section 6.15 shall not constitute Transaction Costs.

(d) Parties shall use their commercially reasonable efforts to obtain the consents, approvals or waivers from the agreements set forth in Section 6.15(d) of Company Disclosure Schedule and lessor estoppel certificates, in a form reasonably satisfactory to Parent, to all of Company Leased Properties not later than five (5) calendar days prior to the Closing Date.

6.16 Nasdaq Listing. Prior to the Closing Date, Parent shall file with Nasdaq any required notices or forms with respect to the shares of Parent Common Stock to be issued in the Merger and cause such shares of Parent Common Stock to be approved for listing on Nasdaq.

6.17 Press Releases. Company and Parent shall consult with each other before issuing any press release with respect to the Merger and this Agreement (except with respect to a Recommendation Change, subject to compliance with Section 6.07) and shall not issue any such press release or make any such public statements or announcements without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements or announcement as may, upon the advice of outside counsel, be required by Law or the rules or regulations of Nasdaq or the SEC or which are otherwise consistent with other releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.17. Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Party.

6.18 Dividends. After the date of this Agreement, the Parties shall coordinate the declaration of any dividends in respect of Company Common Stock and Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.19 Corporate Governance1.2 . Prior to the Effective Time, and subject to applicable Law, the Parent Board shall take all actions reasonably necessary to cause (i) Mr. R. Clay Jones to be appointed as President of Parent and Citizens effective as of the Effective Time and the Bank Merger Effective Time, respectively, and (ii) two (2) directors of the Company immediately prior to the Effective Time mutually agreed to by Parent and the Company to be appointed to the Parent Board and the Citizens Board effective as of the Effective Time and the Bank Merger Effective Time, respectively (such appointed directors, the “Company Designated Directors”).

6.20 Exemption from Liability Under Rule 16(b)-3. Parent and Company agree that, in order to most effectively compensate and retain Company Insiders, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with, to the extent provided for in this Agreement, the conversion of Company Common Stock, Shares subject to Company Options and Company Stock Awards into Parent Common Stock, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20, the Company shall deliver to Parent in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), and the Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock, Shares subject to Company Options or Company Stock Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

6.21 Shareholder Litigation and Protests. Parent and Company shall each promptly notify the other Party in writing of any threatened or commenced shareholder litigation, or of any claim or community-based protests that is threatened or asserted and reasonably expected to become the subject of litigation or regulatory review or filings with any Governmental Authority, against the notifying Party, Subsidiaries or Affiliates and each of Parent and Company shall promptly notify the other Party of any legal action, suit or proceedings or judicial, administrative or governmental investigation, pending or, to the Knowledge of the notifying Party, threatened against the notifying Party (or any of its Subsidiaries), in each case, that questions the validity of this Agreement or relates to the transactions contemplated hereby, or any actions taken or to be taken by the notifying Party pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby. Each of Parent and Company shall give the other Party the opportunity to participate in the defense or settlement of any shareholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. None of Parent, the Company, or any of their respective Subsidiaries, may enter into any settlement agreement in respect of any shareholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without such other Party’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.21, “participate” means that the non-litigating Party will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by the litigating Party (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected and to the extent permitted by law), and the non-litigating Party may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above.

6.22 Treatment of Company Debt. At the Effective Time of the Merger (or the effective time of the Bank Merger for any debt of Heritage Bank), Parent, or Citizens, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by the Company or Heritage Bank, as applicable, under the definitive documents governing the then-outstanding indebtedness and other instruments related thereto, including those set forth on Section 6.22 of the Company Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (a) Parent shall, and shall cause Citizens to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (b) the Company shall, and shall cause Heritage Bank to, cooperate and use reasonable best efforts to execute and deliver any officer’s certificates or other documents and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time, or the effective time of the Bank Merger, as applicable.

6.23 Transaction Costs. No later than five (5) Business Days prior to the Closing Date, the Company shall prepare and submit to Parent an estimated calculation of all Transaction Costs, certified by the Company’s Chief Financial Officer together with an estimate of the calculation of Common Equity Tier 1 Capital. On or prior to the Closing Date (A) the Company shall prepare and submit a final calculation of such Transaction Costs and Common Equity Tier 1 Capital to Parent, (B) the Company shall accrue and pay (effective as of immediately prior to the Effective Time) the amount of such Transaction Costs as calculated above, and (C) the Company shall use its commercially reasonable efforts to request from such advisors a release of the Company, Parent, the Surviving Corporation and Surviving Bank from liability, or shall advise them in writing that, upon payment in full of such amounts, they shall have no liability for any fees or expenses to such advisors incurred for services rendered prior to the Closing Date.

6.24 Restructuring Efforts. If either Company or Parent shall have failed to obtain the Company Shareholder Approval or the Parent Shareholder Approval at the duly convened Company Special Meeting or Parent Special Meeting, as applicable, or any adjournment or postponement thereof, and this Agreement is not otherwise terminated in accordance with its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (provided, however, that no Party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the Exchange Ratio or the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders; or (ii) adversely affect the Tax treatment of the Merger with respect to such Party or its shareholders); and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.24) to its shareholders for approval.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approvals. The Company Shareholder Approval and Parent Shareholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(d) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing on the Nasdaq and no further action shall be required to authorize the listing of such shares of Parent Common Stock.

(e) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

7.02 Conditions to Obligation of Company. The obligation of Company to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent set forth in Section 5.01(a) (Corporate Organization), Section 5.03(a) and (b)(i) (Authority; No Violation), Section 5.07 (Broker’s Fees), Section 5.12 (State Takeover Laws) and Section 5.14 (Opinion), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), in each case, after giving effect to the lead-in to Article 5;

(ii) The representations and warranties of Parent set forth in the second and third sentence of Section 5.02 (Capitalization), shall be (except to a de minimis extent) true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), in each case, after giving effect to the lead-in to Article 5;

(iii) The representations and warranties of Parent set forth in Section 5.08 (No Parent Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, in each case, after giving effect to the lead-in to Article 5; and

(iv) The representations and warranties of Parent set forth in this Agreement (other than the representations and warranties that are the subject of clause (i), (ii) and (iii) of this Section 7.02(a)) shall be true and correct in all respects (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties, but in each case, after giving effect to the lead-in to Article 5) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (iii), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Company shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions specified in Sections 7.02(a) and 7.02(b).

(d) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had a Parent Material Adverse Effect.

(e) Agreements of Directors. Company shall have received, as of the date of this Agreement, a Voting Agreement in the form of Exhibit A-2 executed and delivered by each member of the Parent Board.

(f) Employment Matters. Company shall have received, prior to the date of this Agreement, a definitive offer letter from Parent or Citizens to Mr. Jones providing that Mr. Jones shall serve as President of the Surviving Corporation and the Surviving Bank following consummation of the Mergers, subject to the terms therein, and the definitive employment agreement (in the form referred to in the offer letter) will have been entered into between Mr. Jones and Parent prior to the Closing to be effective upon the occurrence of the Effective Time (the “Jones Employment Agreement”).

(g) Tax Opinion. Company shall have received the opinion of Wachtell, Lipton, Rosen & Katz (“Wachtell”), counsel to Company, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Wachtell may require and rely upon reasonable and customary representations contained in letters from each of Company, Citizens and Parent.

7.03 Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Company set forth in Sections 4.01(a) (Corporate Organization), Section 4.03(a) and (b)(i) (Authority; No Violation), 4.07 (Broker’s Fees), 4.10 (State Takeover Laws; No Dissenters Rights) and 4.13 (Opinion), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), in each case, after giving effect to the lead-in to Article 4;

(ii) The representations and warranties of Company set forth in the second and third sentence of Section 4.02(a) (Capitalization), the first sentence of Section 4.02(b) (Capitalization) and the first sentence of Section 4.02(c) (Capitalization), shall be (except to a de minimis extent) true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), in each case, after giving effect to the lead-in to Article 4;

(iii) The representations and warranties of Company set forth in Section 4.08(b) (No Company Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, in each case, after giving effect to the lead-in to Article 4; and

(iv) The representations and warranties of Company set forth in this Agreement (other than the representations and warranties that are the subject of clauses (i), (ii) and (iii) of this Section 7.03(a)) shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties, but in each case, after giving effect to the lead-in to Article 4) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (iv), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company certifying that the conditions specified in Sections 7.03(a) and 7.03(b).

(d) Minimum Financial Measures. Each of the following minimum financial threshold amounts, as disclosed in the applicable Company SEC Report or Company earnings release, has been met as of the Measurement Date:

(i) Common Equity Tier 1 Capital shall be equal to or greater than the Common Equity Tier 1 Capital Benchmark;

(ii) Total Non-Interest Bearing Deposits shall be equal to or greater than the Total Non-Interest Bearing Deposits Benchmark;

(iii) Total Loans shall be equal to or greater than the Total Loans Benchmark; and

(iv) Total Deposits shall be equal to or greater than the Total Deposits Benchmark.

(e) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had a Company Material Adverse Effect.

(f) Tax Opinion. Parent shall have received the opinion of Manatt, Phelps & Phillips, LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Manatt, Phelps & Phillips, LLP may require and rely upon reasonable and customary representations contained in letters from each of Company, Citizens, Parent and Heritage Bank.

(g) Employment Matters. Parent and Mr. R. Clay Jones shall have entered into the Jones Employment Agreement consistent with the applicable terms of the offer letter and providing that Mr. Jones shall serve as President of the Surviving Corporation and the Surviving Bank following consummation of the Mergers, subject to the terms set forth therein, to be effective upon the occurrence of the Effective Time.

(h) Agreements of Directors and Certain Officers and Employees. Parent shall have received, as of the date of this Agreement:

(i) a Voting Agreement in the form of Exhibit A-1 executed and delivered by each member of the Company Board;

(ii) a Non-Solicitation and Non-Disclosure Agreement in substantially the form of Exhibit B-1 executed and delivered by certain non-employee directors of the Company Board identified on Section 7.03(h)(ii) of the Parent Disclosure Schedule; and

(iii) a Non-Solicitation and Non-Disclosure Agreement and Release in substantially the form of Exhibit B-2 executed and delivered by each of the officers of Company identified on Section 7.03(h)(iii) of the Parent Disclosure Schedule.

(i) FIRPTA Certificate. Company shall have delivered to Parent a properly executed statement from Company meeting the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date.

(j) Accountant Information. Company shall have delivered to Parent the calculations contemplated by Section 4.11(k).

ARTICLE 8

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Parent Shareholder Approval or the Company Shareholder Approval:

(a) by mutual consent of Parent and Company at any time in a written instruction authorized by Parent Board and Company Board;

(b) by action of the Company Board or Parent Board, in the event that the Merger is not consummated by January 15, 2027 (the “Outside Date”), except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the Party seeking to terminate pursuant to this Section 8.01(b) which action or inaction is in violation of its obligations under this Agreement;

(c) by action of the Company Board or Parent Board if the approval of any Governmental Authority required for consummation of the Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority, or an application thereof shall have been permanently withdrawn by mutual agreement of Parent and Company at the request or suggestion of a Governmental Authority; provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 8.01(c) if such denial shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants of such Party under this Agreement;

(d) by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.02, in the case of a termination by Company, or Section 7.03, in the case of a termination by Parent, and which is not cured within thirty (30) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by the Company prior to such time as the Parent Shareholder Approval is obtained, if (i) Parent or the Parent Board shall have made a Recommendation Change or (ii) Parent or the Parent Board shall have breached its obligations under Section 6.07 or 6.09 in any material respect;

(f) by Parent prior to such time as the Company Shareholder Approval is obtained, if (i) the Company or the Company Board shall have made a Recommendation Change or (ii) the Company or the Company Board shall have breached its obligations under Section 6.07 or 6.09 in any material respect.

8.02 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.04(b), Section 6.17, this Section 8.02, Section 8.03, and Sections 9.01 through 9.09 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Company Board or senior management of the Company or shall have been made directly to the shareholders of the Company generally or any person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the Company Special Meeting) an Acquisition Proposal, in each case with respect to the Company, and (A) (x) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b) without the Company Shareholder Approval having been obtained (and all other conditions set forth in Sections 7.01 and 7.03 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Parent pursuant to Section 8.01(d) as a result of a willful breach by the Company, and (B) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same-day funds, a fee equal to $32,450,000 (the “Termination Fee”); provided, that for purposes of this Section 8.02(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.01(f), then the Company shall pay Parent, by wire transfer of same-day funds, the Termination Fee within two (2) Business Days of the date of termination.

(c)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Parent Board or senior management of Parent or shall have been made directly to the shareholders of Parent generally or any person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the Parent Special Meeting) an Acquisition Proposal, in each case with respect to Parent, and (A) (x) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b) without the Parent Shareholder Approval having been obtained (and all other conditions set forth in Sections 7.01 and 7.02 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by the Company pursuant to Section 8.01(d) as a result of a willful breach by Parent, and (B) prior to the date that is twelve (12) months after the date of such termination, Parent enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Parent shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay the Company, by wire transfer of same-day funds, the Termination Fee; provided, that for purposes of this Section 8.02(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.01(e), then Parent shall pay the Company, by wire transfer of same-day funds, the Termination Fee within two (2) Business Days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any Party to recover liabilities or damages to the extent permitted herein, in no event shall either Party be required to pay the Termination Fee more than once.

(e) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if Parent or the Company, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.02, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying Party shall pay the costs and expenses of the other Party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or the Company, as the case may be, fails to pay the amounts payable pursuant to this Section 8.02, then such Party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

8.03 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.02; provided, that the costs and expenses of printing and mailing the Prospectus/Joint Proxy Statement shall be borne equally by Parent and Company.

ARTICLE 9

MISCELLANEOUS

9.01 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time other than Sections 6.12, 6.20 and Article 9 herein and for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

9.02 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by their respective shareholders, as applicable, of the Company or Parent; provided, however, that after the receipt of the Parent Shareholder Approval or the Company Shareholder Approval, there may not be, without further approval of such shareholders, as applicable, any amendment of this Agreement that requires further approval of such shareholders, as applicable, under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.03 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

9.04 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement; provided that after the receipt of the Company Shareholder Vote or the Parent Shareholder Vote, there may not be, without further approval of the shareholders of Company or Parent, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.05 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of California, without regard to the conflict of law principles thereof.

9.06 Jurisdiction. Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of California (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.07.

9.07 Notices. All notices, requests, instructions and other communications to be given hereunder by any Party to the other shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice; provided, that if given by email, such notice, request, instructions and other communication shall be confirmed within one Business Day by dispatch pursuant to one of the other methods described herein.

If to Company to:

Heritage Commerce Corp.

224 Airport Parkway

San Jose, California 95110

Attention: R. Clay Jones

Email: [      ]

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy

  Brandon C. Price, Esq.

Facsimile: (212) 403-2207

  (212) 403-2367

Email: EDHerlihy@wlrk.com

 BCPrice@wlrk.com

If to Parent to:

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: David A. Brager

Email: [      ]

With a copy to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

  Veronica N. Lah, Esq.

Facsimile: (415) 291-7474

Email: cmiller@manatt.com

 vlah@manatt.com

9.08 Entire Understanding; Assignment; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein and the documents and instruments specifically referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement of the Parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the Company, in the case of Parent, or Parent, in the case of the Company. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except (i) as otherwise specifically provided in Section 6.14 and (ii) the rights of the Company, on behalf of the Company shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), and Parent, on behalf of the Parent shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue specific performance as set forth in Section 9.11 or, if specific performance is not sought or granted as a remedy, damages in accordance with Section 8.02 in the event of a willful and material breach of any provision of this Agreement, it being agreed that in no event shall any Company shareholder or Parent shareholder be entitled to enforce any of their rights, or the Company’s or Parent’s obligations, under this Agreement in the event of any such breach, but rather that (x) the Company shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the Company shareholders and (y) Parent shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the Parent shareholders, and the Company or Parent may retain any amounts obtained in connection therewith. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.09 Effect. No provision of this Agreement shall be construed to require Company or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate any applicable Law (whether statutory or common Law), rule or regulation.

9.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11 Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the Parties’ obligations to consummate the Mergers) in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b)  any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.13 Confidential Supervisory Information1.1 . Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CVB FINANCIAL CORP.

By:	/s/ David A. Brager
Name:	David A. Brager
Title:	Chief Executive Officer

HERITAGE COMMERCE CORP

By:	/s/ R. Clay Jones
Name:	R. Clay Jones
Title:	Chief Executive Officer

Exhibit A-1

Form of Company Voting and Support Agreement

EXHIBIT A-1

VOTING AND SUPPORT AGREEMENT

(WITH REVOCABLE PROXY)

This VOTING AND SUPPORT AGREEMENT (WITH REVOCABLE PROXY) (this “Agreement”) is made and entered into as of December 17, 2025 by and among CVB Financial Corp., a California corporation (“Parent”), the shareholder of Heritage Commerce Corp, a California corporation (“Company”), that is a signatory to this Agreement (the “Shareholder”), and solely for purposes of Sections 7 and 11, Company.

Recitals

A. Parent and Company are concurrently entering into an Agreement and Plan of Reorganization and Merger (and as it may be amended, the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which Company will merge with and into Parent (the “Merger”), with Parent continuing as the surviving corporation in the Merger, and in connection therewith, each issued and outstanding share of Company’s common stock (“Company Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement.

B. Promptly following the Merger, Heritage Bank of Commerce, a California banking corporation and wholly-owned subsidiary of Company (“Heritage Bank”) will merge (the “Bank Merger”) with and into Citizens Business Bank, National Association, a national bank and wholly-owned subsidiary of Parent (“Citizens”), in accordance with the National Bank Act, as amended (the “NBA”), the Bank Merger Act of 1960, as amended (the “BMA”), and the California Financial Code (the “CFC”).

C. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholder, solely in the Shareholder’s capacity as a shareholder and beneficial owner or record holder of Company Common Stock, enter into, and the Shareholder has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

Authority; No Violation. The Shareholder has all necessary power and authority to enter into and perform all of the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. If such Shareholder is married, and any of the Shares (as defined below) of such Shareholder constitute community property or otherwise need spousal approval for this Agreement to be legal, valid and binding, a spousal consent substantially in the form attached as Exhibit A hereto has been duly executed and delivered by such Shareholder’s spouse and constitutes a valid and binding agreement of such Shareholder’s spouse, enforceable against the Shareholder’s spouse in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust.

Ownership of Shares. As used in this Agreement, “Shares” means the shares of Company Common Stock which the Shareholder owns of record or beneficially and has the power to vote, including the shares of Company Common Stock owned of record or beneficially, with power to vote, as of the date of this Agreement, which are listed on Schedule I hereto (the “Existing Shares”) and the shares of Company Common Stock acquired by the Shareholder, with power to vote, after the date of this Agreement. The Existing Shares are owned by the Shareholder, subject to applicable community property laws, free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations under this Agreement. The Shareholder represents and warrants that the Shareholder has sole or shared power to vote all Existing Shares.

Voting Agreement and Agreement Not to Transfer.

From the date of this Agreement until the Termination Date (as defined in Section 9 below) (the “Support Period”), the Shareholder hereby agrees that, at any meeting of Company’s shareholders (and at any adjournment or postponement thereof), however called, and in any action taken by written consent of Company’s shareholders in lieu of a meeting, the Shareholder will vote or cause to be voted all Shares held by the Shareholder as of the applicable voting record date:

in favor of the approval of the principal terms of the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and any other matter that is required to be approved by Company’s shareholders to facilitate the Merger;

against any action or agreement that to the knowledge of the Shareholder would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Company under this Agreement or the Merger Agreement; and

except as otherwise contemplated or permitted by the Merger Agreement or otherwise consented to by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Company; (B) any sale, lease or transfer of a material amount of the assets of Company; and (C) any other matter, to the extent that such matter requires a Company shareholder vote, that to the knowledge of the Shareholder could be reasonably expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

During the Support Period, the Shareholder shall not enter into any agreement or understanding with any Person or entity to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii), or (iii) of the preceding sentence.

The Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise or perfect, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that the Shareholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

Except as otherwise contemplated or permitted by the Merger Agreement or otherwise consented to by Parent, during the Support Period, the Shareholder will not, directly or indirectly (i) sell, give, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of or encumber or make any offer or agreement relating to any of the foregoing with respect to the Shares (collectively, a “Transfer”), (ii) enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Company or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of Company or any interest in any of the foregoing with any Person, (iii) except as set forth herein, deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (iv) enter into any swap, contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any Shares, (v) take any action that would make any of the Shareholder’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement; provided however, that this Agreement shall not prohibit the Shareholder from (x) disposing of or surrendering to Company shares underlying any equity award by Company in connection with the vesting of such equity award for the payment of taxes thereon, if any, or (y) transferring and delivering Shares to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or upon the death of Shareholder; provided that such a Transfer shall only be permitted if, as a precondition to such Transfer, the transferee agrees in writing, to be bound by and comply with the provisions of this Agreement. Once Company Shareholder Approval has been obtained, the prohibitions provided for in Section 2(c) shall no longer apply to Shareholder.

3. REVOCABLE PROXY. THE SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES GRANTED WITH RESPECT TO THE SHARES. BY ENTERING INTO THIS AGREEMENT, AND SUBJECT TO THE TERMS OF THIS SECTION, THE SHAREHOLDER HEREBY GRANTS, OR AGREES TO CAUSE THE APPLICABLE RECORD HOLDER TO GRANT, A REVOCABLE PROXY (THE “PROXY”) APPOINTING PARENT, DAVID BRAGER, ALLEN NICHOLSON AND RICHARD WOHL, AND EACH OF THEM, AS THE SHAREHOLDER’S ATTORNEY-IN-FACT AND PROXY, WITH FULL POWER OF SUBSTITUTION, FOR AND IN THE SHAREHOLDER’S NAME, TO VOTE OR OTHERWISE TO UTILIZE SUCH VOTING POWER AS SUCH PROXIES OR THEIR PROXIES OR ANY SUBSTITUTE SHALL, IN THEIR SOLE DISCRETION, DEEM PROPER WITH RESPECT TO THE SHARES, FOR THE PURPOSES SET FORTH IN SECTION 2(A). THE PROXY GRANTED BY THE SHAREHOLDER PURSUANT TO THIS SECTION 3 IS GRANTED IN CONSIDERATION OF PARENT ENTERING INTO THIS AGREEMENT AND THE MERGER AGREEMENT AND INCURRING CERTAIN RELATED FEES AND EXPENSES. IF THE SHAREHOLDER FAILS FOR ANY REASON TO BE COUNTED AS PRESENT, CONSENT OR VOTE THE SHARES IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 2 (OR ANTICIPATORILY BREACHES SUCH SECTION), THEN PARENT (AND ANY OTHER PROXY NAMED HEREIN) SHALL HAVE THE RIGHT TO CAUSE TO BE PRESENT, CONSENT OR VOTE THE SHARES IN ACCORDANCE WITH THE PROVISIONS OF SECTION 2. THE PROXY GRANTED BY THE SHAREHOLDER SHALL BE AUTOMATICALLY REVOKED UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

4. No Solicitation. Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 6 hereof, during the Support Period, Shareholder shall not, and shall not permit any attorney or other representative retained by Shareholder to, directly or indirectly, (a) take any of the actions prohibited by Section 6.09(a) of the Merger Agreement that Company has agreed not to take, or (b) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Company Common Stock in connection with any matter described in Section 2(a) of this Agreement, other than to recommend that shareholders of Company vote in favor of the adoption and approval of the Merger Agreement and the Merger, or (c) (i) otherwise initiate, solicit, knowingly encourage, or knowingly facilitate inquiries or proposals with respect to an Acquisition Proposal, or (ii) otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Parent) to any information or data with respect to Company relating to an Acquisition Proposal. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent with respect to any possible Acquisition Proposal and will use Shareholder’s commercially reasonable efforts to inform any representative retained by Shareholder of the obligations undertaken by Shareholder pursuant to this Section 4.

5. Notice of Share Acquisitions. Shareholder hereby agrees to notify Parent promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Company Common Stock or other securities of Company of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement with any Form 4 that is publicly filed with the SEC within such time period deemed to satisfy such notice requirement.

6. Shareholder Capacity. The Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shareholder’s Shares, and not in the Shareholder’s capacity as a director or executive officer of Company, as applicable, or as a trustee of any Company benefit plan. Nothing in this Agreement is intended to or shall be deemed in any manner to limit or affect in any manner the discretion of the Shareholder to take any action, or fail to take any action, in the Shareholder’s capacity as a director of Company or executive officer of Company, as applicable, or as a trustee of any benefit plan of Company, that the Shareholder determines the Shareholder should take (or fail to take) in the exercise of the Shareholder’s duties and responsibilities as a director or executive officer of Company or as a trustee of any benefit plan of Company.

7. Stop Transfer Order. In furtherance of this Agreement, the Shareholder hereby authorizes and instructs Company to enter a stop transfer order with respect to all of the Shareholder’s Shares for the Support Period, except for such Transfers as are as otherwise provided for or permitted by this Agreement. Company agrees that it shall comply with such stop transfer instructions.

8. Ownership Rights. Parent acknowledges and agrees that nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.

9. Termination. This Agreement and the obligations of the parties hereunder shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”); provided, however, that this Section 9 and Section 11 hereof shall survive any such termination.

10. Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to Parent in the event of a breach of any of the provisions of this Agreement and that Parent may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Parent may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a Chosen Court, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and Shareholder submits to the jurisdiction of such court in any such action.

11. Miscellaneous.

Definitional Matters.

All capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Merger Agreement.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Entire Agreement. This Agreement together with the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. Notwithstanding any Transfer of such Shares by a Shareholder, the Shareholder or, as applicable, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

Assignment. This Agreement shall not be assigned without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void.

Modifications. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts, or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

Reliance on Counsel and Other Advisors. The Shareholder and his/her spouse has consulted with such legal, financial, technical or other experts as the Shareholder deems necessary or desirable before entering into this Agreement.

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

Counterparts and Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Signatures sent by facsimile or in “pdf” format by email transmission shall have the same force as manual signed originals.

Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a transmission to the email address set forth below, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to Parent:

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: David A. Brager

Facsimile: (909) 481-2103

Email: [      ]

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Email: cmiller@manatt.com

If to Company, to:

Heritage Commerce Corp

224 Airport Parkway

San Jose, California 95110

Attention: R. Clay Jones

Email: [      ]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy

  Brandon C. Price, Esq.

Facsimile: (212) 403-2207

  (212) 403-2367

Email: EDHerlihy@wlrk.com

  BCPrice@wlrk.com

If to the Shareholder, to the email or physical address noted on the signature page hereto.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CVB FINANCIAL CORP.

By:
Name:	David A. Brager
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER:

Signature:

Print name:

Address for Notices:

Email:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERITAGE COMMERCE CORP

By:
Name:	R. Clay Jones
Title:	Chief Executive Officer

EXHIBIT A

Form of Spousal Consent1

The undersigned represents that the undersigned is the spouse of the Shareholder and that the undersigned has reviewed and is familiar with the terms of the Voting and Support Agreement (the “Agreement”), by and among CVB Financial Corp., a California corporation (“Parent”), Heritage Commerce Corp, a California corporation (“Company”), and the undersigned’s spouse (the “Shareholder”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned hereby agrees that the interest of Shareholder in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by Shareholder. The undersigned further agrees that the undersigned’s community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes Shareholder to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by Shareholder shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

SPOUSE:

Signature:

Print name:

[1]

Spousal signature required for and applies to Existing Shares (i) with respect to which Shareholder and his or her spouse have joint or shared voting power or (ii) in which spouse may have a community property interest.

SCHEDULE I: SHAREHOLDER INFORMATION

Information as of [●], 2025

Beneficial Owner	Number of Existing Shares
[●] (“Shareholder”)	[●] total Existing Shares held by Shareholder, as beneficial owner, as follows:

Exhibit A-2

Form of Parent Voting and Support Agreement

EXHIBIT A-2

VOTING AND SUPPORT AGREEMENT

(WITH REVOCABLE PROXY)

This VOTING AND SUPPORT AGREEMENT (WITH REVOCABLE PROXY) (this “Agreement”) is made and entered into as of December 17, 2025 by and among Heritage Commerce Corp, a California corporation (“Company”), the shareholder of CVB Financial Corp., a California corporation (“Parent”), that is a signatory to this Agreement (the “Shareholder”), and solely for purposes of Sections 7 and 11, Parent.

Recitals

A. Parent and Company are concurrently entering into an Agreement and Plan of Reorganization and Merger (and as it may be amended, the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which Company will merge with and into Parent (the “Merger”), with Parent continuing as the surviving corporation in the Merger, and in connection therewith, each issued and outstanding share of Company’s common stock (“Company Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement.

B. Promptly following the Merger, Heritage Bank of Commerce, a California banking corporation and wholly-owned subsidiary of Company (“Heritage Bank”) will merge (the “Bank Merger”) with and into Citizens Business Bank, National Association, a national bank and wholly-owned subsidiary of Parent (“Citizens”), in accordance with the National Bank Act, as amended (the “NBA”), the Bank Merger Act of 1960, as amended (the “BMA”), and the California Financial Code (the “CFC”).

C. As a condition to its willingness to enter into the Merger Agreement, Company has required that the Shareholder, solely in the Shareholder’s capacity as a shareholder and beneficial owner or record holder of Parent Common Stock, enter into, and the Shareholder has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Company as follows:

Authority; No Violation. The Shareholder has all necessary power and authority to enter into and perform all of the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. If such Shareholder is married, and any of the Shares (as defined below) of such Shareholder constitute community property or otherwise need spousal approval for this Agreement to be legal, valid and binding, a spousal consent substantially in the form attached as Exhibit A hereto has been duly executed and delivered by such Shareholder’s spouse and constitutes a valid and binding agreement of such Shareholder’s spouse, enforceable against the Shareholder’s spouse in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust.

Ownership of Shares. As used in this Agreement, “Shares” means the shares of Parent Common Stock which the Shareholder owns of record or beneficially and has the power to vote, including the shares of Parent Common Stock owned of record or beneficially, with power to vote, as of the date of this Agreement, which are listed on Schedule I hereto (the “Existing Shares”) and the shares of Parent Common Stock acquired by the Shareholder, with power to vote, after the date of this Agreement. The Existing Shares are owned by the Shareholder, subject to applicable community property laws, free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations under this Agreement. The Shareholder represents and warrants that the Shareholder has sole or shared power to vote all Existing Shares.

Voting Agreement and Agreement Not to Transfer.

From the date of this Agreement until the Termination Date (as defined in Section 9 below) (the “Support Period”), the Shareholder hereby agrees that, at any meeting of Parent’s shareholders (and at any adjournment or postponement thereof), however called, and in any action taken by written consent of Parent’s shareholders in lieu of a meeting, the Shareholder will vote or cause to be voted all Shares held by the Shareholder as of the applicable voting record date:

in favor of the approval of the principal terms of the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and any other matter that is required to be approved by Parent’s shareholders to facilitate the Merger;

against any action or agreement that to the knowledge of the Shareholder would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Parent under this Agreement or the Merger Agreement; and

except as otherwise contemplated or permitted by the Merger Agreement or otherwise consented to by Company, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Parent; (B) any sale, lease or transfer of a material amount of the assets of Parent; and (C) any other matter, to the extent that such matter requires a Parent shareholder vote, that to the knowledge of the Shareholder could be reasonably expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

During the Support Period, the Shareholder shall not enter into any agreement or understanding with any Person or entity to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii), or (iii) of the preceding sentence.

The Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise or perfect, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that the Shareholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

Except as otherwise contemplated or permitted by the Merger Agreement or otherwise consented to by Company, during the Support Period, the Shareholder will not, directly or indirectly (i) sell, give, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of or encumber or make any offer or agreement relating to any of the foregoing with respect to the Shares (collectively, a “Transfer”), (ii) enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Parent or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of Parent or any interest in any of the foregoing with any Person, (iii) except as set forth herein, deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (iv) enter into any swap, contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any Shares, (v) take any action that would make any of the Shareholder’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement; provided however, that this Agreement shall not prohibit the Shareholder from (x) disposing of or surrendering to Parent shares underlying any equity award by Parent in connection with the vesting of such equity award for the payment of taxes thereon, if any, or (y) transferring and delivering Shares to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or upon the death of Shareholder; provided that such a Transfer shall only be permitted if, as a precondition to such Transfer, the transferee agrees in writing, to be bound by and comply with the provisions of this Agreement. Once Parent Shareholder Approval has been obtained, the prohibitions provided for in Section 2(c) shall no longer apply to Shareholder.

12. REVOCABLE PROXY. THE SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES GRANTED WITH RESPECT TO THE SHARES. BY ENTERING INTO THIS AGREEMENT, AND SUBJECT TO THE TERMS OF THIS SECTION, THE SHAREHOLDER HEREBY GRANTS, OR AGREES TO CAUSE THE APPLICABLE RECORD HOLDER TO GRANT, A REVOCABLE PROXY (THE “PROXY”) APPOINTING COMPANY, ROBERTSON CLAY JONES, THOMAS SA, AND SETH FONTI, AND EACH OF THEM, AS THE SHAREHOLDER’S ATTORNEY-IN-FACT AND PROXY, WITH FULL POWER OF SUBSTITUTION, FOR AND IN THE SHAREHOLDER’S NAME, TO VOTE OR OTHERWISE TO UTILIZE SUCH VOTING POWER AS SUCH PROXIES OR THEIR PROXIES OR ANY SUBSTITUTE SHALL, IN THEIR SOLE DISCRETION, DEEM PROPER WITH RESPECT TO THE SHARES, FOR THE PURPOSES SET FORTH IN SECTION 2(A). THE PROXY GRANTED BY THE SHAREHOLDER PURSUANT TO THIS SECTION 3 IS GRANTED IN CONSIDERATION OF COMPANY ENTERING INTO THIS AGREEMENT AND THE MERGER AGREEMENT AND INCURRING CERTAIN RELATED FEES AND EXPENSES. IF THE SHAREHOLDER FAILS FOR ANY REASON TO BE COUNTED AS PRESENT, CONSENT OR VOTE THE SHARES IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 2 (OR ANTICIPATORILY BREACHES SUCH SECTION), THEN COMPANY (AND ANY OTHER PROXY NAMED HEREIN) SHALL HAVE THE RIGHT TO CAUSE TO BE PRESENT, CONSENT OR VOTE THE SHARES IN ACCORDANCE WITH THE PROVISIONS OF SECTION 2. THE PROXY GRANTED BY THE SHAREHOLDER SHALL BE AUTOMATICALLY REVOKED UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

13. No Solicitation. Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 6 hereof, during the Support Period, Shareholder shall not, and shall not permit any attorney or other representative retained by Shareholder to, directly or indirectly, (a) take any of the actions prohibited by Section 6.09(a) of the Merger Agreement that Parent has agreed not to take, or (b) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Parent Common Stock in connection with any matter described in Section 2(a) of this Agreement, other than to recommend that shareholders of Parent vote in favor of the adoption and approval of the Merger Agreement and the Merger, or (c) (i) otherwise initiate, solicit, knowingly encourage, or knowingly facilitate inquiries or proposals with respect to an Acquisition Proposal, or (ii) otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Company) to any information or data with respect to Parent relating to an Acquisition Proposal. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Company with respect to any possible Acquisition Proposal and will use Shareholder’s commercially reasonable efforts to inform any representative retained by Shareholder of the obligations undertaken by Shareholder pursuant to this Section 4.

14. Notice of Share Acquisitions. Shareholder hereby agrees to notify Company promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Parent Common Stock or other securities of Parent of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement with any Form 4 that is publicly filed with the SEC within such time period deemed to satisfy such notice requirement.

15. Shareholder Capacity. The Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shareholder’s Shares, and not in the Shareholder’s capacity as a director or executive officer of Parent, as applicable, or as a trustee of any Parent benefit plan. Nothing in this Agreement is intended to or shall be deemed in any manner to limit or affect in any manner the discretion of the Shareholder to take any action, or fail to take any action, in the Shareholder’s capacity as a director of Parent or executive officer of Parent, as applicable, or as a trustee of any benefit plan of Parent, that the Shareholder determines the Shareholder should take (or fail to take) in the exercise of the Shareholder’s duties and responsibilities as a director or executive officer of Parent or as a trustee of any benefit plan of Parent.

16. Stop Transfer Order. In furtherance of this Agreement, the Shareholder hereby authorizes and instructs Parent to enter a stop transfer order with respect to all of the Shareholder’s Shares for the Support Period, except for such Transfers as are as otherwise provided for or permitted by this Agreement. Parent agrees that it shall comply with such stop transfer instructions.

17. Ownership Rights. Company acknowledges and agrees that nothing in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Company shall have no authority to exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.

18. Termination. This Agreement and the obligations of the parties hereunder shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”); provided, however, that this Section 9 and Section 11 hereof shall survive any such termination.

19. Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to Company in the event of a breach of any of the provisions of this Agreement and that Company may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Company may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a Chosen Court, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that Company has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Company’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and Shareholder submits to the jurisdiction of such court in any such action.

20. Miscellaneous.

Definitional Matters.

All capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Merger Agreement.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Entire Agreement. This Agreement together with the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. Notwithstanding any Transfer of such Shares by a Shareholder, the Shareholder or, as applicable, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

Assignment. This Agreement shall not be assigned without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void.

Modifications. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts, or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

Reliance on Counsel and Other Advisors. The Shareholder and his/her spouse has consulted with such legal, financial, technical or other experts as the Shareholder deems necessary or desirable before entering into this Agreement.

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

Counterparts and Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Signatures sent by facsimile or in “pdf” format by email transmission shall have the same force as manual signed originals.

Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a transmission to the email address set forth below, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to Parent:

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: David A. Brager

Facsimile: (909) 481-2103

Email: [      ]

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Email: cmiller@manatt.com

If to Company, to:

Heritage Commerce Corp

224 Airport Parkway

San Jose, California 95110

Attention: R. Clay Jones

Email: [      ]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy

  Brandon C. Price, Esq.

Facsimile: (212) 403-2207

  (212) 403-2367

Email: EDHerlihy@wlrk.com

  BCPrice@wlrk.com

If to the Shareholder, to the email or physical address noted on the signature page hereto.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERITAGE COMMERCE CORP

By:
Name: R. Clay Jones
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER:

Signature:

Print name:

Address for Notices:

Email:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CVB FINANCIAL CORP.

By:
Name: David A. Brager
Title: Chief Executive Officer

EXHIBIT A

Form of Spousal Consent1

The undersigned represents that the undersigned is the spouse of the Shareholder and that the undersigned has reviewed and is familiar with the terms of the Voting and Support Agreement (the “Agreement”), by and among CVB Financial Corp., a California corporation (“Parent”), Heritage Commerce Corp, a California corporation (“Company”), and the undersigned’s spouse (the “Shareholder”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned hereby agrees that the interest of Shareholder in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by Shareholder. The undersigned further agrees that the undersigned’s community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes Shareholder to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by Shareholder shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

SPOUSE:

Signature:

Print name:

[1]

Spousal signature required for and applies to Existing Shares (i) with respect to which Shareholder and his or her spouse have joint or shared voting power or (ii) in which spouse may have a community property interest.

SCHEDULE I: SHAREHOLDER INFORMATION

Information as of [●], 2025

Beneficial Owner	Number of Existing Shares
[●] (“Shareholder”)	[●] total Existing Shares held by Shareholder, as beneficial owner, as follows:

Exhibit B-1

Form of Non-Solicitation and Non-Disclosure Agreement

(Certain Company Non-Employee Directors)

B1-1

EXHIBIT B-1

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (this “Agreement”) dated as of December 17, 2025 is entered into by and between CVB Financial Corp., a California corporation (“Parent”), and [●] (“Shareholder”).

RECITALS

A. Parent and Heritage Commerce Corp, a California corporation (“Company”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of December 17, 2025 (the “Merger Agreement”), pursuant to which, among other things, Company will merge with and into Parent with Parent continuing as the surviving corporation (the “Merger”), and by operation of the Merger, Parent will succeed, without further transfer, to the rights, obligations, properties and assets of Company, including all goodwill, trade secrets and other intellectual property of Company, at the Effective Time of the Merger.

B. Promptly following the Merger, Citizens Business Bank, National Association, a national bank and wholly-owned subsidiary of Parent (“Citizens”), will merge with and into Heritage Bank of Commerce, a California banking corporation and wholly-owned subsidiary of Company (“Heritage Bank”), with Citizens continuing as the surviving corporation.

C. Shareholder is a director of Company and a beneficial owner of Company common stock. Shareholder holds Company Options and/or Company Stock Awards that will be converted into the right to receive the Merger Consideration or the Option Consideration, as applicable, on the terms and conditions set forth in the Merger Agreement.

D. Shareholder is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement as a shareholder of Company.

E. As a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, and in order to protect the goodwill, trade secrets and other intellectual property of the Company Parties (as defined herein), from after the Effective Time of the Merger, Shareholder agrees to refrain from using trade secrets or soliciting customers or employees of (i) from and after the Effective Time of the Merger, Parent as successor to Company, and (ii) from and after the Bank Merger Effective Time, Citizens, as successor to Heritage Bank, in each case, in accordance with the terms and subject to the conditions hereof.

F. Shareholder and Citizens intend for the provisions of this Agreement to be in compliance with California Business and Professions Code Section 16601 to the extent applicable and further intend for it to be fully enforceable.

G. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Company Party” or “Company Parties” means, individually or in the aggregate as context requires, (i) prior to the Effective Time of the Merger or the Bank Effective Time of the Bank Merger, Company and Heritage Bank, respectively, and their respective subsidiaries and (ii) from and after the Effective Time of the Merger or the Bank Effective Time of the Bank Merger, Parent as successor to Company and Citizens as successor to Heritage Bank, respectively, and their respective subsidiaries.

“Customer” means any Person (i) with whom a Company Party has an existing relationship for Financial Services (as defined below) from the date that is twelve (12) months prior to execution of the Merger Agreement until immediately prior to the Effective Time of the Merger, or (ii) who is a customer of a Company Party immediately prior to termination of Shareholder’s position with a Company Party, if applicable.

B1-2

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means any banking, financial or other services provided by a bank, trust company, credit union or other Financial Institution (including any Financial Institution or trust company in formation), including but not limited to the origination, purchasing, selling and servicing, or factoring of commercial, industrial, real estate, residential, construction, consumer, SBA and other loans; the issuance, or engagement of an agent bank to issue, credit cards/debit cards, and process credit card and debit card transactions and billing; the issuance, origination, sale and servicing of letters of credit and swap arrangements; the solicitation and provision of deposit services, saving services and services related thereto; electronic or “internet banking” and mobile banking services; complementary lending and deposit services and other customary banking services; the provision of wire transfer, direct payment, foreign currency exchange, operation of ATM machines, and other customary community banking services provided by a Company Party prior to the Effective Time of the Merger.

“Parent Parties” means, individually or in the aggregate as context requires, Parent and Citizens.

“Prospective Customer” means any Person (i) with whom a Company Party has, to Shareholder’s knowledge, specifically pursued a relationship in writing (including through email correspondence) to provide Financial Services at any time between the date that is twelve (12) months prior to execution of the Merger Agreement until immediately prior to the Effective Time of the Merger or (ii) with whom a Company Party has, to Shareholder’s knowledge, specifically pursued a relationship to provide Financial Services at any time between the date that is twelve (12) months prior to execution of the Merger Agreement until immediately prior to termination of Shareholder’s position with a Company Party, if applicable; provided, however, that a Company Party’s general solicitation for business, such as through television or media advertising, does not constitute pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential or proprietary information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, employment and human resources, business policies, Customers, lists of Customers and Prospective Customers, broker lists, potential brokers, pricing of loans/deposits or other banking products or services, earnings credit rate, rate sheets, plans, concepts, marketing, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of the Company Parties or their respective subsidiaries of which Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of a Company Party, or as a result of the transactions contemplated by the Merger Agreement; provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Shareholder and Citizens agree as follows:

ACKNOWLEDGMENTS BY SHAREHOLDER

Shareholder acknowledges that:

(a) Parent would not enter into the Merger Agreement unless Shareholder agrees not to use Trade Secrets or solicit customers and employees in violation of this Agreement and that, accordingly, this Agreement

B1-3

is a material inducement for Parent to enter into and to carry out the terms of the Merger Agreement. Accordingly, Shareholder expressly acknowledges that such Shareholder is entering into this Agreement with Citizens to induce Parent to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of such Shareholder’s position as a director with a Company Party prior to or after the Effective Time of the Merger, Shareholder has developed or will develop considerable expertise in the business operations of the Company Parties and has or will have access to Trade Secrets of the Company Parties. Shareholder recognizes that the Company Parties would be irreparably damaged, and Parent’s substantial investment in the Company Parties materially impaired, if Shareholder were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Shareholder were to solicit Customers, Prospective Customers or employees of the Company Parties in violation of the terms of this Agreement. Accordingly, Shareholder expressly acknowledges that such Shareholder is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects.

NON-SOLICITATION AND NON-DISCLOSURE

Non-solicitation. During the twelve (12) months after the Effective Time of the Merger (the “Applicable Period”), Shareholder shall not, directly or indirectly, without the prior written consent of Parent, on behalf of any Financial Institution, solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services;

solicit or aid in the solicitation for employment of any officers or employees of a Company Party; or

induce or attempt to induce immediately any Person who is a Customer or a Prospective Customer, supplier, distributor, officer or employee of (i) a Company Party as of the date hereof or immediately prior to the Effective Time of the Merger or (ii) a Company Party immediately prior to termination of Shareholder’s position with such Company Party, as applicable, in each case, to terminate such person’s relationships with, or terminate use of any banking service or product with, a Company Party.

The prohibitions set forth in this Section 2.1 shall not apply to (i) solicitations by a Financial Institution on which Shareholder serves as a member of the Board of Directors unless Shareholder has direct contact with a Person otherwise subject to the prohibitions of this Section 2.1 or directs such Financial Institution to engage in such solicitation or (ii) general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.1) or the general advertising or general solicitations not specifically directed at such Person(s).

Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of a Company Party, or as otherwise approved by Parent, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of a Company Party or as otherwise approved by Parent in writing, Shareholder (i) shall make no use of the Trade Secrets, or any part thereof; (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of Parent, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Shareholder, to Parent and/or Citizens.

Exceptions. Shareholder understands that misappropriation of a Trade Secret in breach of this Agreement may subject Shareholder to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle Parent and/or Citizens to injunctive relief and require Shareholder to pay compensatory damages, double damages and attorneys’ fees. Nothing in the foregoing covenant shall in any way limit or impair any of the rights of a Company Party, a Parent Party or any affiliate thereof with respect to any Trade Secret information, including, without limitation, any information that qualifies as a trade secret under the DTSA. Notwithstanding any other

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provision of this Agreement, Shareholder understands that such Shareholder will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Shareholder has reason to believe is unlawful. Shareholder further understands that if such Shareholder files a lawsuit for retaliation by a Company Party or a Parent Party for reporting a suspected violation of law, the Shareholder may disclose the Trade Secrets of Citizens or Parent to Shareholder’s attorney and use the Trade Secret information in the court proceeding if Shareholder files any document containing the Trade Secret under seal and does not disclose the Trade Secret except pursuant to court order.

INDEPENDENCE OF OBLIGATIONS

The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and a Company Party on the other, and the existence of any claim or cause of action by Shareholder against the Company Parties, the Parent Parties, or any of their respective Affiliates (or the existence of any claim or cause of action by a Company Party or a Parent Party against Shareholder, as the case may be), shall not constitute a defense to the enforcement of such covenants against Shareholder, or against a Company Party or a Parent Party, as the case may be.

GENERAL

Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

Termination.

This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

Unless sooner terminated pursuant to subsection (a) of this Section 4.3, the obligations of Shareholder under Sections 2.1 shall terminate at the end of the Applicable Period.

Unless sooner terminated under subsection (a) of this Section 4.3, and except as provided in subsection (b) of this Section 4.3, the obligations of Shareholder under this Agreement shall terminate only on the mutual agreement of Shareholder, on the one hand, and Parent, on the other hand.

Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to the Company Parties and/or the Parent Parties in the event of a breach of any of the provisions of this Agreement and that such Company Party and/or Parent Party may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy the Company Parties and/or Parent Parties may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that the Company Parties and the Parent Parties have an adequate remedy at law. Shareholder submits to the jurisdiction of such court in any

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such action. In addition, after discussing the matter with Shareholder, the Parent Parties shall have the right to inform any third party that the Parent Parties reasonably believe to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and the rights of the Company Parties and the Parent Parties hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party in addition to any other remedy to which they may be entitled at law or in equity.

Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed email transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to Parent, addressed to:

c/o CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: David A. Brager

Facsimile: (909) 481-2103

Email: [      ]

With a copy addressed to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Facsimile: (415) 291-7474

Email: cmiller@manatt.com

If to Shareholder, addressed to:

Email: ______________

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

Waiver of Breach. Any failure or delay by Parent in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Parent of a breach of any provision of this Agreement by Shareholder

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shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

Assignment. This Agreement may be assignable by Parent only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

Binding Effect; Benefit to Successors. This Agreement shall be binding upon Shareholder and upon Shareholder’s successor and representatives and shall inure to the benefit of Parent and its successors, representatives and assigns.

Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CVB FINANCIAL CORP.

By: David A. Brager
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

SHAREHOLDER

(Signature)

(Type or Print Shareholder ‘s Name)

Exhibit B-2

Form of Non-Solicitation and Non-Disclosure Agreement and Release

(Select Company Officers)

EXHIBIT B-2

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT AND RELEASE

This NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT AND RELEASE (this “Agreement”) dated as of December 17, 2025 is entered into by and between CVB Financial Corp., a California corporation (“Parent”), and [●] (“Shareholder”).

RECITALS

A. Parent and Heritage Commerce Corp, a California corporation (“Company”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of December 17, 2025 (the “Merger Agreement”), pursuant to which, among other things, Company will merge with and into Parent with Parent continuing as the surviving corporation (the “Merger”), and by operation of the Merger, Parent will succeed, without further transfer, to the rights, obligations, properties and assets of Company, including all goodwill, trade secrets and other intellectual property of Company, at the Effective Time of the Merger.

B. Promptly following the Merger, Citizens Business Bank, National Association, a national bank and wholly-owned subsidiary of Parent (“Citizens”), will merge with and into Heritage Bank of Commerce, a California banking corporation and wholly-owned subsidiary of Company (“Heritage Bank”), with Citizens continuing as the surviving corporation.

C. Shareholder is a beneficial owner of Company common stock and an executive officer of Company. Shareholder holds Company Options and/or Company Stock Awards that will be converted into the right to receive the Merger Consideration or the Option Consideration, as applicable, on the terms and conditions set forth in the Merger Agreement.

D. Shareholder is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement as a shareholder of Company and pursuant to Shareholder’s employment agreement by and between Shareholder, Company and Heritage Bank.

E. As a condition and an inducement to Parent’s willingness to enter into the Merger Agreement, and in order to protect the goodwill, trade secrets and other intellectual property of the Company Parties (as defined herein), from after the Effective Time of the Merger, Shareholder agrees to refrain from using trade secrets or soliciting customers or employees of (i) from and after the Effective Time of the Merger, Parent as successor to Company, and (ii) from and after the Bank Merger Effective Time, Citizens, as successor to Heritage Bank, in each case, in accordance with the terms and subject to the conditions hereof.

F. Shareholder and Citizens intend for the provisions of this Agreement to be in compliance with California Business and Professions Code Section 16601 to the extent applicable and further intend for it to be fully enforceable.

G. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Company Party” or “Company Parties” means, individually or in the aggregate as context requires, (i) prior to the Effective Time of the Merger or the Bank Effective Time of the Bank Merger, Company and Heritage Bank, respectively, and their respective subsidiaries and (ii) from and after the Effective Time of the Merger or the Bank Effective Time of the Bank Merger, Parent as successor to Company and Citizens as successor to Heritage Bank, respectively, and their respective subsidiaries.

“Customer” means any Person (i) with whom a Company Party has an existing relationship for Financial Services (as defined below) from the date that is twelve (12) months prior to execution of the Merger

Agreement until immediately prior to the Effective Time of the Merger, or (ii) who is a customer of a Company Party immediately prior to termination of Shareholder’s employment or other position with a Company Party, if applicable.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means any banking, financial or other services provided by a bank, trust company, credit union or other Financial Institution (including any Financial Institution or trust company in formation), including but not limited to the origination, purchasing, selling and servicing, or factoring of commercial, industrial, real estate, residential, construction, consumer, SBA and other loans; the issuance, or engagement of an agent bank to issue, credit cards/debit cards, and process credit card and debit card transactions and billing; the issuance, origination, sale and servicing of letters of credit and swap arrangements; the solicitation and provision of deposit services, saving services and services related thereto; electronic or “internet banking” and mobile banking services; complementary lending and deposit services and other customary banking services; the provision of wire transfer, direct payment, foreign currency exchange, operation of ATM machines, and other customary community banking services provided by a Company Party prior to the Effective Time of the Merger.

“Parent Parties” means, individually or in the aggregate as context requires, Parent and Citizens.

“Prospective Customer” means any Person (i) with whom a Company Party has, to Shareholder’s knowledge, specifically pursued a relationship in writing (including through email correspondence) to provide Financial Services at any time between the date that is twelve (12) months prior to execution of the Merger Agreement until immediately prior to the Effective Time of the Merger or (ii) with whom a Company Party has, to Shareholder’s knowledge, specifically pursued a relationship to provide Financial Services at any time between the date that is twelve (12) months prior to of execution of the Merger Agreement until immediately prior to termination of Shareholder’s employment or other position with a Company Party, if applicable; provided, however, that a Company Party’s general solicitation for business, such as through television or media advertising, does not constitute pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential or proprietary information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, employment and human resources, business policies, Customers, lists of Customers and Prospective Customers, broker lists, potential brokers, pricing of loans/deposits or other banking products or services, earnings credit rate, rate sheets, plans, concepts, marketing, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of the Company Parties or their respective subsidiaries of which Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of a Company Party, or as a result of the transactions contemplated by the Merger Agreement; provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Shareholder and Citizens agree as follows:

ACKNOWLEDGMENTS BY SHAREHOLDER

Shareholder acknowledges that:

(a) Parent would not enter into the Merger Agreement unless Shareholder agrees not to use Trade

Secrets or solicit customers and employees in each case in violation of this Agreement and that, accordingly, this Agreement is a material inducement for Parent to enter into and to carry out the terms of the Merger Agreement. Accordingly, Shareholder expressly acknowledges that such Shareholder is entering into this Agreement with Citizens to induce Parent to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of such Shareholder’s position with a Company Party prior to or after the Effective Time of the Merger, Shareholder has developed or will develop considerable expertise in the business operations of the Company Parties and has or will have access to Trade Secrets of the Company Parties. Shareholder recognizes that the Company Parties would be irreparably damaged, and Parent’s substantial investment in the Company Parties materially impaired, if Shareholder were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Shareholder were to solicit Customers, Prospective Customers or employees of the Company Parties in violation of the terms of this Agreement. Accordingly, Shareholder expressly acknowledges that such Shareholder is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects.

NON-SOLICITATION AND NON-DISCLOSURE

Non-solicitation. [From the date of this Agreement and for the period ending on the first to occur of (i) the expiration of twelve (12) months after the Effective Time of the Merger and (ii) the date of termination of Shareholder’s employment with the Company Parties for any reason] [During the twelve (12) months after the Effective Time of the Merger] (the “Applicable Period”), Shareholder shall not, directly or indirectly, without the prior written consent of Parent, on behalf of any Financial Institution, solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services;

solicit or aid in the solicitation of employment any officers or employees of a Company Party; or

induce or attempt to induce immediately any Person who is a Customer or a Prospective Customer, supplier, distributor, officer or employee of (i) a Company Party as of the date hereof or immediately prior to the Effective Time of the Merger or (ii) a Company Party immediately prior to termination of Shareholder’s employment or other position with such Company Party, as applicable, in each case, to terminate such person’s relationships with, or terminate use of any banking service or product with, a Company Party.

The prohibitions set forth in this Section 2.1 shall not apply to [general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.1) or the general advertising or general solicitations not specifically directed at such Person(s)] [general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.1), the general advertising or general solicitations not specifically directed at such Person(s), or solicitations made at the direction of Parent or Citizens].

Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of a Company Party, or as otherwise approved by Parent, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of a Company Party or as otherwise approved by Parent in writing, Shareholder (i) shall make no use of the Trade Secrets, or any part thereof; (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of Parent, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Shareholder, to Parent and/or Citizens.

Exceptions. Shareholder understands that misappropriation of a Trade Secret in breach of this Agreement may subject Shareholder to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle Parent and/or Citizens to injunctive relief and require Shareholder to pay compensatory damages, double damages and attorneys’ fees. Nothing in the foregoing covenant shall in any way limit or impair any of the rights of a Company Party, a Parent Party or any affiliate thereof with respect to any Trade Secret information, including, without limitation, any information that qualifies as a trade secret under the DTSA. Notwithstanding any other provision of this Agreement, Shareholder understands that such Shareholder will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Shareholder has reason to believe is unlawful. Shareholder further understands that if such Shareholder files a lawsuit for retaliation by a Company Party or a Parent Party for reporting a suspected violation of law, the Shareholder may disclose the Trade Secrets of Citizens or Parent to Shareholder’s attorney and use the Trade Secret information in the court proceeding if Shareholder files any document containing the Trade Secret under seal and does not disclose the Trade Secret except pursuant to court order.

RELEASE

Release. From and after the Effective Time of the Merger, Shareholder on Shareholder’s own behalf and on behalf of Shareholder’s past, present and future affiliates, agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through Shareholder (collectively, the “Related Persons”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES (the “Release”) Company, Heritage Bank and their respective current or former affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors (including Parent and Citizens), predecessors or assigns (each, a “Released Party” and collectively, the “Released Parties”) from the following (collectively, the “Releasing Party Claims”): any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties (fiduciary or otherwise), breaches of duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Released Parties, including, without limitation, any and all actions, activities, assets, liabilities and the ownership of any securities, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by Shareholder, whether the same be in administrative proceedings, in arbitration, at law, in equity or mixed, which Shareholder ever had, now has or hereafter may have against any or all of the Released Parties, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof, whether or not relating to claims pending on, or asserted after, the date hereof; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and each Releasing Party hereby reserves such Releasing Party’s rights, if any, and the right of the other Releasing Parties, if any, to pursue any and all Releasing Party Claims that such Releasing Party may now or in the future have solely on account of (a) any existing rights of such Releasing Party under any severance agreement, employment agreement or other employee benefit plan of the Company Parties of which Shareholder is a party or is otherwise a beneficiary thereof, (b) any rights or claims for benefits under benefit plans of the Company Parties (or their successors) (including, without limiting the generality of the foregoing, COBRA benefits and rights to account balances, earnings thereon and forfeiture allocations), (c) rights under any applicable workers’ compensation statutes arising out of compensable job related injuries, (d) any claims relating to salary, vacation pay or other compensation received in the ordinary course of business consistent with past practice, (e) any rights to indemnification for serving as an officer, director, agent or employee of the Company Parties or any affiliates of the Company Parties, or serving at the request of the Company Parties as a trustee or fiduciary of any benefit plan, provided that such rights exist as a matter of law or contract or pursuant to the corporate documents of such applicable company, (f) any rights under the Merger Agreement to the Merger Consideration and (g) any claim which, as a matter of applicable Law, cannot be released.

ADEA. Without limiting the scope of the Release in any way, Shareholder certifies that the Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that such Shareholder may have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, which is set forth at 29 U.S.C. § § 621, et seq. The Release does not govern any rights or claims that may arise under the ADEA after the date the Release is signed by Shareholder. If Shareholder is age 40 or over, (a) he is aware of his right to revoke the Release at any time within the seven (7)-day period following the date he signs it and that the Release shall not become effective or enforceable until the seven (7)-day revocation period expires without revocation; and (b) he has been given an opportunity to consider fully the terms of the Release for forty-five (45) days, although Shareholder is not required to wait forty-five (45) days before signing the Release.

No Additional Facts. Shareholder agrees that because the Release specifically covers known and unknown claims, such Shareholder waives any and all rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Shareholder hereby expressly waives any rights Shareholder may have under Section 1542 of the California Civil Code or any other applicable law to preserve Releasing Party Claims which Shareholder does not know or suspect to exist in Shareholder’s favor at the time of executing the release provided in Section 3.1. Shareholder understands and acknowledges that Shareholder may discover facts different from, or in addition to, those which Shareholder knows or believes to be true with respect to the claims released herein, and agrees that the release provided in Section 3.1 shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If Shareholder discovers that any fact relied upon in entering into the release provided in Section 3.1 was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, Shareholder shall not be entitled to any relief as a result thereof, and Shareholder surrenders any rights Shareholder might have to rescind the release provided in Section 3.1 on any ground. Such release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

No Suits or Actions. Shareholder hereby irrevocably covenants to refrain from, and shall cause each of its Related Persons to refrain from, asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, proceeding or manner of action of any kind against any Released Party based upon any Releasing Party Claim. If Shareholder (or any of its Related Persons) does any of the things mentioned in the immediately preceding sentence, then Shareholder shall indemnify the Released Parties (or any of them) in the amount of the value of any final judgment or settlement (monetary or other) and any related cost (including reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

Revocation. Shareholder acknowledges that Shareholder (a) has read the Release, (b) has been provided a full and ample opportunity to study it, including a period of at least forty-five (45) days if Shareholder is over forty (40) years old (or, if less than forty (40) years old, at least ten (10) days) within which to consider it (although Shareholder may voluntarily choose to execute the Release earlier), and (c) is signing it voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims, including without limitation any claims under ADEA. To revoke, Shareholder must send a written notice of revocation to Citizens at the address set forth in Section 5.6 of this Agreement.

No Assignment of Releasing Party Claims. Shareholder represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Releasing Party Claim.

INDEPENDENCE OF OBLIGATIONS

The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and a Company Party on the other, and the existence of any claim or cause of action by Shareholder against the Company Parties, the Parent Parties, or any of their respective Affiliates (or the existence of any claim or cause of action by a Company Party or a Parent Party against Shareholder, as the case may be), shall not constitute a defense to the enforcement of such covenants against Shareholder, or against a Company Party or a Parent Party, as the case may be.

GENERAL

Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

Termination.

This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

Unless sooner terminated pursuant to subsection (a) of this Section 5.3, the obligations of Shareholder under Sections 2.1 shall terminate at the end of the Applicable Period. The Release shall continue to be in full force and effect indefinitely, unless this Agreement is terminated pursuant to Section 5.3(a).

Unless sooner terminated under subsection (a) of this Section 5.3, and except as provided in subsection (b) of this Section 5.3, the obligations of Shareholder under this Agreement shall terminate only on the mutual agreement of Shareholder, on the one hand, and Parent, on the other hand.

Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to the Company Parties and/or the Parent Parties in the event of a breach of any of the provisions of this Agreement and that such Company Party and/or Parent Party may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy the Company Parties and/or Parent Parties may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that the Company Parties and the Parent Parties have an adequate remedy at law. Shareholder submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Shareholder, the Parent Parties shall have the right to inform any third party that the Parent Parties reasonably believe to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and the rights of the Company Parties and the Parent Parties hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party in addition to any other remedy to which they may be entitled at law or in equity.

Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein

Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed email transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to Parent, addressed to:

c/o CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: David A. Brager

Facsimile: (909) 481-2103

Email: [      ]

With a copy addressed to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Facsimile: (415) 291-7474

Email: cmiller@manatt.com

If to Shareholder, addressed to:

_________________________

_________________________

_________________________

_________________________

Email:_____________

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 5.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

Waiver of Breach. Any failure or delay by Parent in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Parent of a breach of any provision of this Agreement by Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

Assignment. This Agreement may be assignable by Parent only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

Binding Effect; Benefit to Successors. This Agreement shall be binding upon Shareholder and upon Shareholder’s successor and representatives and shall inure to the benefit of Parent and its successors, representatives and assigns.

Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CVB FINANCIAL CORP.

By:	David A. Brager
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

SHAREHOLDER

(Signature)

(Type or Print Shareholder ‘s Name)

Exhibit C

Form of Agreement of Merger

AGREEMENT OF MERGER

This Agreement of Merger, dated as of [●], 2026 (“Agreement”), is made by and between CVB Financial Corp. (“CVBF”) and Heritage Commerce Corp (“HTBK”).

WITNESSETH:

WHEREAS, CVBF is a California corporation, California Entity Number 1042528, which has its principal place of business in Ontario, California;

WHEREAS, HTBK is a California corporation, California Entity Number 2057891, which has its principal place of business in San Jose, California;

WHEREAS, CVBF and HTBK have entered into an Agreement and Plan of Merger and Reorganization, dated as of December 17, 2025 (the “Reorganization Agreement”), pursuant to which, among other things, HTBK will merge with and into CVBF (the “Merger”), with CVBF as the surviving corporation; and

WHEREAS, in connection with the Reorganization Agreement, the parties desire to effectuate the Merger upon the terms and subject to the conditions set forth in this Agreement and the Reorganization Agreement; and

WHEREAS, the respective Boards of Directors and shareholders of HTBK and CVBF have adopted and approved the principal terms of the Reorganization Agreement and this Agreement, and deemed it advisable to consummate the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 14 below), HTBK (the “Merging Corporation”) shall merge with and into CVBF in accordance with the relevant provisions of the California General Corporation Law (“CGCL”). CVBF shall be the surviving corporation of the Merger (the “Surviving Corporation”) and will continue its corporate existence under the CGCL. At the Effective Time, the separate existence of the Merging Corporation will cease.

Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the CGCL.

Name of Surviving Corporation. The name of the Surviving Corporation shall be “CVB Financial Corp.”

Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of CVBF in effect immediately prior to the Effective Time shall be, and continue to be, the Articles of Incorporation and Bylaws of the Surviving Corporation until altered, amended or repealed in accordance with their terms and applicable law.

Main Office. The main office of the Surviving Corporation shall be the main office of CVBF immediately prior to the Effective Time.

Directors and Executive Officers. Subject to the appointment of certain specified directors and executive officers of HTBK, the directors and executive officers of the Surviving Corporation at the Effective Time shall be the directors and executive officers of CVBF immediately prior to the Merger, until they are removed, they resign or their successors are elected and qualified.

Effect on Shares of Stock. In and by virtue of the Merger and at the Effective Time, pursuant to this Agreement and the Reorganization Agreement, the common stock of HTBK (“HTBK Common Stock”) and the common stock of CVBF (“CVBF Common Stock”) outstanding at the Effective Time shall be treated as follows:

Shares of CVBF. Each share of CVBF Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding after the Merger.

Shares of HTBK. As of the Effective Time and subject to the provisions of this Agreement, each share of HTBK Common Stock, other than Excluded Shares, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.65 shares of CVBF Common Stock. Any shares of HTBK Common Stock held by CVBF or any direct or indirect wholly-owned subsidiary of CVBF or by HTBK or any direct or indirect wholly-owned subsidiary of HTBK, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of CVBF Common Stock will be issued and any holder of shares of HTBK Common Stock entitled to receive a fractional share of CVBF Common Stock but for this Section 7(c) shall be entitled to receive a cash payment equal to the product (calculated to the nearest hundredth) obtained by multiplying (i) $[●] by (ii) the fraction of the share of CVBF Common Stock which such holder would otherwise be entitled to receive pursuant to the Merger (after taking into account all shares of HTBK Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form), rounded to the nearest cent.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

Governing Law. This Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of CVBF and HTBK at any time prior to the Effective Time.

Waiver. To the fullest extent provided by law, any of the terms or conditions of this Agreement may be waived prior to the effective time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

Termination. This Agreement shall terminate upon the termination of the Reorganization Agreement prior to the Effective Time in accordance with its terms. The Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by HTBK and CVBF.

Conditions Precedent. Completion of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any and all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

Effectiveness of Merger. The Merger shall become effective on the date and at the time that this Agreement and all other requisite accompanying certificates (the “Merger Filing”) are duly filed with the California Secretary of State, or at such subsequent date or time as CVBF and HTBK agree and specify in the Merger Filing (the “Effective Time”).

Entire Agreement. Except as otherwise set forth in this Agreement and the Reorganization Agreement, the Reorganization Agreement and this Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Reorganization Agreement and the terms of this Agreement, the terms of the Reorganization Agreement shall control.

Further Assurances. The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable, in order to vest in and confirm to the Surviving Corporation title to and possession of all of HTBK’s property, rights, privileges, powers and franchises hereunder, and otherwise to carry out the intent and purposes of this Agreement.

Successors and Assigns. This Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Agreement may not be assigned by either party without the written consent of the other.

[Signature page to follow]

IN WITNESS WHEREOF, each of CVBF and HTBK has caused this Agreement to be executed on its behalf by its duly authorized officers.

CVB FINANCIAL CORP.

By:
Name:	David A. Brager
Title:	President and Chief Executive Officer

By:
Name:	Richard H. Wohl
Title:	Executive Vice President, General Counsel and Assistant Secretary

HERITAGE COMMERCE CORP

By:
Name:	Robertson Clay Jones
Title:	President and Chief Executive Officer

By:
Name:	___________________
Title:	Corporate Secretary

Certificate of Approval

of

Agreement of Merger

Pursuant to Section 1103 of the California Corporations Code, the undersigned, David A. Brager and Richard H. Wohl certify that:

1. They are the President and Chief Executive Officer and Executive Vice President, General Counsel and Assistant Secretary, respectively, of CVB Financial Corp., a California corporation (“CVBF”).

2. This certificate is attached to the Agreement of Merger, dated [●], 2026 (the “Agreement”), by and between Heritage Commerce Corp, a California corporation (“HTBK”), and CVBF, which provides for the merger of HTBK with and into CVBF (the “Merger”).

3. The Agreement in the form attached was duly approved by the Board of Directors of CVBF.

4. CVBF has two classes of stock authorized consisting of 225,000,000 shares of Common Stock and 20,000,000 shares of Serial Preferred Stock. CVBF has [●] shares of Common Stock outstanding which were entitled to vote on the Merger and no shares of Preferred Stock outstanding.

5. The principal terms of the Agreement in the form attached were approved by the vote of the shareholders of CVB Financial Corp. which equaled or exceeded the vote required.

6. The percentage vote required was more than 50% of the outstanding shares of Common Stock which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in Ontario, California on [●], 2026.

By:
Name:	David A. Brager
Title:	President and Chief Executive Officer

By:
Name:	Richard H. Wohl
Title:	Executive Vice President, General Counsel and Assistant Secretary

Certificate of Approval

of

Agreement of Merger

Pursuant to Section 1103 of the California Corporations Code, the undersigned, R. Clay Jones and _______________ certify that:

1. They are the President and Chief Executive Officer and Corporate Secretary, respectively, of Heritage Commerce Corp, a California corporation (“HTBK”).

2. This certificate is attached to the Agreement of Merger, dated [●], 2026 (the “Agreement”), by and between CVB Financial Corp., a California corporation (“CVBF”), and HTBK, which provides for the merger of HTBK with and into CVBF (the “Merger”).

3. The Agreement in the form attached was duly approved by the Board of Directors of HTBK.

4. HTBK has two classes of stock authorized consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. HTBK has [●] shares of Common Stock outstanding which were entitled to vote on the Merger and no shares of Preferred Stock outstanding.

5. The principal terms of the Agreement in the form attached were approved by the vote of the shareholders of Heritage Commerce Corp. which equaled or exceeded the vote required.

6. The percentage vote required was more than 50% of the outstanding shares of Common Stock which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in San Jose, California on [●], 2026.

By:
Name:	Robertson Clay Jones
Title:	President and Chief Executive Officer

By:
Name:	______________
Title:	Corporate Secretary

Exhibit D

Form of Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER OF

HERITAGE BANK OF COMMERCE

WITH AND INTO

CITIZENS BUSINESS BANK, NATIONAL ASSOCIATION

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], 2026, is made by and between Citizens Business Bank, National Association, a national banking association (“Citizens”), and Heritage Bank of Commerce, a California state-chartered bank (“Heritage Bank”).

WITNESSETH:

WHEREAS, Citizens is a national banking association duly organized and existing under the laws of the United States, with its main office located in Ontario, California, all the issued and outstanding capital stock of which is owned as of the date hereof directly by CVB Financial Corp., a California corporation (“CVBF”), and has authorized capital stock consisting of 1,500,000 shares of common stock, no par value per share, of which [●] shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Heritage Bank is a California state-chartered bank duly organized and existing under the laws of the state of California, California Secretary of State Entity Number #2057891, with its main office located in San Jose, California, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Heritage Commerce Corp, a California corporation (“HTBK”), and has authorized capital stock consisting of (a) [•] shares of common stock, no par value per share, of which [●] shares of common stock are issued and outstanding as of the date hereof and (b) [●] shares of preferred stock, no par value per share, of which [•] shares of preferred stock are issued and outstanding as of the date hereof;

WHEREAS, CVBF and HTBK have entered into an Agreement and Plan of Merger, dated as of December 17, 2025 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, HTBK will merge with and into CVBF (the “Merger”), with CVBF surviving the merger as the surviving corporation;

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Heritage Bank with and into Citizens, with Citizens surviving the merger (the “Bank Merger”); and

WHEREAS, the respective board of directors and shareholders of Citizens and Heritage Bank deem the Bank Merger advisable and in the best interests of their respective banks, and have each adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

BANK MERGER

The Bank Merger. Subject to the terms and conditions of this Agreement, and contingent upon consummation of the Merger, at the Effective Time (as defined below), Heritage Bank shall be merged with and into Citizens in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215a-1, 12 U.S.C. § 1831, 12 U.S.C. § 1828(c) and California Fin. Code §4901. At the Effective Time, the separate existence of Heritage Bank shall cease, and Citizens, as the surviving entity in the Bank Merger (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of the merging banks existing as of the Effective Time. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Heritage Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of Citizens or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.

Closing. The closing of the Bank Merger will take place immediately following the Merger, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party or parties entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Effective Time. On the terms and subject to the conditions of this Agreement and subject to applicable law, the Bank Merger shall become effective as set forth in the certification of merger issued by the Office of the Comptroller of the Currency (“OCC”) (the date and time of such effectiveness being herein referred to as the “Effective Time”).

Articles of Association and By-laws. The articles of association and bylaws of Citizens in effect immediately prior to the Effective Time shall be the articles of association and the bylaws of the Surviving Bank.

Directors and Executive Officers. Subject to the appointment of certain specified directors and executive officers of Heritage Bank, the directors and executive officers of the Surviving Bank at the Effective Time shall be the directors and executive officers of Citizens immediately prior to the Effective Time, for such terms in accordance with the articles of association and the bylaws of the Surviving Bank.

Name and Main Office. The name of the Surviving Bank shall be “Citizens Business Bank, National Association” and the main office of the Surviving Bank shall be at 701 N. Haven Avenue, Ontario, California 91764.

TREATMENT OF SHARES

Effect on Heritage Bank of Commerce Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Heritage Bank, all shares of Heritage Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Effect on Citizens Business Bank Capital Stock. Each share of Citizens capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

COVENANTS

If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Heritage Bank as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of Heritage Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Heritage Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

CONDITIONS PRECEDENT

The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

The approval of the OCC under 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

This Agreement and the Bank Merger shall have been approved, or ratified and confirmed, as applicable, by the sole shareholder of each of Citizens and Heritage Bank.

TERMINATION AND AMENDMENT

Termination. This Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.

Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

GENERAL PROVISIONS

Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Nonsurvival of Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 5.01.

Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be duly deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Citizens Business Bank, to:

Citizens Business Bank

701 N. Haven Avenue

Ontario, CA 91764

Attention: David A. Brager, President and Chief Executive Officer

E-mail: [      ]

With a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

One Embarcadero, 30th Floor

San Francisco, CA 94111

Attention:  Craig D. Miller

E-mail:   cmiller@manat.com

If to Heritage Bank of Commerce, to:

Heritage Bank of Commerce

224 Airport Parkway

San Jose, CA 95110

Attention:   Robertson Clay Jones, President and Chief Executive Officer

E-mail:    [      ]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Edward D. Herlihy

      Brandon Price

E-mail:   EDHerlihy@wlrk.com

      BCPrice@wlrk.com

Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto..

Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.09 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

HERITAGE BANK OF COMMERCE

By:
Name:	Robertson Clay Jones
Title:	President and Chief Executive Officer

By:
Name:
Title:	Secretary

CITIZENS BUSINESS BANK

By:
Name:	David A. Brager
Title:	President and Chief Executive Officer

By:
Name:	Richard H. Wohl
Title:	Assistant Secretary

Annex B

December 17, 2025

The Board of Directors

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to CVB Financial Corp. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with Heritage Commerce Corp (the “Merger Partner”). Pursuant to the Agreement and Plan of Reorganization and Merger (the “Agreement”), among the Company and the Merger Partner, the Merger Partner will merge with and into the Company, with the Company continuing as the surviving corporation, and each outstanding share of common stock, no par value per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held by the Company or any direct or indirect wholly-owned subsidiary of the Company or by the Merger Partner or any direct or indirect wholly-owned subsidiary of the Merger Partner (other than those held in a fiduciary capacity or as a result of debts previously contracted), will be converted into the right to receive 0.6500 shares (the “Exchange Ratio”) of the Company’s common stock, no par value per share (the “Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated December 16, 2025 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (iv) at the Company’s direction, reviewed and relied upon for our opinion and analysis (A) certain publicly available financial forecasts relating to the business and financial prospects of the Company, derived from a consensus of selected research analysts that were identified by the Company’s management and, with the guidance and assistance of the Company’s management, extrapolated such forecasts for certain fiscal years (such forecasts and extrapolations being reviewed and endorsed by the Company’s management as reasonable for our use in our opinion and analysis) (the “Company Forecasts”), (B) certain publicly available financial forecasts relating to the business and financial prospects of the Merger Partner derived from a consensus of selected research analysts that were identified by the Company’s management and, with the guidance and assistance of the Company’s management, extrapolated such forecasts for certain fiscal years (such forecasts and extrapolations being reviewed and endorsed by the Company’s management as reasonable for our use in our opinion and analysis) (the “Merger Partner Forecasts” and, together with the Company Forecasts, the “Forecasts”) and (C) the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction provided to us by the management of the Company (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the

Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Forecasts and the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate or in the case of the Forecasts, that they represent a reasonable basis upon which to evaluate the expected future results of operations and financial condition of the Company and the Merger Partner. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company or the Merger Partner. We anticipate that we and/or our affiliates will act as counterparty to the Company in connection with a loan portfolio purchase transaction which would be conditioned upon the completion of the proposed transaction. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we are likely at any time to hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC
J.P. Morgan Securities LLC

Annex C

December 17, 2025

Board of Directors

Heritage Commerce Corp

224 Airport Parkway

San Jose, CA 95110

Ladies and Gentlemen:

Heritage Commerce Corp (“Company”) and CVB Financial Corp. (“Parent”) are proposing to enter into an Agreement and Plan of Reorganization and Merger (the “Agreement”) pursuant to which Company will, subject to the terms and conditions set forth therein, merge with and into Parent (the “Merger”) so that Parent is the surviving corporation in the Merger. As set forth in the Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, shall be converted into the right to receive 0.65 of a share of Parent Common Stock (such consideration, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 16, 2025; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) publicly available median analyst balance sheet and net income estimates for Company for the years ending December 31, 2025 through December 31, 2027 with estimated long-term annual balance sheet and net income growth rates for Company for the years thereafter, as well as estimated annual share repurchases for Company Common Stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for Company Common Stock for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Company; (v) publicly available median analyst balance sheet and net income estimates for Parent for the years ending December 31, 2025 through December 31, 2027 with an estimated long-term annual balance sheet and net income growth rate for Parent for the years thereafter, as well as estimated annual share repurchases for Parent Common Stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for Parent Common Stock for the years ending December 31, 2025 through December 31, 2029 as provided by the senior management of Parent and confirmed for use by the senior management of Company; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments, adjustments for current expected credit losses (CECL) accounting standards, the sale of certain portfolios of assets by Company and the repurchase by Company and Parent of a certain amount of shares of outstanding Company Common Stock and Parent Common Stock, respectively, prior to or concurrent with the Closing Date, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock trading information for Company Common Stock and Parent Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company, Parent or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Company or Parent, nor any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for credit losses of Company or Parent, any of their respective subsidiaries or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for credit losses for Company and Parent and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used publicly available median analyst balance sheet and net income estimates for Company for the years ending December 31, 2025 through December 31, 2027 with estimated long-term annual balance sheet and net income growth rates for Company for the years thereafter, as well as estimated annual share repurchases for Company Common Stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for Company Common Stock for the years ending December 31, 2025 through December 31, 2029, as provided by the senior management of Company. In addition, Piper Sandler used publicly available median analyst balance sheet and net income estimates for Parent for the years ending December 31, 2025 through December 31, 2027 with an estimated long-term annual balance sheet and net income growth rate for Parent for the years thereafter, as well as estimated annual share repurchases for Parent Common Stock for the years ending December 31, 2026 through December 31, 2029 and estimated dividends per share for Parent Common Stock for the years ending December 31, 2025 through December 31, 2029 as provided by the senior management of Parent and confirmed for use by the senior management of Company. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, cost savings, purchase accounting adjustments, adjustments for CECL accounting standards, the sale of certain portfolios of assets by Company and the repurchase by Company and Parent of a certain amount of shares of outstanding Company Common Stock and Parent Common Stock, respectively, prior to or concurrent with the Closing Date, as provided by the senior management of Parent. With respect to the foregoing information, the senior management of Company confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, was consistent with) the best currently available estimates and judgements of senior management as to the future financial performance of Company and Parent, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Company Common Stock or Parent Common Stock at any time or what the value of a Parent Common Stock will be once the shares are actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which advisory fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Piper Sandler did not provide any other investment banking services to Company, nor did Piper Sandler provide any investment banking services to Parent. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company, Parent and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement/Prospectus, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of CVBF’s charter and bylaws.

CVBF is subject to the California Corporations Code, which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the California Corporations Code provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The California Corporations Code also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third-party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The California Corporations Code further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The California Corporations Code permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the California Corporations Code provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The bylaws of CVBF provide that it shall, to the extent and in the manner permitted by the California Corporations Code, have power to indemnify each of its directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the extent permitted by that law.

Directors’ and Officers’ Liability Insurance

CVBF presently maintains a policy of directors’ and officers’ liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Indemnification Agreements

CVBF has entered into indemnification agreements with each of its executive officers and directors. Those indemnification agreements require that CVBF, among other things, (i) indemnify its directors and officers (as applicable) against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to CVBF’s best interests), (ii) advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) use its reasonably best efforts to purchase and maintain officers’ and directors’ liability insurance if available on reasonable terms.

Item 21. Exhibits and Financial Statement Schedules

(a) The following is a list of exhibits to this registration statement:

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization and Merger, dated December 17, 2025, by and between CVB Financial Corp. and Heritage Commerce Corp (included as Annex A to the joint proxy statement/prospectus forming a part of this registration statement on Form S-4).*

3.1	Articles of Incorporation of CVB Financial Corp. (incorporated by reference to Exhibit 3.1 of CVB Financial Corp.’s Quarterly Report on Form 10-Q filed on August 9, 2010).

3.2	Second Amended and Restated Bylaws of CVB Financial Corp. (incorporated by reference to Exhibit 3.1 of CVB Financial Corp.’s Current Report on Form 8-K filed on September 21, 2023).

4.1	Form of CVB Financial Corp.’s Common Stock certificate (incorporated herein by reference to Exhibit 4.1 of CVB Financial Corp.’s Form 8-A12G filed on June 11, 2001).

4.2	Description of CVB Financial Corp. Common Stock (incorporated herein by reference to Exhibit 4.2 of CVB Financial Corp.’s Annual Report on Form 10-K filed on March 2, 2020).

5.1	Opinion of Manatt, Phelps & Phillips, LLP regarding the validity of the securities being registered.**

8.1	Opinion of Manatt, Phelps & Phillips, LLP regarding certain U.S. income tax aspects of the merger.**

8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the merger.**

10.1	Offer Letter by and among CVB Financial Corp., Citizens and Clay Jones, dated December 17, 2025 (incorporated by reference to Exhibit 10.1 of CVB Financial Corp.’s Current Report on Form 8-K filed on December 23, 2025).

21.1	Subsidiaries of CVB Financial Corp. (incorporated herein by reference to Exhibit 21 of CVB Financial Corp.’s Annual Report on Form 10-K filed on February 28, 2025).

23.1	Consent of KPMG LLP, independent registered public accounting firm of CVB Financial Corp.

23.2	Consent of Crowe LLP, independent registered public accounting firm of Heritage Commerce Corp

23.3	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)**

23.4	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1)**

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2)**

Exhibit Number	Description

24.1	Power of Attorney of Directors and Officers of CVB Financial Corp. (included on the signature page to this Registration Statement on Form S-4)

99.1	Consent of J.P. Morgan Securities LLC

99.2	Consent of Piper Sandler & Co.

99.3	Form of Proxy for Special Meeting of Shareholders of CVB Financial Corp.**

99.4	Form of Proxy for Special Meeting of Shareholders of Heritage Commerce Corp**

99.5	Form of Heritage Commerce Corp Voting and Support Agreement (included as Exhibit A-1 of Annex A to the joint proxy statement/prospectus contained in this Registration Statement on Form S-4)

99.6	Form of CVB Financial Corp. Voting and Support Agreement (included as Exhibit A-2 of Annex A to the joint proxy statement/prospectus contained in this Registration Statement on Form S-4)

99.7	Form of Non-Solicitation and Non-Disclosure Agreement – Heritage Commerce Corp non-employee directors (included as Exhibit B-1 of Annex A to the joint proxy statement/prospectus contained in this Registration Statement on Form S-4)

99.8	Form of Non-Solicitation and Non-Disclosure Agreement and Release – Heritage Commerce Corp officers (included as Exhibit B-2 of Annex A to the joint proxy statement/prospectus contained in this Registration Statement on Form S-4)

99.9	Consent of Clay Jones to be named as a director

107	Filing Fee Table

*

In accordance with Item 601(a)(5) of Regulation S-K certain schedules and exhibits have not been filed. CVB Financial Corp. hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

**	To be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a).	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b).

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c).	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d).

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser

(e).

For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f).

That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g).

That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i).

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j).

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on January 30, 2026.

CVB FINANCIAL CORP.

By:	/s/ David A. Brager
David A. Brager
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David A. Brager and E. Allen Nicholson, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David A. Brager David A. Brager	Director, President and Chief Executive Officer (Principal Executive Officer)	January 30, 2026

/s/ E. Allen Nicholson E. Allen Nicholson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 30, 2026

/s/ Sheryl P. Laygo Sheryl P. Laygo	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	January 30, 2026

/s/ Hal W. Oswalt Hal W. Oswalt	Director and Chairman of the Board	January 30, 2026

/s/ George A. Borba, Jr. George A. Borba, Jr.	Director and Vice Chairman of the Board	January 30, 2026

/s/ Stephen A. Del Guercio Stephen A. Del Guercio	Director	January 30, 2026

/s/ Kimberly Sheehy Kimberly Sheehy	Director	January 30, 2026

/s/ Anna Kan Anna Kan	Director	January 30, 2026

/s/ Jane Olvera Majors	Director	January 30, 2026
Jane Olvera Majors

/s/ Raymond V. O’Brien III	Director	January 30, 2026
Raymond V. O’Brien III

/s/ Timothy Stephens	Director	January 30, 2026
Timothy Stephens